VOLUNTARY OFFER DOCUMENT

VOLUNTARY EXCHANGE OFFER TO ACQUIRE ALL ISSUED AND
OUTSTANDING SHARES OF

SAGA TANKERS ASA

MADE BY

DHT HOLDINGS, INC.

CONSIDERATION:
0.25 SHARES IN DHT HOLDINGS, INC. FOR EACH SHARE IN SAGA TANKERS ASA

OFFER PERIOD:
FROM AND INCLUDING JULY 6, 2011 TO AND INCLUDING JULY 20, 2011 AT 09:00 AM (CET)

This combined offer document and document containing equivalent information to a prospectus (the “Offer Document”) has been prepared by DHT Holdings, Inc. (“DHT Holdings”) in connection with (i) its voluntary offer (the “Offer” or the “Exchange Offer”) for the shares of Saga Tankers ASA (“Saga Tankers”) and (ii) the offer of the new DHT Holdings shares  to be issued as consideration for the Saga Tankers shares as a part of the Offer (the “Consideration Shares”).

Investing in DHT Holdings’ shares involves certain risks. See Section 2 - “Risk Factors” of this Offer Document.

FINANCIAL ADVISOR

July 5, 2011

VOLUNTARY OFFER DOCUMENT

This Exchange Offer is made for the securities of a non-U.S. company. The Offer is subject to the disclosure requirements of Norway, which are different from those of the United States. Financial statements included in the document have been prepared in accordance with IFRS and, accordingly, may not be comparable to the financial statements of U.S. companies.

It may be difficult for you to enforce your rights and any claim you may have arising under U.S. securities laws, since DHT Holdings is a Marshall Islands company, and most of its officers and directors are residents of countries other than the United States. You may not be able to sue DHT Holdings or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel DHT Holdings and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that DHT Holdings may purchase securities in Saga Tankers ASA otherwise than under the Exchange Offer, such as in open market or privately negotiated purchases.

For the definitions of terms used throughout this Offer Document, including the preceding pages, see Section 21 - “Definitions and Glossary of terms”.

DHT Holdings has furnished the information in this Offer Document. This Offer Document has been prepared to comply with the requirements regarding voluntary offers set out in Chapter 6 of the Norwegian Securities Trading Act of 2007 (the “Norwegian Securities Trading Act”) and the requirements regarding public offers set out in Chapter 7 of the Norwegian Securities Trading Act. The Offer Document has been reviewed and approved by Oslo Børs in accordance with Section 6-14 of the Norwegian Securities Trading Act, and reviewed by the Norwegian Financial Supervisory Authority (the “NFSA”) in accordance with Section 7-13, cf. Section 7-4 no 6 of the Norwegian Securities Trading Act. This Offer Document has been published in an English version only, but contains a Norwegian summary set out in Section 20 – “Norsk sammendrag (Norwegian summary)”. Please note that the Norwegian summary is a translation of Section 5 – “The Offer”.  In the event of any discrepancies between the contents of the Norwegian text and the English text, the English text will prevail.

For the disclaimer by DHT Holdings and its subsidiaries (“DHT”) financial advisor, Carnegie ASA (“Carnegie”) (hereinafter referred to as the “Financial Advisor”) see Section 4.3 – “Disclaimer”.

Except for the approval by Oslo Børs and the review by the NFSA as described above, no action has been taken or will be taken in any jurisdiction by DHT or the Financial Advisor that would permit the possession or distribution of any documents relating to the Offer, or any amendment or supplement thereto, including but not limited to this Offer Document, in any country or jurisdiction where specific action for that purpose is required. Accordingly, this Offer Document may not be used for the purpose of an offer of, or solicitation for, any securities in any jurisdiction or circumstances in which such offer or solicitation would be unlawful or unauthorised.

All inquiries relating to this Offer Document shall be directed to DHT or the Financial Advisor. No other person has been authorised to give any information about, or make any representation on behalf of, DHT in connection with the Offer, and, if given or made, such other information or representation must not be relied upon as having been authorised by DHT or the Financial Advisor. The Financial Advisor is acting for DHT and no one else in connection with the Offer and will not be responsible to anyone other than DHT for providing advice in relation to the Offer and/or any other matter referred to in this Offer Document. In the ordinary course of business, the Financial Advisor and certain of its affiliates have engaged, and may continue to engage, in investment banking transactions with DHT Holdings, Saga Tankers and their respective subsidiaries.

VOLUNTARY OFFER DOCUMENT

The information contained herein is as of the date hereof and subject to change, completion or amendment without notice. There may have been changes affecting DHT Holdings or its subsidiaries subsequent to the date of this Offer Document. Any new material information and any material inaccuracy that might have an effect on the assessment of the shares of DHT Holdings, par value USD 0.01 per share (the “Shares”) arising after the date of this Offer Document and before the expiry of the Offer Period, will be published and announced as a supplement to this Offer Document in accordance with Section 7-15 of the Norwegian Securities Trading Act. Neither the publication nor the distribution of this Offer Document or the completion of the Offer shall under any circumstances create any implication that there has been no change in DHT’s affairs since the date hereof or that the information set forth in this Offer Document is correct as of any time since its date.

Unless otherwise indicated, the source of information included in this Offer Document is DHT. The information in this Offer Document pertaining to Saga Tankers has been prepared in accordance with publicly available information, including annual reports, interim reports, investor information, stock exchange notices published by Saga Tankers and the prospectus issued by Saga Tankers dated June 17, 2010. The contents of this Offer Document are not to be construed as legal, business or tax advice. Each reader of this Offer Document should consult its own legal, business or tax advisor as to legal, business or tax advice. If you are in any doubt about the contents of this Offer Document, you should consult your stockbroker, bank manager, lawyer, accountant or other professional advisor.

VOLUNTARY OFFER DOCUMENT

TABLE OF CONTENTS

1.	Summary	4
2.	Risk Factors	14
3.	Responsibility for the offer document	28
4.	Restrictions, Cautionary notice regarding forward-looking statements and Disclaimer	29
5.	The Offer	31
6.	Pro forma Financial Information (Unaudited)	43
7.	Currencies	51
8.	DHT selected consolidated Financial Information	52
9.	Operating and Financial Review	57
10.	Capital Resources	65
11.	Presentation of DHT Holdings	73
12.	Business areas and markets	87
13.	Board of Directors, Management and Employees	98
14.	Corporate Governance	105
15.	Share Capital and Shareholder matters	106
16.	Presentation of Saga Tankers	115
17.	Securities trading in the United States	124
18.	Taxation	125
19.	General Information	128
20.	Norsk sammendrag (Norwegian summary)	130
21.	Definitions and Glossary of terms	141

Appendices:

1 – Acceptance Form
2 – Norwegian Language Acceptance Form (Nw.: Akseptformular)
3 – Independent Assurance Report by Ernst & Young AS on the Pro Forma Financial Information
4 – Statement Made by the Board of Directors of Saga Tankers ASA
5 – Articles of Incorporation of DHT Holdings, Inc.
6 – Amended and Restated Bylaws of DHT Holdings, Inc.

VOLUNTARY OFFER DOCUMENT

1.	Summary

This summary should be read as an introduction to the Offer Document and any decision to invest in
DHT Holdings should be based on consideration of the Offer Document as a whole by the investor,including the documents incorporated by reference and the risks of investing in the Shares set out in Section 2 – “Risk Factors”. This summary is not complete and does not contain all the information that should be considered in connection with any decision to accept the Exchange Offer or otherwise relating to the Shares.

Where a claim relating to the information contained in this Offer Document is brought before a court in any state party to the European Economic Area (an “EEA State”), the claimant might under the applicable legislation of the EEA State have to bear the costs of translating the Offer Document before the legal proceedings are initiated. No civil liability will attach to the board of directors of DHT Holdings (the “Board of Directors” or “Board”) in any EEA State in respect of this summary, unless it is misleading, inaccurate or inconsistent when read together with the other parts of this Offer Document.

The information in this Offer Document pertaining to Saga Tankers has been prepared in accordance with publicly available information, including annual reports, interim reports, investor information, stock exchange notices published by Saga Tankers and the prospectus issued by Saga Tankers dated June 17, 2010.

1.1	The Offeror - DHT Holdings, Inc.

1.1.1	Introduction and History

The predecessor to DHT Holdings, DHT Maritime, Inc. (“DHT Maritime”), was incorporated under the name of Double Hull Tankers, Inc., (“Double Hull”) in April 2005 under the laws of the Marshall Islands. In June 2008, Double Hull’s shareholders voted to approve an amendment to Double Hull’s articles of incorporation to change its name to DHT Maritime, Inc. On February 12, 2010, DHT Holdings was incorporated under the laws of the Marshall Islands. On March 1, 2010, DHT Maritime effected a series of transactions (the “Transactions”) that resulted in DHT Holdings becoming the publicly held parent company of DHT Maritime. As a result, DHT Holdings became the successor issuer to DHT Maritime pursuant to Rule 12g-3(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In connection with the Transactions, each shareholder of DHT Maritime common stock on March 1, 2010 received one Share for each share of DHT Maritime common stock held by such shareholder on such date. Following the Transactions, shares of DHT Maritime no longer trade on The New York Stock Exchange (“NYSE”). Instead, the Shares now trade on the NYSE under the ticker symbol “DHT,” which is the same ticker symbol under which DHT Maritime was quoted.

1.1.2	Goal and Strategy

DHT is an independent crude oil tanker company with focus on quality vessels and operations through which it endeavors to obtain recognition from clients and the capital markets. DHT is embracing the cyclical nature of the business it operates within and has an ambition to expand its fleet by taking advantage of growth opportunities that may arise during the current market conditions.

In 2010, DHT altered course from supplying ships to Overseas Shipholding Group, Inc. (“OSG”) based on long term charters to aiming to become more of a traditional ship-owning company with a wider industry focus and increased freight market exposure. Since September 2010, DHT has increased its fleet by about 50% measured in carrying capacity by acquiring two secondhand VLCCs and chartering in a third VLCC with options to purchase the vessel. A new management was brought in with the objective to:

●	develop DHT Holdings into a highly respected tanker company both within the oil industry and by the financial community, and

●	grow DHT’s business.

VOLUNTARY OFFER DOCUMENT

To achieve these goals DHT will seek to operate quality vessels in a professional and customer focused manner, and will strive to expand the fleet through prudent, counter-cyclical investments in additional ships. DHT believes that investments made in the current market downturn could prove to be attractive, provided they are structured in a prudent manner.

In the near term DHT will focus on the following when expanding the scope of its operations:

●
Proven ship designs from reputable yards: In order to run a quality tanker operation, DHT considers it important to invest in quality ships from quality ship builders. Additionally, well built ships will normally attract an increased number of potential buyers in the event of any divestment.

●
Obtain a sound combination of period charters with stable cash flows and spot market exposure: Such combination will ideally provide DHT with protection against the downside, yet offer immediate participation once the freight market potentially recovers. Currently, the majority of DHT’s charter arrangements include a profit sharing component that gives an opportunity to earn additional hire when vessel earnings exceed the basic hire amounts set forth in the charters. In past years this profit sharing arrangement has contributed significantly to DHT’s profitability.

●
Robust cash break-even levels: At the current stage in the tanker cycle, DHT considers it paramount not to take on excessive debt and to focus on robust cash break-even levels for its vessels. By applying moderate financial leverage and focusing on debt repayment profiles, DHT strives to build competitive cash break-even levels.

1.1.3	Business Description

DHT currently operates a fleet of 12 double-hull crude oil tankers, of which 11 are wholly owned by DHT and one is chartered in. The fleet consists of six VLCCs, two Suezmax tankers and four Aframax tankers. Eight of the vessels are on medium-term time charters, two are on long-term bareboat charters and two are operating in the Tankers International Pool.

VLCCs are tankers ranging in size from 200,000 to 320,000 deadweight tons (“dwt”). Suezmaxes are tankers ranging in size from 130,000 to 200,000 dwt, and Aframax tankers range in size from 80,000 to 120,000 dwt. The fleet principally operates on international routes and has a combined carrying capacity of 2,566,470 dwt (2,268,183 dwt wholly-owned) and an average age of approximately 11 years.

1.2	The Target Company – Saga Tankers

Saga Tankers ASA (“Saga Tankers”) is a public limited liability company incorporated in Norway under the Norwegian Public Limited Companies Act with organisation number 995 359 774 and registered business address at Haakon VII’s gt 1, 8th floor, 0161 Oslo, Norway. Saga Tankers was incorporated on March 24, 2010 and was registered in the Register of Business Enterprises on April 6, 2010.

Saga Tankers’ principal place of business is Oslo, Norway. Its registered main office is Haakon VII’s gt 1, 8th floor, 0161 Oslo, Norway, telephone: + 47 23 11 82 70, telefax: +47 22 83 21 51. Saga Tankers’ web site is www.sagatankers.com and www.sagatankers.no.

The Saga Tankers shares are registered in the Norwegian Central Securities Depository (the “VPS”) under ISIN NO 001 0572589 and are listed on Oslo Axess under the ticker code “SAGA”.

Saga Tankers was established by Blystad Shipholding Inc. in order to invest countercyclically in crude tanker shipping to take advantage of the then current market environment. The company has acquired 4 VLCCs, namely Saga Agnes, Saga Chelsea, Saga Julie and Saga Unity. Saga Agnes is operating under a time charter party with Blue Light Chartering, Inc., a subsidiary of the Sinochem group, until August 26, 2012. All other vessels are employed in the spot market.

VOLUNTARY OFFER DOCUMENT

1.3	Board of Directors, Management and Employees

The board of directors of DHT Holdings (“Board” or “Board of Directors”) consists of Erik A. Lind (Chairman), Einar Michael Steimler (Director), Randee Day (Director), Rolf A. Wikborg (Director) and Robert N. Cowen (Director).

DHT’s management consists of Svein Moxnes Harfjeld (CEO), Trygve Preben Munthe (President), Eirik Ubøe (CFO) and Svenn-Magne Edvardsen (Technical Director).

As of March 31, 2011, DHT had 6 employees.

1.4	Major Shareholders and Related Party Transactions

As at May 13, 2011 the major shareholders in DHT Holdings are:

Major Shareholders
Persons owning more than 5% of a class of our equity securities	Number of Shares	Percentage of outstanding Shares
MMI Investments, L.P. (1)	4,784,000	7.4	**
Kayne Anderson Capital Advisors, L.P. (2)	4,069,500	6.3	**
Rivanna Capital, LLC (3)	3,247,541	5.0	**

Directors
Erik A. Lind (4)	56,633	*
Randee Day (4)	58,633	*
Rolf A. Wikborg (4)	56,633	*
Einar Michael Steimler (5)	23,588	*
Robert Cowen (5)	62,588	*
Executive Officers
Svein Moxnes Harfjeld (6)	421,500	*
Trygve Preben Munthe (6)	440,000	*
Eirik Ubøe (7)	118,175	*
Svenn-Magne Edvardsen (8)	20,000	*

Directors and executive officers as a group (9 persons) (9)	1,257,750	1.9

*	Less than 1%
**
In February 2011, DHT Holdings issued a total of 15,425,300 Shares. Neither MMI Investments, L.P. nor Rivanna Capital, LLC has filed an amendment to its 13D or 13G filing to report a material change in its ownership percentage for a period subsequent to such issuance. As a result, we have recorded their ownership percentages as unchanged from their most recent filings.

(1)	Based on a Form 13F filed by MCM Capital Management, LLC (on behalf of MMI Investments, L.P.) on February 14, 2011.
(2)	Based on a Schedule 13G filed by Kayne Anderson Capital Advisors, L.P. with the Commission on April 11, 2011.
(3)	Based on a Schedule 13G filed by Rivanna Partners, L.P. with the Commission on February 7, 2011.
(4)	Includes 23,506 restricted Shares subject to vesting conditions.
(5)	Includes 15,152 restricted Shares subject to vesting conditions.
(6)	Includes 150,000 restricted Shares subject to vesting conditions.
(7)	Does not include 11,574 options with an exercise price of USD 12 per Share and expiring on October 18, 2015. Includes 36,484 restricted Shares subject to vesting conditions.
(8)	Includes 20,000 restricted Shares subject to vesting conditions.
(9)	Includes 457,306 restricted Shares subject to vesting conditions.

On March 11, 2010, DHT announced that Ole Jacob Diesen, the CEO, would step down as CEO on March 31, 2010. Mr. Diesen continued to work with DHT as a consultant until September 30, 2010. Total cost related to the departure of Mr. Diesen was USD 900,000 plus a total of 159,706 Shares. DHT has no further obligations towards Mr. Diesen.

From September 1, 2010, until January 1, 2011, DHT Management AS, a wholly owned subsidiary of DHT Holdings, rented temporary offices from Munthe & Harfjeld AS, a company owned 50% each by Svein Moxnes Harfjeld, CEO and Trygve Munthe, President, on estimated market terms. From January 1, 2011, DHT Management AS has entered into a rental contract directly with the landlord.

VOLUNTARY OFFER DOCUMENT

Einar Michael Steimler is the non-executive chairman of Tanker (UK) Agencies, the commercial agent to Tankers International in which certain of DHT’s vessels operate.

1.5	Advisors and Auditors

1.5.1	Financial Advisor

Carnegie ASA, with registered address Stranden 1, Aker Brygge, 0106 Oslo, Norway, is acting as Financial Advisor to DHT Holdings in connection with the Offer.

1.5.2	Legal Counsel

Wikborg, Rein & Co, with registered address Kronprinsesse Märthas pl. 1, 1513 Vika, Oslo, Norway is DHT Holdings’ legal advisor as to Norwegian law in connection with the Offer.

Cravath, Swaine & Moore LLP, with registered address Worldwide Plaza, 825 Eighth Avenue,
New York, New York 10019-7475 United States, is acting as DHT Holdings’ legal advisor with respect to U.S. matters.

1.5.3	Auditor

Ernst & Young AS with registered address Dronning Eufemiasgate 6, 0154, Oslo, Norway is DHT’s auditor. For more information see Section 8.3.3 – “Auditor”.

1.6	Selected financial Information

1.6.1	Basis for presentation of the consolidated financial information

The financial statements of DHT have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). The financial statements have been prepared on a historical cost basis, except for derivative financial instruments that have been measured at fair value.

The preparation of financial statements in conformity with IFRS requires the use of certain estimates in the application of the accounting policies based on the best assumptions, judgments and opinions of management. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are discussed under Section 9.1.3 – “Critical accounting estimates and assessments” and further disclosed under note 2 of DHT Holdings’ consolidated financial statements for 2010. For further information on significant accounting policies, see Section 8.3 – “Accounting Policies” below.

The Offer Document also contains unaudited pro forma financial information. See Section 6 – “Pro forma Financial Information (Unaudited)”.

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1.6.2	Summary of DHT’s financial position

Income statements (USD thousands)	1Q 2011 (unaudited)	1Q 2010 (unaudited)	2010 (audited)	2009 (audited)	2008 (audited)
Shipping Revenues	22,269	22,417	89,681	102,576	114,603
Operating Expenses	16,923	16,015	(66,482)	(61,384)	(52,123)

Income from vessel operation	5,346	6,402	23,199	41,192	62,480

Net profit/ (loss)	4,014	(2,209)	6,377	16,846	42,148

Statements of financial position (USD thousands)	1Q 2011 (unaudited)	1Q 2010 (unaudited)	2010 (audited)	2009 (audited)	2008 (audited)
Total non-current assets	469,021	435,134	419,109	442,020	462,387
Total current assets	106,190	52,835	61,746	75,951	68,961
Total assets	575,211	487,969	480,855	517,971	531,348

Total shareholders’ equity	263,691	195,922	196,341	191,924	147,823
Total non-current liabilities	295,271	269,884	268,912	300,120	358,325
Total current liabilities	16,248	22,163	15,602	25,927	25,200
Total liabilities and equity	575,211	487,969	480,855	517,971	531,348

Selected key figures	1Q 2011 (unaudited)	1Q 2010 (unaudited)	2010 (audited)	2009 (audited)	2008 (audited)
Basic and diluted earnings/(loss) per share (USD)	0.07	(0.05)	0.13	0.36	1.17
Dividends declared per share (USD)	0.10	0	0.30	0.55	1.15

1.6.3	Significant changes in DHT’s financial or trading position since March 31, 2011

DHT has not experienced any significant changes to its financial or trading position after March 31, 2011 and to the date of this Offer Document, except for the acquisition of two second hand VLCCs, the charter of a third VLCC and the issuance of 15.4 million Shares, as discussed elsewhere in this Offer Document, including under Section 9.3 “Significant Events since March 31, 2011”.

1.6.4	Summary of trends and events since December 31, 2010

On December 14, 2010, DHT entered into an agreement to acquire a 1999 built VLCC for USD 55.0 million to be named DHT Phoenix. The vessel was delivered on March 1, 2011 and is operated in the Tankers International Pool. The acquisition of the vessel was financed with bank financing of USD 27.5 million and cash at hand.

In February 2011, DHT Holdings issued a total of 15,425,300 Shares for total proceeds of USD 67.5 million.

On March 21, 2011, DHT entered into an agreement to acquire a 2002 built VLCC for USD 67.0 million to be named DHT Eagle. The vessel was delivered on May 27, 2011 and is employed on a two year time charter at USD 32,300 net per day. The acquisition of the vessel was financed with bank financing of USD 33.5 million and cash at hand.

On May 16, 2011, DHT entered into an agreement to time charter in a 2003 built VLCC for a period of 16 to 18 months at a rate of USD 27,000 per day. DHT has a continuous option during the charter to purchase the vessel at USD 65 million for the first 6 month period, USD 66 million for the second 6 month period and USD 67 million for the third 6 month period. The vessel was delivered to DHT on May 16, 2011 and is operated in the Tankers International Pool.

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Except as described in this Offer Document, and the agreements mentioned above, DHT has not experienced any significant trends or events after December 31, 2010 and to the date of this Offer Document.

1.7	Summary of Consolidated Capitalisation and Indebtedness

The following table shows DHT Holdings’ actual consolidated capitalisation as of March 31, 2011

Table 1-7: Summary of consolidated capitalisation and indebtedness

USD thousands	As of March 31, 2011
Total Current debt (secured)	3,086
Non-current debt (secured)	294,851
Total shareholders’ equity	263,691
Liquidity (cash and cash equivalents)	102,184
Net financial indebtedness	195,753

For further information, see Section 10.3 – “Capitalisation and Indebtedness”.

1.8	The Exchange Offer

DHT Holdings offers to acquire all of the shares in Saga Tankers not owned by persons in or from jurisdictions where making the Offer is unlawful, in exchange for a Consideration consisting of 0.25 Shares to be issued to the accepting Saga Tankers shareholders per share in Saga Tankers, on the terms set out in this Offer Document.

If all the Saga Tankers shareholders accept the Exchange Offer, up to 21,694,352 Consideration Shares will be issued to the Saga Tankers shareholders.

Since change of management and strategy in September 2010, DHT has increased its fleet by about 50% measured in carrying capacity by acquiring two secondhand VLCCs and chartering a third VLCC with options to purchase the vessel. The acquisition by DHT Holdings of Saga Tankers (the “Acquisition”) represents an opportunity to further grow DHT’s fleet during the current market environment by acquiring four VLCC’s in one transaction.

The management and Board of DHT Holdings believes the combined company will have a quality fleet and a balance sheet with liquidity and access to capital markets to support growth that is expected to benefit the shareholders of both companies. The combined company will operate a fleet of 16 crude oil tankers, of which 15 will be wholly owned. The combined fleet will consist of 10 VLCCs, 2 Suezmaxes and 4 Aframaxes. The company will seek to manage a sound balance between charter coverage and market exposure relative to where it believes it is in the industry cycle.

On May 31, 2011, DHT Holdings and Saga Tankers entered into the Transaction Agreement. The Transaction Agreement contains, inter alia, provisions relating to DHT Holdings’ commitment to make the Offer and certain obligations of Saga Tankers prior to and in connection with the Offer, including obligations to conduct the business in the ordinary course of business and not to do or permit actions to be done which could be reasonably expected to prevent the completion of the Offer and to assist in connection with regulatory filings. The Transaction Agreement allows for DHT Holdings to distribute quarterly dividends of USD 0.10 per Share. It may be that the board of directors of DHT Holdings resolve to issue such dividends to its shareholders in connection with the approval of the Q2 2011 accounts and that the record date to qualify for such dividends may be prior to DHT Holdings issuing the Consideration Shares to Saga Tankers shareholders. In such event the Saga Tankers shareholders will not be able to benefit from such dividend payment, but will be entitled to dividends with record dates subsequent to DHT Holdings issuing the Consideration Shares to Saga Tankers shareholders. Please see Section 5.8 – “Transaction Agreement”.

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Below is a summary of the key terms of the Exchange Offer:

Consideration:	0.25 Shares per share in Saga Tankers. For more information see Section 5.5 – “Offer Price – Consideration”.
Offer Period:
The Saga Tankers shareholders may accept the Offer in the period from and including July 6, 2011 to July 20, 2011 at 09:00 am (CET). DHT Holdings may extend the Offer Period one or more times, however, not beyond September 1, 2011. For more information see Section 5.9 – “Offer Period”.

Acceptance:
Acceptance of the Offer is made by completing and signing the Acceptance Form, attached as Appendix 1 hereto, and in the Norwegian language in Appendix 2. The Acceptance Form must be delivered to Carnegie ASA, Stranden 1, Aker Brygge, P.O.Box 684 Sentrum, 0106 Oslo, Norway (telephone: +47 22 00 93 20, facsimile: +47 22 00 99 60), and becomes binding upon receipt. For more see Section 5.10 – “Acceptance of the Offer”.

Conditions to the Offer:
The Offer is made subject to conditions relating to the following:
● DHT Holdings becomes the owner of more than 95% of the Saga Tankers shares through the Offer;
● Regulatory approval;
● No material adverse effect;
● Conduct of business;
● Board recommendation;
● Consent;
● No intervention;
● No breach; and
● Listing approval.
Each of the conditions may be waived wholly or in part by DHT Holdings at its sole discretion.
For more information, see Section 5.11 – “Conditions for Completion of the Offer”.

Deadline for fulfilling the conditions:	The Offer will lapse on September 1, 2011 if the conditions have not been satisfied or waived by DHT Holdings prior to such date.
Settlement:
Settlement of the Offer will be made as soon as possible after the expiry of the Offer Period and no later than 14 days after the satisfaction or waiver of the conditions to the Offer. The latest day on which settlement of the Offer may occur is September 15, 2011.

Admission to trading and listing of the Consideration Shares:
Application for listing of the Consideration Shares on the NYSE was filed on June 15, 2011. The NYSE approved the listing of the Consideration Shares on June 28, 2011, subject to official notice of issuance to be provided by The American Stock Transfer & Trust Company, LLC (“AST”). It is expected that the Consideration Shares will be tradable on the NYSE on or about August 2, 2011.

Expenses:	The estimated expenses related to the Offer are USD 3.3 million (exclusive of VAT). The expenses incurred in connection with the Offer will be borne by DHT Holdings.
Statement by Saga Tankers:
The board of directors of Saga Tankers unanimously recommends the Offer and has announced its view in a statement attached as Appendix 4 to this Offer Document. This statement is not prepared in accordance with Section 6-16 of the Norwegian Securities Trading Act and a separate statement in such respect will be made no later than one week prior to the expiration of the Offer Period by an independent third party on behalf of Saga Tankers.

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Shares in Saga Tankers owned by DHT and its close associates:	As of the date of this Offer Document, neither DHT Holdings nor its close associates have any shares or options, convertible loans or similar rights to acquire shares in Saga Tankers.
Dilution:
The existing DHT Holdings shareholders will be diluted by 25.2 percentage points as a consequence of the Offer and issuance of the Consideration Shares to the Saga Tankers shareholders, assuming that all Saga Tankers shareholders accept the Exchange Offer.

1.9	Summary or Risk Factors

A number of risk factors may adversely affect DHT. Some of these risks include:

●	Transaction risk – The Offer is subject to several conditions that need to be satisfied, or waived by DHT Holdings, before completion of the Offer.

●	The Acquisition may not be beneficial – DHT may encounter difficulties in integrating the operations of Saga Tankers.

●	Risks relating to Saga Tankers – There are a number of risks related to the business of and operations of Saga Tankers, and its markets and financing.

●	DHT may not pay dividends in the future – The timing and amount of future dividends, if any, could be affected by various factors, many of which may be beyond DHT’s control.

●
DHT is highly dependent on its charterers – Ten of DHT’s 12 vessels are on charter. Payments under these charters are a major source of revenue and DHT is highly dependent on the performance by the charterers of their obligations under the charters.

●
DHT may have difficulty managing its planned growth – DHT cannot give any assurance that it will be successful in executing its growth plans, or that it will not incur significant expenses and losses in connection with future growth.

●	Environmental risks – Changes in environmental laws may put new burdens on DHT, and environmental laws may impose liability for DHT in the event of releases of hazardous substances.

●
Vessel values and charter rates are volatile – If the tanker industry is depressed in the future at a time when DHT may want to charter or sell a vessel, DHT’s earnings and available cash flow may decrease.

●
An oversupply of new vessels may adversely affect charter rates and vessel values – If the supply of tanker capacity increases and the demand for tanker capacity does not increase correspondingly, charter rates could materially decline and the value of DHT’s vessels could materially decline.

●	Competition – The operation of tankers and transportation of crude oil is highly competitive and this competition may result in DHT not being able to employ its vessels profitably.

●
Geopolitical risks – DHT’s operations are global. Its business may be adversely affected by changing economic, political and government conditions in the countries and regions where DHT’s vessels operate.

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●	Adequate insurance protection – DHT may not be able to obtain adequate insurance coverage at reasonable rates for its fleet.

●	Acts of piracy – DHT may not be adequately insured to cover losses from these incidents, including any ransom payment DHT may be forced to make.

●	DHT may not be able to refinance any indebtedness incurred under its secured credit facilities.

●	Liquidity risks - There is a risk that DHT may not be able to meet its liabilities as they fall due.

●	DHT is incorporated in the Marshall Islands – The Marshall Islands does not have a well-developed body of corporate law.

See Section 2 – “Risk Factors” for a fuller discussion of the various risks considered particularly relevant to DHT. If any of these risks or uncertainties actually occur, the business, operating results and financial condition of DHT could be materially and adversely affected. The risks presented in this Offer Document are not exhaustive, and other risks not discussed herein may also adversely affect DHT. Prospective investors should consider carefully the information contained in this Offer Document and make an independent evaluation before making an investment decision.

1.10	Additional Information

1.10.1	Share capital and share matters

Under DHT Holdings’ articles of incorporation (the “Articles of Incorporation”), DHT Holdings’ authorized capital stock consists of 125,000,000 Shares, par value USD 0.01 per Share, and 1,000,000 shares of preferred stock, par value USD 0.01 per share. As of the date of this Offer Document, DHT Holdings had outstanding 64,450,762 Shares and no shares of preferred stock.

Upon completion of the Exchange Offer, DHT Holdings will have outstanding 86,145,114 Shares, assuming that all Saga Tankers shareholders accept the Exchange Offer set forth herein.

All of the Shares are in registered form.

The registrar and transfer agent for the Shares is American Stock Transfer & Trust Company, LLC (“AST”).

See Section 15 – “Share Capital and Shareholder matters” for a further description of DHT Holdings’ share capital.

1.10.2	Articles of Incorporation and Bylaws

The Articles of Incorporation and Bylaws are further described in Section 15.8 – “Certain Provisions of DHT Holdings’ Articles of Incorporation and Bylaws”. The Articles of Incorporation and Bylaws are appended to this Offer Document at Appendix 5 and 6.

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1.10.3	Documents on display

For a period of 12 months after the date of this Offer Document, the documents indicated in the list below, may be inspected at the offices of DHT Holdings’ subsidiary DHT Management AS at Haakon VIIs gt. 1, 6th floor, 0161 Oslo, Norway , telephone: (+47) 23115080 and facsimile: (+47) 2311 5081.

●	This Offer Document;
●	The Articles of Incorporation and the Bylaws;
●
All reports, letters, and other documents, historical financial information, valuations and statements prepared by any expert at DHT’s request any part of which is included or referred to in the Offer Document;

●
DHT Holdings’ 2010 consolidated financial statements which includes the audited statements of financial position as of December 31, 2010, and 2009 and the audited statements of income, comprehensive income, cash flows and changes in shareholders equity for each of the three years in the period ended December 31, 2010;

●
DHT’s predecessor’s 2009 consolidated financial statement which includes the audited statements of financial position as of December 31, 2009 and 2008 and January 1, 2008 and the audited statements of income, comprehensive income, cash flows and changes in shareholders equity for each of the two years in the period ended December 31, 2009;

●	DHT Holdings’ subsidiaries’ financial statements as of December 31, 2010 and 2009; and
●	DHT Holdings’ consolidated interim financial reports for the first quarter 2011 and 2010.

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2.	Risk Factors

2.1	General

Investing in DHT Holdings involves inherent risks. Prospective investors should consider, among other things, the risk factors set out in this Offer Document before making an investment decision. The risks described below are not the only ones facing DHT. Additional risks not presently known to DHT or that DHT currently deems immaterial may also impair DHT’s business operations and adversely affect the price of the Shares. If any of the following risks actually occur, DHT’s business, financial position and operating results could be materially and adversely affected.

A prospective investor, including any shareholder in Saga Tankers considering to accept the Offer, should carefully consider the factors set forth below, and elsewhere in the Offer Document, and should consult his or her own expert advisors as to the suitability of an investment in the Shares.

An investment in the Shares is suitable only for investors who understand the risk factors associated with this type of investment and who can afford a loss of all or part of the investment. Such information is presented as of the date hereof and is subject to change, completion or amendment without notice.

The risk factors described below address the risks connected with an investment in DHT Holdings prior to the Acquisition and risks connected to Saga Tankers wherever stated. In addition, the risks pertaining to Saga Tankers are connected with an investment in DHT Holdings. Accordingly, all references to DHT Holdings, DHT or Saga Tankers in the risk factors below shall be construed also as references to the consolidated group, unless the context otherwise requires.

2.2	Risk Factors Relating to the Offer and the Acquisition

2.2.1	Transaction risks

The Offer is subject to several conditions that need to be satisfied, or waived by DHT Holdings, before completion of the Offer. These are described further in Section 5.11 – “Conditions for Completion of the Offer”. There can be no assurance that the conditions will be satisfied or waived by DHT Holdings. Should any of the conditions not be satisfied or waived, tDHT Holdings will not be required to complete the Offer.

2.2.2	The Acquisition may not be beneficial

The Acquisition involves the integration of two companies that have previously operated independently. There can be no assurances that DHT will not encounter difficulties in integrating the operations of Saga Tankers or that the benefits expected from the Acquisition will be realized. If the benefits are not achieved, or only partly achieved, this could adversely affect DHT’s business, financial condition, results of operations and prospects.

2.2.3	Risks relating to Saga Tankers

There are a number of risks related to the business and operations of Saga Tankers, and its markets and financing. The risks were described in the prospectus issued by Saga Tankers dated June 17, 2010, from which the relevant information on risk factors is incorporated hereto by reference, see Section 19.3 – “Incorporation by Reference” and www.sagatankers.no. Further, as DHT and Saga Tankers operate in the same market, the risk factors set out below in Section 2.4 – “Risk Factors Relating to the Industry in which DHT Operates” may also apply to Saga Tankers.

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2.3	Risk Factors Relating to DHT

2.3.1	DHT may not pay dividends in the future

The timing and amount of future dividends, if any, could be affected by various factors, including DHT’s earnings, financial condition and anticipated cash requirements, the loss of a vessel, the acquisition of one or more vessels, required capital expenditures, reserves established by the Board of Directors, increased or unanticipated expenses, including insurance premiums, a change in DHT’s dividend policy, increased borrowings, future issuances of securities or the other risks described in this section of the Offer Document, many of which may be beyond DHT’s control. In addition, DHT’s dividend is subject to change at any time at the discretion of the Board of Directors and the Board of Directors may elect to change DHT’s dividend by establishing a reserve for, among other things, the repayment of the secured credit facility or to help fund the acquisition of a vessel. The Board of Directors may also decide to establish a reserve to repay indebtedness if, as the maturity of indebtedness approaches, DHT is no longer able to generate cash flows from its operating activities in amounts sufficient to meet its debt obligations and it becomes clear that refinancing terms, or the terms of a vessel sale, are unacceptable or inadequate. If the Board of Directors was to establish such a reserve, the amount of cash available for dividend payments would decrease by the amount of the reserve. In addition, DHT’s ability to pay dividends is limited by Marshall Islands law. Marshall Islands law generally prohibits the payment of dividends other than from surplus,while a company is insolvent or if a company would be rendered insolvent by the payment of such dividends.

2.3.2	DHT is highly dependent on its charterers

Ten of DHT’s 12 vessels are on charter, of which nine are on charter to OSG, pursuant to either time charters or bareboat charters. The charterers’ payments to DHT under these charters are a major source of revenue and DHT is highly dependent on the performance by the charterers of their obligations under the charters. Any failure by the charterers to perform their obligations would materially and adversely affect DHT’s business, financial position and cash available for the payment of dividends. DHT’s shareholders do not have any direct recourse against the charterers.

2.3.3	DHT may have difficulty managing its planned growth

DHT intends to grow its fleet by acquiring additional vessels in the future. DHT’s future growth will primarily depend on:

●	locating and acquiring suitable vessels;
●	identifying and consummating acquisitions or joint ventures;
●	adequately employing any acquired vessels;
●	managing DHT’s expansion; and
●	obtaining required financing on acceptable terms.

Growing any business by acquisition presents numerous risks, such as undisclosed liabilities and obligations, the possibility that indemnification agreements will be unenforceable or insufficient to cover potential losses and difficulties associated with imposing common standards, controls, procedures and policies, obtaining additional qualified personnel, managing relationships with customers and integrating newly acquired assets and operations into existing infrastructure. DHT cannot give any assurance that it will be successful in executing its growth plans, or that it will not incur significant expenses and losses in connection with future growth.

2.3.4	Certain agreements between DHT and OSG and its affiliates may be less favourable than agreements that it could obtain from third parties

The memoranda of agreement, time charters and other contractual agreements DHT has with OSG and its affiliates with respect to the vessels acquired from OSG in connection with DHT’s establishment in 2005 (the “Initial Vessels”) were made in the context of an affiliated relationship and were negotiated in the overall context of the public offering of DHT Holdings’ shares, the purchase of the Initial Vessels and other related transactions. Because DHT Holdings was a wholly-owned subsidiary of OSG prior to the completion of the IPO, the negotiation of the memoranda of agreement, the time charters for the Initial Vessels, the original ship management agreements and other contractual arrangements may have resulted in prices and other terms that are less favorable to DHT than terms it might have obtained in arm’s length negotiations with third parties for similar services.

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2.3.5	DHT’s charters begin to expire in 2012 and DHT may not be able to re-charter or employ its vessels profitably

The charter periods for seven of the vessels on charter to OSG can, at the charterers sole discretion, be extended for additional one-, two- or three-year periods. DHT cannot predict whether the charterers will exercise any of their extension options under one or more of the time charters. The charterers do not owe any fiduciary or other duty to DHT or its shareholders in deciding whether to exercise the extension options, and the charterers’ decisions may be contrary to DHT’s interests or those of its shareholders.

DHT cannot predict at this time any of the factors that the charterers will consider in deciding whether to exercise any extension options under the charters. It is likely, however, that the charterers would consider a variety of factors, which may include the age and specifications of the chartered vessel, whether the vessel is surplus or suitable to the charterers’ requirements and whether more competitive charter hire rates are available to the charterers in the open market at that time.

If the charterers decide not to further extend DHT’s current time charters, DHT may not be able to re-charter the vessels on terms similar to the terms of the charters. DHT may also employ the vessels on the spot charter market, which is subject to greater rate volatility than the long-term time charter market. If DHT receives lower charter rates under replacement charters or is unable to re-charter all of the vessels, the amounts that DHT has available, if any, to pay distributions to its shareholders may be significantly reduced or eliminated.

2.3.6	The vessels that currently operate in pools, may cease operating in those pools

Four of DHT’s five wholly-owned VLCCs and one VLCC DHT has chartered in, currently participate directly or indirectly in the Tankers International Pool. DHT’s two Suezmax vessels participate indirectly in the Suezmax International Pool and two of DHT’s four Aframaxes currently participate indirectly in the Aframax International Pool. In a pooling arrangement, the net revenues generated by all of the vessels in a pool are aggregated and distributed to pool members pursuant to a pre-arranged weighting system that recognizes each vessel’s earnings capacity based on its cargo capacity, speed and consumption, and actual on-hire performance. Under several of DHT’s charter arrangements, DHT is entitled to share in the revenues that the charterers realize from operating the vessels in these pools in excess of the basic hire paid to DHT. Pooling arrangements are intended to maximize tanker utilization. DHT cannot assure you that the charterers will continue to use pooling arrangements for those vessels or any of the vessels it manages and DHT cannot assure you that any additional vessels it acquires would operate in pools. Further, because the charterers voluntarily participate in the pools, DHT cannot predict whether the pools in which the vessels participate will continue to exist in the future. In addition, the European Union has adopted rules which substantially reform the way it regulates traditional agreements for maritime services from an antitrust perspective. These changes may alter the way the pools are operated. If for any reason any of DHT’s vessels cease to participate directly or indirectly in a pooling arrangement or the pooling arrangements are significantly restricted, their utilization rates could fall and the amount of additional hire paid could decrease, either of which could have an adverse affect on DHT’s results of operations and its ability to pay dividends.

2.3.7	Under the ship management agreements entered for DHT’s vessels, DHT’s operating costs could materially increase

The technical management of DHT’s vessels is handled by third party managers. Under the ship management agreements, DHT pays the actual cost related to the technical management of the vessels, plus an additional management fee. The amount that DHT has available, if any, to pay distributions to its shareholders, could be significantly impacted by changes in the cost of operating the vessels.

2.3.8	When a tanker changes ownership and/or technical management, it may lose customer approvals

Several major users of seaborne oil transportation services will require vetting of a vessel before it is approved to service their account. This represents a risk to DHT as it may be difficult to efficiently employ the vessel until such vettings are in place.

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2.3.9	DHT Holdings is a holding company and it depends on the ability of its subsidiaries to distribute funds to it in order to satisfy DHT Holdings’ financial and other obligations

DHT Holdings is a holding company and has no significant assets other than cash and the shareholdings in its subsidiaries. DHT Holdings’ ability to pay dividends depends on the performance of its subsidiaries and their ability to distribute funds to it. DHT Holdings’ ability or the ability of its subsidiaries to make these distributions are subject to restrictions contained in its subsidiaries’ financing agreements and could be affected by a claim or other action by a third party, including a creditor, or by Marshall Islands law which regulates the payment of dividends by companies. If DHT Holdings is unable to obtain funds from its subsidiaries, it may not be able to pay dividends.

2.4	Risk Factors Relating to the Industry in which DHT Operates

2.4.1	Environmental risks

DHT’s operations are affected by extensive and changing international, national and local environmental protection laws, regulations, treaties, conventions and standards in force in international waters, the jurisdictional waters of the countries in which its vessels operate, as well as the countries of such vessels’ registration. Many of these requirements are designed to reduce the risk of oil spills and other pollution, and DHT’s compliance with these requirements can be costly.

These requirements can affect the resale value or useful lives of DHT’s vessels, require a reduction in carrying capacity, ship modifications or operational changes or restrictions, lead to decreased availability of insurance coverage for environmental matters or result in the denial of access to certain jurisdictional waters or ports, or detention in, certain ports. Under local, national and foreign laws, as well as international treaties and conventions, DHT could incur material liabilities, including cleanup obligations, in the event that there is a release of petroleum or other hazardous substances from DHT’s vessels or otherwise in connection with DHT’s operations. DHT could also become subject to personal injury or property damage claims relating to the release of or exposure to hazardous materials associated with its current or historic operations. Violations of or liabilities under environmental requirements also can result in substantial penalties, fines and other sanctions, including in certain instances, seizure or detention of DHT’s vessels.

DHT could incur significant costs, including cleanup costs, fines, penalties, third-party claims and natural resource damages, as the result of an oil spill or other liabilities under environmental laws. The U.S. Oil Pollution Act of 1990, as amended (the “OPA”) affects all vessel owners shipping oil to, from or within the United States. The OPA allows for potentially unlimited liability without regard to fault for owners, operators and bareboat charterers of vessels for oil pollution in U.S. waters. Similarly, the International Convention on Civil Liability for Oil Pollution Damage, 1969, as amended, which has been adopted by most countries outside of the United States, imposes liability for oil pollution in international waters. The OPA expressly permits individual states to impose their own liability regimes with regard to hazardous materials and oil pollution incidents occurring within their boundaries. Coastal states in the United States have enacted pollution prevention liability and response laws, many providing for unlimited liability.

The OPA provides for the scheduled phase-out of all non double-hull tankers that carry oil in bulk in U.S. waters. The International Maritime Organization (the”IMO”) and the European Union have also adopted separate phase-out schedules applicable to single-hull tankers operating in international and EU waters. These regulations will reduce the demand for single-hull tankers, force the remaining single-hull vessels into less desirable trading routes, increase the number of ships trading in routes open to single-hull vessels and could increase demands for further restrictions in the remaining jurisdictions that permit the operation of these vessels. As a result, single-hull vessels are likely to be chartered less frequently and at lower rates. Although all of DHT’s tankers are double-hulled, DHT cannot assure you that these regulatory programs will not apply to vessels acquired by DHT in the future.

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2.4.2	Vessel values and charter rates are volatile. Significant decreases in values or rates could adversely affect DHT’s financial condition and result of operations

The tanker industry historically has been highly cyclical. If the tanker industry is depressed in the future at a time when DHT may want to charter or sell a vessel, DHT’s earnings and available cash flow may decrease. DHT’s ability to charter its vessels and the charter rates payable under any new charters will depend upon, among other things, the conditions in the tanker market at that time. Fluctuations in charter rates and vessel values result from changes in the supply and demand for tanker capacity and changes in the supply and demand for oil and oil products.

2.4.3	The highly cyclical nature of the tanker industry may lead to volatile changes in charter rates from time to time, which may adversely affect DHT’s earnings

Factors affecting the supply and demand for tankers are outside of DHT’s control, and the nature, timing and degree of changes in industry conditions are unpredictable and may adversely affect the values of DHT’s vessels and result in significant fluctuations in the amount of revenue DHT earns, which could result in significant fluctuations in DHT’s quarterly or annual results. The factors that influence the demand for tanker capacity include:

●	demand for oil and oil products, which affect the need for tanker capacity;
●	global and regional economic and political conditions which, among other things, could impact the supply of oil as well as trading patterns and the demand for various types of vessels;
●	changes in the production of crude oil, particularly by OPEC and other key producers, which impact the need for tanker capacity;
●	developments in international trade;
●	changes in seaborne and other transportation patterns, including changes in the distances that cargoes are transported;
●	environmental concerns and regulations;
●	weather; and
●	competition from alternative sources of energy.

The factors that influence the supply of tanker capacity include:

●	the number of newbuilding deliveries;
●	the scrapping rate of older vessels;
●	the number of vessels that are out of service; and
●	environmental and maritime regulations.

2.4.4	An oversupply of new vessels may adversely affect charter rates and vessel values

If the capacity of new ships delivered exceeds the capacity of tankers being scrapped and lost, tanker capacity will increase. As of April 2011 the newbuilding order book equalled approximately 24% of the existing world tanker fleet measured in dwt or 18% measured in number of vessels1.  DHT cannot assure you that the order book will not increase further in proportion to the existing fleet. If the supply of tanker capacity increases and the demand for tanker capacity does not increase correspondingly, charter rates could materially decline and the value of DHT’s vessels could be adversely affected.

2.4.5	The amount of additional hire that DHT receives under some of its charter arrangements, if any, will generally depend on prevailing spot market rates, which are volatile

The amount of additional hire is subject to variation depending on the charter hire earned by the charterers through their pooling arrangements or, if a vessel is not operated in a pool, charter rates in the time charter or spot charter markets, each of which is highly dependent on general tanker market conditions. Additional hire, if any, is paid quarterly in arrears. The amount of additional hire is subject to variation depending on the charter hire earned by the charterer in the time charter or spot charter markets, each of which is highly dependent on general tanker market conditions. DHT cannot assure you that it will receive additional hire for any quarter.

1 Source: Clarkson Reseach Services ("Oil & Tanker Trades Outlook", Volume 16, No. 5 May 2011)

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2.4.6	DHT’s vessels may call on ports located in countries that are subject to restrictions imposed by the U.S. government, which could negatively affect the trading price of the Shares

From time to time on charterers’ instructions, DHT’s vessels have called and may again call on ports located in countries subject to sanctions and embargoes imposed by the U.S. government and countries identified by the U.S. government as state sponsors of terrorism. The U.S. sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time. In 2010, the U.S. enacted the Comprehensive Iran Sanctions Accountability and Divestment Act (“CISADA”), which expanded the scope of the former Iran Sanctions Act. Among other things, CISADA expands the application of the prohibitions to non-U.S. companies, such as DHT, and introduces limits on the ability of companies and persons to do business or trade with Iran when such activities relate to the investment, supply or export of refined petroleum or petroleum products.

Although DHT believes that it is in compliance with all applicable sanctions and embargo laws and regulations, and intends to maintain such compliance, there can be no assurance that DHT will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation could result in fines or other penalties and could result in some investors deciding, or being required, to divest their interest, or not to invest, in DHT. Additionally, some investors may decide to divest their interest, or not to invest, in DHT simply because DHT does business with companies that do business in sanctioned countries. Moreover, DHT’s charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve DHT or its vessels, and those violations could in turn negatively affect DHT’s reputation. Investor perception of the value of DHT Holdings’ Shares may also be adversely affected by the consequences of war, the effects of terrorism, civil unrest or governmental actions in these and surrounding countries.

2.4.7	The value of DHT’s vessels may be depressed at a time when and in the event that DHT sells a vessel

Tanker values have generally experienced high volatility. Investors can expect the fair market value of DHT’s tankers to fluctuate, depending on general economic and market conditions affecting the tanker industry and competition from other shipping companies, types and sizes of vessels and other modes of transportation. In addition, as vessels grow older, they generally decline in value. These factors will affect the value of DHT’s vessels at the time of any vessel sale. If for any reason DHT sells a tanker at a time when tanker prices have fallen, the sale may be at less than the tanker’s carrying amount on DHT’s financial statements, with the result that DHT would also incur a loss on the sale and a reduction in earnings and surplus, which could reduce DHT Holdings’ ability to pay dividends.

The carrying values of DHT’s vessels may not represent their fair market value at any point in time. The carrying amounts of vessels held and used by DHT are reviewed for potential impairment whenever events or changes in circumstances indicate that the carrying amount of a particular vessel may not be fully recoverable. Whenever a vessel’s carrying value is above its fair market value it is considered impaired and must be written down to its fair market value.

2.4.8
Vessel values may be depressed at a time when DHT Holdings’ subsidiaries are required to make a repayment under their secured credit facilities, or when the secured credit facilities mature, which could adversely affect DHT’s liquidity and its ability to refinance the secured credit facility

In the event of the sale or loss of a vessel, the secured credit facilities require DHT Holdings and its subsidiaries to prepay the facility in an amount proportionate to the market value of the sold or lost vessel compared with the total market value of all of the vessels financed under such credit facility before such sale or loss. If vessel values are depressed at such a time, DHT’s liquidity could be adversely affected as the amount that DHT Holdings and its subsidiaries are required to repay could be greater than the proceeds DHT receives from a sale. In addition, declining tanker values could adversely affect the ability to refinance the secured credit facilities as they mature, as the amount that a new lender would be willing to lend on the same terms may be less than the amount DHT owes under the expiring secured credit facilities. Also, declining tanker values could result in DHT being required to make repayment under one or more of its credit facilities in order to remain in compliance with minimum value clauses in the credit facilities.

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2.4.9	Competition

The operation of tankers and transportation of crude oil are extremely competitive. Competition arises primarily from other tanker owners, including major oil companies, as well as independent tanker companies, some of whom have substantially larger fleets and substantially greater resources than DHT does. Competition for the transportation of oil and oil products can be intense and depends on price, location, size, age, condition and the acceptability of the tanker and its operators to charterers. DHT will have to compete with other tanker owners, including major oil companies and independent tanker companies, for charters. Due in part to the fragmented tanker market, competitors with greater resources may be able to offer better prices than DHT, which could result in DHT’s achieving lower revenues from its vessels.

2.4.10	Geopolitical risks

Terrorist attacks, the outbreak of war or the existence of international hostilities could damage the world economy, adversely affect the availability of and demand for crude oil and petroleum products and adversely affect DHT’s ability to re-charter its vessels on the expiration or termination of the charters and the charter rates payable under any renewal or replacement charters. DHT conducts its operations internationally, and its business, financial condition and results of operations may be adversely affected by changing economic, political and government conditions in the countries and regions where DHT’s vessels are employed. Moreover, DHT operates in a sector of the economy that is likely to be adversely impacted by the effects of political instability, terrorist or other attacks, war or international hostilities.

2.4.11	Operational risks

DHT’s tankers and their cargoes are at risk of being damaged or lost because of events such as marine disasters, bad weather, mechanical failures, human error, war, terrorism, piracy, environmental accidents and other circumstances or events. In addition, transporting crude oil across a wide variety of international jurisdictions creates a risk of business interruptions due to political circumstances in foreign countries, hostilities, labor strikes and boycotts, the potential for changes in tax rates or policies, and the potential for government expropriation of DHT’s vessels. Any of these events could impair the ability of the charterers to make payments to DHT under its charters.

2.4.12	Permits and licenses

Parts of DHT’s activities require licenses and permits from authorities. There can be no assurances that DHT will be able to obtain all necessary licenses and permits that may be required to carry out its operations in the future. If the present permits and licenses are terminated or withdrawn, such event could have a negative effect on DHT’s business, financial condition, results of operations and prospects.

2.4.13	Adequate insurance protection

In the event of a casualty to a vessel or other catastrophic event, DHT will rely on its insurance to pay the insured value of the vessel or the damages incurred. DHT Management AS, a subsidiary of DHT Holdings, will be responsible for arranging insurance against those risks that DHT believes the shipping industry commonly insures against, and DHT Holdings and its subsidiaries are responsible for the premium payments on such insurance. With respect to DHT’s vessels on bareboat charters, the charterer is responsible for arranging and paying insurance. This insurance includes marine hull and machinery insurance, protection and indemnity insurance, which includes pollution risks and crew insurance, and war risk insurance. DHT Management AS is also responsible for arranging loss of hire insurance in respect of each of DHT’s vessels except the vessels on bareboat charters, and DHT Holdings and its subsidiaries are responsible for the premium payments on such insurance. This insurance generally provides coverage against business interruption for periods of more than 30 days per incident (up to a maximum of 120 days) per incident per year, following any loss under DHT’s hull and machinery policy. DHT will not be reimbursed under the loss of hire insurance policies, on a per incident basis, for the first 30 days of off hire. Currently, the amount of coverage for liability for pollution, spillage and leakage available to DHT on commercially reasonable terms through protection and indemnity associations and providers of excess coverage is USD 1 billion per vessel per occurrence. DHT cannot assure you that it will be adequately insured against all risks. If insurance premiums increase, DHT may not be able to obtain adequate insurance coverage at reasonable rates for its fleet. Additionally, DHT’s insurers may refuse to pay particular claims. Any significant loss or liability for which DHT is not insured could have a material adverse effect on its financial condition. In addition, the loss of a vessel would adversely affect DHT’s cash flows and results of operations.

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2.4.14	Acts of piracy

Acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the South China Sea and the Gulf of Aden off the coast of Somalia. Throughout the period from 2008 to 2010, the frequency of piracy incidents against commercial shipping vessels increased significantly, particularly in the Gulf of Aden. For example, in November 2008, the M/V Sirius Star, a tanker not affiliated with DHT, was captured by pirates in the Indian Ocean while carrying crude oil estimated to be worth USD 100 million at the time of its capture. If these pirate attacks result in regions in which DHT’s vessels are deployed being characterized as “war risk” zones by insurers, as the Gulf of Aden temporarily was categorized in May 2008, premiums payable for insurance coverage could increase significantly and such coverage may be more difficult to obtain. In addition, crew costs, including costs in connection with employing onboard security guards, could increase in such circumstances. DHT may not be adequately insured to cover losses from these incidents, including the payment of any ransom DHT may be forced to make, which could have a material adverse effect on DHT. In addition, any of these events may result in a loss of revenues, increased costs and decreased cash flows to DHT’s customers, which could impair their ability to make payments to DHT under its charters.

2.4.15	Maritime claimants

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against that vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lien-holder may enforce its lien by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of DHT’s vessels could interrupt the charterers’ or DHT’s cash flow and require DHT to pay a significant amount of money to have the arrest lifted. In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel that is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert “sister ship” liability against one vessel in DHT’s fleet for claims relating to another vessel in its fleet.

2.4.16	Governments could requisition DHT’s vessels during a period of war or emergency without adequate compensation

A government could requisition one or more of DHT’s vessels for title or for hire. Requisition for title occurs when a government takes control of a vessel and becomes her owner, while requisition for hire occurs when a government takes control of a vessel and effectively becomes her charterer at dictated charter rates. Generally, requisitions occur during periods of war or emergency, although governments may elect to requisition vessels in other circumstances. Although DHT would be entitled to compensation in the event of a requisition of one or more of its vessels, the amount and timing of payment would be uncertain. Government requisition of one or more of DHT’s vessels may negatively impact the revenues and reduce the amount of cash DHT has available for distribution as dividends to its shareholders.

2.4.17	Related party transactions

DHT has entered into agreements with its subsidiaries and other related parties. Although the management of DHT believes that the transactions with the related parties are at arm’s length terms, there can be no assurance that conflicts of interest will not arise in the future. For more information, see Section 15.9 – “Related party transactions”.

2.4.18	Exchange rate risk

DHT’s functional currency is USD. All of DHT’s revenues and most of DHT’s operating costs as well as interest bearing debt are in USD. DHT’s vessels are also valued in USD. Although the impact of exchange rate fluctuations to DHT’s financial figures is limited, DHT Holdings is exposed to expenses currently incurred in NOK for DHT Management AS. Fluctuating foreign exchange rates can have an effect on the results of DHT with respect to operating costs which could in turn have an adverse effect on DHT’s business, financial condition, results of operations and prospects.

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2.5	Risk Factors Relating to DHT’s Financing

2.5.1	Restrictive covenants in the secured credit facilities may impose financial and other restrictions on DHTHoldings and its subsidiaries

DHT Holdings is a holding company and has no significant assets other than cash and the equity interests in its subsidiaries. DHT Holdings’ subsidiaries own or charter in all of DHT’s vessels. DHT Holdings’ subsidiaries have entered into secured credit facilities with financial institutions (the “Lenders”). The secured credit facilities impose certain operating and financial restrictions on DHT Holdings and its subsidiaries. These restrictions may limit DHT Holdings’ and its subsidiaries’ ability to, among other things: pay dividends, incur additional indebtedness, change the management of vessels, permit liens on their assets, sell vessels, merge or consolidate with, or transfer all or substantially all of their assets to, another person, enter into certain types of charters and enter into a line of business. Therefore, DHT may need to seek permission from the Lenders in order to engage in certain corporate actions. The Lender’s interests may be different from that of DHT. DHT cannot guarantee that it will be able to obtain the Lender’s permission when needed.

2.5.2	DHT may not be able to refinance any indebtedness incurred under the secured credit facilities

In the event that DHT is unable to service its debt obligations out of its operating activities, DHT may need to refinance its indebtedness and DHT cannot assure you that it will be able to do so on terms that are acceptable to DHT or at all. The actual or perceived tanker market and credit quality of any charterers, any defaults by them, and the market value of DHT’s vessels, among other things, may materially affect DHT’s ability to obtain new debt financing. In addition, certain of DHT’s charters include provisions that will generally require DHT to use its best efforts to (i) negotiate security provisions with future lenders that would allow the charterers to continue their use of DHT’s vessels so long as they comply with their charters, regardless of any default by DHT under the loan agreement or the charters and (ii) arrange for future lenders to allow the charterers to purchase their loans and any related security at par if the borrower default on its obligations under its charters or their loans. These provisions may make it more difficult for DHT to obtain acceptable financing in the future, increase the costs of any such financing to DHT or increase the time that it takes to refinance DHT’s indebtedness. If DHT is not able to refinance its indebtedness, DHT may choose to issue securities or sell certain of its assets in order to satisfy the debt obligations. If DHT is unable to meet its debt obligations for any reason, DHT’s lenders could declare their debt, together with accrued interest and fees, to be immediately due and payable and foreclose on vessels in the fleet, which could result in the acceleration of other indebtedness that DHT may have at such time and the commencement of similar foreclosure proceedings by other lenders.

2.5.3	DHT is subject to restrictions in certain financing agreements that impose constraints on their operating and financing flexibility

DHT Maritime, a subsidiary of DHT Holdings, and its subsidiaries has entered into a secured credit facility with RBS under which there was USD 266 million outstanding as of the date of this Offer Document (the “RBS Credit Facility”). DHT Maritime and its subsidiaries are required to apply a substantial portion of their cash flow from operations to the payment of interest on borrowings under the RBS Credit Facility which is secured by, among other things, mortgages over all of the nine vessels owned by DHT Maritimes’ subsidiaries, assignments of earnings and insurances and pledges over certain bank accounts, requires that DHT Maritime and its subsidiaries comply with various operating covenants and maintain certain financial ratios, including that the charter-free market value of the vessels that secure the RBS Credit Facility be no less than 120% of borrowings plus the actual or notional cost of terminating any outstanding swap agreements to satisfy collateral maintenance requirements and that the charter-free market value of the vessels that secure the RBS Credit Facility be no less than 135% of borrowings plus the actual or notional cost of terminating any swap agreement that is entered into to pay dividends.

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In the first half of 2011, subsidiaries of DHT Holdings have entered into two secured loan agreements totalling USD 61 million in connection with the acqiuisition of the DHT Phoenix and the DHT Eagle. The obligations under these secured loan agreement are guaranteed by DHT Holdings. The secured loan agreements, which are secured by, among other things, mortgages over the vessels, assignments of earnings and insurances and pledges over certain bank accounts, requires that (i) the borrowers comply with various operating covenants and maintain certain financial ratios, including that the fair market value of the vessel that secures the secured loan agreement be no less than 130% of borrowings plus the actual or notional cost of terminating any outstanding swap agreements to satisfy collateral maintenance requirements and (ii) DHT Holdings shall at all times have, on a consolidated basis, adjusted tangible net worth of USD 100 million, unencumbered consolidated cash of at least USD 20 million and adjusted tangible net worth shall be at least 25% of value adjusted total assets.

With regards to a majority of its debt, DHT pays a floating rate of interest under its secured credit facilities. DHT has in place an interest rate swap in an amount of USD 65 million under which DHT pays a rate, including interest margin, of 5.95% until January 18, 2013.

2.5.4	Interest rate and liquidity risk

A significant portion of DHT’s debt financing is subject to floating interest rates. There is a risk that the interest rates may increase, which may cause DHT to default on repayments. Any such default will have an adverse effect on DHT’s business and financial situation. See Sections 2.5.2 – “DHT may not be able to refinance any indebtedness incurred under the secured credit facilities” and 2.5.3 – “DHT is subject to restrictions in certain financing agreements that impose constraints on their operating and financing flexibility” above.

There is a risk that DHT may not be able to meet its liabilities as they fall due and as a result, cease trading. DHT’s policy on overall liquidity is to ensure that there are sufficient cash and other liquid funds available which, when combined with committed credit facilities, if any, are sufficient to meet the funding requirements from time to time for the foreseeable future. A limited liquidity position may have an adverse impact on the future operations, growth potential and dividend capacity of DHT.

2.6	Risk Factors Relating to Taxation

2.6.1	Certain adverse U.S. federal income tax consequences could arise for U.S. shareholders

A foreign corporation will be treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC. In particular, U.S. holders who are individuals would not be eligible for the maximum 15% preferential tax rate on qualified dividends.

In this regard, DHT believes it is more likely than not that the gross income it derives or is deemed to derive from its time chartering activities is properly treated as services income, rather than rental income. Assuming this is correct, DHT’s income from the time chartering activities would not constitute “passive income,” and the assets DHT owns and operates in connection with the production of that income would not constitute passive assets. Consequently, based on DHT’s operations, DHT believes that it is more likely than not that it is not currently a PFIC.

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There are legal uncertainties involved in determining whether the income derived from time chartering activities constitutes rental income or income earned in connection with the performance of services. The U.S. Court of Appeals for the Fifth Circuit has held that, for purposes of a different set of rules under the Internal Revenue Code of 1986, as amended (the “Code”) income derived from certain time chartering activities should be treated as rental income rather than services income. In recent guidance, however, the Internal Revenue Service the (“IRS”) states that it disagrees with the holding of the Fifth Circuit case, and specifies that time charters should be treated as services income. DHT has not sought, and does not expect to seek, an IRS ruling on this matter. As a result, the IRS or a court could disagree with the position that DHT is not a PFIC. No assurance can be given that this result will not occur. In addition, although DHT intends to conduct its affairs in a manner to avoid, to the extent possible, being classified as a PFIC with respect to any taxable year, no assurance can be given that the nature of its operations will not change in the future, or that DHT can avoid PFIC status in the future.

If the IRS were to find that DHT is or has been a PFIC for any taxable year, DHT’s U.S. shareholders will face adverse U.S. federal income tax consequences. Under the PFIC rules, unless those shareholders make an election available under the Code, such shareholders would be liable to pay U.S. federal income tax at the then prevailing income tax rates on ordinary income upon the receipt of excess distributions and upon any gain from the disposition of the Shares, with interest payable on such tax liability as if the excess distribution or gain had been recognized ratably over the shareholder’s holding period of the Shares. The 15% maximum tax rate for individuals would not be available for this calculation.

2.6.2	DHT’s operating income could fail to qualify for an exemption from U.S. federal income taxation, which will reduce DHT’s cash flow

Under the Code, 50% of DHT’s gross income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States is characterized as U.S. source gross transportation income and is subject to a 4% U.S. federal income tax without allowance for any deductions, unless DHT qualifies for exemption from such tax under Section 883 of the Code. Based on DHT’s review of the applicable U.S. Securities and Exchange Commission (“SEC”) documents, DHT believes that it qualifies for this statutory tax exemption and will take this position for U.S. federal income tax return reporting purposes.

However, there are factual circumstances beyond DHT’s control that could cause it to lose the benefit of this tax exemption in the future. For example, DHT might not qualify for this exemption if shareholders with a 5% or greater interest in the Shares were to collectively own 50% or more of the outstanding Shares on more than half the days during the taxable year.

If DHT is not entitled to this exemption for a taxable year, DHT would be subject in that year to a 4% U.S. federal income tax on such shipping income. This could have a negative effect on DHT’s business and would result in decreased earnings available for distribution to the shareholders.

2.6.3	DHT may be subject to taxation in the United Kingdom, which could have a material adverse effect on DHT’s results of operations

If DHT was considered to be a resident of the United Kingdom or to have a permanent establishment in the United Kingdom, all or a part of its profits could be subject to UK corporate tax. DHT intends to operate in a manner so that it does not have a permanent establishment in the United Kingdom and so that DHT is not resident in the United Kingdom, including by locating its principal place of business outside the United Kingdom, requiring DHT’s executive officers to be outside of the United Kingdom when making any material decision regarding DHT’s business or affairs and by holding all of its board of directors meetings outside of the United Kingdom. However, because certain of DHT’s directors reside in the United Kingdom, and because UK statutory and case law fail to definitively identify the activities that constitute a trade being carried on in the United Kingdom through a permanent establishment, the UK taxing authorities may contend that DHT is subject to UK corporate tax. If the UK taxing authorities made such a contention, DHT could incur substantial legal costs defending its position, and, if DHT was unsuccessful in its defense, DHT’s results of operations would be materially and adversely affected.

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2.6.4	DHT may be subject to taxation in Norway, which could have a material adverse effect on DHT’s results of operations

If DHT were considered to be a resident of Norway or to have a permanent establishment in Norway, all or a part of its profits could be subject to Norwegian corporate tax. DHT intends to operate in a manner so that it does not have a permanent establishment in Norway and so that it is not deemed to reside in Norway, including by locating DHT’s principal place of business outside Norway, requiring its executive officers to be outside of Norway when making any material decision regarding DHT’s business or affairs and by holding all of the Board of Directors meetings outside of Norway. However, because certain of DHT’s directors reside in Norway and DHT has entered into a management agreement with its Norwegian subsidiary, DHT Management AS, the Norwegian tax authorities may contend that DHT is subject to Norwegian corporate tax. If the Norwegian tax authorities make such a contention, DHT could incur substantial legal costs defending its position, and, if unsuccessful in its defence, DHT’s results of operations would be materially and adversely affected.

2.7	Risk Factors Relating to the Shares

2.7.1	Price volatility of publicly traded securities

The market price of the Shares may fluctuate due to factors such as actual or anticipated fluctuations in DHT’s quarterly and annual results and those of other public companies in its industry, mergers and strategic alliances in the tanker industry, market conditions in the tanker industry, changes in government regulation, shortfalls in its operating results from levels forecast by securities analysts, announcements concerning DHT or its competitors and the general state of the securities market. The tanker industry has been unpredictable and volatile. The market for shares in this industry may be equally volatile. Therefore, DHT cannot assure you that you will be able to sell any of the Shares you may have purchased at a price greater than or equal to the original purchase price.

2.7.2	Potential dilution of shareholders

DHT may require additional capital in the future in connection with financing of new capital intensive projects. In addition, DHT may incur unanticipated liabilities or expenses. There can be no assurance that DHT will be able to obtain necessary financing in a timely manner on acceptable terms. If DHT issues Shares in the future, such issuance may result in the then existing shareholders of DHT sustaining dilution to their relative proportion of the equity of DHT Holdings.

2.7.3	Future sales of the Shares could cause the market price of the Shares to decline

The market price of the Shares could decline due to sales of a large number of the Shares in the market or the perception that such sales could occur. This could depress the market price of the Shares and make it more difficult for DHT to sell equity securities in the future at a time and price that it deems appropriate, or at all.

2.7.4	Restrictions for equity offerings under securities laws in certain jurisdictions

The securities laws of certain jurisdictions may restrict DHT Holdings’ ability to allow shareholders to participate in offerings of its securities. Accordingly, shareholders with registered addresses, or who are resident or located, in certain jurisdictions will not be eligible to exercise subscription rights as part of rights offerings, in which case the subscription rights may lapse without compensation. As a result, shareholders with registered addresses or who are resident or located in such jurisdictions will experience substantial dilution of their ownership and voting interests in DHT Holdings’ share capital.

In addition, DHT Holdings may in the future offer, from time to time, a share dividend election to its shareholders, subject to applicable securities laws, in respect of future dividends. However, DHT Holdings may not permit shareholders with registered addresses or who are resident or located in certain restricted jurisdictions to exercise this election. Accordingly, shareholders in these restricted jurisdictions may be unable to receive dividends in the form of Shares rather than cash and, as a result, may experience further dilution.

2.7.5	Restrictions for transfer of Shares under securities laws in certain jurisdictions

The transfer of Shares may be subject to restrictions under the securities laws of the United States and other jurisdictions. The Shares may not be offered or sold in any other jurisdiction in which the registration of the Shares is required but has not taken place, unless an exemption from the applicable registration requirement is available or the offer or sale of the Shares occurs in connection with a transaction that is not subject to these provisions.  Please see Section 4.1 – “Restrictions” for a discussion of selling restrictions that are applicable to the Consideration Shares.

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2.7.6	DHT Holdings is incorporated in the Marshall Islands, which does not have a well-developed body of corporate law

DHT Holdings’ corporate affairs are governed by its Articles of Incorporation and Bylaws and by the Marshall Islands Business Corporations Act (the “BCA”). The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Marshall Islands interpreting the BCA, and the rights and fiduciary responsibilities of directors under the laws of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in the United States. Therefore, the rights of shareholders of the Marshall Islands may differ from the rights of shareholders of companies incorporated in the United States. While the BCA provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and DHT Holdings cannot predict whether Marshall Islands courts would reach the same conclusions that any particular U.S. court would reach or has reached. Thus, you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction which has developed a relatively more substantial body of case law.

2.7.7	The Articles of Incorporation and Bylaws restrict shareholders from bringing certain legal action against DHT’s management and directors

The Bylaws contain a broad waiver by DHT Holdings’ shareholders of any claim or right of action, both individually and on DHT Holdings’ behalf, against any of its officers or directors. The waiver applies to any action taken by an officer or director, or the failure of an officer or director to take any action, in the performance of his or her duties, except with respect to any matter involving any fraud or dishonesty on the part of the officer or director. This waiver limits the right of shareholders to assert claims against DHT’s officers and directors unless the act or failure to act involves fraud or dishonesty.

2.7.8	DHT Holdings has anti-takeover provisions in its Bylaws that may discourage a change of control

The Bylaws contain provisions that could make it more difficult for a third party to acquire DHT Holdings without the consent of the Board of Directors. These provisions provide for:

●	a classified board of directors with staggered three-year terms, elected without cumulative voting;
●	directors only to be removed for cause and only with the affirmative vote of holders of at least a majority of the common stock issued and outstanding;
●	advance notice for nominations of directors by shareholders and for shareholders to include matters to be considered at annual meetings;
●	a limited ability for shareholders to call special shareholder meetings; and
●	the board of directors to determine the powers, preferences and rights of DHT Holdings’ preferred stock and to issue the preferred stock without shareholder approval.

These provisions could make it more difficult for a third party to acquire DHT Holdings, even if the third party’s offer may be considered beneficial by many shareholders. As a result, shareholders may be limited in their ability to obtain a premium for their Shares.

2.7.9	Holders of Shares registered in a nominee account

Beneficial owners of Shares that are registered in a nominee account (e.g. through brokers, dealers or other third parties) may not be able to vote for such Shares unless their ownership is re-registered in their names with AST prior to DHT Holdings’ general meetings. DHT Holdings cannot guarantee that beneficial owners of the Shares will receive the notice for a general meeting in time to instruct their nominees to either effect a re-registration of their Shares or otherwise vote on their Shares in the manner desired by such beneficial owners.

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2.7.10	Enforcement of civil liabilities

DHT Holdings is organized under the laws of the Marshall Islands. The rights of holders of Shares are governed by Marshall Island law and by the Articles of Incorporation and Bylaws. The rights of shareholders under Marshall Island law may differ from the rights of shareholders of companies incorporated in other jurisdictions. As a result, it may, inter alia, be difficult for investors to effect service of process on DHT Holdings or the members of the Board of Directors in the shareholder’s own jurisdiction, or to enforce against them judgments obtained in non-Marshall Island courts. It is doubtful whether courts in the Marshall Islands will enforce judgments obtained in other jurisdictions against DHT Holdings or the members of the Board of Directors or officers under the securities laws of those jurisdictions or entertain actions in the Marshall Islands against DHT Holdings or the members of the Board of Directors or officers under the laws of other jurisdictions.

It may be difficult for you to enforce your rights and any claim you may have arising under U.S. securities laws, since DHT Holdings is a Marshall Islands company, and most of its officers and directors are residents of countries other than the United States. You may not be able to sue DHT Holdings or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel DHT Holdings and its affiliates to subject themselves to a U.S. court’s judgment.

The Articles of Incorporation and Bylaws contain a broad waiver by DHT Holdings’ shareholders of any claim or right of action, both individually and on its behalf, against any of the members of the Board of Directors or management. The waiver applies to any action taken by a member of the Board of Directors or management, or the failure of a member of the Board of Directors or management to take any action, in the performance of his or her duties, except with respect to any matter involving any fraud or dishonesty on the part of the member of the Board of Directors or management. This waiver limits the right of shareholders to assert claims against the members of the Board of Directors and management unless the act or failure to act involves fraud or dishonesty.

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3.	Responsibility for the offer document

This Offer Document has been prepared in connection with the voluntary exchange offer made by DHT Holdings to acquire all the shares in Saga Tankers, and the offer of the Consideration Shares to be issued by DHT Holdings to the shareholders of Saga Tankers accepting the Offer.

The Board of Directors of DHT Holdings hereby declares that, having taken all reasonable care to ensure that such is the case, the information contained in this Offer Document is, to the best of our knowledge, in accordance with the facts and contains no omission likely to affect its import.

 July 5, 2011

The Board of Directors of DHT Holdings, Inc

Erik A. Lind Chairman	Robert N. Cowen Director
Einar Michael Steimler Director	Randee Day Director
Rolf Wikborg Director

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4.	Restrictions, Cautionary notice regarding forward-looking statements and Disclaimer

4.1	Restrictions

This section is intended as a general guide only. Saga Tankers shareholders are advised to consult their own legal counsel prior to accepting the Exchange Offer or making any offer, resale, pledge or other transfer of the Consideration Shares obtained under the Exchange Offer.

The distribution of this Offer Document, any separate summary documentation regarding the Exchange Offer and the making of the Offer may be restricted by law in certain jurisdictions and neither this document nor any such summary, nor the Exchange Offer discussed herein or therein, constitutes an offer to sell or the solicitation of an offer to buy securities in any jurisdiction in which such an offer or solicitation would be unlawful. The Offer is not being made in or into Australia, Canada, Japan or South Africa, and will not be permitted to be accepted in or from these jurisdictions.

United States

The Exchange Offer is subject to a Tier I exemption pursuant to Rule 14d-1(c) of the U.S. Securities Exchange Act, and the issuance of the Consideration Shares in connection therewith will be exempt from registration under the Securities Act, pursuant to Rule 802 thereof. If the Offer is completed, for purposes of U.S. securities law, Saga Tankers shares that are unrestricted will be exchanged for Consideration Shares that are unrestricted; however, Saga Tankers shares that are restricted will be exchanged for Consideration Shares that are restricted. Generally, if you acquired your shares of Saga Tankers in open market transactions or in an underwritten public offering you will receive Consideration Shares that are unrestricted. If, however, you are an affiliate of Saga Tankers, you should consult your legal advisor to determine whether your shares are subject to any such restriction. (An affiliate is defined as a person who directly or indirectly controls, is controlled by or is under common control with an issuer. The SEC views a person’s status as an officer, director or 10% shareholder as a fact that must be considered when determining whether such person is an affiliate.)    Restricted shares cannot be resold in the United States without registration or an exemption therefrom under the Securities Act.

The Offer is for the shares of a Norwegian company with shares listed for trading on Oslo Axess, and matters of a legal nature related to the Offer and company law issues as well as securities law issues are subject to Norwegian law.

The provisions of the Marshall Islands and Norwegian law differ considerably from the corresponding United States legal provisions. Only a limited set of United States legal provisions apply to the Offer and this Offer Document. The applicable procedural and disclosure requirements of Norwegian law are different than those of the U.S. securities laws in certain material respects. The timing of payments, withdrawal rights, settlement procedures, and other timing and procedural matters of the Offer are consistent with Norwegian practice, which differs from U.S. domestic tender offer procedures.

Pursuant to an exemption provided from Rule 14e-5 under the Exchange Act, DHT Holdings may acquire, or make arrangements to acquire, Saga Tankers shares, other than pursuant to the Offer, on or off Oslo Børs or otherwise outside the United States during the period in which the Offer remains open for acceptance, so long as those acquisitions or arrangements comply with applicable Norwegian law and practice and the provisions of such exemption. Any such acquisition or arrangement will be disclosed by DHT Holdings to Saga Tankers shareholders by the method set out in Section 5.15 – “Announcements”.

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United Kingdom

This Offer Document is being distributed to and is only directed at (i) persons who are outside the United Kingdom, (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), or (iii) are persons falling within Article 43 (Members and creditors of bodies corporate) of the Order (all such persons together being referred to as “relevant persons”). This Offer Document is directed only at investment or investment activity to which this Offer Document relates is available only to relevant persons and will be engaged in only with relevant persons.

4.2	Cautionary Note Regarding Forward-Looking Statements

This Offer Document includes “forward-looking” statements, including, without limitation, projections and expectations regarding DHT’s future financial position, business strategy, plans and objectives. When used in this document, the words “anticipate”, “believe”, “estimate”, “expect”, “seek to”, “may”, “plan” and similar expressions, as they relate to DHT Holdings, its subsidiaries or its management, the markets in which it operates or the Acquisition, are intended to identify forward-looking statements. No forward-looking statements contained herein should be relied upon as predictions of future events. No assurance can be given that the expectations expressed in these forward-looking statements will prove to be correct. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of DHT Holdings and its subsidiaries, or, as the case may be, the industry, to materially differ from any future results, performance or achievements expressed or implied by such forward-looking statements. Such forward-looking statements are based on numerous assumptions regarding DHT’s present and future business strategies and the environment and markets in which DHT Holdings and its subsidiaries will operate. Factors that could cause DHT’s actual results, performance or achievements to materially differ from those in the forward-looking statements include, but are not limited to:

●	the competitive nature of the markets in which DHT operates;
●	global and regional economic conditions;
●	technological developments;
●	government regulations;
●	changes in political events; and
●	force majeure events.

Some important factors that could cause actual results to differ materially from those in the forward-looking statements are, in certain instances, included with such forward-looking statements in Section 2 – “Risk Factors” of this Offer Document.

These forward-looking statements reflect only DHT’s views and assessment, and are based on information available to DHT, as of the date of this Offer Document. Except to the extent required by law, DHT expressly disclaims any obligation or undertaking to release any updates or revisions of the forward-looking statements contained herein to reflect any change in DHT’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

4.3	Disclaimer

The Financial Advisor makes no representation or warranty, expressed or implied, as to the accuracy or completeness of the information in this Offer Document, and nothing contained in this Offer Document is, nor shall be relied upon as, a promise or representation by the Financial Advisor.

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5.	The Offer

5.1	The Voluntary Exchange Offer

DHT Holdings hereby offers to acquire all of the shares in Saga Tankers not owned by persons in or from jurisdictions where making the Offer is unlawful, in exchange for a Consideration consisting of 0.25 Shares to be issued to the accepting Saga Tankers shareholders per share in Saga Tankers, on the terms set out in this Offer Document.

If all the Saga Tankers shareholders accept the Exchange Offer, up to 21,694,352 Consideration Shares will be issued to the Saga Tankers shareholders.

5.2	The Offeror – DHT Holdings

The Exchange Offer is made by DHT Holdings Inc., with registered office Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, while its principal executive offices are in 26 New Street, St. Helier, Jersey, JE23RA, Channel Islands, telephone number +44 1534 639759. DHT Holdings’ registration number is 39572. DHT Holdings is incorporated and governed by the laws of Marshall Islands, in particular the Marshall Islands Business Corporations Act (the “BCA”), and is listed on the New York Stock Exchange (“NYSE”) under the ticker code “DHT”.

DHT currently operates a fleet of 12 double-hull crude oil tankers, of which 11 are wholly owned by DHT. The fleet consists of six VLCCs, two Suezmax tankers and four Aframax tankers. Eight of the vessels are on medium-term time charters, two are on long-term bareboat charters and two are operating in the Tankers International Pool. Further information about DHT and its shares is provided in Sections 11 – “Presentation of DHT Holdings” and 15 – “Share Capital and Shareholder matters”, respectively.

As of the date of this Offer Document, neither DHT Holdings nor its close affiliates as defined in section 2-5 of the Norwegian Securities Trading Act, have any shares or options, convertible loans or similar rights to acquire shares in Saga Tankers.

5.3	The Target Company – Saga Tankers

Saga Tankers is a public limited liability company incorporated under the laws of Norway with company registration number 995 359 774. The registered business address of Saga Tankers is at Haakon VII’s gt 1, 8th floor, 0161 Oslo, Norway. Saga Tankers was incorporated on March 24, 2010 and was registered in the Registry of Business Enterprises on April 6, 2010. Saga Tankers has a share capital of NOK 86,777,409, divided into 86,777,409 shares, each with a par value of NOK 1. The company’s shares are registered in the VPS under ISIN NO 001 0572589 and are listed on Oslo Axess under the ticker code “SAGA”.

Saga Tankers is a tanker company owning a fleet of four VLCCs, three of which are built in 2000 and one of which is built in 1995. Three vessels are operating in the spot market while one vessel is on time charter until the third quarter of 2012.

5.4	Background and Reasons for the Offer

DHT Holdings is an independent crude oil tanker company with focus on quality vessels and operations through which it endeavors to obtain recognition from clients and the capital markets. DHT is embracing the inherent cyclical nature of the business it operates within and has an ambition to expand its fleet by taking advantage of growth opportunities that may arise during the current market conditions.

Since change of management and strategy in September 2010, DHT has increased its fleet by about 50% measured in carrying capacity by acquiring two secondhand VLCCs and chartering a third VLCC with options to purchase the vessel.

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The Acquisition represents an opportunity to further grow DHT’s fleet during the current market environment by acquiring four VLCC’s in one transaction.

DHT’s management and the Board of Directors believes the combined company will have a quality fleet and a balance sheet with liquidity and access to capital markets to support growth that is expected to benefit the shareholders of both companies. The combined company will operate a fleet of 16 crude oil tankers, of which 15 will be wholly owned. The combined fleet will consist of 10 VLCCs, two Suezmaxes and four Aframaxes. The company will seek to manage a sound balance between charter coverage and market exposure relative to where it believes it is in the industry cycle.

5.5	Offer Price – Consideration

The consideration offered will be 0.25 Shares per Saga Tankers share (the “Offer Price”). The rights of the Consideration Shares will in all respects be equal to those of the existing Shares from the time of issue and registration of the Consideration Shares with the American Stock Transfer & Trust Company, LLC (“AST”). Any entitlement to a fraction of a Consideration Share will be rounded down to the nearest whole Share. No interest will be paid on the Consideration to tendering shareholders in the Offer.

The Offer Price corresponds to NOK 5.44 per Saga Tankers share, based on the closing share price of DHT Holdings on May 27, 2011 of USD 4.01, applying a USD/NOK exchange rate of 5.43 (based on the USD/NOK exchange rate as reported by Norges Bank on May 30, 2011 of 5.4292), and values the total share capital of Saga Tankers at approximately NOK 472.4 million or USD 87.0 million. This represents a premium of approximately 56% to the closing share price of Saga Tankers on May 30, 2011, the last trading day prior to the announcement of the Offer and a premium of approximately 35% to the one month volume weighted average share price of Saga Tankers for the period ending on May 30, 2011.

The Consideration has been determined on the basis of an overall evaluation, including consideration of the valuation of DHT Holdings and Saga Tankers in the equity market, the two companies’ historic earnings, their expected earnings potential, future market prospects and a comparisons of these factors with the equity market valuation of comparable companies, an assessment of the asset values of each company, executed customer contracts, including duration thereof, and options, contractual coverage and positioning in the relevant markets, access to debt financing and their current debt financing, tax positions, the organizations of the two companies and possible synergies, and DHT Holdings’ business plan.

In case of either a split or a reverse split of the Saga Tankers shares, the Consideration shall be adjusted accordingly, provided, however, that any entitlement to a fraction of a Consideration Share will be rounded down to the nearest whole Share.

For information regarding DHT Holdings’ possible dividend payment, please see Section 5.8 – “Transaction Agreement”.

5.6	Financing of the Offer

The Consideration Shares will be issued within DHT Holdings’ authorized capital stock consisting of of 125,000,000 Shares and 1,000,000 shares of preferred stock, by the creation of up to an additional 21,694,352 Shares ranking pari passu with the existing Shares, see Section 5.13 – “The Consideration Shares” below. DHT Holdings will not issue any Shares as a consequence of the transaction other than the Consideration Shares to be issued to Saga Tankers shareholders under the Offer. The Offer is not subject to any financing condition.

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5.7	Contact with Saga Tankers Prior to Release of the Offer

Representatives of Saga Tankers and DHT Holdings have on some occasions in the past briefly discussed the rationale for a potential transaction between the two companies, without this leading to any specific result until recently. Through these discussions it did however become clear that management of both companies shared views of the industry in general and benefits of a possible combination.

Over the last couple of weeks leading up to the Transaction Agreement it became clear to the parties that it could be possible to agree on the terms of a combination. DHT Holdings has carried out a limited due diligence review of Saga Tankers, including physical inspection of Saga Tanker’s entire fleet, prior to the date of the Transaction Agreement being made public. In a meeting on May 25, 2011, management of both companies met to discuss the principal terms of a transaction. Following such meeting, the parties and their representatives negotiated the Transaction Agreement. On May 31, 2011, the terms of the Transaction Agreement were agreed.

During the evening of May 30, 2011 and the morning of May 31, 2011, the financial advisors of DHT Holdings and Saga Tankers contacted the largest shareholders in Saga Tankers in order to obtain their pre-acceptances. Shareholders representing 75.2% of the total share capital of Saga Tankers gave their pre-acceptances to the Offer prior to the announcement of the Offer, subject to customary conditions.

On May 31, 2011 DHT Holdings and Saga Tankers issued a joint press release to announce that the parties had reached an agreement in which DHT Holdings, subject to the satisfaction of certain conditions, intended to launch a voluntary exchange offer for the outstanding shares in Saga Tankers.

No payments or advantages of any kind have been or will be offered by DHT Holdings to the management of Saga Tankers, save for obligations under the employment agreements of Saga Tankers’ staff, and/or the board of directors of Saga Tankers or any of its subsidiaries in connection with the Offer other than payment of the Consideration, if they are shareholders and accept the Offer in their capacity as shareholders in accordance with this Offer Document.

5.8	Transaction Agreement

On May 31, 2011, DHT Holdings and Saga Tankers entered into the Transaction Agreement. The Transaction Agreement contains, inter alia, provisions relating to DHT Holdings’ commitment to make the Offer and certain obligations of Saga Tankers prior to and in connection with the Offer, including obligations to conduct the business in the ordinary course of business and not to do or permit actions to be done which could be reasonably expected to prevent the completion of the Offer and to assist in connection with regulatory filings. The Transaction Agreement also includes the conditions to the Offer, as described in Section 5.11 – “Conditions for Completion of the Offer”.

The Transaction Agreement also requires Saga Tankers to promptly inform DHT Holdings of any competing offers and contains exclusivity undertakings.

The Transaction Agreement provides for the payment by Saga Tankers of a break fee to DHT Holdings of USD 1 million if the Transaction Agreement is terminated as a consequence of inter alia the board of Saga Tankers withdrawing or modifying the board recommendation in any manner adverse to DHT Holdings, any material breach of the Transaction Agreement by Saga Tankers, if such breach is not cured within three business days upon notice from DHT Holdings or a superior offer is made prior to the end of the Offer Period and such superior offer is completed within 9 months.

The board of directors of Saga Tankers has the right to withdraw, subject to certain conditions, its recommendation of the Offer if a third party has made an offer determined to be more favourable to Saga Tankers shareholders from a financial point of view than the Offer, provided that DHT Holdings has not, within 3 business days of notice to DHT Holdings of the superior offer, agreed to improve the Offer or put forward a new offer on conditions in each case at least matching the terms and conditions of the superior offer.

DHT Holdings has in the Transaction Agreement undertaken to conduct its activities in the ordinary course and not enter into any material transactions or similar without the prior written consent of Saga Tankers’ board of directors (such consent not to be unreasonably withheld). The Transaction Agreement allows for DHT Holdings to distribute quarterly dividends of USD 0.10 per Share. It may be that the board of directors of DHT Holdings resolve to issue such dividends to its shareholders in connection with the approval of the Q2 2011 accounts and that the record date to qualify for such dividends may be prior to DHT Holdings issuing the Consideration Shares to Saga Tankers shareholders. In such event the Saga Tankers shareholders will not be able to benefit from such dividend payment, but will be entitled to dividends with record dates subsequent to DHT Holdings issuing the Consideration Shares to Saga Tankers shareholders.

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5.9	Offer Period

The Saga Tankers shareholders may accept the Offer in the period from and including July 6, 2011 to July 20, 2011 at 09:00 am (CET).

DHT Holdings may extend the Offer Period one or more times, however, not beyond September 1, 2011. Any such extension will be part of the Offer Period. Any extensions of the Offer Period will be announced no later than 09:00 hours (CET) on the business day following the expiration of the previously announced Offer Period, in which case the Offer Period shall be deemed not to have been expired on the preceding business day. Such announcement shall be made in accordance with Section 5.15 – “Announcements” below. If the Offer Period is extended, the other dates referred to herein may be changed accordingly and any received Acceptance Forms will remain binding and irrevocable for the length of the extension.

5.10	Acceptance of the Offer

Acceptance of the Offer is made by completing and signing the Acceptance Form, attached as Appendix 1 hereto, and in the Norwegian language in Appendix 2, and returning it to Carnegie as set out below. Prior to accepting the Offer, the shareholders in Saga Tankers should carefully consider the risk factors set out in Section 2 – “Risk Factors”.

Shareholders who would like to accept the Offer must procure that the Acceptance Form is received by Carnegie prior to the expiry of the Offer Period.

Acceptance of the Offer is irrevocable from the time the Acceptance Form has been received by Carnegie, and may not be withdrawn, in whole or in part, neither before nor after the expiration of the Offer Period, including any extension thereof. Acceptances may not be made conditional.

Any Saga Tankers shareholder whose Saga Tankers shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if the shareholder would like to sell such Saga Tankers shares to DHT Holdings.

Upon acceptance, the tendered Saga Tankers shares on the accepting shareholders’ VPS account will be blocked in favour of Carnegie. Accordingly, no transactions relating to such Saga Tankers shares are permitted after acceptance. The Saga Tankers shares shall be transferred to DHT Holdings free of any encumbrances and any other third party right whatsoever and with all shareholder rights attached to them. In the event that parties other than the shareholder hold rights in respect of the relevant Saga Tankers shares or over the relevant VPS account, such rights-holder must also sign the Acceptance Form, thereby waiving its rights therein and approving the transfer of the relevant Saga Tankers shares free of any encumbrance and other third party right. The acceptance further implies that the VPS, on instruction from Carnegie upon settlement, will transfer the shares in Saga Tankers to Carnegie and that AST at the same time, or as soon as possible thereafter, will provide for issuance of the applicable number of Consideration Shares to Carnegie to hold in street name on behalf of the applicable accepting shareholders until such time as such shareholders are directly registered in DHT Holdings’ share register. See Section 5.13.1 – “Issue of the Consideration Shares by DHT Holdings and receipt of Consideration Shares”.

An acceptance will comprise all of the shareholders’ shares in Saga Tankers on the VPS account covered by the acceptance. In the event that the acceptance does not include all the Saga Tankers shares held in the VPS account covered by the acceptance, these shares must be transferred to another of the shareholders’ VPS account prior to the acceptance. If the shareholder holds Saga Tankers shares in more than one VPS account, separate Acceptance Forms must be submitted in respect of each VPS account. However, with respect to such shares registered on VPS accounts in the name of a broker, dealer, commercial bank, trust company or other nominee, the acceptance will solely comprise the designated shares in Saga Tankers on such VPS account that the Offer in fact have been accepted for by the shareholder, and not other shares in Saga Tankers registered on the same VPS account not accepting the Offer. The acceptance also includes any shares which are acquired or will be acquired and which are credited to the above VPS account until the shares are debited from the accepting shareholders’ VPS account and transferred to an escrow account in the name of Carnegie, save for Saga Tankers shares on VPS accounts in the name of a broker, dealer, commercial bank, trust company or other nominee owned by a shareholder in Saga Tankers not accepting the Offer.

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A Saga Tankers shareholder tendering into the Offer will freely be able to manage any other securities owned by such shareholder that are registered on the same VPS account as the Saga Tankers shares comprised by the acceptance.

Upon submitting the Acceptance Form the accepting Saga Tankers shareholders represent that they are permitted by all applicable law to accept the Offer and have complied with all applicable legal requirements so that the Offer may be made to, and accepted by, such accepting Saga Tankers shareholders under the laws of their respective relevant jurisdictions.

Saga Tankers shareholders who accept the Offer will maintain, to the extent permitted under applicable law, their rights as shareholders, including voting rights, until completion of the Offer.

DHT Holdings reserves the right to reject any or all acceptances of the Offer that, in its opinion, are not in the proper form, or which may be unlawful. DHT Holdings also reserves the right to treat an acceptance as valid, in whole or in part, even though it is not completed entirely correctly, not accompanied by required document(s) or is not received at the place stated below. However, DHT Holdings will ensure due compliance with the duty to treat shareholders equally under Section 6-10 (9) of the Norwegian Securities Trading Act when exercising its discretion pursuant to the foregoing. Neither DHT Holdings, nor the Financial Advisor or any other person will be under any duty to give notification of any defects or irregularities in the acceptance or incur any liability for failure to give any such information.

The Acceptance Form, duly completed and signed, must be sent by mail or fax or delivered by hand to:

Carnegie ASA
Stranden 1, Aker Brygge
P.O.Box 684 Sentrum
0106 Oslo
Norway
www.carnegie.no
Telephone: +47 22 00 93 20
Facsimile: +47 22 00 99 60

5.11	Conditions for Completion of the Offer

The completion of the Offer is subject to the following conditions, each of which may be waived in whole or in part by DHT Holdings at its sole discretion:

(a)   Minimum Acceptance. The Offer shall on or prior to the expiration of the Offer Period have been accepted by shareholders of Saga Tankers representing more than 95% of the share capital and voting rights of Saga Tankers on a fully diluted basis, i.e. that there are no outstanding rights or charges over the Shares. To the knowledge of DHT Holdings, Saga Tankers has not issued any rights to shares.

(b)   Regulatory Approvals. All permits, consents and approvals required from applicable regulatory authorities for the completion of the Offer have been obtained or any applicable waiting periods have expired or lapsed, in each case without conditions or upon conditions satisfactory to the DHT Holdings in its sole discretion.

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(c)   No Material Adverse Effect. There shall not have occurred any change, event, development, effect, or condition that has or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), results, or operation of Saga Tankers.

(d)   Conduct of Business. That the business of Saga Tankers, in the period from March 31, 2011 and until the settlement of the Offer, has been conducted in the ordinary course of business and in accordance with applicable laws, regulations and decisions of any governmental body, and that there has not been made any changes in the share capital of Saga Tankers, issuance of rights which entitles holders to demand new shares or similar securities, payment of dividend, proposals to shareholders for merger or de-merger, or any other change of corporate structure.

(e)   Board Recommendation. The board of Saga Tankers shall not have amended or withdrawn its recommendation of the Offer to its shareholders.

(f)   Consent. Saga Tankers has received necessary consents and/or waivers from third parties and/or service providers, in order to effect the Acquisition without any material adverse effect for Saga Tankers or its subsidiaries, including having received the consent from third parties under the terms of any loan agreements or charter parties entered into by Saga Tankers or its subsidiaries. To the knowledge of DHT Holdings, there are no outstanding consents from third parties necessary to effect the Acquisition.

(g)   No Intervention. No court or other governmental or regulatory authority of competent jurisdiction shall have taken any form of legal action (whether temporary, preliminary or permanent) that is in effect and restrains or prohibits the consummation of the Offer or shall in connection with the Offer have imposed conditions upon DHT Holdings, Saga Tankers or any of their respective subsidiaries which are not acceptable to DHT Holdings in its sole discretion.

(h)   No Breach. There has been no material breach by Saga Tankers of the Transaction Agreement between DHT Holdings and Saga Tankers which entitles DHT Holdings to terminate the Transaction Agreement. See section 5.18 – “Consequences of the Exchange Offer” for Saga Tankers’ obligations after the Transaction Agreement.

(i)   Listing Approval. The New York Stock Exchange shall have approved the Consideration Shares for listing on such exchange, subject to official notice of issuance.

The Offer will lapse on September 1, 2011 if the above conditions have not been satisfied or waived by DHT Holdings prior to such date. The satisfaction or waiver of the conditions to the Offer will be announced (the “Closing Announcement”) through Oslo Børs’ information system on Saga Tankers’ ticker code “SAGA” in accordance with the procedure described in Section 5.15 – “Announcements”. For further information regarding governmental and regulatory approvals, see Section 5.18 – “Consequences of the Exchange Offer”.

5.12	Settlement

The result of the Offer is expected to be published on or about July 21, 2011 (subject to possible extensions) in the form of a stock exchange notification in accordance with Section 5.15 – “Announcements”.

If the Offer is completed on or about such date, the Consideration Shares are expected to be issued on or about August 2, 2011. The earliest date the Consideration Shares will be listed and tradable is on or about August 2, 2011. In the event of an extension of the Offer Period, the issue and listing dates of the Consideration Shares will be similarly extended.

Transfer of the Saga Tankers shares to DHT Holdings and the delivery of the Consideration Shares as settlement of the Offer will be made as soon as possible after the expiry of the Offer Period and no later than 10 business days after the Closing Announcement.

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The Offer will lapse on September 1, 2011 if the above conditions have not been satisfied or waived by DHT Holdings prior to such date. Accordingly, the latest day on which settlement of the Offer may occur is September 15, 2011.

5.13	The Consideration Shares

5.13.1	Issue of the Consideration Shares by DHT Holdings and receipt of Consideration Shares

Under Marshall Islands law, DHT Holdings shareholders are not required to approve the Offer or the issuance of Consideration Shares to Saga Tankers shareholders.

The Consideration Shares will be common shares of DHT Holdings with a par value of USD 0.01 per share. The Consideration Shares will have ISIN MHY2065G1052.

Application for listing of the Consideration Shares on the NYSE was filed on June 15, 2011, and was approved on June 28, 2011, subject to official notice of issuance to be provided by The American Stock Transfer & Trust Company, LLC (“AST”). AST will provide such notice upon issuance of the Consideration Shares. As a technical matter, such listing will not be effective until the NYSE receives official notice of issuance from AST.

In the event the Offer is completed, at the earliest four business days following the Closing Announcement, Carnegie will notify DHT Holdings of the number of Consideration Shares to be issued.

DHT Holdings will instruct AST to issue the Consideration Shares to Carnegie who will be registered through the Direct Registration System (“DRS”) in the DHT Holdings share register, held by AST. At this point, Carnegie is the legal holder of all the Consideration Shares on behalf of the accepting Saga Tankers shareholders. Transfer of legal title of the Consideration Shares to you will be effected as follows, and no later than ten business days following the Closing Announcement:

Step 1: Carnegie provides to AST a spreadsheet containing your name, address and number of Consideration Shares you are entitled to. This information is derived from the information contained in your Acceptance Form, as set out in Appendix 1 to the Offer Document.

Step 2: AST processes the spreadsheet and you are DRS-registered directly in the DHT Holdings share register. At this point, legal title passes from Carnegie to you.

Step 3: AST will post a statement (the “DRS Statement”) to your address of record (as set out on the Acceptance Form)

Following DRS-registration, should you at any future point wish to hold your respective Consideration Shares through the Depository Trust & Clearing Corporation’s Depository Trust Company (“DTC”), rather than being directly DRS-registered, you will need to present your DRS Statement to your own custodian, bank or broker who has an account with DTC who will then have your respective Consideration Shares moved into your custodian, bank or brokers’ DTC account.

AST’s contact details will be provided on the DRS Statement should you wish to contact AST in the future.

If you are deemed to be an affiliate of Saga Tankers at the time of this Exchange Offer, you should consult your legal advisor to determine whether any trading restrictions apply. For more information see Section 4.1 – “Restrictions” – “United States” above.

5.13.2	Trading and sale of the Consideration Shares

In the event you are DRS-registered through AST, in order to sell the Consideration Shares, you will need to engage a broker who is able to settle trades in the U.S. The expected level of costs connected to being registered as a shareholder selling the DHT shares depends on factors including but not limited to choice of broker and number of sales of DHT Holdings shares.

VOLUNTARY OFFER DOCUMENT

To avoid U.S. backup withholding tax on dividend payments or the proceeds of a sale of their Shares, non-U.S. shareholders may be required by the dividend paying agent or such shareholder’s broker, as applicable, to complete IRS Form W-8BEN and certify under penalties of perjury that such holder is not a U.S. person as defined under the Internal Revenue Code of 1986, as amended. Your custodian, bank or broker will be able to provide to you the IRS Form W-8BEN.

Backup withholding tax is not an additional tax. A non-U.S. shareholder generally may obtain a refund of any amounts withheld under backup withholding rules that exceed its income tax liability by filing a refund claim with the Internal Revenue Service.

5.13.3	The rights of the Consideration Shares

The Consideration Shares will have equal rights in all respects as the existing Shares from the time of the issuance and listing of the Consideration Shares. The rights relating to the Shares are described in Section 15.1.4 – “Share rights”.

5.14	Amendments to the Offer

An amendment to the Offer during the Offer Period, which, on the date such amendment is announced represents an improvement (or no diminution) in value (an “Amended Offer”), is binding on DHT Holdings from the time it is made public through Oslo Børs’ information system, as set out in Section 5.15 – “Announcements”. Saga Tankers shareholders who have accepted the Offer will automatically be given the benefit of such an Amended Offer without any action to be taken or notice to be given by such accepting shareholders. Such shareholders will in case of an Amended Offer continue to be bound by their prior acceptance. In case of an Amended Offer, the Offer Period will be extended, if necessary, so that at least the longer period of two weeks and ten business days remain to expiry.

In the event that the Offer is withdrawn or the Offer is lowered by way of launching a revised offer by reason of the Offer conditions not being fulfilled or waived, as set out in Section 5.11 – “Conditions for Completion of the Offer”, the Saga Tankers shareholders who have accepted the Offer will be released from their acceptances. Any Saga Tankers shareholder who wishes to accept the revised offer will accordingly have to submit a new Acceptance Form to Carnegie at the address set out in Section 5.10 – “Acceptance of the Offer” within the offer period for such revised offer.

5.15	Announcements

Any announcement that DHT Holdings is required to make pursuant to this Offer Document and applicable law, will be made through Oslo Børs’ information system (www.newsweb.no) on Saga Tankers’ ticker code “SAGA” as soon as possible or in any event pursuant to applicable law. Without limiting the manner in which DHT Holdings may choose to make any public announcement, and subject to DHT Holdings’ obligations under applicable law, it will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by release through Oslo Børs’ information system (www.newsweb.no).

5.16	Expenses

The estimated expenses related to the Offer are USD 3.3 million (exclusive of VAT). The expenses incurred in connection with the Offer will be borne by DHT Holdings.

DHT will pay commissions and transaction costs in the VPS directly attributable to the Offer, i.e. costs that arise in connection with the registration and processing of the acceptances and transfer of the Saga Tankers shares. This implies that shareholders who accept the Offer will not be debited with brokers’ fees or similar costs directly related to the transfer of shares in the VPS in connection with the Offer. No cost will be borne by the accepting Saga Tankers shareholders for DRS-registration by AST. Any other expenses whatsoever incurred by the individual Saga Tankers shareholders, e.g. but not limited to advisory services and other transaction expenses, will not be covered or reimbursed by DHT.

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5.17	Dilution

The existing DHT Holdings shareholders will be diluted by 25.2 percentage points as a consequence of the Offer and issuance of the Consideration Shares to the Saga Tankers shareholders, assuming that all Saga Tankers shareholders accept the Exchange Offer.

5.18	Consequences of the Exchange Offer

5.18.1	General

The Offer may result in DHT Holdings becoming the owner of all the shares in Saga Tankers validly tendered under the Offer so that DHT Holdings becomes subject to the mandatory offer rules and legislation on compulsory acquisitions described in Sections 5.18.3 – “Mandatory offer” and 5.18.4 – “Compulsory acquisition”.

DHT has not identified any jurisdictions in which the transaction will be subject to notification to competition authorities, but such filings will be made if and when identified.

If the Offer is completed, DHT Holdings intends to apply for a delisting of Saga Tankers, as further described in Section 5.18.5 – “Delisting from Oslo Axess” below.

5.18.2	Impact on employees

Saga Tankers currently employs three employees. DHT does not intend to retain the Saga Tankers organization. The discontinuation of the Saga Tankers organization is not expected to have any financial impact on DHT beyond the obligations stated in the Saga Tankers’ employees’ employment contracts.

5.18.3	Mandatory offer

If DHT Holdings, despite the condition of the 95% minimum acceptance under Section 5.11 – “Conditions for Completion of the Offer”, accepts and acquires through the Offer shares in Saga Tankers resulting in a total holding equal to or greater than 1/3 of Saga Tankers’ entire share capital, DHT Holdings will be obligated under Norwegian law to make a mandatory, unconditional offer to acquire the remaining Saga Tankers shares.

Further, if DHT Holdings purchases Saga Tankers shares outside of the Offer during the Offer Period that take its total holding to be equal or greater than 1/3, DHT Holdings will also be obligated under Norwegian law to make a mandatory, unconditional offer to acquire the remaining Saga Tankers shares unless DHT Holdings has acquired more than 90% of the shares in Saga Tankers and is entitled to compose a compulsory acquisition in accordance with section 5.18.4 – “Compulsory acquisition”.

In the event that a mandatory offer is required to be made as above, the offer price per share must be at least as high as the highest price paid by DHT Holdings during the preceding six months of the date on which the obligation to make the mandatory offer is triggered, as per the Norwegian law. Neither DHT Holdings nor its close affiliates as defined in section 2-5 of the Norwegian Securities Trading Act, have acquired any shares in Saga Tankers in the six month period prior to the Offer.

The mandatory offer must include a cash alternative. The cash alternative shall be based on the volume weighted average share price of the Share on the NYSE calculated during a ten business-day period, and will use the USD/NOK exchange rate as of the date of the satisfaction or waiver of the conditions to the Offer.

If DHT Holdings, as a result of the Offer or the mandatory offer referred to above, becomes the holder of more than 90% of the shares in Saga Tankers, DHT Holdings will have the right under applicable law (notably Norwegian law) to require a compulsory acquisition of the remaining shares in Saga Tankers, see Section 5.18.4 – “Compulsory acquisition” below.

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5.18.4	Compulsory acquisition

If, as a result of the Offer or a mandatory offer, DHT Holdings becomes the owner of Saga Tankers shares representing more than 90% of the total number of shares issued by Saga Tankers and Saga Tankers shares representing more than 90% of the voting rights in Saga Tankers’ general meeting and the Offer is completed, DHT Holdings intends, and each remaining Saga Tankers shareholder will have the right to require DHT Holdings, to commence a compulsory acquisition for cash of the Saga Tankers shares not owned by DHT Holdings pursuant to section 4-25 of the Norwegian Public Limited Liability Companies Act.

If the compulsory acquisition takes place within three months after the expiry of the Offer Period, the price to be paid in such compulsory acquisition shall be fixed on the basis of the Offer Price unless another price is called for on special grounds.

If DHT Holdings, as a result of the Offer or otherwise, becomes the holder of more than 90% of the Saga Tankers shares, DHT Holdings will not be required to make a mandatory offer if:

- DHT Holdings makes a compulsory acquisition of the remaining shares in Saga Tankers within four weeks after the completion of the Offer;
- The price offered is at least equal to the price that would be payable in a mandatory offer; and
- DHT Holdings provides a bank guarantee from a Norwegian financial institution in respect of the settlement of the acquisition price in accordance with section 6-10 (7) of the Norwegian Securities Trading Act.

In the absence of an agreement between DHT Holdings and the remaining Saga Tankers shareholders, the price shall be determined in accordance with section 4-25, second and third paragraph of the Norwegian Public Limited Liability Companies Act. According to such provisions, DHT Holdings shall first offer the remaining Saga Tankers shareholders a price at which it is willing to purchase Saga Tankers shares. If DHT Holdings presents the offer in writing to all of the remaining Saga Tankers shareholders with a known address, and the offer is announced in the Register of Business Enterprises’ electronic information system and in a newspaper generally read at Saga Tankers’ place of business, DHT Holdings may set a time limit of at least two months for each of the Saga Tankers shareholders to contest or refuse the offer. Saga Tankers shareholders who have not contested such offer within the expiration of such time limit are deemed to have accepted such offer. The price to be paid to those Saga Tankers shareholders who do not accept such offer will be determined by a Norwegian court. The Norwegian court will have full discretion with respect to evaluating the price to be paid for such Saga Tankers shares as of the commencement of the compulsory acquisition. The consideration paid by DHT Holdings and accepted by the acceptants pursuant to the Offer is likely to be among the factors considered by such court.

5.18.5	Delisting from Oslo Axess

If the Offer is completed, DHT Holdings intends to propose a resolution to the general meeting of Saga Tankers that an application is made to delist the Saga Tankers shares from Oslo Axess, unless Oslo Børs decides to delist the Saga Tankers shares before such application for delisting has been submitted. The resolution to file an application to delist the Saga Tankers shares from Oslo Axess must receive the approval of at least two-thirds of the votes cast and two-thirds of the share capital represented at the general meeting. Oslo Børs may refuse the application to delist the shares from Oslo Axess with respect to the shareholders of Saga Tankers.

5.19	Statement by the board of directors of Saga Tankers

The board of directors of Saga Tankers unanimously recommends the Offer by DHT Holdings and has announced its view in a statement attached as Appendix 4 to this Offer Document. This statement is not made pursuant to sections 6-16 and 6-19 of the Norwegian Securities Trading Act.

Oslo Børs has, as the relevant takeover supervisory authority, decided that a statement must be given from an independent third party since the Offer has been made in concert with the board of directors of Saga Tankers. A separate statement in such respect will be made no later than one week prior to the expiration of the Offer Period by an independent third party on behalf of Saga Tankers.

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5.20	Purchase of Saga Tankers Shares Outside the Offer

DHT Holdings reserves the right to purchase Saga Tankers shares outside of the Offer during the Offer Period as permitted by applicable laws. In such a case, if its total holding reaches or exceeds 1/3, a mandatory, unconditional offer will be triggered as described in Section 5.18.3 – “Mandatory offer”. Any such purchase by DHT Holdings will be disclosed to Saga Tankers shareholders by the method as set out in Section 5.15 – “Announcements”.

5.21	Advisors

Carnegie ASA is acting as Financial Advisor to DHT Holdings in connection with the Offer. Wikborg, Rein & Co is DHT Holdings’ legal advisor as to Norwegian law in connection with the Offer and Cravath, Swaine & Moore LLP is acting as DHT Holdings’ legal advisor with respect to U.S. matters.

5.22	Tax

Each Saga Tankers shareholder is responsible for any taxes it incurs upon receipt of the Consideration Shares. A brief description of certain tax implications of the Offer for the Saga Tankers shareholders is set out in Sections 18 – “Taxation” below and 5.13.2 – “Trading and sale of the Consideration Shares” above. Saga Tankers shareholders are advised to seek advice from their own tax consultants in order to determine the particular tax consequences to them, including the relevance or effect of any domestic or foreign tax treaties.

5.23	Choice of Law and Legal Venue

The Offer and all acceptances thereof shall be governed by, and construed in accordance with, Norwegian law.

Any disputes that arise in conjunction with this Offer Document and the Acceptance Form which cannot be amicably resolved are subject to the jurisdiction of Norwegian courts with legal venue in the Oslo District Court.

5.24	Other Information

Subject to the restriction for certain jurisdictions described under Section 4.1 – “Restrictions”, this Offer Document is sent to all Saga Tankers shareholders of record as of July 5, 2011, to the address recorded on each shareholder’s VPS account.

No confirmation of receipt of acceptances or other documents will be given by, from or on behalf of DHT Holdings.

Additional copies of this Offer Document will be available on request from Carnegie during normal business hours at:

Carnegie ASA
Stranden 1, Aker Brygge
P.O.Box 684 Sentrum
0106 Oslo
Norway
www.carnegie.no
Telephone: +47 22 00 93 20
Facsimile: +47 22 00 99 60

VOLUNTARY OFFER DOCUMENT

This Offer Document contains a Norwegian summary set out in Section 20 – “Norsk sammendrag (Norwegian summary)”. Please note that the Norwegian summary is a translation of Section 5 – “The Offer”. In the event of any discrepancies between the contents of the Norwegian text and the English text, the English text will prevail.

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6.	Pro forma Financial Information (Unaudited)

On May 31, 2011 DHT Holdings announced that the Board of Directors and the board of directors of Saga Tankers had entered into a Transaction Agreement regarding the Acquisition. Under the terms of the agreement, DHT Holdings will put forward a recommended voluntary exchange offer for all of the shares of Saga Tankers. The consideration offered will be 0.25 Shares per Saga Tankers share. The Offer consideration corresponds to NOK 5.38 per Saga Tankers share, based on the closing share price of DHT Holdings on May 31, 2011 of USD 3.99, applying a USD/NOK exchange rate of 5.39, and values the total share capital of Saga Tankers at approximately NOK 466.9 million or USD 86.6 million.

The unaudited pro forma condensed financial information has been prepared to show how the Acquisition might have affected DHT Holdings’s income statement for 2010 if the transaction occurred on January 1, 2010. The unaudited pro forma condensed income statement for  January 1  to March 31, 2011 has been compiled as if the transaction occurred on January 1, 2011 and the unaudited pro forma condensed statement of financial position as of March 31, 2011 if the transaction occurred on March 31, 2011. In connection with the Acquisition DHT Holdings has entered into financing agreements of USD 125 million with DnB NOR Bank ASA (the “Credit Facility”) which will replace Saga Tanker’s existing credit facilities. The financing and associated expenses are included in the unaudited pro forma condensed financial information.

The unaudited pro forma condensed financial information has been compiled in connection with the Offer to comply with applicable requirements and EU regulations pursuant to Chapters 6 and 7 of the Norwegian Securities Trading Act. The pro forma financial information was not prepared in compliance with SEC Regulation S-X, and had the securities been registered under the U.S. Securities Act of 1933, this unaudited pro forma financial information, including the report by the auditor, would have been amended and/or removed from the offering document.

The unaudited pro forma condensed financial information has been prepared for illustrative purposes only. The pro forma adjustments, as described in more detail below, are based on available information and certain assumptions. Because of its nature, the unaudited pro forma condensed financial information addresses a hypothetical situation and, therefore, does not represent DHT’s actual financial position or results of operation or the financial position had the transaction actually occurred on those dates. It also does not represent the financial position or results for any future period. Investors are cautioned not to place undue reliance on this unaudited pro forma condensed financial information.

6.1	Basis for Presentation

The unaudited pro forma condensed income statement for the year ended December 31, 2010 has been compiled based upon the audited consolidated financial statements of DHT Holdings prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and the audited consolidated financial statements of Saga Tankers prepared in accordance with IFRS as adopted by the EU. Except for the classification on the income statement, no differences have been identified between Saga’s accounting principles and the accounting policies of DHT Holdings.

The unaudited pro forma condensed financial information as of and for the three month period ended March 31, 2011 is compiled based upon the unaudited consolidated financials for the three month period ended March 31, 2011 for DHT Holdings and Saga Tankers.

The pro forma adjustments are made by DHT Holdings’ management based on currently available information and certain assumptions. The pro forma adjustments relate to the effects of DHT Holdings’ purchase accounting for Saga Tankers (see Section 6.2 – “Purchase Accounting”) including the new Credit Facilities.

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DHT has for the purposes of the pro forma financial information performed a preliminary purchase price allocation for the Acquisition as if the Acquisition occurred on March 31, 2011. This allocation has formed the basis for the presentation of the fair value adjustments for assets and liabilities in the pro forma statement of financial position and the amortization and depreciation charges in the pro forma income statements. The final allocation may significantly differ from this allocation and this could materially have affected the depreciation and amortization in the pro forma income statement and the presentation in the pro forma statement of financial position.

Saga Tankers acquired the four vessels with acquisition dates from May 10, 2010 to June 14, 2010. Saga Tankers had no operating activities prior to the acquisition of these vessels. No pro forma adjustments have been prepared for the results of operations for the period January 1, 2010 until the respective acquisition dates of each of the vessels. Accordingly, the unaudited pro forma adjustments related to DHT Holdings’s acquisition of Saga Tankers includes adjustments for depreciation for each vessel from the respective date of acquisition by Saga Tankers in 2010.

The unaudited pro forma condensed financial information does not give effect to any (i) integration cost that may be incurred as a result of the Acquisition, (ii) synergies, cost savings or operating efficiencies that may result from the Acquisition; or (iii) restructuring costs that may be incurred to integrate the acquired activities.

The unaudited pro forma condensed financial information has been compiled based on accounting principles consistent with those of DHT Holdings (IFRS as issued by the IASB). Please refer to section 8.3 – “Accounting Policies” for a description of the accounting policies of DHT Holdings. The unaudited pro forma condensed financial information for DHT does not include all of the information required for financial statements under IFRS, and should be read in conjunction with the historical information of DHT.

6.2	Purchase Accounting

DHT Holdings will acquire the shares in Saga Tankers. The consideration to the shareholder of Saga Tankers will be shares in DHT Holdings. The Acquisition will be accounted for as a business combination under IFRS 3 by DHT Holdings.

Saga Tankers’ assets and liabilities will be measured at fair value as of date of acquisition. DHT Holdings’ assets and liabilities will remain at historical cost or its existing book value. DHT has for the purposes of the pro forma consolidated financial information presented below performed a preliminary purchase price allocation and estimated the fair value of Saga Tankers’ assets and liabilities. The consideration for the Acquisition has been estimated using DHT Holdings’ closing share price as of May 31, 2011 of USD 3.99. However, the value of the consideration will be different as of the acquisition date due to fluctuation of the share price until the issuance date of the shares. This may have a material effect on the cost of the business combination for accounting purposes. Further, the preliminary purchase price allocation is based upon the information available and is subject to change. Therefore, the final allocation may significantly differ from this preliminary allocation and this could materially have affected the depreciation and amortization in the pro forma income statement and the presentation in the pro forma statement of financial position.

For purposes of the pro forma financial information, it has been assumed that all of Saga Tankers’ shareholders accept the offer and that 100% of the shares are exchanged for Shares in DHT Holdings. There is a condition of a 95% minimum acceptance under the Offer. If DHT Holdings has acquired more than 90% of the shares in Saga Tankers as a result of the Offer it is entitled to undertake a compulsory acquisition.  For additional information, see section 5.18.4 – “Compulsory acquisition”. If this situation were to occur, the amount of equity attributable to the equity holders of DHT Holding would be reduced and non controlling interest would be recognized for the corresponding amount as a component of total equity for the remaining Saga Tankers shareholders pending the completion of the compulsory acquisition.

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The consideration for the business combination is estimated below:

●	Saga Tankers shares expected to be outstanding at the transaction date:	86 777 409
Exchange offer ratio (0.25 Shares to be issued for each share of Saga Tankers)	0.25

●	Total number of Shares to be issued:	21 694 352
●	DHT Holdings’ share price as of May 31, 2011:	USD 3.99

●	Total consideration for purchase price	USD 86,560,464

Based on the preliminary purchase price allocation assuming that the transaction occurred as of March 31, 2011, the fair value of the net assets and liabilities acquired are as follows:

(All numbers in USD thousands)	Historical Information	Fair Value adjustments
	Saga Tankers March 31, 2011	March 31, 2011	Fair value of assets and liabilities March 31, 2011
	(unaudited)	(unaudited)	(unaudited)
ASSETS
Total current assets	37 495	-	37 495
Vessels	249 074	(70 255)	178 819
Total assets	286 569	(70 255)	216 314

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of non current debt	16 422	-	16 422
Accounts payable and accrued expenses	5 058	-	5 058
Total current liabilities	21 480	-	21 480

Non-current liabilities
Long term debt	106 436	1 676	108 112
Other long term liabilities	162		162
Total non-current liabilities	106 598	1 676	108 274
Total liabilities	128 078	1 676	129 754
Net identified assets acquired	158 491	(71 931)	86 560

Saga Tankers owns four VLCCs; Saga Agnes, Saga Chelsea, Saga Julie and Saga Unity. The estimated fair value allocated to the vessels is USD 178.8 million. The value paid for the vessels is a function of the current market conditions with weak earnings and declining values for tankers. A continued weak spot market may impact future book values of the vessels due to potential impairment charges in the future. An identifiable asset acquired was a favourable charter agreement where Saga Tankers is the lessor. The fair value of the charter contract (i.e. lease contract) is calculated as the net present value of the difference between the charter rate and the estimated current charter rate for a charter with the same remaining charter period entered into on May 31, 2011. The favourable charter contract is recognised as a part of the vessel, however amortised separately over the remaining contracted charter period. Long term debt is adjusted to reflect the remaining nominal amount of the loan, which is considered to represent the fair value since the loan has floating rate conditions, there is no material change in credit risk and the current loan will be repaid at nominal value assuming the Acquisition is completed. (The carrying amount before the fair value adjustments is net of unamortized transaction costs.)

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6.3	Unaudited Pro Forma Condensed Income Statement 2010

(All numbers in USD thousands)		Historical financial information		Pro forma adjustments	Pro forma Consolidated
		DHT Holdings, Inc.	Saga Tankers
	Note	Jan. 1-Dec. 31, 2010	March 24- Dec. 31, 2010 1)	From DHT’s acquisition of Saga (unaudited)	Jan. 1 – Dec. 31, 2010 (unaudited)
Gross revenues		89 681	41 012	-	130 693

Operating expenses

Voyage expenses	2	-	20 410	-	20 410
Vessel expenses		30 221	11 269	-	41 490
Depreciation and amortization	3	28 392	8 888	(2 125)	35 155
General and administrative	4	7 869	2 474	3 300	13 643
Total operating expenses		66 482	43 041	1 175	110 698

Operating income		23 199	(2 029)	(1 175)	19 995
Interest income		131	76	-	207
Interest expense	5	(13 478)	(2 939)	(1 562)	(17 979)
Fair value gain/(loss) on derivative financial instruments		268	-	-	268
Other financial expense		(3 710)	(193)	-	(3 903)
Profit/(loss) before tax		6 410	(5 085)	(2 737)	(1 412)
Income tax expense		(33)	-	-	(33)
Net income/(loss) after tax		6 377	(5 085)	(2 737)	(1 379)

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6.4	Unaudited Pro Forma Condensed Income Statement Q1 2011

(All numbers in USD thousands)		Historical financial information		Pro forma adjustments	Pro forma consolidated
		DHT Holdings, Inc.	Saga Tankers

	Note	Jan. 1- Mar.31, 2011 (Unaudited)	Jan. 1 – Mar. 31, 3011 (Unaudited)	From DHT’s acquisition of Saga (Unaudited)	Jan.1 – Mar. 31, 2011(Unaudited)
Gross revenues		22 269	20 399	-	42 668
Operating expenses
Voyage expenses	2	1 299	10 278	-	11 577
Vessel expenses		6 434	4 129	-	10 563
Depreciation and amortization	3	6 753	3 882	(938)	9 697
General and administrative	4	2 437	764	3 300	6 501
Total operating expenses		16 923	19 053	2 362	38 338

Operating income		5 346	1 346	(2 362)	4 330
Interest income		43	1	-	44
Interest expense	5	(1 600)	(1 062)	(116)	(2 778)
Fair value gain/(loss) on derivative financial instruments		250	(154)	-	96
Profit/(loss) before tax		4 038	131	(2 478)	1 691
Income tax expense		(23)	-	-	(23)
Net income/(loss) after tax		4 014	131	(2 478)	1 668

6.4.1	Notes to the unaudited pro forma financial information

The explanations of the pro forma adjustments as outlined below refer to the note references as included in the unaudited pro forma condensed income statement for 2010 as presented above:

1.           Saga Tankers’ income statement for the period from March 24, 2010 (date of inception) to December 31, 2010 includes information regarding the vessels from the dates on which Saga Tankers acquired the respective vessels. The acquisition dates were from May 10, 2010 to June 14, 2010.

2.           In its income statement Saga Tankers included a sub total for Operating revenues that included gross revenues net of voyage expenses. DHT Holdings does not have the same presentation. To comply with DHT Holdings’ presentation principles, this sub total has been omitted above, and the voyage expense is included as part of the operating expenses. This reclassification is included in the column reflecting Saga Tankers’ historical financial information and is not reflected in the pro forma adjustment columns.

3.           The pro forma adjustment to depreciation reflects depreciation as it would have been assuming the Acquisition occurred on January 1 of the period shown using DHT Holdings’ fair value of the four vessels owned by Saga Tankers determined in the preliminary purchase price allocation (see Section 6.2 – “Purchase Accounting”). The depreciation is calculated on a straight-line basis adjusted for residual value, assuming a remaining useful life of 10-15 years, depending on vessel. The depreciation period commences from the date Saga Tankers acquired the four vessels with acquisition dates from May 10, 2010 to June 14, 2010. The estimated fair value of previous dry dock cost is decomposed from the fair value of the vessels and is depreciated separately. The fair value of the favourable charter contract, included as part of the vessels, is depreciated separately on a straight-line basis over the remaining contract period. The pro forma adjustments are a reduction in depreciation expense in total of USD 2.1 million and USD 0.9 million, respectively, for the periods ended December 31, 2010 and March 31, 2011. Lower depreciation expense reflects that the fair value of the vessels is lower than Saga Tanker’s book value of the vessels and impacts depreciation by USD 3.4 million and USD 1.5 million, respectively, for the periods ended December 31, 2010 and March 31, 2011. The impact on depreciation for the fair value of the favourable contracts was USD 1.3 million and USD 0.6 million, respectively, for the periods ended December 31, 2010 and March 31, 2011. See section 16.5.2 – “Saga Tankers’ fleet” for further information about the vessels.

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4.           The pro forma adjustment to general and administrative expenses for both periods ended December 31, 2010 and March 31, 2011 represents USD 3.3 million in estimated transaction costs for DHT Holdings’ acquisition of Saga Tankers.

5.           The pro forma adjustment to interest expense is related to interest on the new committed Credit Facility that DHT Holdings will utilize pending the completion of the Acquisition. This new financing is treated as a replacement of Saga Tankers’ current financing. The interest expense has been calculated using amortised cost and LIBOR as of May 31, 2011 plus a 3.00% margin assuming debt of USD 125 million as of January 1, 2010 and 2011. This results in a total interest rate of 3.25% prior to the amortisation of transaction costs and an effective interest rate of 3.67% for both periods. The total pro forma adjustments are an increase in interest expense of USD 1.6 million and USD 0.1 million, respectively, for the periods ended December 31, 2010 and March 31, 2011.

The pro forma adjustments have a continuing impact except for the transaction costs incurred in connection with the acquisition under item 4 above. There is no tax effects related to the pro forma adjustments as DHT Holdings, as a Marshall Island company is not subject income taxes.

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6.5	Unaudited Pro Forma Condensed Statement of Financial Position as of March 31, 2011

(All numbers in USD thousands)		Historical financial information		Pro forma Adjustments from DHT’s acquisition of Saga 1)	Pro forma Consolidated

		DHT Holdings, Inc.	Saga Tankers
	Note	March 31, 2011 (unaudited)	March 31, 2011 (unaudited)	March 31, 2011(unaudited)	March 31, 2011(unaudited)

ASSETS
Current assets
Cash and cash equivalents	2.3	102 184	23 342	(4 709)	120 817
Accrued charter hire/trade receivable		404	5 621	-	6 025
Inventories		-	6 487	-	6 487
Prepaid expenses		3 602	2 045	-	5 647
Total current assets		106 190	37 495	(4 709)	138 976

Vessels		461 100	249 074	(70 255)	639 920
Other assets		384	-	-	384
Other long-term receivables		836	-	-	836
Deposit for vessel acquisition		6 700	-	-	6 700
Total assets		575 211	286 569	(74 964)	786 816

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of non-current debt	3	-	16 422	(1 590)	14 832
Accounts payable and accrued expenses		5 329	5 058	-	10 387
Derivative financial instruments		3 086	-	-	3 086
Prepaid charter hire		7 833	-	-	7 833
Total current liabilities		16 248	21 480	(1 590)	36 138

Non-currents liabilities
Long-term debt	3	292 365	106 436	1 857	400 658
Derivative financial instruments		2 486	-	-	2 486
Other Long-term liabilities		420	162	-	582
Total non-current liabilities		295 271	106 598	1 857	403 726

Total liabilities		311 519	128 078	267	439 864

Stockholders’ equity
Common stock	4	641	14 620	(14 403)	858
Other equity	4	263 050	143 871	(60 827)	346 094
Total stockholders’ equity		263 692	158 491	(75 231)	346 952
Total liabilities and stockholders’ equity		575 211	286 569	(74 964)	786 816

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6.5.1	Notes to the unaudited pro forma condensed financial position

The explanations of the pro forma adjustments as outlined below refer to the note references as included in the unaudited pro forma condensed statement of financial position as of March 31, 2011 as presented above:

1.           The acquisition of Saga Tankers is considered to be a business combination under IFRS 3 and consequently all assets acquired and liabilities assumed are accounted for at its fair value at the acquisition date. Based on a preliminary purchase price allocation, it is assessed that the carrying amount of assets and liabilities in Saga Tankers, except for the vessels and long term debt, represents its fair value at the acquisition date. See Section 6.2 – “Purchase Accounting”.

2.           Adjustments to cash and cash equivalents relates to a) decrease in cash of USD 1.4 million which is the net cash effect from the replacement of financing as further described in note 3 below, and b) decrease in cash of USD 3.3 million, which is the pro forma cash effect from transaction costs recognised as adjustment to general and administrative expenses as described in note 4 under Section 6.4.1 – “Notes to the unaudited pro forma financial information”.

3.           Adjustments to long term debt relates to the new loan DHT Holdings will enter into pending the completion of the Acquisition which will be a replacement for the financing recognised in Saga Tankers’ financial statement. DHT Holdings has entered into the committed Credit Facilities for USD 125 million with DnB NOR Bank ASA which would be used to repay Saga tankers’ existing long term debt. The first instalment on the loan commence one quarter after the draw down, and consequently four instalments are presented as current at  March 31, 2011. The loan is accounted for at amortised cost, and the nominal amount is USD 125 million and is presented net of USD 1.9 million in transaction costs. This is an increase in total long term debt of USD 0.3 million of which the current portion of long term debt is reduced by USD 1.6 million and the non-current long term debt is increased by USD 1.9 million compared with Saga Tankers’ total debt balances recorded at amortised cost of USD 122.8 million. The remaining nominal amount under Saga Tankers existing loan agreement is USD 124.5 million, and the cash received from DHT Holdings’ committed Credit Facilities is USD 123.1 million, net of transaction costs, which cause a net decrease in cash of USD 1.4 million.

4.           The pro forma adjustment to equity represents the elimination of Saga Tankers’ equity (USD 158.5 million), the fair value of DHT Holdings’ Consideration Shares for the Saga Tankers’ acquisition (USD 86.6 million) and estimated transaction costs for DHT Holdings’ acquisition of Saga Tankers.

Since DHT Holdings is the acquiring party, the shareholders’ equity in Saga Tankers will be eliminated upon consolidation. The change in common stock from USD 0.6 million to USD 0.9 million represents the estimated increase in stockholders equity from issuing shares to Saga Tankers’ shareholders.

Change in other equity from USD 263.1 million to USD 346.1 million represents the fair value of the Consideration Shares for the business combination in excess of the total par value of the common stock to be issued of USD 86.3 million net of USD 3.3 million from estimated transaction costs which will be expensed in accordance with IFRS 3 for DHT Holdings’ acquisition of Saga Tankers.

There is no tax effects related to the pro forma adjustments as DHT Holdings, as a Marshall Island company, is not subject to income taxes.

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7.	Currencies

DHT publishes its financial statements in USD (functional currency of DHT). USD is the functional currency of DHT Holdings and most of its subsidiaries. Unless otherwise specified or unless the context otherwise requires, all references in this Offer Document to (i) USD refers to the lawful currency of the United States and (ii) NOK refers to the lawful currency of the Kingdom of Norway.

For indicative purposes only, the following were the spot rates to USD as of June 28, 2011:

Country/Area	Currency	Spot Rate
Norway	USD/NOK	5,4709

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8.	DHT selected consolidated Financial Information

8.1	General

The selected consolidated income statement information for the years ended December 31, 2010, 2009 and 2008, the selected consolidated statements of financial position as of December 31, 2010, 2009 and 2008 and the selected consolidated cash flow statement information for the years ended December 31, 2010, 2009 and 2008, have been derived from DHT’s audited financial statements and are incorporated by reference to this Offer Document, see Section 19.3 – “Incorporation by Reference” below and www.dhtankers.com. The selected condensed, combined and consolidated income statement information for the three months ended March 31, 2011 and 2010 have been derived from DHT’s unaudited interim financial statements for the first quarter 2011 and for the first quarter 2010 and are incorporated by reference to this Offer Document, see Section 19.3 – “Incorporation by Reference” below and www.dhtankers.com.

All figures in this Section 8 are in USD thousands if not otherwise stated.

8.2	Selected Annual Consolidated Financial information

8.2.1	Basis for presentation of the consolidated financial information

The financial statements of DHT have been prepared in accordance with IFRS as issued by the IASB. The financial statements have been prepared on a historical cost basis, except for derivative financial instruments that have been measured at fair value.

The preparation of financial statements in conformity with IFRS requires the use of certain estimates in the application of the accounting policies based on the best assumptions, judgments and opinions of management. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are discussed under Section 9.1.3 – “Critical accounting estimates and assessments” and further disclosed under note 2 of DHT’s consolidated financial statements for 2010. For further information on significant accounting policies, see Section 8.3 – “Accounting Policies” below.

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8.2.2	Consolidated income statements

	Years ended December 31
	2010 (Audited)	2009 (Audited)	2008 (Audited)

Shipping revenues	89,681	102,576	114,603

Operating expenses
Vessel expenses	(30,221)	(30,034)	(21,409)
Depreciation and amortisation	(28,392)	(26,762)	(25,948)
General and administrative	(7,869)	(4,588)	(4,766)
Total operating expenses	(66,482)	(61,384)	(52,123)

Income from vessel operation	23,199	41,192	62,480

Interest income	131	298	1,572
Interest expense	(13,478)	(18,130)	(21,904)
Fair value gain/(loss) on derivative financial instruments	268	(4,062)	-
Other financial expense	(3,710)	(2,452)	-

Profit before tax	6,410	16,846	42,148
Income tax expense	(33)	-	-

Net profit (loss) for the year	6,377	16,846	42,148
Profit (loss) attributable to owners of parent	6,377	16,846	42,148

Basic net income per share (figures in USD)	0.13	0.36	1.17
Diluted net income per share (figures in USD)	0.13	0.36	1.17

	Three months ended March 31
	2011 (Unaudited)	2010 (Unaudited)

Gross revenues	22,269	22,417

Operating expenses
Voyage expenses	(1,299)	-
Vessel expenses	(6,434)	(7,180)
Depreciation and amortisation	(6,753)	(7,008)
General and administrative	(2,437)	(1,827)
Total operating expenses	16,923	16,015

Income from vessel operation	5,346	6,402

Interest income	43	19
Interest expense	(1,600)	(3,933)
Fair value gain/ (loss) on financial instruments	250	(4,697)
Other financial expense	-	-

Profit (loss) before tax	4,038	(2,209)
Income tax expense	(23)	-

Net profit (loss) for the year	4,014	(2,209)
Profit (loss) attributable to owners of parent	4,014	(2,209)

Basic net income per share (figures in USD)	0.07	(0.05)
Diluted net income per share (figures in USD)	0.07	(0.05)

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8.2.3	Consolidated statements of financial position

	As of March 31		As of December 31
ASSETS	2011 (Unaudited)	2010 (Unaudited)	2010 (Audited)	2009 (Audited)	2008 (Audited)

Cash and cash equivalents	102,184	49,389	58,569	72,664	59,020
Accrued charter hire	404	-	464	-	8,791
Prepaid expenses	3,602	3,446	2,713	3,287	1,150
Total current assets	106,190	52,835	61,746	75,951	68,961

Vessels	461,100	434,028	412,744	441,036	462,387
Other assets	384	-	21	-	-
Other long term receivables	836	1,106	844	984	-
Deposit for vessel acquisition	6,700	-	5,500	-	-
TOTAL ASSETS	575,211	487,969	480,855	517,971	531,348

	As of March 31		As of December 31
Equity and liabilities	2011 (Unaudited)	2010 (Unaudited)	2010 (Audited)	2009 (Audited)	2008 (Audited)

Accounts payable and accrued expenses	5,329	5,512	4,449	6,250	6,400
Derivative financial instruments	3,086	9,008	3,065	11,779	10,945
Deferred shipping revenues	7,833	7,643	8,088	7,898	7,855
Total current liabilities	16,248	22,163	15,602	25,927	25,200

Long term debt	292,365	265,088	265,231	293,041	342,852
Derivative financial instruments	2,486	4,345	3,224	6,646	15,473
Other long term liabilities	420	451	457	433	-
Total non-current liabilities	295,271	269,884	268,912	300,120	358,325

Common stock	641	487	487	487	392
Paid-in additional capital	308,144	239,868	240,537	239,624	200,570
Retained earnings / (deficit)	(43,065)	(36,130)	(42,188)	(33,824)	(26,721)
Other components of equity	(2,029)	(8,303)	(2,495)	(14,363)	(26,418)
Total shareholders’ equity	263,691	195,922	196,341	191,924	147,823

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	575,211	487,969	480,855	517,971	531,348

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8.2.4	Consolidated cash flow statements

	Three months ended March 31		Years ended December 31

	2011	2010	2010	2009	2008
	(Unaudited)	(Unaudited)	(Audited)	(Audited)	(Audited)

Cash flow from operating activities
Net income	4,014	(2,209)	6,377	16,846	42,148
Items included in net income not affecting cash flows:
Depreciation and amortization	6,800	7,056	28,391	26,762	25,948
Amortization related to interest and swap expense	(250)	987	(78)	4,251	189
Deferred compensation related to options and restricted stock	221	244	913	749	476
Changes in operating assets and liabilities
Receivables				8,791	(7,244)
Prepaid expenses	(821)	(281)	250	(3,121)	525
Accounts payable, accrued expenses and deferred revenue	588	(975)	(1,587)	326	2, 840
Net cash flow from operating activities	10,553	4,822	34,266	54,604	64,882

Cash flow from investing activities
Decrease/(Increase) in vessel acquisition deposit	(1,200)	-	(5,500)	-	-
Investment in vessels	(55,102)	-	(99)	(5,411)	(81,185)
Investment in fixture and fittings	(371)	-	(21)	-	-
Net cash flow from investing activities	(56,673)	-	(5,620)	(5,411)	(81,185)

Cash flow from financing activities
Issuance of common stock	67,540	-	-	38,400	91,426
Issuance of long-term debt, net of acquisition costs	27,088	-	-	-	90,300
Cash dividends paid	(4,892)	(97)	(14,741)	(23,949)	(41,902)
Deferred offering costs	-	-	-	-	134
Repayment of long-term debt	-	(28,000)	(28,000)	(50,000)	(75,000)
Net cash flow from/ (used in) financing activities	89,736	(28,097)	(42,741)	(35,549)	64,958

Net change in cash and cash equivalents	43,615	(23,275)	(14,095)	13,644	48,655
Cash and cash equivalents as of beginning of period	58,569	72,664	72,664	59,020	10,365
Cash and cash equivalents as of end of period	102,184	49,389	58,569	72,664	59,020

Specification of items included in operating activities:
Interest paid	1,481	4,275	15,348	18,303	20,750
Interest received	43	27	137	303	1,565

8.2.5	Segment information

Since DHT’s business is limited to operating a fleet of crude oil tankers, management has organized the entity as one segment based upon on the service provided. Consequently, DHT has one operating segment as defined in IFRS 8, Operating Segments. DHT does not provide segment information, except for the entity wide disclosures required.

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8.3	Accounting Policies

8.3.1	Summary of accounting principles

The consolidated financial statements of DHT Holdings have been prepared in accordance with IFRS. The consolidated financial statements have been prepared pursuant to the historical cost convention except for derivative financial instruments that have been measured at fair value.

All accounting standards and interpretations effective for the financial year ended December 31, 2010 and for the three months period ended March 31, 2011 have been applied respectively for the periods then ended.

For a full summary of DHT’s accounting principles, please see DHT Holdings’ annual report for 2010 as incorporated by reference in Section 19.3 – “Incorporation by Reference” below and www.dhtankers.com.

8.3.2	Adoption of new and revised standards and interpretations

The following summarises the new standards, amendments and interpretations issued but not effective for the financial year beginning January 1, 2010 and not early adopted:

•	IFRS 9, “Financial instruments”, issued in November 2009;
•	Revised IAS 24 (revised), “Related party disclosures”, issued in November 2009;
•	“Classification of rights issues (amendment to IAS 32), issued in October 2009;
•	IFRIC 19, “Extinguishing financial liabilities with equity instruments”, effective July 1, 2010;
•	“Prepayments of a minimum funding requirement” (amendments to IFRIC 14).

8.3.3	Auditor

Ernst & Young AS has been the auditor for DHT Holdings and its predecessor for the audited consolidated financial statements prepared in accordance with IFRS as issued by the IASB for all of the periods that are incorporated by reference in this document. Ernst & Young AS’ registered address is Dronning Eufemias gate 6, 0154, Oslo, Norway and its registration number is 976389387. Ernst & Young AS is a member of The Norwegian Institute of Public Accountants.

Ernst & Young AS has issued an auditor’s report dated January 31, 2011, for DHT’s consolidated financial statements as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010. Ernst & Young AS has also issued an auditor’s report, dated January 31, 2011, for DHT’s predecessor’s consolidated financial statements as of December 31, 2009 and 2008 and January 1, 2008 and for each of the two years in the period ended 31 December 2009. These consolidated financial statements and the auditor’s reports are incorporated hereto by reference, see Section 19.3 – “Incorporation by Reference” below. Ernst & Young AS has also issued a report included in Appendix 3 in respect of the unaudited pro forma financial information herein. Such unaudited pro forma financial information was not prepared in compliance with SEC Regulation S-X, nor was the audit report issued in accordance with US auditing standards and the report is not appropriate in other jurisdictions and should not be relied on for any other purpose than stated in the report.  Ernst & Young AS has not audited, reviewed or produced any report on any other information provided in this Offer Document.

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9.	Operating and Financial Review

The following discussion of the financial condition and results of operations should be read in conjunction with the financial statements incorporated by reference into in this Offer Document. The following discussion contains forward-looking statements that are based on current assumptions and estimates by DHT’s management regarding future events and circumstances. DHT’s actual results could differ materially from those expressed or implied by the forward-looking statements as a result of many factors, including those described in Section 2 “Risk Factors”, see also Section 4.2 “Cautionary Note Regarding Forward-Looking Statements”.

9.1	Information on Financial Condition and Operating Results

9.1.1	Business

On October 18, 2005, DHT, through its subsidiary DHT Maritime, Inc., acquired the seven vessels comprising the Initial Vessels. DHT has chartered these Initial Vessels to subsidiaries of OSG, under time charters for minimum terms of five to six and one-half years. In addition to the base rate under the charters, DHT also has the opportunity to earn additional hire through profit sharing agreements. The charters commenced on the delivery of the vessels to DHT. The charters also contain various options for the charterers to extend the minimum terms of the charters in increments of one, two or three years up to a maximum of four, six or eight years, depending on the vessel, from the initial expiration date. On November 26, 2008, DHT entered into an agreement with OSG whereby OSG exercised its option to extend the charters for the Initial Vessels upon expiry of the vessels’ initial charter periods. For the Overseas Rebecca and the Overseas Ania, the charters were extended for 18 months after the initial charter periods expire in October 2010 at the basic charter rate. With regards to the remaining five vessels, the charters were extended for twelve months after the initial charter periods expire between April 2011 and April 2012, with the basic charter hire rate for the declared extension periods being either the basic charter rate stipulated in the applicable charter or, if the one-year time charter rate is lower, a base rate which is no more than USD 5,000 per day below the basic charter rate stipulated in the charters.

On December 4, 2007 and January 28, 2008, respectively, DHT Maritime acquired two Suezmax tankers and upon delivery bareboat chartered these vessels to subsidiaries of OSG for fixed terms of seven years and ten years, respectively. On March 1, 2011, DHT took delivery of the DHT Phoenix, a 1999 built VLCC. This vessel is operated in the Tankers International Pool. On May 16, 2011, DHT took delivery of the Venture Spirit which is chartered in for period of 16 to 18 months at a rate of USD 27,000 per day. DHT has a continuous option during the charter to purchase the vessel at USD 65 million for the first 6 month period, USD 66 million for the second 6 month period and USD 67 million for the third 6 month period. The vessel is operated in the Tankers International Pool. On May 27, 2011, DHT took delivery of the DHT Eagle, a 1999 built VLCC which is employed on a two year time charter at a rate of USD 32,300 per day.

DHT upholds a policy of high quality operations. DHT’s management company in Norway is supervising its fleet being managed by third party technical managers.

The third party technical managers are responsible for the technical operation and upkeep of the vessels, including crewing, maintenance, repairs and dry-dockings, maintaining required vetting approvals and relevant inspections, and to ensure DHT’s fleet complies with the requirements of classification societies as well as relevant governments, flag states, environmental and other regulations.

Under the technical management agreements, each vessel subsidiary pays the actual cost associated with the technical management and an annual management fee for the relevant vessel.

DHT currently has two ship management providers; Tanker Management Ltd in Newcastle, UK, and Goodwood Ship Management Pte Ltd in Singapore.

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DHT further places the insurance requirements related to the fleet with mutual clubs and underwriters through insurance brokers.  Such requirements include, but are not limited to, marine hull and machinery insurance, protection and indemnity insurance (including pollution risks and crew insurances), war risk insurance, loss of hire insurance and charterer’s liability insurance. Each vessel subsidiary pays the actual cost associated with the insurance placed for the relevant vessel.

For vessels on bareboat charters, the charterer is responsible for all technical management of the vessel, including vessel insurance. DHT expects that for so long as its chartering arrangements are in place with OSG, a significant portion of DHT’s revenues will be generated from time charter and bareboat payments made to DHT. However, DHT intends to acquire further vessels and these vessels may or may not be on period charters. The recent additions to the fleet, the DHT Phoenix and Venture Spirit are operated in the Tankers International Pool. The DHT Eagle is on time charter. Under the bareboat charters for DHT’s two Suezmax tankers, the charterer is responsible for paying all operating costs associated with the vessels. Accordingly, DHT does not incur any operating expenses associated with these vessels. In addition, under DHT’s bareboat charters, DHT will continue to receive the basic bareboat charter rate even during such periods that the vessel is not able to operate. As long as DHT’s vessels subject to time charters are not off hire, DHT will receive revenue amounts at least equal to the sum of the basic hire payments due under our time charters and bareboat charters.

9.1.2	Factors affecting results of operations

The principal factors that affect our results of operations and financial condition include:

●	the charter rate that DHT is paid under its charters and earnings for vessels operating in pools;
●	the amount of additional hire that DHT receives under its charter arrangements for its Initial Vessels;
●	with respect to the Initial Vessels, the number of off hire days during which DHT will not be entitled, under its charter arrangements, to receive either the basic charter rate or additional hire;
●	the required capital expenditures related to DHT’s vessels;
●	the amount of vessel operating expenses;
●	DHT’s insurance premiums and vessel taxes;
●	DHT’s vessels’ depreciation and potential impairment charges;
●	DHT’s general and administrative and other expenses;
●	DHT’s interest expense including any interest swaps it may enter;
●	the revenues and vessel operating expenses associated with any future vessel acquisitions; and
●	general market conditions when existing charters expire.

From the IPO in 2005 to December 31, 2010, DHT’s revenues have principally been derived from the time charters and bareboat charters with subsidiaries of OSG. Unless extended further by OSG, the charters for the Initial Vessels will expire in 2012 and 2013. During the first five months of 2011, DHT has added three VLCCs to its fleet, two of which have been acquired and one which is chartered in. Two of these vessels are operated in the Tankers International Pool and one is chartered out for a period of two years. DHT intends to acquire further vessels and such vessels may or may not be on period charters. In addition, the amount of additional hire that DHT receives under its charter arrangements with OSG is dependent on the revenues generated by DHT’s vessels subject to the charter arrangements with OSG. These revenues are sensitive to patterns of supply and demand. Rates for the transportation of crude oil are determined by market forces, such as the supply and demand for oil, the distance that cargoes must be transported and the number of vessels expected to be available at the time such cargoes need to be transported. The demand for oil shipments is affected by the state of the global economy. The number of vessels is affected by the construction of new vessels and by the removal of existing vessels from service. The tanker industry has historically been cyclical, experiencing volatility in freight rates, profitability and vessel values.

DHT’s expenses consist primarily of vessel operating expenses, including cost of drydocking, interest expense, depreciation expense, insurance premiums, vessel taxes, financing expenses and general and administrative expenses.

With respect to vessels on time charter, the charterers pay the charter hire monthly in advance. Additional hire, if any, is paid quarterly in arrears. DHT pays daily vessel operating expenses under its ship management agreements monthly in advance. DHT is required to pay interest under its secured credit facilities quarterly, insurance premiums either annually or more frequently (depending on the policy) and its vessel taxes annually.

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DHT’s future results will also depend upon the general market conditions when its existing charter contracts expire. With respect to the vessels on charter to OSG, OSG has the option to extend the charters of seven of these vessels at prevailing market rates at the time plus five per cent provided that such amount may not exceed the current base rates. If OSG elects to extend the charters, the profit sharing element will continue; however, if OSG does not extend the charters, DHT’s revenue generating capabilities will depend on the spot and/or period market at the time the vessel(s) are redelivered to DHT. DHT’s two Suezmax vessels are on fixed rate bare boat charters that will expire in 2014 and 2018, and OSG does not have the option to extend these charters.

9.1.3	Critical accounting estimates and assessments

DHT’s financial statements for the fiscal years 2010, 2009 and 2008 have been prepared in accordance with IFRS, which require DHT to make estimates in the application of DHT’s accounting policies based on the best assumptions, judgments and opinions of management. Following is a discussion of the accounting policies that involve a higher degree of judgment and the methods of their application. For a complete description of all of DHT’s material accounting policies, see Note 2 to DHT’s consolidated financial statements for December 31, 2010, as incorporated by reference in Section 19.3 – “Incorporation by Reference” below and www.dhtankers.com.

Revenue recognition

Eight of DHT’s vessels are on time charters. Revenues from time charters are accounted for as operating leases and are recognized on a straight line basis over the periods of such charters, as service is performed.

In addition to the base hire from the time charters, the Initial Vessels have generated revenue from additional hire by operating in pools. The DHT Phoenix and Venture Spirit also operate in pools. In such pools, shipping revenue and voyage expenses are pooled and allocated to each pool’s participants on a time charter equivalent basis in accordance with an agreed-upon formula. For vessels operating in pools, shipping revenues are substantially the same as time charter equivalent revenues.

Five of DHT’s six VLCCs participate in the Tankers International Pool, DHT’s two Suezmax tankers participate in the Suezmax International Pool and two of DHT’s four Aframax tankers participate in the Aframax International Pool. Each of these pools generates a majority of its revenue from voyage charters. Within the shipping industry, there are two methods used to account for voyage revenues: (1) ratably over the estimated length of each voyage and (2) completed voyage. The recognition of voyage revenues ratably over the estimated length of each voyage is the most prevalent method of accounting for voyage revenues and the method used by the pools in which DHT participates. Under each method, voyages may be calculated on either a load-to-load or discharge-to-discharge basis. In applying its revenue recognition method, management of each of the pools believes that the discharge-to-discharge basis of calculating voyages more accurately estimates voyage results than the load-to-load basis. Since, at the time of discharge, management of each of the pools generally knows the next load port and expected discharge port, the discharge-to-discharge calculation of voyage revenues can be estimated with a greater degree of accuracy. Revenues from time charters performed by vessels in the pools are accounted for as operating leases and are recognized on a straight line basis over the periods of such charters, as service is performed. Each of the pools does not begin recognizing voyage revenue until a charter has been agreed to by both the pool and the customer, even if the vessel has discharged its cargo and is sailing to the anticipated load port on its next voyage.

DHT acquired its two Suezmax tankers on December 4, 2007 and January 28, 2008, respectively. These vessels are on bareboat charters to subsidiaries of OSG. Revenues from bareboat charters are accounted for as operating leases and are recognized on a straight line basis over the periods of such charters, as service is performed.

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Vessel lives and impairment

With respect to the Initial Vessels, the carrying value of each vessel represents its original cost at the time it was delivered from the yard less depreciation calculated using an estimated useful life of 25 years from the date such vessel was originally delivered from the shipyard less impairment, if any. In the tanker shipping industry, a 25-year life is most commonly used. The actual life of a vessel may be different and the useful lives of the vessels are reviewed at year end, with the effect of any changes in estimate accounted for on a prospective basis. DHT has evaluated the impact of the revisions to Regulation 13G under the International Convention for the Prevention of Pollution from Ships that became effective April 5, 2005 and the European Union regulations that went into force on October 21, 2003 on the economic lives assigned to the fleet. Because the fleet consists of modern, double hull vessels, the revised regulations do not directly affect any of our vessels. If the economic lives assigned to the tankers prove to be too long because of new regulations or other future events, higher depreciation expense and impairment losses could result in future periods as a result of a reduction in the useful lives of any affected vessels.

With respect to DHT’s two Suezmax tankers and the two VLCC’s acquired in the first half of 2011, the carrying value of each vessel represents the cost to DHT when the vessel was acquired less depreciation calculated using an estimated useful life of 25 years from the date such vessel was originally delivered from the shipyard less impairment, if any.

The carrying values of DHT’s vessels may not represent their fair market value at any point in time since the market prices of second-hand vessels tend to fluctuate with changes in charter rates and the cost of constructing new vessels. Historically, both charter rates and vessel values have been cyclical. The carrying amounts of vessels held and used by DHT are reviewed for potential impairment whenever events or changes in circumstances indicate that the carrying amount of a particular vessel may not be fully recoverable. Under IFRS, DHT considers the higher of fair value less costs to sell and the value in use in evaluating impairment. In such instances the vessel is considered impaired and is written down to its recoverable amount. This assessment is usually made at the individual vessel level. However, impairment test can be performed on a fleet wide basis ― for example when the vessels are dependent on profit sharing on a fleet wide basis.

In developing estimates of future cash flows, DHT must make assumptions about future charter rates, ship operating expenses, the estimated remaining useful lives of the vessels and the discount rate. These assumptions are based on historical trends as well as future expectations. Although management believes that the assumptions used to evaluate potential impairment are reasonable and appropriate, such assumptions are highly subjective. The most important assumptions in calculating the present value of the future cash flows of our vessels, or “value in use”, are future charter rates, ship operating expenses and the discount rate. Reasonable changes in the assumptions for the discount rate or future charter rates could lead to a value in use for some of our vessels that is equal to or less than the carrying amount for such vessels.

In connection with monitoring compliance with DHT’s credit facilities and as a general business matter, DHT periodically monitors the fair market value of DHT’s vessels, including by obtaining various broker valuations as of specific dates. DHT generally does not include the impact of market fluctuations in vessel prices in our financial statements. DHT does, however, monitor its business and assets on a regular basis for potential asset impairment.

DHT has determined that its initial fleet of vessels operating on time charters with OSG constitute a single cash generating unit as (a) all seven vessels are on charter to the same customer, (b) all seven charters were negotiated together and (c) all seven vessels have profit sharing on a fleet-wide basis. Based on broker valuations as of December 31, 2010, and disregarding the charters attached to the vessels, DHT believes the fair market value of these seven vessels exceeded their carrying value as of that date.

With respect to the Overseas Newcastle and Overseas London, based on broker valuations as of December 31, 2010, and disregarding the charters attached to each of the vessels, DHT believes the aggregate fair market value of these vessels was less than their aggregate carrying value as of that date. These vessels do however have long-term bareboat charter contracts with fixed rates attached. Hence, DHT considers the value of the discounted cash flows (value in use) when determining whether an impairment charge would be required. DHT believes that its recoverable amount for each of these vessels (as measured by such vessel’s value in use) exceeded the applicable carrying value as of December 31, 2010, and, accordingly, has not recorded impairment charges even though the vessels have experienced a decline in charter free market value (i.e. disregarding the charter contracts attached to each of the vessels).

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With respect to the DHT Phoenix and the DHT Eagle, which were acquired in the first half of 2011 and delivered in March and May 2011, respectively, the market value is estimated to be materially similar to the carrying value.

Please see Section 2.4.7 – “The value of DHT’s vessels may be depressed at a time when and in the event that DHT sells a vessel” for a discussion of additional risks relating to the value of DHT’s vessels.

Stock compensation

Employees of DHT receive remuneration in the form of restricted common stock that is subject to vesting conditions. Equity-settled share based payment is measured at the fair value of the equity instrument at the grant date and is expensed on a straight-line basis over the vesting period. The fair value of restricted common stock that vest based on continued employment/office only are considered to be equal to the fair market value of common stock at the grant date. For restricted shares granted in May 2010 and May 2009 that vest due to both continued employment and market conditions, the calculated fair value at grant date was valued at 62% of the fair value of the common stock using a Monte Carlo simulation. For restricted stock granted in September 2010 that vest due to both continued employment and market conditions, the calculated fair value at grant date was 31.5% for 150,000 Shares and 40% for 150,000 Shares of the Share price at grant date calculated using an option pricing model which includes various assumptions including estimated volatility of 37.5%, based on historical volatility.

9.1.4	Comparison of three months ended March 31, 2011 and 2010

The discussion below describes DHT’s results of operations for the three months ended March 31, 2011 compared to the three months ended March 31, 2010.

DHT reported revenues for the three months ended March 31, 2011 of USD 22.3 million compared to USD 22.4 million in the same period in 2010. Of the USD 22.3 million of revenues for the three months ended March 31, 2011, USD 17.6 million relates to the seven vessels on time charter and USD 4.7 million relates to the two vessels on bareboat charter. Of the USD 22.4 million of revenues for the three months ended March 31, 2010, USD 17.7 million relates to the seven vessels on time charter and USD 4.7 million relates to the two vessels on bareboat charter. During both periods no additional hire under DHT’s profit sharing arrangements was earning due to low freight markets. DHT’s vessels were on hire 99.6% for the three months ended March 31, 2011 and 97.6% for the three months ended March 31, 2010. The improvement in on hire was mainly due to the Overseas Chris completing its Class Interim Survey in the first quarter of 2010.

Vessel operating expenses including insurance for the three months ended March 31, 2011, 2011 were USD 6.4 million compared to USD 7.2 million for the three months ended March 31, 2010. Voyage related expenses for the three months ended March 31, 2011 were USD 1.3 million compared to zero for the three months ended March 31, 2010. The voyage related expenses relate to bunker consumption to reposition the newly acquired DHT Phoenix to enter the Tankers International Pool.

Depreciation and amortization expenses for the three months ended March 31, 2011, including depreciation of capitalized dry docking costs, were USD 6.8 million, down from USD 7.0 million for the three months ended March 31, 2010.

General and administrative expenses for the three months ended March 31, 2011 including non-cash cost related to restricted share agreements for management and Board of Directors of USD 0.2 million, was USD 2.4 million compared to USD 1.8 million for the three months ended March 31, 2010. General and administrative expenses for the three months ended March 31, 2011 include expenses related to a high level of activity including raising capital, vessel inspections, vessel acquisitions and move of offices. General and administrative expenses for the three months ended March 31, 2010 include costs related to the corporate restructuring completed in the first quarter 2010.

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Net financial expenses for the three months ended March 31, 2011 were USD 1.3 million compared to USD 8.6 million for the three months ended March 31, 2010. Net financial expenses for the three months ended March 31, 2011 include a net non-cash gain on interest rate swaps of USD 0.3 million. For the prior-year period, the net financial expenses include a gain on interest rate swaps of USD 1.9 million, amortization of unrealized loss on interest rate swaps of USD 2.9 million and a USD 3.7 million cost related to the early termination of USD 35 million of interest swaps. Interest expense for the three months ended March 31, 2011 was USD 1.6 million compared to USD 3.9 million for the three months ended March 31, 2010. The decline is mainly a result the expiry of an interest rate swap in October 2010.

Net income for the three months ended March, 31 2011 was USD 4.0 million or USD 0.07 per diluted share, compared to a loss of USD 2.2 million or USD (0.05) per diluted share for the prior year period.

As of March 31, 2011 DHT’s cash balance was USD 102.2 million compared to USD 58.6 million as of December 31, 2010. The cash balance as of March 31, 2011 does not include USD 6.7 million in a deposit paid towards the acquisition of the DHT Eagle which was recorded as deposit for vessel acquisition. Total assets as of March 31, 2011 amounted to USD 575.2 million compared to USD 480.9 million as of December 31, 2010 and the total equity amounted to USD 263.7 million compared to USD 196.3 million as of December 31, 2010.

Net cash provided by operating activities for the three months ended March 31, 2011 was USD 10.6 million compared to USD 4.8 million for the three months ended March 31, 2010. The improvement relates mainly to lower vessel expenses, lower interest expenses and lower cost related to the early termination of interest rate swaps for the three months ended March 31, 2011 compared to the same period the prior year. Net cash used in investing activities was USD 56.7 million for the three months ended March 31, 2011 compared to zero for the three months ended March 31, 2010. The increase in investing activities relates to the acquisition of the DHT Phoenix in the first quarter of 2011. Net cash provided by financing activities was USD 89.7 million for the three months ended March 31, 2011 compared to net cash used by financing activities for the three months ended March 31, 2010 of USD 28.1 million. The net cash provided by financing activities for the three months ended March 31, 2011 primarily relates to the issuance of common stock of USD 67.5 million and the issuance of long term debt of USD 27.1 million principally related to debt repayment.

For further information see Sections 9.2 – “Significant Changes in DHT’s Financial or Trading Position since March 31, 2011”, 10.3 – “Capitalisation and Indebtedness”, DHT’s interim report incorporated by reference in Section 19.3 – “Incorporation by Reference” (see further www.dhtankers.com) and elsewhere in this Offer Document.

9.1.5	Comparison of years ended December 31, 2010, 2009 and 2008

The discussion below describes DHT’s results of operations for the year ended December 31, 2010 compared to the years ended December 31, 2009 and December 31, 2008.

Income from vessel operations

Shipping revenues decreased by USD 12.9 million, or 12.6%, to USD 89.7 million in 2010 from USD 102.6 million in 2009. This decrease was attributable to lower freight markets in 2010 which resulted in no additional hire being earned in 2010. Shipping revenues decreased by USD 12.0 million, or 10.5%, to USD 102.6 million in 2009 from USD 114.6 million in 2008. This decrease was attributable to lower freight markets in 2009 which reduced additional hire.

Vessel expenses increased by USD 0.2 million in 2010, to USD 30.2 million from USD 30.0 million in 2009. Vessel expenses increased by USD 8.6 million in 2009, to USD 30.0 million from USD 21.4 million in 2008, primarily as a result of the new technical management agreements DHT entered into with OSG effective January 16, 2009, under which DHT pays the actual cost related to the technical management of the Initial Vessels.

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Depreciation and amortization increased by USD 1.6 million in 2010, to USD 28.4 million from USD 26.8 million in 2009 and by USD 0.9 million in 2009 from USD 25.9 million in 2008 principally as a result of drydocking expenses being capitalized and amortized over the period to the next estimated drydocking.

General and administrative expenses

General and administrative expenses increased by USD 3.3 million to USD 7.9 million in 2010 from USD 4.6 million in 2009. The increase in 2010 is mainly due to expenses related to DHT’s corporate restructuring, legal costs related to the resolution of the proxy contest related to DHT’s 2010 annual meeting of shareholders, and changes in management. General and administrative expenses declined by USD 0.2 million to USD 4.6 million in 2009 from USD 4.8 million in 2008.

General and administrative expenses for 2010, 2009 and 2008 include directors’ fees and expenses, the salary and benefits of DHT’s executive officers, legal fees, fees of independent auditors and advisors, directors and officers insurance, rent and miscellaneous fees and expenses. 2010 includes the cost related to the departure of the former CEO totaling USD 0.9 million plus a total of 159,706 Shares.

Interest expense and amortization of deferred debt issuance cost

Interest expense declined by USD 4.7 million to USD 13.5 million in 2010, from USD 18.1 million in 2009, and by USD 3.8 million to USD 18.1 million in 2009, from USD 21.9 million in 2008. This decline was primarily due to the principal repayment of USD 50.0 million in June 2009 and USD 28.0 million in February 2010 under DHT’s RBS Credit Facility agreement, as amended, as well as the expiration of an interest rate swap in the notional amount of USD 194.0 million in October 2010.

Net profit (loss) for the year

Net income amounted to USD 6.4 million (USD 0.13 per diluted share) in 2010, USD 16.8 million (USD 0.36 per diluted share) in 2009 and USD 42.1 million (USD 1.17 per diluted share) in 2008.

Total assets, equity and borrowings

Total assets amounted to USD 480.9 million as of December 31, 2010, USD 518.0 million as of December 31, 2009 and USD 531.3 million as of December 31, 2008. Cash and cash equivalents amounted to USD 58.6 million as of December 31, 2010, USD 72.7 million as of December 31, 2009 and USD 59.0 million as of December 31, 2008.

Net equity amounted to USD 196.3 million as of December 31, 2010, USD 191.9 million as of December 31, 2009 and USD 147.8 million as of December 31, 2008.

Long term interest bearing debt amounted to USD 265.2 million as of December 31, 2010, USD 293.0 million as of December 31, 2009 and USD 342.8 million as of December 31, 2008. Net interest bearing debt amounted to USD 206.7 million as of December 31, 2010, USD 220.4 million as of December 31, 2009 and USD 283.8 million as of December 31, 2008.

For further information see Sections 9.2 – “Significant Changes in DHT’s Financial or Trading Position since March 31, 2011”,  10.3 – “Capitalisation and Indebtedness”, and elsewhere in this Offer Document.

9.2	Significant Changes in DHT’s Financial or Trading Position since March 31, 2011

DHT has not experienced any significant changes to its financial or trading position after March 31, 2011 and to the date of this Offer Document, except for the acquisition of one second hand VLCC and the charter of a VLCC, as discussed elsewhere in this Offer Document, including under Section 9.3 – “Significant Events since December 31, 2010”.

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9.3	Significant Events since December 31, 2010

On December 14, 2010, DHT entered into an agreement to acquire a 1999 built VLCC for USD 55.0 million to be named DHT Phoenix. The vessel was delivered on March 1, 2011 and is operated in the Tankers International Pool. The acquisition of the vessel was financed with bank financing of USD 27.5 million and cash at hand.

In February 2011, DHT issued a total of 15.4 million Shares for total proceeds of approximately USD 67.5 million.

On March 21, 2011, DHT entered into an agreement to acquire a 2002 built VLCC for USD 67.0 million to be named DHT Eagle. The vessel was delivered on May 27, 2011 and is employed on a two year time charter at USD 32,300 net per day. The acquisition of the vessel was financed with bank financing of USD 32.5 million and cash at hand.

On May 16, 2011, DHT entered into an agreement to time charter in a 2003 built VLCC for a period of 16 to 18 months at a rate of USD 27,000 per day. DHT has a continuous option during the charter to purchase the vessel at USD 65 million for the first 6 month period, USD 66 million for the second 6 month period and USD 67 million for the third 6 month period. The vessel was delivered to DHT on May 16, 2011 and is operated in the Tankers International Pool.

Except for the change related to the Offer as described in this Offer Document, and the agreements mentioned above, DHT has not experienced any other significant trends or events after December 31, 2010 and to the date of this Offer Document.

9.4	Legal and Arbitration Proceedings

The nature of DHT’s business, which involves the acquisition, chartering and ownership of vessels, exposes DHT to the risk of lawsuits for damages or penalties relating to, among other things, personal injury, property casualty and environmental contamination. Under rules related to maritime proceedings, certain claimants may be entitled to attach charter hire payable to DHT in certain circumstances.

There are no governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which DHT is aware), during a period covering at least the previous 12 months which may have, or have had in the recent past significant effects on DHT Holdings and/or its subsidiaries’ financial position or profitability.

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10.	Capital Resources

10.1	Cash Flows

DHT operates in a capital intensive industry. DHT financed the acquisition of its Initial Vessels with the net proceeds of the IPO, borrowings under the secured credit facility with RBS and through the issuance of Shares to a subsidiary of OSG. DHT financed the acquisition of the Overseas Newcastle on December 4, 2007, and the Overseas London on January 28, 2008, with borrowings under the secured credit facility with RBS. DHT financed the purchase price of the DHT Phoenix and DHT Eagle with cash and credit facilities from banks. DHT’s working capital requirements relate to its operating expenses, including payments under its ship management agreements, payments of interest, payments of insurance premiums, payments of vessel taxes and the payment of principal under the secured credit facilities. DHT funds its working capital requirements with cash from operations.

Net cash flow provided by operating activities was USD 34.3 million in 2010 compared to USD 54.6 million in 2009. This decline was primarily attributable to lower additional hire in 2010 from the Initial Vessels that OSG operates in pools and higher general and administrative expenses. Net cash flow provided by operating activities was USD 54.6 million in 2009 compared to USD 64.9 million in 2008. This decline was primarily attributable to lower additional hire in 2009 from the Initial Vessels that OSG operates in pools and higher vessel expenses. Net cash used in investing activities was USD 5.6 million in 2010 compared to USD 5.4 million in 2009. Net cash used in investing activities was USD 5.4 million in 2009 compared to USD 81.2 million in 2008. The decline in 2010 and 2009 compared to 2008 was primarily attributable to the acquisition of a Suezmax tanker in 2008. Net cash used by financing activities was USD 42.7 million in 2010, USD 35.6 million in 2009 and USD 65.0 million provided in 2008. In 2010 DHT paid cash dividends of USD 14.7 million and repaid USD 28.0 million under the secured credit facility. In 2009 DHT issued common stock with total proceeds of USD 38.4 million while DHT paid cash dividends of USD 23.9 million and repaid USD 50 million under the secured credit facility. In 2008 DHT issued common stock with total proceeds of USD 91.4 million, issued long term debt of USD 90.3 million and paid cash dividends of USD 41.9 million and repaid USD 75.0 million under the secured credit facility. DHT had USD 266.0 million of total debt outstanding at December 31, 2010, compared to USD 294.0 million at December 31, 2009, USD 344.0 million at December 31, 2008 and USD 327.4 million at January 1, 2008.

Net cash provided by operating activities for the three months ended March 31, 2011 was USD 10.6 million compared to USD 4.8 million for the three months ended March 31, 2010. The improvement relates mainly to lower vessel expenses, lower interest expenses and lower cost related to the early termination of interest rate swaps for the three months ended March 31, 2011 compared to the same period the prior year. Net cash used in investing activites was USD 56.7 million for the three months ended March 31, 2011 compared to zero for the three months ended March 31, 2010. The increase in investing activities relates to the acquisition of the DHT Phoenix in the first quarter of 2011. Net cash provided by financing activities was USD 89.7 million for the three months ended March 31, 2011 compared to net cash used by financing activities for the three months ended March 31, 2010 of USD 28.1 million. The net cash provided by financing activities in for the three months ended March 31, 2011 primarily relates to the issuance of common stock of USD 67.5 million and the proceeds of long term bank financing debt of USD 27.1 million.

For further information regarding DHT’s investment activities, see Section 10.5 – “Investments” below.

Cash and cash equivalents amounted to USD 58.6 million as of December 31, 2010, USD 72.7 million as of December 31, 2009 and USD 59.0 million as of December 31, 2008. As of March 31, 2011 DHT’s cash balance was USD 102.2 million. The cash balance per March 31, 2011 does not include USD 6.7 million in a deposit paid towards the acquisition of the DHT Eagle which was recorded as deposit for vessel acquisition.

DHT’s functional currency is USD. All of DHT’s revenues and most of DHT’s operating costs as well as interest bearing debt are in USD. DHT’s vessels are also valued in USD. As such DHT’s financial figures are currently impacted only to a limited extent by the fluctuation in exchange rates.

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10.2	Working Capital Statement

DHT believes that its working capital is sufficient for its present requirements for at least 12 months from the date of this Offer Document.

10.3	Capitalisation and Indebtedness

The following table shows DHT’s capitalisation as of March 31, 2011. The numbers have not been audited. For further information see Section 9.2 – “Significant Changes in DHT’s Financial or Trading Position since March 31, 2011”, DHT’s interim report incorporated by reference in Section 19.3 “Incorporation by Reference”, www.dhtankers.com and elsewhere in this Offer Document.

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Table 10-3: Statement of consolidated capitalisation and indebtedness
As of March 31, 2011
USD thousands	Actual
Unaudited

Total Current debt
Guaranteed	0
Secured1) 3)	3,086
Unguaranteed/unsecured	0
Total current debt	3,086

Total Non-current debt (excl current portion of long-term debt) Guaranteed	0
Secured2) 3)	294,815
Unguaranteed/unsecured	0
Total non-current debt	294,851

Shareholder’s equity Share capital	641
Legal Reserve	308,144
Other equity	-45,094
Total shareholder’s equity	263,691

A. Cash	102,184
B. Cash equivalent	0
C. Trading securities	0
D. Liquidity( A+B+C)	102,184
E. Current financial receivable	0
F. Current bank debt	0
G. Current portion of non current debt	0
H. Other current financial debt1)	3,086
I. Current financial debt (F+G+H)	3,086
J. Net current financial indebtedness (I-E-D)	-99,098
K. Non-current bank loans	292,365
L. Bonds issued	0
M. Other non-current bank loans2)	2,486
N. Non-current financial indebtedness (K+L+M)	294,851
O. Net financial indebtedness (J+N)	195,753

(1)	Includes USD 3,086 related to the fair value of an interest rate swap of USD 65 million
(2)	Includes USD 2,486 related to the fair value of an interest rate swap of USD 65 million
(3)
Assets pledged as collateral under DHT Maritime’s credit facility including derivative financial instruments entered into with RBS: DHT Ann, Overseas Chris, DHT Regal, Overseas Newcastle, Overseas London, Overseas Cathy, Overseas Sophie, Overseas Ania and Overseas Rebecca. Asset pledged as collateral under DHT Phoenix, Inc’s credit facility: DHT Phoenix. For further information see Section 10.4 – “Borrowings” below and elsewhere in this Offer Document.

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Material changes to the statement of consolidated capitalisation and indebtedness since March 31, 2011

Subsequent to March 31, 2011, DHT has borrowed USD 27.5 million in connection with the acquisition of the DHT Eagle. The impact on the Statement of consolidated capitalisation and indebtedness above would have been an increase in Total Current Debt – Secured of USD 2.5 million, an incease in Total Non-Current Debt - Secured of USD 25.0 million, an increase in line F of USD 2.5 million and an increase in line K of USD 25.0 million. For further information see Section 10.4 – “Borrowings” below and elsewhere in this Offer Document

10.4	Borrowings

Liquidity management and funding

DHT manages its liquidity to ensure sufficient liquidity to cover DHT´s operational requirements. DHT’s main strategy for mitigating risk related to volatility in cash flow is to maintain a solid financial position. During 2010 and first quarter of 2011, net cash provided by operations, together with DHT’s liquidity holdings, borrowings and the issuance of Shares, were sufficient to cover operating requirements, investments and debt service.

DHT manages long-term debt at the corporate level. DHT believes that cash flow from its operating activities in 2011 will be sufficient to fund the interest payments and instalments under its secured credit facilities.

In February 2011 DHT completed the issuance of Shares with net proceeds of USD 67.5 million intended to be used for general corporate purposes, which may include, without limitation, vessel acquisitions, business acquisitions or other strategic alliances, reduction of outstanding borrowings, capital expenditures and working capital.

In February 2011, DHT also borrowed USD 27.5 million, see section “DHT Phoenix, Inc.” below for more information.

The following table shows the relevant key figures on a consolidated basis for DHT as of the latest financial period, March 31, 2011:

Table 10-4-1: Key figures

	Notes	As of 31 March 2011 Actual Unaudited
EBITDA-margin	1	54.3%
Equity ratio	2	45.8%
Return on equity	3	6.0%
Net interest bearing debt (USDm)	4	190.18
Net cash flow per share - basic (USD)	5	0.18
Net cash flow per share - diluted (USD)	6	0.18
EPS - basic (USD)	7	0.07
EPS - diluted (USD)	8	0.07
EBITDA to Interest Coverage Ratio	9	7.46

1)	Earnings before interest, taxes, depreciation and amortisation / Gross revenues.

2)	Stockholder’s equity / Total assets.

3)	Net profit last four quarters / Average stockholder’s equity last four quarters.

4)	Interest bearing debt - cash and cash equivalents.

5)	Net cash flow from operating activities / Weighted average number of Shares basic.

6)	Net cash flow from operating activities / Weighted average number of Shares diluted.

7)	Net profit / Weighted average number of Shares basic.

8)	Net profit / Weighted average number of Shares diluted.

9)	EBITDA/ Interest expenses.

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Treasury policy

DHT’s cash balances are held in short term deposits with highly rated financial institutions. DHT funds its business through a combination of equity and debt financing.  A key objective in relation to capital management is to ensure that DHT maintains a strong capital structure in order to support its business. DHT evaluates its capital structure in light of current and projected cash flow, the relative strength of the shipping markets, new business opportunities and DHT’s financial commitments.

DHT’s exposure to the risk of changes in interest rates relates primarily to DHT’s long-term debt with floating interest rates. DHT has entered into an interest rate swap which currently covers part of the long-term debt in an amount of USD 65 million under which DHT pays a fixed rate, including interest margin, of 5.95% until January 18, 2013.

DHT’s currency risk is immaterial since all revenues and all vessel operating expenses are in USD. Also, all debt and all material cash balances are in USD.

Secured credit facilities

The following summary of the material terms of the secured credit facilities is qualified by reference to all provisions of the loan agreements. DHT Holdings is a holding company and has no significant assets other than cash and the equity interests in its subsidiaries. DHT Holdings’s subsidiaries own all of DHT’s vessels, and payments under the charters and from commercial pools are made to DHT Holdings’s subsidiaries.

The table below illustrates the repayment structure for DHT’s outstanding credit facilities

Table 10-4-2: Repayment structure

Year	RBS Credit Facility	DHT Phoenix Credit Facility	DHT Eagle Credit Facility	Total bank borrowings
2011	-	1,828	1,250	3,078
2012	4,296	2,438	2,500	9,234
2013	26,604	2,437	2,500	31,541
2014	36,300	2,437	2,500	41,238
2015	36,300	2,437	2,500	41,238
2016	36,300	15,922	22,250	74,472
Thereafter	126,200			126,200
Total	266,000	27,500	33,500	327,000

DHT Maritime, Inc.

On October 18, 2005, DHT Maritime, Inc. (“DHT Maritime”), a wholly owned subsidiary of DHT Holdings, and its subsidiaries entered into a USD 401.0 million secured credit facility with RBS for a term of ten years, with no principal amortization for the first five years (“RBS Credit Facility”). The RBS Credit Facility consisted of a USD 236.0 million term loan, a USD 150.0 million vessel acquisition facility and a USD 15.0 million working capital facility. DHT Maritime is the borrower under the RBS Credit Facility and DHT Maritime’s vessel-owning subsidiaries are the sole guarantors of its performance thereunder.

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DHT Maritime borrowed the entire amount available under the term loan upon the completion of the IPO to fund a portion of the purchase price for the Initial Vessels that were acquired from OSG. On November 29, 2007, DHT Maritime amended the RBS Credit Facility to increase the total commitment thereunder by USD 19.0 million to USD 420.0 million. Under the terms of the RBS Credit Facility, the previous USD 15.0 million working capital facility and USD 150.0 million vessel acquisition facility were cancelled and replaced with a new USD 184.0 million vessel acquisition facility, which was used to fund the entire purchase price of the two Suezmax tankers, the Overseas Newcastle and the Overseas London. Following delivery of the Overseas London on January 28, 2008 the acquisition facility was fully drawn.

Borrowings under the initial USD 236.0 million term loan bear interest at an annual rate of LIBOR plus a margin of 0.70%. Borrowings under the vessel acquisition portion of the secured credit facility bear interest at an annual rate of LIBOR plus a margin of 0.85%.

As of March 31, 2011, the outstanding amount under the RBS Credit Facility is USD 266 million and is repayable with one installment of USD 0.3 million on July 18, 2012, two quarterly installments of USD 4.0 million from October 18, 2012 to January 18, 2013, one installment of USD 4.4 million on April 18, 2013, sixteen quarterly installments of USD 9.075 million from July 18, 2013 to April 18, 2017 and a final payment of USD 108.1 million on July 18, 2017.

The RBS Credit Facility is secured among others by a first priority mortgage and assignment of charter hire guarantees on each of the vessels that are owned by DHT Maritime’s subsidiaries, a pledge of the balances in certain bank accounts on each of the vessels that are owned by DHT Maritime’s subsidiaries.

The RBS Credit Facility Agreement contains covenants that prohibit DHT Maritime and each of its subsidiaries from, among other things, incurring additional indebtedness without the prior consent of the lenders, permitting liens on assets, merging or consolidating with other entities or transferring all or substantially all of their assets to another person and paying dividends if the charter-free market value of the vessels that secure their obligations under the secured credit facility is less than 135% of their borrowings under the secured credit facility plus the actual or notional cost of terminating any interest rates swaps that they enter.

The RBS Credit Facility Agreement also contains a financial covenant requiring that at all times the charter-free market value of the vessels that secure DHT Maritime’s and its subsidiaries’ obligations under the secured credit facility be no less than 120% of their borrowings under the secured credit facility plus the actual or notional cost of terminating any of their interest rates swaps.

DHT Phoenix, Inc.

On February 25, 2011 DHT Phoenix, Inc., a wholly owned subsidiary of DHT Holdings, entered into a USD 27.5 million secured credit facility with DVB Bank, SE, London Branch Agent for a term of five years (the “DHT Phoenix Credit Facility”). The DHT Phoenix Credit Facility is guaranteed by DHT Holdings. Borrowings under the DHT Phoenix Credit Facility bear interest at an annual rate of LIBOR plus a margin of 2.75%.

The full amount of the DHT Phoenix Credit Facility was borrowed on March 1, 2011 and is repayable in nineteen quarterly installments of USD 0.6 million from June 1, 2011 to December 1, 2015 and a final payment of USD 15.9 million on March 1, 2016. In addition, DHT Phoenix, Inc. is required to apply one third of quarterly free cash flow after debt repayments to prepay up to an aggregate amount of up to USD 2 million over the term of the loan. These prepayments will be applied to reduce the final payment.

The DHT Phoenix Credit Facility is secured by, among other things, a first priority mortgage on the DHT Phoenix, a first priority assignment of the insurance proceeds, earnings, charter rights and requisition compensation, a first priority pledge of the balances of DHT Phoenix, Inc.’s bank accounts, a first priority pledge of all the issued shares of DHT Phoenix, Inc. and a guarantee and indemnity granted by DHT Holdings. The DHT Phoenix Credit Facility contains covenants that inter alia prohibit DHT Phoenix, Inc. from, among other things, incurring additional indebtedness without the prior consent of the lender, permitting liens on assets, merging or consolidating with other entities or transferring all or substantially all of their assets to another person.

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The DHT Phoenix Credit Facility also contains a covenant requiring that at all times the charter-free market value of the vessel that secure DHT Phoenix, Inc.’s obligations under the credit facility be no less than 130% of their borrowings under the DHT Phoenix Credit Facility.

The DHT Phoenix Credit Facility is guaranteed by DHT Holdings and DHT Holdings covenants that, throughout the term of the DHT Phoenix Credit Facilitythat DHT Holdings, on a consolidated basis, shall maintain unencumbered cash of at least USD 20 million, value adjusted tangible net worth of at least USD 100 million and value adjusted tangible net worth of no less than 25% of the value adjusted total assets.

DHT Eagle, Inc.

On May 24, 2011 DHT Eagle, Inc., a wholly owned subsidiary of DHT Holdings, entered into a USD 33.5 million secured credit facility with DnB NOR Bank ASA as agent for a term of five years (the “DHT Eagle Credit Facility”). The DHT Eagle Credit Facility is guaranteed by DHT Holdings. Borrowings under the credit facility bear interest at an annual rate of LIBOR plus a margin of 2.50%.

The full amount of the DHT Eagle Credit Facility was borrowed on May 27, 2011 and is repayable in nineteen quarterly installments of USD 625,000 from August 27, 2011 to February 27, 2016 and a final payment of USD 21.6 million on May 27, 2016.

The DHT Eagle Credit Facility is secured among others by a first priority mortgage on the DHT Eagle, a first priority assignment of earnings, insurances and intercompany claims, a first priority pledge of the balances of DHT Eagle, Inc.’s bank accounts, a first priority pledge over the shares in DHT Eagle, Inc., a guarantee and indemnity granted by DHT Holdings, a technical manager’s undertaking, and a swap agreement assignment. The DHT Eagle Credit Facility contains covenants that prohibit DHT Eagle, Inc. from, among other things, incurring additional indebtedness without the prior consent of the lender, permitting liens on assets, merging or consolidating with other entities or transferring all or any substantial part of their assets to another person.

The DHT Eagle Credit Facility also contains a covenant requiring that at all times the charter-free market value of the vessel that secure DHT Eagle, Inc.’s obligations under the credit facility be no less than 130% of their borrowings under the DHT Eagle Credit Facility.

The DHT Eagle Credit Facility is guaranteed by DHT Holdings and DHT Holdings covenants that, throughout the term of the credit facility that DHT Holdings, on a consolidated basis, shall maintain unencumbered cash of at least USD 20 million, value adjusted tangible net worth of at least USD 100 million and value adjusted tangible net worth of no less than 25% of the value adjusted total assets.

10.5	Investments

DHT’s main capital expenditures are connected to vessel acquisitions.

The following table sets out the information of DHT’s historical capital expenditures for the periods indicated:

Table 10-5: Historical capital expenditures for DHT

	Period ended	Years ended 31 December
(USD thousands)	31 March 2011	2010	2009	2008
	(Unaudited)	(Audited)	(Audited)	(Audited)
Capital expenditures	56,673	5,620	5,411	81,185

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Committed future capital expenditures for DHT

On March 21, 2011 DHT agreed to acquire a 2002 built VLCC for USD 67 million to be named DHT Eagle. As of March 31, 2011 a deposit of USD 6.7 million for the acquisition of the vessel has been paid. The balance of USD 60.3 million was paid upon delivery of the vessel in May 2011. The vessel is employed on a two year time charter at USD 32,300 net per day. DHT financed the acquisition with cash at hand and bank debt, see Section10.4 – “Borrowings”.

DHT currently has no committed investments other than the Offer.

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11.	Presentation of DHT Holdings

11.1	General

The predecessor to DHT Holdings, DHT Maritime, was incorporated under the name of Double Hull Tankers, Inc. (“Double Hull”) in April 2005 under the laws of the Marshall Islands. In June 2008, Double Hull’s shareholders voted to approve an amendment to Double Hull’s articles of incorporation to change its name to DHT Maritime, Inc. On February 12, 2010, DHT Holdings, Inc. was incorporated under the laws of the Marshall Islands. On March 1, 2010, DHT Maritime effected a series of transactions, or the “Transactions,” that resulted in DHT Holdings, Inc. becoming the publicly held parent company of DHT Maritime. As a result, DHT Holdings, Inc. became the successor issuer to DHT Maritime pursuant to Rule 12g-3(a) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” In connection with the Transactions, each shareholder of DHT Maritime common stock on March 1, 2010 received one share of DHT Holdings, Inc. common stock for each share of DHT Maritime common stock held by such shareholder on such date. Following the Transactions, shares of DHT Maritime no longer trade on The New York Stock Exchange, or the “NYSE.” Instead, Shares now trade on the NYSE under the ticker symbol “DHT,” which is the same ticker symbol under which DHT Maritime was previously quoted.

DHT currently operates a fleet of 12 double-hull crude oil tankers, of which 11 are wholly owned by the company and one is chartered in. The fleet consists of six VLCCs, two Suezmax tankers and four Aframax tankers. Eight of the vessels are on medium-term time charters, two are on long-term bareboat charters and two are operating in the Tankers International Pool.

VLCCs are tankers ranging in size from 200,000 to 320,000 deadweight tons, or “dwt,” Suezmaxes are tankers ranging in size from 130,000 to 200,000 dwt, and Aframax tankers range in size from 80,000 to 120,000 dwt. The fleet principally operates on international routes and has a combined carrying capacity of 2,566,470 dwt (2,268,183 dwt wholly-owned) and an average age of approximately 11 years.

DHT relies on entering into commercial contracts in relation to charter coverage, hire and ship management agreements. See Section 11.6.2 – “Contracts”.

11.2	Legal Structure of DHT

DHT Holdings is a holding company and, at the date of this Offer Document, wholly-owns the following subsidiaries:

Table 11-2: Wholly-owned subsidiaries

Subsidiary	Vessel	Country of Incorporation	Percent ownership
Ania Aframax Corporation***	Overseas Ania	Marshall Islands	100%
Ann Tanker Corporation***	Overseas Ann	Marshall Islands	100%
Cathy Tanker Corporation***	Overseas Cathy	Marshall Islands	100%
Chris Tanker Corporation***	Overseas Chris	Marshall Islands	100%
DHT Chartering, Inc. **	Venture Spirit*	Marshall Islands	100%
DHT Maritime, Inc. **		Marshall Islands	100%
DHT Phoenix, Inc. **	DHT Phoenix	Marshall Islands	100%
DHT Eagle, Inc. **	DHT Eagle	Marshall Islands	100%

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Subsidiary	Vessel	Country of Incorporation	Percent ownership
London Tanker Corporation***	Overseas London	Marshall Islands	100%
Newcastle Tanker Corporation***	Overseas Newcastle	Marshall Islands	100%
Rebecca Tanker Corporation***	Overseas Rebecca	Marshall Islands	100%
Regal Unity Tanker Corporation***	DHT Regal	Marshall Islands	100%
Sophie Tanker Corporation***	Overseas Sophie	Marshall Islands	100%
DHT Management AS***		Norway	100%

*The Venture Spirit is chartered in with option to purchase the vessel.

**These companies are direct subsidiaries of DHT Holdings

*** These Companies are direct subsidiaries of DHT Maritime

11.3	History and Development of DHT
On October 18, 2005, DHT acquired seven vessels (“Initial Vessels”) chartered to subsidiaries of OSG.

In addition to the base rate under these charters, DHT also has the opportunity to earn additional hire through profit sharing agreements. These charters commenced on the delivery of the vessels to DHT and also contain various options for the charterers to extend the minimum terms of the charters in increments of one, two or three years up to a maximum of four, six or eight years, depending on the vessel, from the initial expiration date.

On December 4, 2007 and January 28, 2008, respectively, DHT acquired two Suezmax tankers and upon delivery bareboat chartered these vessels to subsidiaries of OSG for fixed terms of seven years and ten years, respectively.

On November 26, 2008, DHT entered into an agreement with OSG whereby OSG exercised part of the extension options for the Initial Vessels upon expiry of the vessels’ initial charter periods. For two of the vessels, the charters were extended for 18 months after the initial charter periods expiring in October 2010 and for five of the vessels, the charters were extended for 12 months following the expiry of the initial charter periods between April 2011 and April 2012.

In December 2010, DHT entered into an agreement to acquire a 1999 built VLCC for USD 55.0 million to be named DHT Phoenix. The vessel was delivered in the first quarter of 2011. The vessel is employed in the Tankers International Pool.

In March 2011, DHT entered into an agreement to acquire a 2002 built VLCC for USD 67 million, named the DHT Eagle. The vessel was delivered in May 2011 when it commenced a two year time charter at USD 32,300 net per day.

In May 2011, DHT agreed to charter in a 2003 built VLCC at USD 27.000 per/day for 18 months with a continuous purchase option. The vessel was delivered in May 2010 and is employed in the Tankers International Pool.

Until the first quarter of 2011, DHT had outsourced all of its technical ship management functions to Tanker Management, a subsidiary of OSG. With the delivery of the DHT Phoenix, DHT commenced a new relationship with Goodwood Ship Management Pte Ltd of Singapore. Goodwood has since taken responsibility for the technical management of DHT Eagle, DHT Regal (formerly Overseas Regal), DHT Ann (formerly Overseas Ann) and will take over the management of Overseas Chris (to be renamed DHT Chris later this year).

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11.4	Health, Safety, Environment and Quality

Government regulation significantly affects the ownership and operation of DHT’s tankers. They are subject to international conventions, national, state and local laws and regulations in force in the countries in which our tankers may operate or are registered. Under both the old and new ship management agreements for the Initial Vessels and under the bareboat charters for the Suezmaxes, Tanker Management and the bareboat charterers, respectively, have assumed technical management responsibility for the fleet, including compliance with all government and other regulations. If the ship management agreements with Tanker Management terminate, DHT would attempt to hire another party to assume this responsibility, including compliance with the regulations described herein and any costs associated with such compliance. However, in such event, DHT Holdings may be unable to hire another party to perform these and other services, and may incur substantial costs to comply with environmental requirements.

A variety of governmental and private entities subject the tankers to both scheduled and unscheduled inspections. These entities include the local port authorities (U.S. Coast Guard, harbor master or equivalent), classification societies, flag state administration (country of registry) and charterers, particularly terminal operators and oil companies. Certain of these entities require DHT Holdings to obtain permits, licenses and certificates for the operation of our tankers. Failure to maintain necessary permits or approvals could require DHT to incur substantial costs or temporarily suspend operation of one or more of our tankers.

DHT believes that the heightened level of environmental and quality concerns among insurance underwriters, regulators and charterers is leading to greater inspection and safety requirements on all tankers and may accelerate the scrapping of older tankers throughout the industry. Increasing environmental concerns have created a demand for tankers that conform to the stricter environmental standards. With respect to the Initial Vessels and the Suezmaxes, Tanker Management and the bareboat charterers, respectively, are required to maintain operating standards for all of the tankers emphasizing operational safety, quality maintenance, continuous training of our officers and crews and compliance with U.S. and international regulations. We believe that the operation of the vessels is in substantial compliance with applicable environmental laws and regulations; however, because such laws and regulations are frequently changed and may impose increasingly stringent requirements, DHT cannot predict the ultimate cost of complying with these requirements, or the impact of these requirements on the resale value or useful lives of the tankers. In addition, a future serious marine incident that results in significant oil pollution or otherwise causes significant adverse environmental impact, such as the recent Deepwater Horizon oil spill in the Gulf of Mexico, could result in additional legislation or regulation that could negatively affect profitability.

International Maritime Organization

In April 2001, the IMO adopted regulations under the International Convention for the Prevention of Pollution from Ships, or “MARPOL,” requiring new tankers of 5,000 dwt and over, contracted for construction since July 6, 1993, to have double hull, mid-deck or equivalent design. At that time, the regulations also required the phase-out of non-double hull tankers by 2015, with tankers having double sides or double bottoms permitted to operate until the earlier of 2017 or when the vessel reaches 25 years of age. Existing single hull tankers were required to be phased out unless retrofitted with double hull, mid-deck or equivalent design no later than 30 years after delivery. These regulations were adopted by over 150 nations, including many of the jurisdictions in which our tankers operate. Subsequent amendments to the MARPOL regulations accelerated the phase out of single hull tankers to 2005 for Category I vessels and 2010 for Category II and III vessels. Category I vessels are crude oil tankers of 20,000 dwt and above and product tankers of 30,000 dwt and above that are pre-MARPOL Segregated Ballast Tanks, or “SBT” tankers. Category II tankers are crude oil tankers of 20,000 dwt and above and product tankers of 30,000 dwt and above that are post-MARPOL SBT tankers. Category III tankers are tankers above 5,000 dwt, but below the deadweight specified for Category I and II tankers above. The IMO may adopt additional regulations in the future that could further restrict the operation of single hull vessels. All of DHT’s tankers are double-hulled and are thus not subject to phase-out under existing IMO regulations.

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In September 1997, the IMO adopted Annex VI to the International Convention for the Prevention of Pollution from Ships to address air pollution from ships. Annex VI, which became effective in May 2005, sets limits on sulfur oxide and nitrogen oxide emissions from ship exhausts and prohibits deliberate emissions of ozone depleting substances, such as chlorofluorocarbons. Annex VI also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls on sulfur emissions. All of DHT’s vessels are currently compliant with these regulations. In July 2010, the IMO amendments to Annex VI regarding emissions of sulfur oxide, nitrogen oxide particulate matter and ozone depleting substances came into effect. The new standards seek to reduce air pollution from vessels by, among other things, establishing a series of progressive standards to further limit the sulfur content of fuel oil, which would be phased in by 2020, and by establishing new tiers of nitrogen oxide emission standards for new marine diesel engines, depending on their date of installation. Additionally, more stringent emission standards could apply in coastal areas designated as Emission Control Areas, or ECAs. The United States ratified these Annex VI amendments in October 2008, thereby rendering its emissions standards equivalent to IMO requirements. Please see the discussion of the U.S. Clean Air Act under “U.S. Requirements” below for information on the ECA designated in North America and the Hawaiian Islands.

Under the International Safety Management Code, or “ISM Code,” promulgated by the IMO, the party with operational control of a vessel is required to develop an extensive safety management system that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for operating its vessels safely and describing procedures for responding to emergencies. Tanker Management and the charterers of the Overseas Newcastle and the Overseas London will rely upon their respective safety management systems.

The ISM Code requires that vessel operators obtain a safety management certificate for each vessel they operate. This certificate evidences compliance by a vessel’s management with code requirements for a safety management system. No vessel can obtain a certificate unless its operator has been awarded a document of compliance, issued by each flag state, under the ISM Code. All requisite documents of compliance have been obtained with respect to the operators of all our vessels and safety management certificates have been issued for all our vessels for which the certificates are required by the IMO. These documents of compliance and safety management certificates are renewed as required.

Noncompliance with the ISM Code and other IMO regulations may subject the ship-owner or charterer to increased liability, lead to decreases in available insurance coverage for affected vessels and result in the denial of access to, or detention in, some ports. For example, the U.S. Coast Guard and European Union authorities have indicated that vessels not in compliance with the ISM Code will be prohibited from trading in U.S. and European Union ports.

Many countries have ratified and follow the liability plan adopted by the IMO and set out in the International Convention on Civil Liability for Oil Pollution Damage of 1969, or the “1969 Convention.” Some of these countries have also adopted the 1992 Protocol to the 1969 Convention, or the “1992 Protocol.” Under both the 1969 Convention and the 1992 Protocol, a vessel’s registered owner is strictly liable, subject to certain affirmative defenses, for pollution damage caused in the territorial waters of a contracting state by discharge of persistent oil, subject to certain complete defenses. These conventions also limit the liability of the shipowner under certain circumstances. As these conventions calculate liability in terms of a basket of currencies, the figures in this section are converted into U.S. dollars based on currency exchange rates on January 31, 2011. Under the 1969 Convention, except where the owner is guilty of actual fault, its liability is limited to USD 208 per gross ton (a unit of measurement for the total enclosed spaces within a vessel) with a maximum liability of USD 21.9 million. Under the 1992 Protocol, the owner’s liability is limited except where the pollution damage results from its personal act or omission, committed with the intent to cause such damage, or recklessly and with knowledge that such damage would probably result. Under the 2000 amendments to the 1992 Protocol, which became effective on November 1, 2003, liability is limited to approximately USD 7.1 million plus USD 987 for each additional gross ton over 5,000 for vessels of 5,000 to 140,000 gross tons, and approximately USD 140.4 million for vessels over 140,000 gross tons, subject to the exceptions discussed above for the 1992 Protocol.

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 In addition, IMO adopted an International Convention for the Control and Management of Ships’ Ballast Water and Sediments, or BWM Convention, in February 2004. The BWM Convention provides for a phased introduction of mandatory ballast water exchange requirements, to be replaced in time with mandatory concentration limits. The BWM Convention will not become effective until 12 months after it has been adopted by 30 states, the combined merchant fleets of which represent not less than 35% of the gross tonnage of the world’s merchant shipping. The Convention has not yet entered into force because a sufficient number of states have failed to adopt it. However, the IMO’s Marine Environment Protection Committee passed a resolution in March 2010 encouraging the ratification of the Convention and calling upon those countries that have already ratified to encourage the installation of ballast water management systems. If mid-ocean ballast exchange or ballast water treatment requirements become mandatory, the cost of compliance could increase for ocean carriers, and these costs may be material.

IMO regulations also require owners and operators of vessels to adopt Shipboard Oil Pollution Emergency Plans, or “SOPEPs.” Periodic training and drills for response personnel and for vessels and their crews are required. In addition to SOPEPs, Tanker Management and the charterers of the Overseas Newcastle and the Overseas London have adopted Shipboard Marine Pollution Emergency Plans for our vessels, which cover potential releases not only of oil but of any noxious liquid substances.

U.S. Requirements

The United States regulates the tanker industry with an extensive regulatory and liability regime for environmental protection and cleanup of oil spills, consisting primarily of the OPA, and the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”). OPA affects all owners and operators whose vessels trade with the United States or its territories or possessions, or whose vessels operate in the waters of the United States, which include the U.S. territorial sea and the 200 nautical mile exclusive economic zone around the United States. CERCLA applies to the discharge of hazardous substances (other than oil) whether on land or at sea. Both OPA and CERCLA impact our business operations.

Under OPA, vessel owners, operators and bareboat or demise charterers are “responsible parties” who are liable, without regard to fault, for all containment and clean-up costs and other damages, including property and natural resource damages and economic loss without physical damage to property, arising from oil spills and pollution from their vessels.

Effective July 31, 2009, the U.S. Coast Guard adjusted the limits of OPA liability to the greater of USD 2,000 per gross ton or USD 17.088 million for any double-hull tanker, such as our vessels, that is over 3,000 gross tons (subject to periodic adjustment for inflation). CERCLA, which applies to owners and operators of vessels, contains a similar liability regime and provides for cleanup, removal and natural resource damages. Liability under CERCLA for a release or incident involving a release of hazardous substances is limited to the greater of USD 300 per gross ton or USD 5 million for vessels carrying a hazardous substance as cargo and the greater of USD 300 per gross ton or USD 0.5 million for any other vessel. These OPA and CERCLA limits of liability do not apply if an incident was directly caused by violation of applicable U.S. federal safety, construction or operating regulations or by a responsible party’s gross negligence, willful misconduct, refusal to report the incident or refusal to cooperate and assist in connection with oil removal activities. In addition, in response to the oil spill in the Gulf of Mexico resulting from the explosion of the Deepwater Horizon drilling rig, bills have been introduced in both houses of the U.S. Congress to increase the limits of OPA liability for all vessels.

OPA specifically permits individual U.S. coastal states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, and some states have enacted legislation providing for unlimited liability for oil spills.

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 OPA also requires owners and operators of vessels to establish and maintain with the U.S. Coast Guard evidence of financial responsibility sufficient to meet the limit of their potential strict liability under the Act. The U.S. Coast Guard has enacted regulations requiring evidence of financial responsibility consistent with the aggregate limits of liability described above for OPA and CERCLA. Under the regulations, evidence of financial responsibility may be demonstrated by insurance, surety bond, self-insurance, guaranty or an alternative method subject to approval by the Director of the U.S. Coast Guard National Pollution Funds Center. Under OPA regulations, an owner or operator of more than one tanker is required to demonstrate evidence of financial responsibility for the entire fleet in an amount equal only to the financial responsibility requirement of the tanker having the greatest maximum strict liability under OPA and CERCLA. Tanker Management and the charterers of the Overseas Newcastle and the Overseas London have provided the requisite guarantees and received certificates of financial responsibility from the U.S. Coast Guard for each of our tankers required to have one.

With respect to DHT’s Initial Vessels and Suezmaxes, Tanker Management and the bareboat charterers, respectively, DHT has arranged insurance for each of its tankers with pollution liability insurance in the amount of USD 1 billion. However, a catastrophic spill could exceed the insurance coverage available, in which event there could be a material adverse effect on DHT’s business, on the charterer’s business, which could impair the charterer’s ability to make payments to DHT under DHT’s charters, and on Tanker Management’s business, which could impair Tanker Management’s ability to manage DHT’s Initial Vessels.

Under OPA, oil tankers as to which a contract for construction or major conversion was put in place after June 30, 1990 are required to have double hulls. In addition, oil tankers without double hulls will not be permitted to come to U.S. ports or trade in U.S. waters starting in 2015. All of our vessels have double hulls.

OPA also amended the Federal Water Pollution Control Amendments (the “Clean Water Act” or “CWA”) to require owners and operators of vessels to adopt vessel response plans for reporting and responding to oil spill scenarios up to a “worst case” scenario and to identify and ensure, through contracts or other approved means, the availability of necessary private response resources to respond to a “worst case discharge.” In addition, periodic training programs and drills for shore and response personnel and for vessels and their crews are required.

Vessel response plans for DHT’s tankers operating in the waters of the United States have been approved by the U.S. Coast Guard. In addition, the U.S. Coast Guard has announced it intends to propose similar regulations requiring certain vessels to prepare response plans for the release of hazardous substances. With respect to DHT’s Initial Vessels and Suezmaxes, Tanker Management and the bareboat charterers, respectively, DHT is responsible for ensuring that its vessels comply with any additional regulations.

The CWA prohibits the discharge of oil or hazardous substances in U.S. navigable waters unless authorized by a duly-issued permit or exemption, and imposes strict liability in the form of penalties for any unauthorized discharges. The CWA also imposes substantial liability for the costs of removal and remediation and damages and complements the remedies available under OPA and CERCLA. Furthermore, most U.S. states that border a navigable waterway have enacted laws that impose strict liability for removal costs and damages resulting from a discharge of oil or a release of a hazardous substance. These laws may be more stringent than U.S. federal law.

The EPA regulates the discharge of ballast water and other substances in U.S. waters under the CWA. Effective February 6, 2009, EPA regulations require vessels 79 feet in length or longer (other than commercial fishing and recreational vessels) to comply with a Vessel General Permit authorizing ballast water discharges and other discharges incidental to the operation of vessels. The Vessel General Permit imposes technology and water-quality based effluent limits for certain types of discharges and establishes specific inspection, monitoring, recordkeeping and reporting requirements to ensure the effluent limits are met. U.S. Coast Guard regulations adopted under the U.S. National Invasive Species Act, or NISA, also impose mandatory ballast water management practices for all vessels equipped with ballast water tanks entering or operating in U.S. waters, and in 2009 the Coast Guard proposed new ballast water management standards and practices, including limits regarding ballast water releases. Compliance with the EPA and the U.S. Coast Guard regulations could require the installation of equipment on our vessels to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures at potentially substantial cost, and/or otherwise restrict our vessels from entering U.S. waters.

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The U.S. Clean Air Act of 1970, as amended by the Clean Air Act Amendments of 1977 and 1990, or the “CAA”, requires the EPA to promulgate standards applicable to emissions of volatile organic compounds and other air contaminants. Our vessels are subject to vapor control and recovery requirements for certain cargoes when loading, unloading, ballasting, cleaning and conducting other operations in regulated port areas and emission standards for so-called “Category 3” marine diesel engines operating in U.S. waters. The marine diesel engine emission standards are currently limited to new engines beginning with the 2004 model year. In April 2010, the EPA adopted new emission standards for Category 3 marine diesel engines equivalent to those adopted in the amendments to Annex VI to MARPOL. The emission standards apply in two stages: near-term standards for newly-built engines will apply beginning in 2011, and long-term standards requiring an 80% reduction in nitrogen dioxides (NOx) will apply beginning in 2016. Compliance with these standards may cause DHT to incur costs to install control equipment on our vessels.

The CAA also requires states to draft State Implementation Plans, or SIPs, designed to attain national health-based air quality standards. Several SIPs regulate emissions resulting from vessel loading and unloading operations by requiring the installation of vapor control equipment. As indicated above, our vessels operating in covered port areas are already equipped with vapor recovery systems that satisfy these existing requirements. Under regulations that became effective in July 2009, vessels sailing within 24 miles of the California coastline whose itineraries call for them to enter any California ports, terminal facilities, or internal or estuarine waters must use marine gas oil with a sulfur content equal to or less than 1.5% and marine diesel oil with a sulfur content equal to or less than 0.5%. Effective January 1, 2012, all marine fuels must have sulfur content equal to or less than 0.1% (1,000 ppm).

The MEPC has designated the area extending 200 miles from the United States and Canadian territorial sea baseline adjacent to the Atlantic/Gulf and Pacific coasts and the eight main Hawaiian Islands as an ECA under the MARPOL Annex VI amendments. The new ECA will enter into force in August 2012, whereupon fuel used by all vessels operating in the ECA cannot exceed 1.0% sulfur, dropping to 0.1% sulfur in 2015. From 2016, NOx after-treatment requirements will also apply. If other ECAs are approved by the IMO or other new or more stringent requirements relating to emissions from marine diesel engines or port operations by vessels are adopted by the EPA or the states where we operate, compliance with these regulations could entail significant capital expenditures or otherwise increase the costs of our operations.

European Union tanker restrictions

The European Union has adopted legislation that will: (1) ban manifestly sub-standard vessels (defined as those over 15 years old that have been detained by port authorities at least twice in a six month period) from European waters and create an obligation of port states to inspect vessels posing a high risk to maritime safety or the marine environment; and (2) provide the European Union with greater authority and control over classification societies, including the ability to seek to suspend or revoke the authority of negligent societies. In addition, European Union regulations enacted in 2003 now prohibit all single hull tankers from entering into its ports or offshore terminals.

The European Union has implemented regulations requiring vessels to use reduced sulfur content fuel for their main and auxiliary engines. The EU Directive 2005/EC/33 (amending Directive 1999/32/EC) introduced parallel requirements in the European Union to those in MARPOL Annex VI in respect of the sulfur content of marine fuels. In addition, it has introduced a 0.1% maximum sulfur requirement for fuel used by ships at berth in EU ports from January 1, 2010.

The sinking of the oil tanker Prestige in 2002 has led to the adoption of other environmental regulations by certain European Union Member States. It is difficult to predict what legislation or additional regulations, if any, may be promulgated by the European Union in the future.

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Greenhouse gas regulation

Currently, the emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, or UNFCCC, which entered into force in 2005 and pursuant to which adopting countries have been required to implement national programs to reduce greenhouse gas emissions. A new treaty could be adopted in the future, however, that includes restrictions on shipping emissions. In addition, the IMO is, however, evaluating mandatory measures to reduce greenhouse gas emissions from international shipping, which may include market-based instruments or a carbon tax. In addition, the European Union has indicated that it intends to consider an expansion of the existing European Union emissions trading scheme to include emissions of greenhouse gases from marine vessels, if such emissions were not regulated through the IMO (or the UNFCCC) by December 31, 2010, which did not occur. In the United States, the EPA promulgated regulations in May 2010 that regulate certain emissions of greenhouse gases. Although these regulations do not cover greenhouse gas emissions from vessels, the EPA may decide in the future to regulate such emissions and has already been petitioned by the California Attorney General and a coalition of environmental groups to regulate greenhouse gas emissions from ocean going vessels. Other federal and state regulations relating to the control of greenhouse gas emissions may follow, including climate change initiatives that are being considered in the U.S. Congress. Any passage of climate control legislation or other regulatory initiatives by the IMO, EU, the U.S. or other countries where we operate, or any treaty adopted at the international level to succeed the Kyoto Protocol, that restrict emissions of greenhouse gases could require us to make significant financial expenditures that we cannot predict with certainty at this time.

Vessel security regulations

As of July 1, 2004, all ships involved in international commerce and the port facilities that interface with those ships must comply with the new International Code for the Security of Ships and of Port Facilities, or “ISPS Code.” The ISPS Code, which was adopted by the IMO in December 2002, provides a set of measures and procedures to prevent acts of terrorism, which threaten the security of passengers and crew and the safety of ships and port facilities. All of our vessels have obtained an International Ship Security Certificate from a recognized security organization approved by the vessel’s flag state and each vessel has developed and implemented an approved Ship Security Plan.

11.5	Business Goal and Strategy

11.5.1	Business goal

DHT is an independent crude oil tanker company with focus on quality vessels and operations through which it endeavors to obtain recognition from clients and the capital markets. DHT is embracing the cyclical nature of the business it operates within and has an ambition to expand its fleet by taking advantage of growth opportunities that may arise during the current market conditions.

In 2010, DHT altered course from supplying ships to Overseas Shipholding Group, Inc. (“OSG”) based on long term charters to aiming to become more of a traditional ship-owning company with a wider industry focus and increased freight market exposure. Since September 2010, DHT has increased its fleet by about 50% measured in carrying capacity by acquiring two secondhand VLCCs and chartering in a third VLCC with options to purchase the vessel. A new management was brought in with the objective to:

●	develop DHT Holdings into a highly respected tanker company both within the oil industry and by the financial community, and

●	grow DHT’s business.

To achieve these goals DHT will seek to operate quality vessels in a professional and customer focused manner, and will strive to expand the fleet through prudent, counter-cyclical investments in additional ships. DHT believes that investments made in the current market downturn could prove to be attractive, provided they are structured in a prudent manner.

11.5.2	Strategy

DHT started the year 2011 with a fleet of nine tankers ranging in size from 95,000 dwt to 310,000 dwt, all of the vessels employed on period charters of various lengths. Since that time DHT has added three VLCCs to its fleet and its stated objective is to prudently grow the fleet further in the current market downturn. The management and the Board of Directors are of the opinion that in a highly cyclical business like the tanker industry, DHT should make investments in the downturns, provided that DHT has the ability to stay with the investments through the bottom of the cycle.

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In the near term DHT will focus on the following when expanding the scope of its operations:

●
Proven ship designs from reputable yards: In order to run a quality tanker operation, DHT considers it important to invest in quality ships from quality ship builders. Additionally, well built ships will normally attract an increased number of potential buyers in the event of any divestment.

●
Obtain a sound combination of period charters with stable cash flows and spot market exposure: Such combination will ideally provide DHT with protection against the downside, yet offer immediate participation once the freight market potentially recovers. Currently, the majority of DHT’s charter arrangements include a profit sharing component that gives an opportunity to earn additional hire when vessel earnings exceed the basic hire amounts set forth in the charters. In past years this profit sharing arrangement has contributed significantly to DHT’s profitability.

●
Robust cash break-even levels: At the current stage in the tanker cycle, DHT considers it paramount not to take on excessive debt and to focus on robust cash break-even levels for its vessels. By applying moderate financial leverage and focusing on debt repayment profiles, DHT strives to build competitive cash break-even levels.

11.6	Vessels

11.6.1	Technical Specifications

Table 11-6-1: Technical specifications
Vessel	Year built	Yard	Dwt	Current flag	Classification society
VLCC
DHT Ann	2001	Hyundai*	309,327	Marshall Islands	Lloyds
Overseas Chris	2001	Hyundai*	309,825	Marshall Islands	Lloyds
DHT Regal	1997	Universal**	309,966	Marshall Islands	ABS
DHT Phoenix	1999	Daewoo***	307,151	Marshall Islands	Lloyds
DHT Eagle	2002	Samsung****	309,064	Marshall Islands	DNV
Venture Spirit	2003	Universal**	298,287	Hong Kong	BV
Suezmax
Overseas Newcastle	2001	Hyundai*	164,626	Marshall Islands	ABS
Overseas London	2000	Hyundai*	152,923	Marshall Islands	DNV
Aframax
Overseas Cathy	2004	Hyundai*	112,028	Marshall Islands	ABS
Overseas Sophie	2003	Hyundai*	112,045	Marshall Islands	ABS
Overseas Rebecca	1994	Hyundai*	94,873	Marshall Islands	ABS
Overseas Ania	1994	Hyundai*	94,848	Marshall Islands	ABS

*	Hyundai Heavy Industries Co., South Korea
**	Universal Shipbuilding Corp. (formerly Hitachi Zosen Corp.), Japan
***	Daewoo Heavy Industries Co., South Korea
****	Samsung Heavy Industries Co., South Korea

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11.6.2	Contracts

DHT’s charter coverage is summarized in the figure below.

Table 11-6-2-1: Charter coverage

The following summary of the material terms of DHT’s charters does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the charters.

General – time charters

Effective October 18, 2005, certain of the wholly-owned subsidiaries time chartered the Initial Vessels to the charterers for a period of five to six-and-a-half years, as set forth in the table below. Each time charter may be renewed by the charterer on one or more successive occasions for periods of one, two or three years, up to an aggregate of four, six or eight years, depending on the vessel. The charterer must exercise its renewal option in writing at least 90 days prior to expiration of the existing charter period. If a time charter is renewed, the charter terms providing for profit sharing will remain in effect and the charterer, at the time of exercise, will have the option to select a basic charter rate that is equal to (i) 5% above the published one-, two- or three-year time charter rate (corresponding to the extension length) for the vessel’s class, as decided by a shipbrokers’ panel, or (ii) the basic hire rate set forth in the charter. The Broker Panel will be The Association of Shipbrokers and Agents Tanker Broker Panel or another panel of brokers mutually acceptable to us and the charterer.

On November 26, 2008, DHT entered into an agreement with OSG whereby OSG exercised its option to extend the charters for the Initial Vessels upon expiry of the vessels’ initial charter periods. For the Overseas Rebecca and the Overseas Ania, the charters were extended for 18 months after the initial charter periods expire in October 2010 at the basic charter rate. With regards to the remaining five of the Initial Vessels, the charters were extended for 12 months after the initial charter periods expire between April 2011 and April 2012, with the basic charter hire rate for the declared extension periods being either the basic charter rate stipulated in the applicable charter or, if the one-year time charter rate is lower, a base rate which is no more than USD 5,000 per day below the basic charter rate stipulated in the charters.

DHT guarantees the obligations of each of the subsidiaries under the time charters and OSG guarantees each charterer’s obligation to make charter payments to DHT.

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Table 11-6-2-2: Time charters
Vessel	Term of Initial Charter	Expiration of Initial Charter	Expiration After Extension	Maximum Remaining Extension Term
Overseas Ann	6 ½ years	April 17, 2012	April 16, 2013	7 years
Overseas Chris	6 years	October 17, 2011	April 16, 2012	7 years
DHT Regal	5 ½ years	April 17, 2011	April 16, 2012	5 years
Overseas Cathy	6 ¼ years	January 17, 2012	January 16, 2013	7 years
Overseas Sophie	5 ¾ years	July 17, 2011	July 16, 2012	7 years
Overseas Rebecca	5 years	October 17, 2010	April 16, 2012	3 ½ years
Overseas Ania	5 years	October 17, 2010	April 16, 2012	3 ½ years

The charterers are wholly-owned subsidiaries of OSG. Under the time charters, DHT is required to keep the vessels seaworthy, and to crew, operate and maintain them, including ensuring (i) that the vessels have been approved for trading (referred to in the industry as “vetting approvals”) by a minimum of four major oil companies and (ii) that the vessels do not lose any vetting approvals that are required to maintain the vessels’ trading patterns. Tanker Management performs those duties for us under the ship management agreements described below. If structural changes or new equipment is required due to changes mandated by legislation or regulation, the vessel classification society or the standards of an oil company for which vetting approval is required, the charterers will be required to pay the first USD 50,000 per year per vessel for all such changes. To the extent the cost of all such changes exceeds USD 50,000, the excess cost will be apportioned to us and the charterer of the vessel on the basis of the ratio of the remaining charter period and the remaining useful life of the vessel (calculated as 25 years from the year built), with the charterers paying 50% of the apportioned cost. Each charter also provides that the basic hire will be reduced if the vessel does not achieve the performance specifications set forth in the charter. Pursuant to the charters, the charterers have agreed to endeavour to avoid or limit any liability to their customers for consequential damages. In addition, the charterers and OSG International, Inc., or “OIN,” have agreed to use their commercial best efforts to charter our vessels on market terms and to ensure that preferential treatment is not given to any other vessels owned, managed or controlled by OIN or its affiliates.

The charterers have a right of first offer over the sale of the applicable vessel, which, in the event DHT Holdings wish to sell such vessel, requires DHT to offer to sell the vessel to the applicable charterer at a price determined by a shipbrokers’ panel.

The charterers are not obligated to pay us charter hire for off hire days that include days a vessel is unable to be in service due to, among other things, repairs or drydockings. However, DHT has obtained loss of hire insurance that will generally provide coverage against business interruption for periods of more than 30 days per incident up to a maximum of 120 days per incident, following any loss under our hull and machinery policy.

The terms of the time charters do not provide the charterers with an option to terminate the charter before the end of their respective terms. However, the charterers may terminate in the event of the total loss or constructive total loss of a vessel, if the vessel fails an inspection by a government and/or a port state authority, in the event the vessel fails to comply with the charter’s vetting requirements, or in the event that the vessel is rendered unavailable for charterers’ service for a period of thirty days or more as a result of detention of a vessel by any governmental authority, or by any legal action against vessel or owners, or by any strike or boycott by the vessel’s officers or crew.

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General – bareboat charters

On December 4, 2007, one of the Suezmaxes, the Overseas Newcastle, was bareboat chartered to a subsidiary of OSG for a term of seven years at a basic bareboat charter rate of USD 26,343 per day for the first three years of the charter term, and USD 25, 343 per day for the last four years of the charter term. According to the terms of the bareboat charter, DHT Maritime will be paid this basic hire even for the days on which the vessel is not able to be in service. In addition to the bareboat charter rate, DHT will, through the profit sharing element of this charter agreement, earn 33% of the vessel’s earnings above the time charter equivalent rate of USD 35,000 per day for the first three years of the charter term and above USD 34,000 per day for the last four years of the charter term, calculated on a four quarter rolling average. At the end of the seven year charter term, OSG has the right to acquire the vessel for USD 77 million.

On January 28, 2008, the other Suezmax, the Overseas London, was bareboat chartered to a subsidiary of OSG for a term of 10 years at a basic bareboat charter rate of USD 26,630 per day for the term of the charter. According to the terms of the bareboat charter, DHT Maritime will be paid this basic hire even for the days on which the vessel is not able to be in service. There is no profit sharing element under this bareboat charter. OSG has the right to acquire the vessel at the end of the eighth, ninth and tenth year of the charter term at a price of USD 71 million, USD 67 million and USD 60 million, respectively. If OSG opts to exercise its purchase option, DHT Holdings will, in addition to the purchase option price, receive an amount equal to 40% of the difference between the market price of the vessel at the time the purchase option is exercised and the purchase option price.

Basic hire

Under each time charter for the Initial Vessels, the daily charter rate for each such vessel, which is referred to as “basic hire,” is payable to DHT Holdings monthly in advance and will increase annually. The basic hire under the charters for each vessel type during each year of the initial fixed term of the charter and the extension periods agreed to on November 26, 2008 can be found in the table below.

Table 11-6-2-3: Basic hire charters

End of Charter period (1)	VLCCs (2) USD/day			Aframaxes (2) USD/day		Aframaxes USD/day
	Ann	Chris	Regal	Cathy	Sophie	Rebecca&Ania
Oct. 17, 2006	37,200	37,200	37,200	24,500	24,500	18,500
Oct. 17, 2007	37,400	37,400	37,400	24,500	24,500	18,700
Oct. 17, 2008	37,500	37,500	37,500	24,500	24,500	18,800
Oct. 17, 2009	37,600	37,600	37,600	24,500	24,500	18,900
Oct. 17, 2010	38,100	38,100	38,100	25,400	25,400	19,400
Jan. 17, 2011	38,100	38,100	38,100	25,400	25,400	19,400
Apr. 17, 2011	38,100	38,100	38,100	25,400	25,400	19,400
Jul. 17, 2011	38,100	38,100	33,100(3)	25,400	25,400	19,400
Oct. 17, 2011	38,500	38,100	33,500(3)	25,700	20,700(3)	19,700
Jan. 17, 2012	38,500	33,500(3)	33,500(3)	25,700	20,700(3)	19,700

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End of Charter period (1)	VLCCs (2) USD/day			Aframaxes (2) USD/day		Aframaxes USD/day
Apr. 17, 2012	38,500	33,500(3)	33,500(3)	20,700(3)	20,700(3)	19,700
Jul. 17, 2012	33,500(3)	33,500(3)		20,700(3)	20,700(3)
Oct. 17, 2012	33,800(3)	33,800(3)		21,000(3)
Jan. 17, 2013	33,800(3)			21,000(3)
Apr. 17, 2013	33,800(3)
(1)
The charters, including the extension options agreed to on November 26, 2008, expire as follows for the Overseas Ann, Overseas Cathy, Overseas Chris, Overseas Sophie, Overseas Regal, Overseas Ania and Overseas Rebecca: April 17, 2013; January 17, 2013; October 17, 2012; July 17, 2012; April 17, 2012; April 17, 2012 and April 17, 2012, respectively.

(2)
With regards to the 12-month extensions agreed to on November 26, 2008, the table shows the minimum basic hire rate achievable for the declared extension periods which is USD 5,000 per day below the basic charter rate stipulated in the charters. If the one-year time charter rate is higher than than the rate which is USD 5,000 below the basic charter hire rate stipulated in the charters, the basic charter hire rate can be up to USD 5,000 higher than the minimum basic charter hire rate depending on the one-year time charter rate at the time.

(3)	Represents the extension periods agreed on November 26, 2008.

Under each Time Charter, the charterer has the option to renew the charter on one or more successive occasions for periods of one, two or three years, up to an aggregate of four, six or eight years, including the extensions agreed to on November 26, 2008, depending on the vessel. Each such option will be exercisable not less than three months prior to the then-effective charter expiration date. If a time charter is renewed, the charter terms providing for profit sharing will remain in effect and the charterer, at the time of exercise, will have the option to select a basic charter rate that is equal to (i) 5% above the published one-, two- or three-year time charter rate (corresponding to the extension length) for the vessel’s class, as decided by the Broker Panel (subject to specified floors for certain of our vessels for the declared extension period), or (ii) the basic hire rate set forth in the charter.

With respect to the Suezmax, the Overseas Newcastle, the basic bareboat charter rate will be USD 26,343 per day for the first three years of the charter term and USD 25,343 per day for the last four years of the charter term. With respect to the other Suezmax, the Overseas London, the basic bareboat charter rate will be USD 26,630 per day for the entire ten year term of the charter. Under each bareboat charter, the charterer does not have the option to renew the charter at the end of the seven-year and ten-year charter period, respectively.

Additional hire

Pursuant to the charter arrangements for some of the vessels, the charterers have agreed to pay DHT quarterly in arrears a payment, which is in addition to the basic hire DHT will receive under the charters, that DHT refers to as additional hire. The charterers will pay DHT additional hire on a quarterly basis equal to 40% of the excess, if any, of the aggregate charter hire earned (or deemed earned in the event that a vessel is operated in the spot market outside a pool) by the charterers on all of the vessels above the aggregate basic hire paid by the charterers to DHT in respect of all of DHT’s vessels during the calculation period.

Other vessels

The DHT Phoenix, which was delivered on March 1, 2011, is employed in the Tankers International Pool.

The DHT Eagle, which was delivered on May 27, 2011, is chartered out on a two year time charter until May 28, 2013 at USD 32,300 net per day to Key Chartering Corporation. The charter is guaranteed by Frontline Ltd.

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The Venture Spirit, which was delivered on May 16, 2011, is time chartered in for a period of 16 to 18 months at a rate of USD 27,000 per day. DHT has a continuous option during the charter to purchase the vessel at USD 65 million for the first 6 month period, USD 66 million for the second 6 month period and USD 67 million for the third 6 month period. The vessel is employed in the Tankers International Pool.

Ship management

The following is a summary how DHT is organizing its ship management activities and does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the ship management agreements. Because the following is only a summary, it does not contain all information that you may find useful.

DHT upholds a policy of high quality operations. DHT Holdings’ management company in Norway, DHT Management AS, is supervising DHT’s fleet being managed by third party technical managers.

The third party technical managers are responsible for the technical operation and upkeep of the vessels, including crewing, maintenance, repairs and dry-dockings, maintaining required vetting approvals and relevant inspections, and to ensure DHT’s fleet complies with the requirements of classification societies as well as relevant governments, flag states, environmental and other regulations.

Under the ship management agreements, each vessel subsidiary pays the actual cost associated with the technical management and an annual management fee for the relevant vessel.

DHT currently has two ship management providers; Tanker Management Ltd in Newcastle, UK, and Goodwood Ship Management Pte Ltd in Singapore.

DHT further places the insurance requirements related to the fleet with mutual clubs and underwriters through insurance brokers. Such requirements are, but not limited to, marine hull and machinery insurance, protection and indemnity insurance (including pollution risks and crew insurances), war risk insurance, loss of hire insurance and charterer’s liability insurance. Each vessel subsidiary pays the actual cost associated with the insurance placed for the relevant vessel. For vessels on bareboat charters, the charterer is responsible for all technical management of the vessel, including vessel insurance.

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12.	Business areas and markets

12.1	Industry overview

The crude oil tanker market (the “tanker market”) is the market in which crude oil tanker vessels (“tankers”) perform seaborne transportation of crude oil from oil exporting areas, such as the Middle East Gulf (“MEG”), to oil refining areas, such as the US Gulf (“USG”). Tankers used for liquid fuels are classified according to their capacity. Vessels utilized for crude oil transportation are listed below:

Table 12-1: Crude tanker capacity classification
Class	Typical min dwt	Typical max dwt
Panamax	50,000 dwt	80,000 dwt
Aframax	80,000 dwt	120,000 dwt
Suezmax	120,000 dwt	200,000 dwt
VLCC	200,000 dwt	320,000 dwt
ULCC	320,000 dwt	550,000 dwt
Source: Clarkson Research Services

The different types usually trade on different routes, where their respective sizes and specifications are the most optimal:

●	VLCCs are primarily used for exports out of the MEG and West Africa (“WAF”) to the USG and to different Asian destinations such as Japan, Singapore and China.
●	Suezmaxes are usually trading from WAF to the US East Coast (USAC) and from the Black Sea to the Mediterranean, UK Continent or Asia.
●	Aframaxes are usually trading from the North Sea to the European Continent, from the Caribbean to the US Gulf and from the Black Sea to the Mediterranean.
●	Panamax generally trades in the Atlantic and Pacific basins.

Out of total crude oil production in 2008 of 86.5m bpd, 40.3 mbd or 47% was transported by sea. In 2009 total crude oil production decreased to 84.8 mbd as demand decreased in the wake of the financial crisis, out of which 38.9m bpd or 46% was transported by sea. In 2010 39.4 m bpd was transported by sea. According to Clarkson Research Service’s “Oil & Tanker Trades Outlook” the global seaborne crude imports are projected to grow by 2.8% in 2011 to reach 40.3m bpd.

12.2	Tanker Owners

The tanker market is highly regulated by International Maritime Law and also indirectly as the cargo owners, the oil producing companies (the Oil Majors), pose strict rules and regulations on the tanker Owners in order to comply with environmental standards, minimize environmental risks and in order to minimize the risk of damages or total loss to the highly valued crude oil cargo. Tanker Owners need to be approved by the Oil Majors in order to transport their crude oil and the Oil Majors undergo detailed ship vetting procedures in order to approve an Owner for crude oil transportation. If the Owner does not get vetting approval, demand for the owner’s vessel will be severely reduced.

High quality standards implied by the above makes tanker Owners more protected from new competitors than more standard commodity shipping Owners, such as dry bulk Owners. The table below indicates that the VLCC market is the most consolidated market out of the three vessel categories DHT Holdings currently owns vessels (measured in top 20 owners’ share of the total number of vessels).

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Table 12-2: Tank owners overview

VLCC			Suezmax			Aframax
Rank	Current Owner	Number	Rank	Current Owner	Number	Rank	Current Owner	Number
1	Mitsui O.S.K. Lines	40	1	Teekay Corporation	40	1	Teekay Corporation	53
2	Fredriksen Group	38	2	Fredriksen Group	22	2	SCF Group	52
3	Nippon Yusen Kaisha	34	3	Nordic American	18	3	MISC	44
4	NIOC	28	4	SCF Group	18	4	Minerva Marine Inc.	20
5	Angelicoussis Group	21	5	Euronav N.V.	18	5	Tanker Pacific Mngt.	18
6	Nat.Shpg.Of S.Arabia	17	6	Dynacom Tankers Mngt	15	6	Cardiff Marine Inc.	16
7	BW Ltd.	16	7	Knutsen NYK	13	7	BP PLC	16
8	Vela International	15	8	General Maritime	12	8	Thenamaris (Mgmt.)	16
9	Overseas Shipholding	14	9	Marmaras Nay. Ltd.	12	9	Ocean Tankers Pte	14
10	Dynacom Tankers Mngt	13	10	Schoeller Holdings	10	10	Overseas Shipholding	14
11	COSCO Group	12	11	NIOC	9	11	Shpg. Corp. of India	13
12	China Shipping Group	12	12	Tsakos Group	9	12	A.P. Moller	13
13	China Merchants	11	13	K. G Jebsen	8	13	Tom, Dampskibss	12
14	MISC	11	14	Principal Maritime	7	14	Tsakos Group	12
15	SK Shipping Co. Ltd.	11	15	Angelicoussis Group	7	15	Prime Marine Mngt	11
16	Kawasaki Kisen	10	16	Cardiff Marine Inc.	7	16	CiNMTC	11
17	A.P. Moller	10	17	Shpg. Corp. of India	6	17	PDVSA	11
18	Euronav N.V.	10	18	Geden Line	6	18	Centrofin Mngt.	11
19	Gulf Marine Mngt.	9	19	Thenamaris (Mgmt.)	6	19	Mitsui O.S.K. Lines	11
20	Sinotrans & CSC	9	20	Marine Management	6	20	Valles Steamship	10
	20 Largest owners	341		20 Largest owners	249		20 Largest owners	378
	Total (104 owners)	556		Total (98 owners)	428		Total (193 owners)	894
	% of total (# vessels)	61.3%		% of total (# vessels)	58.2%		% of total (# vessels)	42.3%
Source: Clarkson Research Services, June 2011

12.3	Global oil demand and production

The International Energy Agency projects that global oil demand, which averaged 87.9m bpd in 2010, will increase by 1.6%, or 1.4m bpd to an average of 89.4m bpd in 2011. The last six months (compared to May 2011) the IEA have revised upwards their global oil demand projection on the back of a more positive outlook for OECD countries’ economic recovery, particularly in North America. Despite fears over inflationary pressures impacting non-OECD countries’ oil demand, no serious problems have yet been noted. However, the recent earthquake in Japan, which is a major refining country, could impact on global oil demand. Carnegie Research estimates an increase of 2.3% in global oil demand, or 1.99m bpd in 2011 and 1.8% (1.59 m bpd) in 2012.

Figure 12-3: Global oil demand – Year on year change

Source: Carnegie Research, May 2011

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Global oil supply fell by 0.7m bpd in March 2011 to 88.3m bpd as lower Libyan crude production cut into OPEC oil production. Y-o-y global production was 1.5m bpd higher. Despite the 25- 30% jump in oil prices since the Libyan crisis began in mid- February there has been only a limited response from fellow OPEC members. However, in March 2011 overall OPEC supply remained above the levels compared to one year before, predominantly due to increased output from Saudi Arabia, and to a lesser extent to smaller increases from the UAE and Kuwait. Non-OPEC oil production rose by 0.2m bpd to 53.3m bpd in March as a result of growing Chinese and Brazilian supply and on the back of recovery at Azerbaijan’s Chirag oil field. The outlook for UK oil production in 2011 has been revised upwards, but a forthcoming upstream tax increase could have longer-term consequences for North Sea oil production.

12.4	Seaborne crude imports

The largest import destinations in terms of mbd in 2010 were the EU with 26% of total imports, United States with 16%, China with 11% and Japan with 9%.

Figure 12-4: Crude oil seaborne importers - 2010

Source: Clarkson Research Services (“Oil & Tanker Trades Outlook”, Volume 16, No. 5, May 2011)

12.5	Seaborne crude exports

The most important export region for tanker demand is the Middle East. Volumes shipped out of this region are shipped to relatively longer distances, thus employing relatively more tankers than what is the case for exports out of regions closer to the import destinations.

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Figure 12-5: Crude oil seaborne exporters (mbd) - 2010

Source: Clarkson Research Services (“Oil & Tanker Trades Outlook”, Volume 16, No. 5, May 2011)

12.6	Crude Tanker Demand

The projection for crude tanker deadweight demand growth in 2011 is 3.2% according to Clarkson Research Services. As of May 2011 estimates for full year demand for VLCCs, Suezmaxes and Aframaxes have been revised upwards, with monthly demand data for China and other emerging Asian economies continuing to surprise on the upside.

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Figure 12-6: Crude tanker demand

Source: Clarkson Research Services (“Oil & Tanker Trades Outlook”, Volume 16, No. 5, May 2011)

12.7	Crude Tanker supply

The crude tanker fleet (VLCCs, Suezmaxes, Aframaxes and Panamaxes) grew by 2.6% in 2008, 5.2% in 2009 and by 3.4% in 2010. As of May 2011 Clarkson estimates an increase in the crude tanker fleet (measured in dwt) of 7.4% this year.

As of May 2011 the double-hulls make up 95% of the total fleet (measured in dwt). 5% of the fleet is older than 20 years while 43% is younger than 5 years. The average age of the total fleet is 8.6 years while the average age of double-hulls is 7.2 years.

Note that the vessel capacity in the graph below is an estimate of the effective fleet (incl. combos in oil, excl. laid-up and storage). Also note that some owners of crude tankers are slow-steaming to stem the oversupply of tonnage which decreases the effective capacity, this is not taken into account.

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Figure 12-7-1: Crude tanker supply

Source: Clarkson Research Services (“Oil & Tanker Trades Outlook”, Volume 16, No. 5, May 2011)

As of April 2011 the Tanker order book is 24% of capacity (measured in dwt) or 18% measured in number of vessels. The slippage level for tankers was approx. 25% in 2009 and 30% in 2010. Carnegie Research estimates approx. 20% slippage in 2011 and deems it likely that a significant part of the slippage will turn into cancellations.

As of April 2011 the VLCC order book is 54.5m dwt. Of this 20.8m dwt is estimated to be delivered in the remaining of 2011, 19.4m dwt in 2012 and 14.3 in 2013 and beyond. In the graphs below vessel capacity is estimated total fleet.

Figure 12-7-2: VLCC fleet vs. order book

Source: Clarkson Research Services (“Oil & Tanker Trades Outlook”, Volume 16, No. 5, May 2011)

As of April 2011 the Suezmax order book is 22.3m dwt. Of this 6.5m dwt is estimated to be delivered in the remaining of 2011, 9.9m dwt in 2012 and 5.9 in 2013 and beyond.

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Figure 12-7-3: Suezmax fleet vs. order book

Source: Clarkson Research Services May 2011 (“Oil & Tanker Trades Outlook”, Volume 16, No. 5, May 2011)

As of April 2011 the Aframax order book is 13.5m dwt. Of this 6.2m dwt is estimated to be delivered in the remaining of 2011, 5.2m dwt in 2012 and 2.1 in 2013 and beyond.

Figure 12-7-4: Aframax fleet vs. order book

Source: Clarkson Research Services May 2011 (“Oil & Tanker Trades Outlook”, Volume 16, No. 5, May 2011)

As of April 2011 the Panamax order book is 5.5m dwt. Of this 3.1m dwt is estimated to be delivered in the remaining of 2011, 1.2m dwt in 2012 and 1.3 in 2013 and beyond.

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Figure 12-7-5: Panamax fleet vs. order book

Source: Clarkson Research Services May 2011 (“Oil & Tanker Trades Outlook”, Volume 16, No. 5, May 2011)

12.8	Market development

The average spot rate for VLCCs in the period 2006-2009 was approx. USD 62,000/day, with 2008 being the peak year (average spot rates of USD 93,500/day). After the financial crisis spot rates rebounded slightly in 2010 with average rates at USD 38,100/day, compared to USD 31,800/day in 2009. From January to May 2011 the spot rates have been at a historically low level (approx. USD 22,700/day)

Figure 12-8-1: VLCC day rates

Source: Clarkson Research Services, Carnegie Research May 2011

The average spot rate for Suezmaxes in the period 2006-2009 was approx. USD 51,000/day, with 2008 being the peak year (average spot rates of USD 77,500/day). As for the VLCC market the financial crisis spot rates were at a higher level in 2010 compared to 2009 (USD 31,200/day vs. USD 28,200/day). In the period January-May 2011 the spot rates have been at a historically low level (average USD 25,000/day).

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Figure 12-8-2: Suezmax day rates

Source: Clarkson Research Services, Carnegie Research May 2011

For Aframaxes the average spot rates in the period 2006-2009 was approx. USD 35,500/day, with 2008 also being the peak year (average spot rates of USD 51,000/day). The trough in spot rates was during 2009 with average spot rates of USD 15,900/day. In 2010 spot rates increased somewhat, to a level of USD 19,900/day. During the first five months of 2011 (January-May) the average spot rate has been at a historically low level (approx. USD 14,800/day).

Figure 12-8-3: Aframax day rates

Source: Clarkson Research Services, Carnegie Research May 2011

12.9	Secondhand values

During the 1990s newbuilding prices were at significantly higher levels than 5-year old vessels. During 2003-2008 asset prices boomed. Prices on 5-year old VLCCs reduced the gap to newbuilding prices as the charter rates were at very attractive levels, thus it was deemed more valuable to operate a vessel even though the vessel was a few years old, compared to order a newbuilding and wait until completion.

When the financial crisis hit VLCC values plummeted. In May 2011 VLCC values are at a higher level compared to the trough in 2008. The average nominal VLCC newbuilding price in the period 1990-May 2011 is USD 95m compared to USD 102m in May 2011. In comparison the secondhand value of a 5-year old VLCC is USD 83m in May 2011 while the average nominal value is USD 76m during the last 20 years. The average discrepancy between newbuilding prices and 5-year old VLCC in the period is USD 19m or 20% of newbuilding prices. In May 2011 the difference is also USD 19m or 19% of the latest reported newbuilding price according to Clarkson.

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Figure 12-9-1: Value, newbuildings and 5-year old VLCC

Source: Clarkson Research Services, Carnegie Research May 2011

We see the same pattern in the Suezmax and Aframax values as in the VLCC market.The value of a 5-year old Suezmax is estimated to USD 59m in May 2011 while the average nominal value is USD 51m during the last 20 years. The average discrepancy between newbuilding prices and a 5-year old Suezmax in the period is USD 9m or 15% of newbuilding prices. In May 2011 the difference is also USD 5m or only 8% of the latest reported newbuild price according to Clarkson.

Figure 12-9-2: Value, newbuilds and 5-year old Suezmax

Source: Clarkson Research Services, Carnegie Research May 2011

The value of a 5-year old Aframax is estimated to USD 41m in May 2011 which is equal to the average nominal value during the last 20 years. The average discrepancy between newbuilding prices and a 5-year old Suezmax in the period is USD 6m or 13% of newbuilding prices. In May 2011 the difference is USD 13m or 13% of the latest reported newbuilding price according to Clarkson.

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Figure 12-9-3: Value, newbuildings and 5-year old Aframax

Source: Clarkson Research Services, Carnegie Research May 2011

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13.	Board of Directors, Management and Employees

13.1	Board of Directors

DHT’s business and affairs are managed under the direction of the Board of Directors. The Board of Directors is currently composed of five directors. The Articles of Incorporation and Bylaws provide for the division of the Board of Directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three year terms. Approximately one-third of the Board of Directors will be elected each year.

The directors are elected by a plurality of the votes cast by shareholders entitled to vote. There is no provision for cumulative voting. The Bylaws provide that the Board of Directors must consist of at least three members. Shareholders may change the number of directors only by the affirmative vote of holders of a majority of the outstanding common stock. The Board of Directors may change the number of directors only by a majority vote of the entire Board.

All the directors except Einar Michael Steimler are independent under the applicable rules of the NYSE. Einar Michael Steimler is the non-executive Chairman of Tanker (UK) Agencies, the commercial agent to the Tankers International Pool in which certain of DHT’s vessels operate.

As of the date of this Offer Document, the Board of Directors consists of the following members:

Table 13-1: Board of Directors

Name	Age	Position	Director since	Expiry of term
Erik A. Lind	56	Class II Director and Chairman	2005	2013
Einar Michael Steimler	63	Class I Director	2010	2014
Randee Day	62	Class II Director	2005	2013
Rolf A. Wikborg	52	Class III Director	2005	2012
Robert N. Cowen	62	Class I Director	2010	2014

Set forth below is a brief description of the business experience of our directors and executive officers.

Erik A. Lind, Chairman. Mr. Lind has been Chief Executive of Tufton Oceanic since 2004 and has more than 30 years experience from corporate banking, global shipping and structured asset financing. Mr. Lind has experience from senior executive positions at Manufacturers Hanover Trust, Oslobanken, I. M. Skaugen and GATX Capital. He is currently serving on the boards of Alislami Oceanic Shipping Co, KFH Oceanic Portfolio Company Limted and several other investment companies as well as on the advisory board of A.M. Nomikos.

Mr. Lind holds directly or indirectly 56,633 Shares, of which 23,506 are restricted subject to vesting conditions. Mr Lind’s address is 4 Arbrook Chase, Esher KT 109ES, Surrey, United Kingdom.

Einar Michael Steimler, Director. Mr. Steimler is the non-executive Chairman of Tanker (UK) Agencies, the commercial agent to the Tankers International Pool, the world largest VLCC pool and was its CEO between 2000 and 2007. Mr. Steimler served as director with Euronav between 1998 and 2009. He has extensive shipbroking experience and was a founding partner of Stemoco.

Mr. Steimler holds directly or indirectly 23,588 Shares, of which 15,152 are restricted subject to vesting conditions. Mr. Steimler’s address is 20 Yeomans Row, London SW3 2AH, United Kingdom.

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Randee Day, Director. Ms. Day has more than 25 years of financial experience in the marine & energy sectors, amongst other with JP Morgan and BofA. She was a Managing Director at Seabury Transportation between 2004 and2010, an advisory firm specializing in the transportation industry. Between 1985 and2004, she was CEO of Day & Partners, a financial advisory firm focused on the maritime, energy & cruise industries. She serves as director of TBS International.

Ms. Day holds directly or indirectly 58,633 Shares, of which 23,506 are restricted subject to vesting conditions. Ms. Day’s address is 105 Hamilton Avenue Unit 15, Greenwich CT, 06830 United States.

Rolf A. Wikborg, Director. Mr. Wikborg is Managing Director of AMA Norway A/S and Director of AMA Capital Partners in NY, a maritime merchant banking firm specializing in the shipping, offshore and cruise sectors. Mr. Wikborg has extensive experience arranging operating & financial leases for operators in the maritime field. Prior to founding AMA, Mr. Wikborg was managing director at Fearnleys, Mexico.

Mr. Wikborg holds directly or indirectly 56,633 Shares, of which 23,506 are restricted subject to vesting conditions. Mr. Wikborg’s address is Shiøtts vei 6, 0286 Oslo, Norway.

Robert N. Cowen, Director. Mr. Cowen has over 25 years of senior level executive experience in the shipping industry. He has been a shipping industry consultant and investor since January 2008 and served as CEO for OceanFreight in it’s first year as a listed entity. Prior to that he was a partner in Washington D.C. based law firm Venable LLP, focusing on maritime related legal issues. Mr. Cowen has 25 years experience form Overseas Shipholding Group amongst others as Senior Vice President, Chief Operating Officer and director.

Mr. Cowen holds directly or indirectly 62,588 Shares, of which 15,152 are restricted subject to vesting conditions. Mr. Cowen’s address is 200 East 71st Street. Apt. 16J, New York, NY 10021, United States.

There are no employee representatives on the Board of Directors.

13.2	Management

As of the date of this Offer Document, the management of DHT consists of the following members:

Svein Moxnes Harfjeld, Chief Executive Officer. Mr. Harfjeld joined DHT as Chief Executive Officer on September 1, 2010. Mr. Harfjeld has over 20 years of experience in the shipping industry. He was most recently with the BW Group, where he held senior management positions including Group Executive Director, CEO of BW Offshore, director of Bergesen d.y. and director of World-Wide Shipping. Previously he held senior positions at Andhika Maritime, Coeclerici and Mitsui O.S.K. Mr. Harfjeld is a citizen of Norway.

Mr. Harfjeld holds directly or indirectly 421,500 Shares, of which 150,000 are restricted subject to vesting conditions.

Trygve Preben Munthe, President. Mr. Munthe joined DHT as President on September 1, 2010. Mr. Munthe has over 20 years of experience in the shipping industry. He most recently served as Director with the Norwegian shipowner Arne Blystad. He was previously CEO of Western Bulk, President of Skaugen Petrotrans and CFO of I.M. Skaugen. Mr. Munthe is a citizen of Norway.

Mr. Munthe holds directly or indirectly 440,000 Shares, of which 150,000 are restricted subject to vesting conditions.

Eirik Ubøe, Chief Financial Officer. Mr. Ubøe joined DHT in 2005 as Chief Financial Officer. Mr. Ubøe has been involved in international accounting and finance for more than 20 years including as finance director of the Schibsted Group and a vice president in the corporate finance and ship finance departments of various predecessors to JPMorgan Chase. Mr. Ubøe holds an MBA from the University of Michigan’s Ross School of Business and a Bachelor in Business Administration from the University of Oregon. Mr. Ubøe is a citizen of Norway.

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Mr. Ubøe holds directly or indirectly 118,175 Shares, of which 36,484 are restricted subject to vesting conditions, as well as 11,574 options for Shares.

Svenn-Magne Edvardsen, Technical Director. Mr. Edvardsen joined DHT in 2010 from Frontline where he served as Fleet Manager. He has over 20 years of experience in the shipping industry. He has sailed at ranks up to Chief Engineer on oil tankers and has been a surveyor with Det Norske Veritas. He has further been technical superintendent for offshore vessels and managed a ship repair and modification yard.

Mr. Edvardsen holds directly or indirectly 20,000 Shares, all of which are restricted subject to vesting conditions.

The business address of all the members of the management is 26 New Street, St. Helier, Jersey JE23RA, Channel Islands.

13.3	Compensation

13.3.1	Board Members Compensation

Each member of the Board is currently paid an annual fee of USD 47,500, plus reimbursement for expenses incurred in the performance of duties as members of the Board. The chairman is paid an additional USD 65,000 per year to compensate him for the extra duties incident to that office. The chairperson of each of the audit, nomination, compensation and corporate governance committees is paid an additional USD 11,750 per year and the other members of the committees are paid an additional USD 4,750 per year. Each director is paid USD 1,250 for each board of directors meeting attended. On May 11, 2010, each member of the Board as of this date was awarded 22,727 restricted Shares, of which 15,152 Shares vest in three equal amounts in May 2011, May 2012 and May 2013 subject to each member of the Board of Directors remaining a member of the Board and certain market conditions. The remaining 7,576 restricted Shares awarded to each member of the Board vest in three equal amounts in May 2011, May 2012 and May 2013 subject to each member of the Board remaining a member of the Board of Directors. During the vesting period of the restricted Shares awarded to the directors on May 11, 2010 each director will be credited with an additional number of restricted Shares in an amount equal to the value of the dividends that would have been paid on the awarded Shares had the Shares vested on the date of the award. These additional Shares will be transferred to each director as the Shares vest.

No member of the Board of Directors has entered into service contracts with DHT that provide for benefits upon termination of employment.

13.3.2	The Management’s Annual Salary

DHT’s chief executive officer, Mr. Svein Moxnes Harfjeld receives an annual salary of NOK 3,780,000, which includes benefits. The president, Mr. Trygve Preben Munthe, receives an annual salary of NOK 3,150,000. The chief financial officer, Mr. Eirik Ubøe, receives an annual salary of NOK 1,900,000. DHT’s Technical Director, Mr. Svenn-Magne Edvardsen, receives an annual salary of NOK 1,900,000. In addition, each executive officer participates in a defined benefit pension plan, is reimbursed for expenses incurred in the performance of their duties as our executive officers and receives the equity-based compensation described in section 13.3.4 – “2011 Incentive Compensation Plan” below.

13.3.3	Executive Officer Employment Agreements

DHT has entered into employment agreements with Mr. Harfjeld, Mr. Munthe and Mr. Ubøe that set forth their rights and obligations as chief executive officer, president and chief financial officer, respectively. Either the executive or DHT may terminate the employment agreements for any reason and at any time, subject to certain provisions of the employment agreement described below.

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On May 11, 2010, Mr. Ubøe was awarded 36,410 restricted Shares, of which 24,273 Shares vest in three equal amounts in May 2011, May 2012 and May 2013 subject to continued employment with DHT and certain market conditions. The remaining 12,137 restricted Shares each vest in three equal amounts in May 2011, May 2012 and May 2013 subject to continued employment with DHT. On September 1, 2010, each of Mr. Harfjeld and Mr. Munthe was awarded 150,000 restricted Shares which vest in three equal amounts in September 2011, 2012 and 2013 subject to continued employment with DHT and certain market conditions. During the relevant vesting periods of the restricted Shares awarded to Mr. Ubøe, Mr. Harfjeld and Mr. Munthe, each executive officer will be credited with an additional number of restricted Shares in an amount equal to the value of the dividends that would have been paid on the awarded Shares had the Shares vested on the date of the award. These additional Shares will be transferred to Mr. Ubøe, Mr. Harfjeld and Mr. Munthe as their Shares vest.

In the event that (i) DHT terminates Mr. Ubøe’s employment without cause (as such term is defined in the employment agreement) or (ii) Mr. Ubøe terminates his employment for good reason (as such term is defined in the employment agreement) within six months following a change of control, then DHT will pay him an amount equal to one year’s base salary. In the event that Mr. Ubøe loses his position for good reason within six months following a change of control, he may, at the board of directors’ discretion, be entitled to a payment equal to twice his annual base salary and any unvested equity awards will become fully vested. In addition, in the event Mr. Ubøe’s employment is terminated without cause pursuant to clause (i) above, all of his equity-based compensation, including initial grants, will immediately vest and become exercisable. If Mr. Ubøe’s employment is terminated due to death or disability, DHT will continue to pay his base salary through the first anniversary of such date of termination. In the event that Mr. Ubøe’s employment is terminated for cause, DHT is only obligated to pay his salary and unreimbursed expenses through the termination date.

In the event that (i) DHT terminate either Mr. Harfjeld’s or Mr. Munthe’s employment without cause (as such term is defined in the employment agreement) or (ii) Mr. Harfjeld or Mr. Munthe terminate their employment for good reason (as such term is defined in the employment agreement) within six months following a change of control, then DHT will pay such executive officer an amount equal to 18 months salary. In addition, in the event Mr. Harfjeld or Mr. Munthe are terminated without cause pursuant to clause (i) above, all of the relevant executive officer’s equity based compensation will immediately vest and become exercisable. In the event that Mr. Harfjeld and Mr. Munthe’s employment is terminated for cause, DHT is only obligated to pay salary and unreimbursed expenses through the termination date.

Pursuant to their employment agreements or consulting agreements, as applicable, each of Mr. Harfjeld, Mr. Munthe and Mr. Ubøe has agreed to protect DHT’s confidential information. Each of Mr. Harfjeld, Mr. Munthe and Mr. Ubøe has agreed during the term of the agreements and for a period of one year following their termination, not to (i) engage in any business in any location that is involved in the voyage chartering or time chartering of crude oil tankers, (ii) solicit any business from a person that is a customer or client of DHT or any of its affiliates, (iii) interfere with or damage any relationship between DHT or any of its affiliates and any employee, customer, client, vendor or supplier or (iv) form, or acquire a two percent or greater equity ownership, voting or profit participation in, any of DHT’s competitors.

DHT has also entered into an indemnification agreement with each of Mr. Harfjeld, Mr. Munthe and Mr. Ubøe pursuant to which DHT has agreed to indemnify them substantially in accordance with the indemnification provisions related to DHT’s officers and directors in the Bylaws.

Apart from the employment, consulting and indemnification agreements in respect of Mr. Harfjeld, Mr. Munthe and Mr. Ubøe mentioned above, no other member of DHT’s administrative, management or supervisory bodies have entered into service contracts with the DHT Holdings or its subsidiaries that provide for benefits upon termination of employment.

13.3.4	2011 Incentive Compensation Plan

The 2011 Incentive Compensation Plan (the “Plan”) was approved by the shareholders of DHT Holdings at the annual meeting held on June 14, 2011. This plan replaces the 2005 Incentive Compensation Plan.

Awards

The Plan provides for the grant of options intended to qualify as incentive stock options (“ISOs”) under Section 422 of the Internal Revenue Code of 1986, as amended and non-statutory stock options, or “NSOs,” restricted stock awards, restricted stock units, or “RSUs,” cash incentive awards and other equity-based or equity-related awards.

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Plan administration

The Plan will be administered by the compensation committee of the Board or such other committee as the Board may designate to administer the Plan.  Subject to the terms of the Plan and applicable law, the compensation committee has sole and plenary authority to administer the Plan, including, but not limited to, the authority to (i) designate Plan participants, (ii) determine the type or types of awards to be granted to a participant, (iii) determine the number of Shares to be covered by awards, (iv) determine the terms and conditions of any awards, including vesting schedules and performance criteria, (v) amend or replace an outstanding award in response to changes in tax law or unforeseen tax consequences of such awards and (vi) make any other determination and take any other action that the compensation committee deems necessary or desirable for the administration of the Plan.

Shares available for awards

Subject to adjustment as provided below, the aggregate number of Shares that may be delivered pursuant to awards granted under the Plan is 2,000,000. If an award granted under the Plan is forfeited, or otherwise expires, terminates or is canceled without the delivery of Shares, then the Shares covered by such award will again be available to be delivered pursuant to awards under the Plan.

In the event of any corporate event affecting the Shares, the compensation committee in its discretion may make such adjustments and other substitutions to the Plan and awards under the Plan as it deems equitable or desirable in its sole discretion.

Stock options

The compensation committee may grant both ISOs and NSOs under the Plan. Except as otherwise determined by the compensation committee in an award agreement, the exercise price for options cannot be less than the fair market value (as defined in the Plan) of DHT’s common stock on the date of grant. In the case of ISOs granted to an employee who, at the time of the grant of an option, owns stock representing more than 10% of the voting power of all classes or DHT’s stock or the stock of any of its affiliates, the exercise price cannot be less than 110% of the fair market value of a share of the common stock on the date of grant. All options granted under the Plan will be NSOs unless the applicable award agreement expressly states that the option is intended to be an ISO.

Subject to any applicable award agreement, options shall vest and become exercisable on each of the first three anniversaries of the date of grant. The term of each option will be determined by the compensation committee; provided that no option will be exercisable after the tenth anniversary of the date the option is granted. The exercise price may be paid with cash (or its equivalent) or by other methods as permitted by the compensation committee.

Restricted shares and restricted stock units

Restricted Shares and RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered except as provided in the Plan or the applicable award agreement; provided, however, that the compensation committee may determine that restricted Shares and RSUs may be transferred by the participant. Upon the grant of a restricted Share, certificates will be issued and registered in the name of the participant and deposited by the participant, together with a stock power endorsed in blank, with DHT or a custodian designated by the compensation committee or DHT. Upon lapse of the restrictions applicable to such restricted Shares, DHT or the custodian, as applicable, will deliver such certificates to the participant or his or her legal representative.

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An RSU will have a value equal to the fair market value of a Share. RSUs may be paid in cash, Shares, other securities, other awards or other property, as determined by the committee, upon the lapse of restrictions applicable to such RSU or in accordance with the applicable award agreement. The committee may provide a participant who holds restricted Shares or RSUs with dividends or dividend equivalents payable in cash, Shares or other property.

The compensation committee may provide a participant who holds restricted Shares or RSUs with dividends or dividend equivalents, respectively, payable in cash, Shares or other property.

Cash incentive awards

Subject to the provisions of the Plan, the compensation committee may grant cash incentive awards payable upon the attainment of one or more individual, business or other performance goals or similar criteria.

Other stock-based awards

Subject to the provisions of the Plan, the compensation committee may grant to participants other equity-based or equity-related awards. The compensation committee may determine the amounts and terms and conditions of any such awards provided that they comply with applicable laws.

Amendment and termination of the Plan

Subject to any government regulation and to the rules of the NYSE or any successor exchange or quotation system on which Shares may be listed or quoted, the Plan may be amended, modified or terminated by the Board without the approval of DHT’s shareholders, except that shareholder approval shall be required for any amendment that would (i) increase the maximum number of Shares available for awards under the Plan or increase the maximum number of Shares that may be delivered pursuant to ISOs granted under the Plan or (ii) modify the requirements for participation under the Plan. No modification, amendment or termination of the Plan that is adverse to a participant will be effective without the consent of the affected participant, unless otherwise provided by the compensation committee in the applicable award agreement.

The compensation committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any award previously granted, prospectively or retroactively; provided, however, that, unless otherwise provided by the compensation committee in the applicable award agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely impair the rights of any participant to any award previously granted will not to that extent be effective without the consent of the affected participant.

Change of control

The Plan provides that, unless otherwise provided in an award agreement, in the event we experience a change of control, unless provision is made in connection with the change of control for assumption for, or substitution of, awards previously granted:

●	all options outstanding as of the date the change of control is determined to have occurred will become fully exercisable and vested, as of immediately prior to the change of control;
●	all outstanding restricted Shares that are still subject to restrictions on forfeiture will become fully vested as of immediately prior to the change in control;
●	all cash incentive awards will be paid out as if the date of the change of control were the last day of the applicable performance period and “target” performance levels had been attained; and
●
all other outstanding awards will automatically be deemed exercisable or vested and all restrictions and forfeiture provisions related thereto will lapse as of immediately prior to such change of control.

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Unless otherwise provided pursuant to an award agreement, a “change of control” is defined to mean any of the following events, generally:

●	the consummation of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of our assets;
●	the approval by DHT’s shareholders of a plan of our complete liquidation or dissolution; or
●
an acquisition by any individual, entity or group of beneficial ownership of 50% or more of either the then outstanding Shares or the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors.

Term of the Plan

No award may be granted under the Plan after June 14, 2014, the third anniversary of the date the Plan was approved by DHT’s shareholders.

13.4	Employees

As of March 31, 2011, DHT had 6 employees. The employees are not represented by any collective bargaining agreements and DHT has never experienced a work stoppage.

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14.	Corporate Governance

14.1	Compliance with Corporate Governance Recommendations

DHT is committed to sound corporate governance principles. These principles are essential to maintaining its integrity in the marketplace. DHT’s corporate governance guidelines and code of business conduct and ethics are available under “Investor Relations - Governance” on DHT’s website at www.dhtankers.com.

DHT is fully compliant with the listing standards of the NYSE applicable to foreign private issuers. DHT’s corporate governance practices do not significantly differ from those followed by U.S. companies listed on the NYSE.

14.2	Committees

The Board, which is entirely composed of independent directors under the applicable rules of the NYSE, performs the functions of the audit committee, compensation committee, nominating committee and corporate governance committee.

14.2.1	Audit committee

The purpose of the audit committee is to oversee (i) management’s conduct of DHT’s financial reporting process (including the development and maintenance of systems of internal accounting and financial controls), (ii) the integrity of DHT’s financial statements, (iii) DHT’s compliance with legal and regulatory requirements and ethical standards, (iv) significant financial transactions and financial policy and strategy, (v) the qualifications and independence of DHT’s outside auditors, (vi) the performance of DHT’s internal audit function and (vii) the outside auditors’ annual audit of DHT’s financial statements. Ms. Day is DHT’s “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K and chairperson of the committee. In addition to Ms. Day, the members of the audit committee are Mr. Cowen, Mr. Lind and Mr. Steimler.

14.2.2	Compensation committee

The purpose of DHT’s compensation committee is to (i) discharge the Board of Directors’ responsibilities relating to the evaluation and compensation of DHT’s executives, (ii) oversee the administration of DHT’s compensation plans, (iii) review and determine director compensation and (iv) prepare any report on executive compensation required by the rules and regulations of the SEC. The members of the compensation committee are Mr. Wikborg (chairperson), Mr. Lind and Mr. Steimler.

14.2.3	Nominating committee

The purpose of DHT’s nominating committee is to (i) identify individuals qualified to become members of the Board and recommend such individuals to the Board for nomination for election to the Board of Directors, (ii) make recommendations to the Board of Directors concerning committee appointments and (iii) review and make recommendations for executive management appointments. The members of the nominating committee are Mr. Lind (chairperson), Mr. Steimler and Mr. Cowen.

14.2.4	Corporate Governance committee

The purpose of DHT’s corporate governance committee is to (i) develop, recommend and annually review DHT’s corporate governance guidelines and oversee corporate governance matters and (ii) coordinate an annual evaluation of the board of directors and its chairman. The members of the corporate governance committee are Mr. Cowen (chairperson), Ms. Day and Mr. Wikborg.

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15.	Share Capital and Shareholder matters

15.1	The Shares

15.1.1	General

The following description of DHT’s share capital and shareholders matters is based on, and qualified in its entirety, by reference to the full text of the Articles of Incorporation and Bylaws which are filed as exhibits to DHT’s annual report for the fiscal year ended December 31, 2010, filed with the SEC on March 31, 2011.

15.1.2	Share capital

Under the Articles of Incorporation, DHT’s authorized capital stock consists of 125,000,000 Shares, par value USD 0.01 per Share, and 1,000,000 shares of preferred stock, par value USD 0.01 per share. As of the date of this Offer Document, DHT had outstanding 64,450,762 Shares and no shares of preferred stock.

Upon completion of the Exchange Offer, DHT will have outstanding 86 145 114 Shares, assuming that all Saga Tankers shareholders accept the Exchange Offer set forth herein.

15.1.3	Resolution to proceed with the Offer and to issue the Consideration Shares

At the board meeting held on May 30, 2011 the Board of Directors resolved to enter into the Transaction Agreement and to issue up to 21,694,352 Consideration Shares. Please note that under Marshall Islands law, DHT Holdings shareholders are not required to approve the issuance of shares as long as such share issue is within the authorised share capital.

15.1.4	Share rights

All issued Shares are vested with equal shareholder rights in all respects. Pursuant to the Bylaws, subject to the requirements of any stock exchange on which the Shares are listed and to any resolution of the shareholders to the contrary, the Board of Directors is authorised to issue any of the authorised but unissued Shares. There are no limitations on the right of non-Marshallese or non-residents of the Republic of the Marshall Islands to hold the Shares.

Holders of the Shares have no pre-emptive, redemption or conversion rights. In the event of DHT’s liquidation, dissolution or the sale of all or substantially all of DHT’s assets, the holders of the Shares are entitled to share equally and rateably in its assets, if any, remaining after the payment of all of its debts and liabilities, subject to any liquidation preference on any issued and outstanding preference shares.

Pursuant to Marshall Island law and the Articles of Incorporation, the Board of Directors may by resolution establish one or more series of preference Shares having such number of Shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the Board of Directors without any further shareholder approval.

Dividend rights

Dividends may be declared in conformity with law by, and at the discretion of, the Board of Directors at any regular or special meeting. Dividends may be declared and paid in cash, stock or other property of DHT. Marshall Islands law generally prohibits the payment of dividends other than from surplus or while a company is insolvent or would be rendered insolvent by the payment of such a dividend.

Variation of class rights

Under Marshall Islands law, shares may be of one or more classes with such voting powers, designations and preferences as shall be stated in the articles of incorporation or in a resolution of the board pursuant to authority express vested in it by the provisions of the articles of incorporation. The Articles of Incorporation currently provides for one class of common stock and does not currently provide authority to the Board to create additional classes of common stock or modify such rights.

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Voting rights

At any meeting of shareholders, with respect to a matter to which shareholders are entitled to vote, each such shareholder shall be entitled to one vote for each Share it holds. Each shareholder may exercise such voting rights either in person or by proxy, provide, however, that no proxy shall be valid after the expiration of eleven months from the date such proxy was authorized unless otherwise provided in the proxy. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in the law of the Republic of the Marshall Islands to support an irrevocable power. A shareholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the Corporation.

If a quorum is present, and except as otherwise expressly provided by law, the Articles of Incorporation or applicable stock exchange rules, the affirmative vote of the majority of the shares of stock represented at the meeting shall be the act of the shareholders. Directors shall be elected by a majority of the votes cast by the shareholders at such shareholders meeting.

Restrictions on transfer of Shares

No restrictions on the transfer of Shares are imposed by the Articles of Incorporation or Bylaws.

15.1.5	Registration of the Shares

All of the Shares are in registered form.

The registrar and transfer agent for DHT Holdings’ Shares is American Stock Transfer & Trust Company, LLC.

15.2	Outstanding Authorisations

15.2.1	Authorisation of issue Shares

Pursuant to Marshall Islands law and based on DHT Holdings’ current capital structure, DHT Holdings’ authorised share capital may be increased by shareholders that hold a majority of the outstanding Shares. Subject to the Bylaws, the Board of Directors may issue any of its authorised but unissued Shares.

The shareholders of DHT Holdings have no pre-emptive rights upon DHT Holding’s issue of new Shares.

15.2.2	Repurchase of Shares

Pursuant to Marshall Islands law, DHT may repurchase Shares out of (i) surplus, except when insolvent or thereby being made insolvent, or (ii) stated capital for the purposes of eliminating fractions of Shares, collecting indebtedness or paying dissenting shareholders, except when insolvent or thereby being made insolvent.

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15.3	Historical development in the share capital and number of Shares

The table below shows the historical development of share capital and the number of issued and outstanding Shares:

Table 15-3: Historical development in share capital and number of Shares
Year	Type of change in share capital	Change in authorised shares	Par value per Share (USD)	Total authorised shares	Total issued share capital (USD)	Total number of issued Shares following share issue
2008	Issue of common stock*	N/A	0.01	100,000,000	392,308.11	39,230,811
2008	Issue of restricted stock awards****	N/A	0.01	100,000,000	392,388.07	39,238,807
2009	Issue of common stock**	N/A	0.01	100,000,000	486,472.88	48,647,288
2009	Issue of restricted stock awards****	N/A	0.01	100,000,000	486,758.97	48,675,897
2010	Issue of restricted stock awards****	N/A	0.01	100,000,000	487,622.55	48,762,255
2010	Issue of restricted stock awards****	N/A	0.01	100,000,000	489,219.61	48,921,961
2011	Issue of common stock***	N/A	0.01	100,000,000	643,472.61	64,347,261
2011	Issue of restricted stock awards****	N/A	0.01	100,000,000	644,507.62	64,450,762
2011	Increase of authorised shares	25,000,000	0.01	125,000,000	N/A	64,450,762
*Issue price USD 10.50 per Share
** Issue price USD 4.35 per Share
***Issue price USD 4.65 per Share
****No proceeds to DHT Holdings in relation to the issue of restricted stock awards

Since May 31, 2011 there have been no changes to the share capital or number of issued and outstanding Shares in DHT.

15.4	Share Price Development

DHT Maritime began trading on the NYSE under the ticker code “DHT” on October 18, 2005. Pursuant to a series of transactions, DHT became the successor issuer to DHT Maritime on March 1, 2010. Shares have since continued to trade on the NYSE under the ticker code “DHT”.

The figure below sets forth the price and trading volume of the Shares on NYSE during the period indicated.

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Figure 15-4: Price and trading volume of the Shares from October 13, 2005 to June 17, 2011

Source: Datastream as of June 17, 2011

15.5	Major Shareholders

The following table sets forth certain information regarding (i) the owners of more than 5% of the Shares that DHT is aware of and (ii) the total amount of Shares owned by all of DHT’s officers and directors, individually and as a group. Following the completion of the IPO DHT has one class of common stock outstanding and each outstanding Share will be entitled to one vote.

As at May 13, 2011 the major shareholders in DHT are:

Table 15-5: Major Shareholders
Persons owning more than 5% of a class of our equity securities	Number of Shares	Percentage of outstanding shares
MMI Investments, L.P. (1)	4,784,000	7.4**
Kayne Anderson Capital Advisors, L.P. (2)	4,069,500	6.3**
Rivanna Capital, LLC (3)	3,247,541	5.0**

Directors
Erik A. Lind (4)	56,633	*
Randee Day (4)	58,633	*
Rolf A. Wikborg (4)	56,633	*
Einar Michael Steimler (5)	23,588	*
Robert Cowen (5)	62,588	*
Executive Officers
Svein Moxnes Harfjeld (6)	421,500	*
Trygve Preben Munthe (6)	440,000	*
Eirik Ubøe (7)	118,175	*
Svenn-Magne Edvardsen (8)	20,000	*

Directors and executive officers as a group (9 persons) (9)	1,257,750	1.9

*	Less than 1%
**
In February 2011, we issued a total of 15,425,300 Shares. Neither MMI Investments, L.P. nor Rivanna Capital, LLC has filed an amendment to its 13D or 13G filing to report a material change in its ownership percentage for a period subsequent to such issuance. As a result, DHT has recorded their ownership percentages as unchanged from their most recent filings.

(1)	Based on a Form 13F filed by MCM Capital Management, LLC (on behalf of MMI Investments, L.P.) on February 14, 2011.

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(2)	Based on a Schedule 13G filed by Kayne Anderson Capital Advisors, L.P. with the Commission on April 11, 2011.
(3)	Based on a Schedule 13G filed by Rivanna Partners, L.P. with the Commission on February 7, 2011.
(4)	Includes 23,506 restricted Shares subject to vesting conditions.
(5)	Includes 15,152 restricted Shares subject to vesting conditions.
(6)	Includes 150,000 restricted Shares subject to vesting conditions.
(7)	Does not include 11,574 options with an exercise price of USD12 per Share and expiring on October 18, 2015. Includes 36,484 restricted Shares subject to vesting conditions
(8)	Includes 20,000 restricted Shares subject to vesting conditions.
(9)	Includes 457,306 restricted Shares subject to vesting conditions.

The major shareholders have the same voting rights as DHT’s other shareholders. To DHT’s knowledge, no corporation or foreign government or other natural or legal person(s) owns more than 50% of DHT’s outstanding Shares. DHT is not aware of any arrangements, the operation of which may at a subsequent date result in a change of control.

15.6	Shareholders and Dividends

Historically, DHT has paid quarterly dividends to the holders of Shares in March, June, September and December of each year, in amounts substantially equal to the available cash from DHT’s operations during the previous quarter less cash expenses and any reserves established by the Board of Directors. In January 2008, the Board approved a new dividend policy to provide shareholders of record with an intended fixed quarterly dividend. Commencing with the first dividend payment attributable to the 2008 fiscal year, the dividend was USD 0.25 per Share. The dividends paid related to the four quarters of 2008 and amounted to USD 0.25, USD 0.25, USD 0.30 and USD 0.30 per Share, respectively. The dividend paid related to the first quarter of 2009 was USD 0.25 per Share. For the last three quarters related to 2009 DHT did not pay any dividend. For each of the four quarters related to 2010 DHT paid a dividend of USD 0.10 per Share.

The timing and amount of dividend payments will be determined by the Board of Directors and will depend on, among other things, DHT’s cash earnings, financial condition, cash requirements and other factors.

The amount of future dividends, if any, could be affected by various factors, including DHT’s cash earnings, financial condition and cash requirements, the loss of a vessel, the acquisition of one or more vessels, required capital expenditures, reserves established by the Board of Directors, increased or unanticipated expenses, a change in DHT’s dividend policy, additional borrowings or future issuances of securities, many of which will be beyond DHT’s control.

DHT’s ability to pay dividends is limited by Marshall Islands law. Marshall Islands law generally prohibits the payment of dividends other than from surplus or while a Company is insolvent or would be rendered insolvent by the payment of such dividends.

DHT will continuously provide shareholders with information on DHT, including through DHT’s website (www.dhtankers.com) and filings with the SEC (www.sec.gov). Such information will include annual reports and press releases. Furthermore, DHT will seek to treat all shareholders equally in line with applicable regulations.

15.7	Shareholder Agreements and Lock-up Agreements

DHT Holdings is not aware of any shareholder agreements or lock-up agreements among its shareholders.

15.8	Certain Provisions of DHT Holdings’ Articles of Incorporation and Bylaws

The following is a description of the material terms of the Articles of Incorporation and Bylaws of DHT Holdings. Because the following is only a summary, it does not contain all information that you may find useful. For more complete information you should read the Articles of Incorporation and Bylaws included as Appendix 5 and 6 to this Offer Document.

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15.8.1	Purpose

DHT Holdings’ purpose, as stated in the Articles of Incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA. The Articles of Incorporation and Bylaws do not impose any limitations on the ownership rights of DHT Holdings’ shareholders.

15.8.2	Authorized Capitalization

Under the Articles of Incorporation, its authorized capital stock consists of 125,000,000 Shares, par value USD 0.01 per Share, and 1,000,000 shares of preferred stock, par value USD 0.01 per share. As of June 21, 2011, DHT Holdings had outstanding 64,450,762 Shares and no shares of preferred stock.  All of the Shares are in registered form.

Common Stock

Each outstanding Share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of Shares are entitled to receive ratably all dividends, if any, declared by the Board of Directors out of funds legally available for dividends. Upon DHT Holdings’ dissolution or liquidation or the sale of all or substantially all or DHT Holdings’ assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders or DHT Holdings’ Shares will be entitled to receive pro rata DHT Holdings’ remaining assets available for distribution. Holders of Shares do not have conversion, redemption or preemptive rights to subscribe to any of DHT Holdings’ securities. The rights, preferences and privileges of holders of Shares are subject to the rights of the holders of any shares of preferred stock which DHT Holdings may issue in the future.

Preferred Stock

The Articles of Incorporation authorize the Board to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;
•	the number of shares of the series;
•	the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and
•	the voting rights, if any, of the holders of the series.

15.8.3	Directors

The Articles of Incorporation provide for the division of the Board into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms. Approximately one-third of the Board will be elected each year.

DHT Holdings’ directors are elected by a plurality of the votes cast by shareholders entitled to vote. There is no provision for cumulative voting.

The Bylaws provide that the Board of Directors must consist of at least three members. Shareholders may change the number of directors only by the affirmative vote of holders of a majority of the outstanding common stock. The Board of Directors may change the number of directors only by a majority vote of the entire Board.

15.8.4	Shareholder meetings

Under the Bylaws, annual shareholder meetings will be held at a time and place selected by the Board of Directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called by shareholders holding not less than one-fifth of all the outstanding shares entitled to vote at such meeting. The Board of Directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.

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15.8.5	Dissenters’ rights of appraisal and payment

Under the BCA, DHT Holdings’ shareholders have the right to dissent from various corporate actions, including any merger or consolidation or sale of all or substantially all of DHT Holdings’ assets not made in the usual course of business, and receive payment of the fair value of their shares. In the event of any further amendment of the Articles of Incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that DHT Holdings and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the High Court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which DHT Holdings’ Shares are primarily traded on a local or national securities exchange.

15.8.6	Shareholders’ derivative actions

Under the BCA, any of DHT Holdings’ shareholders may bring an action in DHT Holdings’ name to procure a judgment in DHT Holdings’ favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

15.8.7	Limitations on liability and indemnification of officers and directors

The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. The Bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

The Bylaws provide that DHT Holdings must indemnify its directors and officers to the fullest extent authorized by law. DHT Holdings is also expressly authorized to advance certain expenses (including attorneys fees and disbursements and court costs) to DHT’s directors and offices and carry directors’ and officers’ insurance providing indemnification for the directors, officers and certain employees for some liabilities. DHT believes that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in the Articles of Incorporation and Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit DHT and its shareholders. In addition, your investment may be adversely affected to the extent DHT pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of DHT’s directors, officers or employees for which indemnification is sought.

15.8.8	Anti-takeover effect of certain provisions of the Articles of Incorporation and Bylaws

Several provisions of the Articles of Incorporation and Bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen DHT’s vulnerability to a hostile change of control and enhance the ability of the Board of Directors to maximize shareholder value in connection with any unsolicited offer to acquire DHT. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent the merger or acquisition of DHT by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest, as well as the removal of incumbent officers and directors.

Blank check preferred stock

Under the terms of the Articles of Incorporation, the Board of Directors has authority, without any further vote or action by the shareholders, to issue up to 1,000,000 shares of blank check preferred stock. The Board of Directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of DHT or the removal of DHT’s management.

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Classified board of directors

The Articles of Incorporation provide for the division of the Board into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms. Approximately one-third of the Board will be elected each year. This classified board provision could discourage a third party from making a tender offer for DHT Holdings’ Shares or attempting to obtain control of DHT. It could also delay shareholders who do not agree with the policies of the Board of Directors from removing a majority of the Board of Directors for two years.

Election and removal of directors

The Articles of Incorporation prohibit cumulative voting in the election of directors. The Bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. The Articles of Incorporation also provide that the directors may be removed only for cause and only upon the affirmative vote of a majority of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

The Bylaws provide that shareholders are required to give DHT Holdings advance notice of any person they wish to propose for election as a director if that person is not proposed by the Board. These advance notice provisions provide that the shareholder must have given written notice of such proposal not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual general meeting. In the event the annual general meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder must be given not later than 10 days following the earlier of the date on which notice of the annual general meeting was mailed to shareholders or the date on which public disclosure of the date of the annual general meeting was made.

In the case of a special general meeting called for the purpose of electing directors, notice by the shareholder must be given not later than 10 days following the earlier of the date on which notice of the special general meeting was mailed to shareholders or the date on which public disclosure of the date of the special general meeting was made. Any nomination not properly made will be disregarded.

A director may be removed only for cause by the shareholders, provided notice is given to the director of the shareholders meeting convened to remove the director and provided such removal is approved by the affirmative vote of a majority of the outstanding shares of our capital stock entitled to vote for those directors. The notice must contain a statement of the intention to remove the director and must be served on the director not less than fourteen days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

Limited actions by shareholders

The Articles of Incorporation and Bylaws provide that any action required or permitted to be taken by DHT Holdings’ shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of the shareholders. The Articles of Incorporation and Bylaws provide that, subject to certain exceptions, DHT Holdings’ chairman or chief executive officer, at the direction of the board of directors or holders of not less than one-fifth of all outstanding shares may call special meetings of DHT Holdings’ shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of the Board of Directors and shareholder consideration of a proposal may be delayed until the next annual meeting.

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15.9	Related Party Transactions

On March 11, 2010, DHT announced that Ole Jacob Diesen, the CEO, would step down as CEO on March 31, 2010. Mr. Diesen continued to work with DHT as a consultant until September 30, 2010. Total cost related to the departure of Mr. Diesen was USD 900,000 plus a total of 159,706 Shares. DHT has no further obligations towards Mr. Diesen.

From September 1, 2010, until January 1, 2011, DHT Management AS, a wholly owned subsidiary of DHT, rented temporary offices from Munthe & Harfjeld AS, a company owned 50% each by Svein Moxnes Harfjeld, CEO and Trygve Munthe, President on estimated market terms. From January 1, 2011, DHT Management AS has entered into a rental contract directly with the landlord.

Einar Michael Steimler is the non-executive chairman of Tanker (UK) Agencies, the commercial agent to Tankers International in which certain of DHT’s vessels operate.

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16.	Presentation of Saga Tankers

The following is a short summary description of Saga Tankers as of the date of this Offer Document prepared in accordance with publicly available information. The summary is not complete and does not contain all the information that should be considered in connection with a decision of whether to accept the Offer or not. Further information on Saga Tankers, including annual reports, interim reports, investor information and previously issued prospectuses, may be found on the company’s web address: www.sagatankers.no. The information in this Section has been prepared in accordance with publicly available information, including annual reports, interim reports, investor information and stock exchange notices published by Saga Tankers and the prospectus issued by Saga Tankers dated June 17, 2010.

16.1	General

Saga Tankers ASA is a public limited liability company incorporated in Norway under the Norwegian Public Limited Companies Act with organisation number 995 359 774 and registered business address at Haakon VII’s gt 1, 8th floor, 0161 Oslo, Norway. The company was incorporated on March 24, 2010 and was registered in the Register of Business Enterprises on April 6, 2010.

The company’s principal place of business is Oslo, Norway. Its registered main office is Haakon VII’s gt 1, 8th floor, 0161 Oslo, Norway, telephone: + 47 23 11 82 70, telefax: +47 22 83 21 51. The company’s web site is www.sagatankers.com and www.sagatankers.no.

The Saga Tankers shares are registered in the Norwegian Central Securities Depository (the “VPS”) under ISIN NO 001 0572589 and are listed on Oslo Axess under the ticker code “SAGA”.

16.2	Legal Structure and the Saga Tankers Group

The following chart depicts the legal corporate structure of Saga Tankers and its subsidiaries (the “Saga Tankers Group”).

The Saga Tankers Group consists of five companies, of which four are special purpose shipowning companies.

Saga Tankers ASA is the holding company of the four subsidiaries Saga Agnes AS, Saga Julie AS, Saga Chelsea AS and Saga Unity AS. All subsidiaries are 100% owned by Saga Tankers ASA.

Saga Agnes AS, registration number 995 440 210, is the owning company of the vessel Saga Agnes. The company is incorporated in Norway.

Saga Julie AS, registration number 995 440 237, is the owning company of the vessel Saga Julie. The company is incorporated in Norway.

Saga Chelsea AS, registration number 995 440 253, is the owning company of the vessel Saga Chelsea. The company is incorporated in Norway.

Saga Unity AS, registration number 995 440 687, is the owning company of the vessel Saga Unity. The company is incorporated in Norway.

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16.3	History

Saga Tankers was established on March 24, 2010. The table below sets out some of the important events for Saga Tankers since its incorporation:

Time	Event
March 24, 2010	● Incorporation of Saga Tankers ASA
April 21, 2010	● Successful private placement of USD 120 million (the “Private Placement”)
April 23, 2010	● Signed binding agreement for purchase of Sanko Unity
April 27, 2010	● Signed binding agreement for purchase of the three vessels Songa Agnes, Songa Julie and Saga Chelsea
May 10, 2010	● Closing of acquisition of Saga Chelsea and Songa Julie and a settlement partly in cash and partly in new shares towards Songa Shipping Pte. Ltd. and Blystad Shipholding Inc.
May 14, 2010	● Board resolution to apply for listing on Oslo Axess
June 2, 2010	● Delivery of Sanko Unity (now named Saga Unity)
June 14, 2010	● Delivery of Songa Agnes
June 18, 2010	● Saga Tankers is listed on Oslo Axess
November 19, 2010
● Completion of private placement of 7,888,850 new shares at NOK 7.10 per share, raising gross proceeds of approximately NOK 56 million. The proceeds were to be used for general corporate purposes and strengthening of the company’s balance sheet.

16.4	Selected Financial Information

Below is a summary of the main financial data for Saga Tankers. The summary consolidated financial information and other data set forth below as of and for the year ended December 31, 2010 has been derived from Saga Tankers’ audited consolidated financial statements, prepared in accordance with IFRS. Saga Tankers’ audited consolidated financial statements as of and for the year ended  December 31, 2010 and the unaudited interim financial report for the three months ended March 31, 2011 are incorporated by reference to this Offer Document, see Section 19.3 “Incorporation by Reference” below and www.newsweb.no. There are no comparative figures as the Group is established in 2010.

The summary consolidated financial and other data has been derived from Saga Tankers’ financial statements, prepared in accordance with IFRS as adopted by the EU.

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16.4.1	Consolidated income statements

The table below shows a summary of Saga Tankers’ consolidated income statement for the year 2010 as well as for the three months ended March 31, 2011.

(USD thousands)	Q1 2011 (Unaudited)	2010 (Audited)

Gross freight revenues	20,399	41,012
Voyage related expenses	10,278	20,410
Operating TC revenue	10,121	20,602

Operating expenses	4,129	11,269
General administrative expenses	764	2,473
Depreciation/amortization	3,882	8,888
Operating expenses	8,775	22,630

Operating profit	1,346	(2,209)

Interest income	1	76
Interest expense	(1,062)	(2,939)
Net foreign exchange gain (loss)	0	317
Other financial items	(154)	(509)
Net financial items	(1,215)	(3,055)

Profit (loss) before tax	131	(5,085)

Taxes	0	0

Net profit (loss)	131	(5,085)

Other comprehensive income	0	0

Total comprehensive income	131	(5,085)

Basic and diluted earnings per share (USD)	0.00	(0.07)

Average number of shares in period	86,777,409	77,708,365
Number of shares outstanding at period end	86,777,409	86,777,409

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16.4.2	Consolidated statements of financial position

The table below shows a summary of Saga Tankers’ consolidated statement of financial position and of December 31, 2010, in addition to as of March 31, 2011.

(USD thousands) ASSETS	Q1 2011 (unaudited)	2010 (Audited)

Vessels and other assets	249,074	252,427
Total non-current assets	249,074	252,427

Inventories	6,487	6,284
Trade and other receivables	5,621	3,925
Other current assets	2,045	3,760
Cash and cash equivalents	23,342	25,190
Total current assets	37,465	39,158

TOTAL ASSETS	286,569	291,584

(USD thousands) EQUITY AND LIABILITIES	Q1 2011 (unaudited)	2010 (Audited)

Share capital	14,620	14,620
Share premium	7,498	7,498
Other equity	141,327	141,327
Accumulated losses	(4,954)	(5,085)
Total equity	158,491	158,360

Long term interest-bearing debt	106,436	110,415
Net pension liabilities	162	196
Total non-current liabilities	106,597	110,415

Current portion of long-term debt	16,422	16,422
Trade and other payables	0	847
Tonnage tax payable	114	0
Other current liabilities and accruals	4,945	5,344
Total current liabilities	21,480	22,613

TOTAL EQUITY AND LIABILITIES	286,569	291,584

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16.4.3	Consolidated cash flow statement

The table below shows a summary of the consolidated cash flow statement for Saga Tankers for the year 2010 as well as for the three months ended March 31, 2011.

(USD thousands)	Q1 2011 (Unaudited)	2010 (Audited)

Cash flow from operating activities:
Profit before tax	131	(5,085)
Interest income	(1)	(76)
Interest expenses	1,062	2,939
Depreciation/amortization	3,882	8,888
Increase/decrease inventories	(204)	(224)
Increase/decrease receivables and prepayments	(1,696)	(7,684)
Increase/decrease payables and accruals	(967)	6,191
Pension liability	(34)	0
Increase/decrease other provisions	1,675	589
Net Cash flow from operating activities	3,848	5,538

Business combination (vessels and lubes)	0	(220,700)
Investment in tangible fixed assets	(529)	(6,645)
Net cash flow from investing activities	(529)	(227,345)

Proceeds from long term borrowings	0	134,655
Repayment of long term borrowings	(4,106)	(8,211)
Interest paid	(1,061)	(2,939)
Interest received	0	76
Proceeds from issuance of shares	0	123,582
Repayments of equity	0	(167)
Net cash flow from financing activities	(5,167)	246,996

Effects of exchange rates on cash	0	0
Net change in cash and cash equivalents	(1,848)	25,190

Cash and cash equivalents at beginning of period	25,190	0

Cash and cash equivalents at end of period	23,342	25,190

16.5	Business Description

16.5.1	Business objectives and strategy

Saga Tankers was established by Blystad Shipholding Inc. in order to invest countercyclical in crude tanker shipping to take advantage of the current market environment. The company has acquired 4 VLCCs, namely Saga Agnes, Saga Chelsea, Saga Julie and Saga Unity. Saga Agnes is operating under a time charter party with Blue Light Chartering Inc until August 26, 2012.

Saga Tankers’ goal is to offer to charterers and major oil companies a world class shipping company with the highest standards.

The founders of the company focused on three primary parameters to optimize shareholder value when investing in the tanker sector:

●	early cash flow;
●	transparent structure; and
●	potential for dividends to shareholders.

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Saga Tankers’ strategy is to capitalize on current depressed ship values and invest countercyclical in additional tonnage with the ambition to build a leading crude tanker company. The company focuses on large crude tankers and offers the fleet in the global trade of crude transportation. Saga Tankers trades the vessels both in the spot market and on longer term charters. While staying financially sound, the company will seek to optimize dividend payouts, distributing all excessive cash to its shareholders.

16.5.2	Saga Tankers’ fleet

It is Saga Tankers’ stated strategy to focus on large crude oil carriers. The current fleet of Saga Tankers consist of four VLCCs. Below is an overview of the company’s existing fleet.

Vessel name	Ownership	Owning company	Built	Dwt	Flag	Technical manager
Saga Agnes	100%	Saga Agnes AS	2000	299,089	Marshall Islands	Songa Shipmanagement
Saga Julie	100%	Saga Julie AS	2000	299,089	Marshall Islands	Songa Shipmanagement
Saga Chelsea	100%	Saga Chelsea AS	1995	298,432	Marshall Islands	Songa Shipmanagement
Saga Unity	100%	Saga Unity AS	2000	298,920	Marshall Islands	Songa Shipmanagement

All four vessels are 100% owned by Saga Tankers’ respective subsidiaries.

16.5.3	Commercial management

Please refer to Section 16.8.3 – “Commercial management agreement”.

16.5.4	Technical ship management

Songa Shipmanagement Co. Ltd (“SSM”), a company in the Blystad group, is hired to perform technical management for all of the vessels owned by Saga Tankers. First-class technical management (crewing, maintenance, accounting, insurance, etc.) is core to this business and for Saga Tankers to achieve its goals. SSM has been in operation since 1988, and is a purpose-built technical management company specializing in the technical management for vessels. It is important for the board of directors of Saga Tankers that the management agreement between the Saga Tankers Group and SSM is done at arm’s length terms. The technical management agreement with SSM is based on an industry standard shipmanagement agreement. SSM employs over 20 on-shore staff and 500 ship staff. Its motto is “Safety, Quality and Responsibility”. SSM has a close working relationship with a number of the class societies, and many of the world’s leading oil & energy companies.

16.5.5	Service agreement

Saga Tankers and Arne Blystad AS have entered into a business management agreement for the overall business management of Saga Tankers (the “Service Agreement”).

The services performed under the Service Agreement are administrative- and business management services which include rental of offices and parking through a sublease, IT services and support, office supplies, catering services and accounting services for both Saga Tankers and its subsidiaries. It should be noted that Arne Blystad AS is owned by Spencer Finance Corp. of Liberia which also owns Blystad Shipholding Inc. This agreement is with a related party. The combined cost for all the services are approximately USD 45.000 per month. The commercial terms are on arms length basis. The fees paid by Saga Tankers under the Service Agreement are based on cost + 5%. For more information, see Saga Tankers’ 2010 annual report, incorporated by reference pursuant to Section 19.3 – “Incorporation by Reference”.

16.5.6	Environmental issues

Safety and environmental requirements within the company’s activities have increased considerably the last few years, and this development is expected to continue. The company considers it very important to operate in line with national and international regulations, and strive to meet new requirements proactively. The company also sees a more stringent set of regulations and law enforcement as a positive development towards harmonizing shipping rules and regulations.

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16.6	Board of Directors, management, Employees and Auditor

16.6.1	Board of directors

The board of directors of Saga Tankers consists of three members: Arne Blystad (Chairman), Brita Eilertsen and Per-Ola Baalerud.

16.6.2	Management

The management of Saga Tankers consists of Jon Christian Syvertsen (CEO) and Fredrik Platou (CFO).

16.6.3	Employees

As of December 31, 2010 Saga Tankers had three employees.

16.6.4	Auditor

The company’s independent auditor is Ernst & Young AS, Dronning Eufemiasgate 6, 0191, Oslo, Norway.

16.7	Share Capital and Shareholders

16.7.1	Share capital

Saga Tankers’ share capital is NOK 86,777,409 divided into 86,777,409 shares. The nominal value per share as of December 31, 2010 was NOK 1 (USD 0.1685) per share.

16.7.2	Shareholders

As of July 5, 2011, Saga Tankers had a total of 202 shareholders on record. As of July 5, 2011, the following were the largest shareholders of Saga Tankers:

	Shareholder	Country	Type	Number of shares	Percentage
1	BLYSTAD SHIPHOLDING INC.	LBR	Comp.	19,688,559	22.69%
2	UBS AG, LONDON BRANCH	GBR	Nom.	9,408,654	10.84%
3	FERD AS INVEST	NOR	Comp.	7,697,950	8.87%
4	BANK OF NEW YORK MELLON SA/NV	GBR	Nom.	4,486,148	5.17%
5	SABARO INVESTMENTS LTD.	LBR	Comp.	3,024,889	3.49%
6	HOLBERG NORGE	NOR	Comp.	2,447,500	2.82%
7	EUROCLEAR BANK S.A./N.V. (‘BA’)	BEL	Nom.	2,364,500	2.72%
8	KLP AKSJE NORGE VPF	NOR	Comp.	2,103,805	2.42%
9	MORGAN STANLEY & CO INTERN. PLC	GBR	Nom.	2,039,000	2.35%
10	SPENCER TRADING INC.	LBR	Comp.	1,981,500	2.28%
11	JP MORGAN CLEARING CORP.	USA	Nom.	1,935,059	2.23%
12	GOLDMAN SACHS & CO - EQUITY	USA	Nom.	1,888,000	2.18%
13	KOMMUNAL LANDSPENSJONSKASSE	NOR	Comp.	1,737,000	2.00%
14	DEUTSCHE BANK AG LONDON	GBR	Nom.	1,652,000	1.90%
15	CLEARSTREAM BANKING S.A.	LUX	Nom.	1,650,000	1.90%
16	SUNDT AS	NOR	Comp.	1,609,000	1.85%
17	CARNEGIE ASA, EGENHANDELSKONTO	NOR	Bro.	1,589,300	1.83%
18	TOLUMA NORDEN AS	NOR	Comp.	1,080,000	1.24%
19	SKANDINAVISKA ENSKILDA BANKEN	FIN	Nom.	845,000	0.97%
20	MORGAN STANLEY & CO INC.	USA	Nom.	765,661	0.88%

	Total top 20 shareholdings			69,993,525	80.66%
	Other			16,783,884	19.34%
	Total stock			86,777,409	100.00%

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16.8	Material Agreements

16.8.1	Material loan agreements

In May 2010, Saga Tankers entered into a long-term loan facility agreement with DnB NOR Bank ASA for the financing of the group’s vessels. In total, USD 136.85 million of the term loan facility was drawn for the acquisition of the four vessels. The fair value of outstanding debt under the term loan facility at year end was USD 128.6 million.

The loan facility is secured by first priority mortgages registered against each vessel, pledge over the subsidiaries’ and the company’s bank accounts, assignments of the vessels’ earnings, rights under swap agreements (if entered into) and insurances, factoring agreements registered against each of the subsidiaries, unconditional and irrevocable guarantees from all subsidiaries and the company, and pledges over the shares in the subsidiaries.

The loan facility has a quarterly repayment profile of USD 4.1 million and matures in 2015 with a balloon payment. The first principal repayment took place on September 30, 2010. The Saga Tankers Group pays a margin of 300 basis points above the prevailing LIBOR.

The loan agreement contains standard financial covenants related to value adjusted equity ratio and positive working capital ratio. The company also has a minimum cash covenant at USD 3.5 million per vessels before any dividend payout, and USD 5 million per vessel if the company distributes dividends. The facility also contains a change of control clause if any persons other than Mr. Arne Blystad or any entities not controlled directly and indirectly by him are able to vote for more than 1/3 of the shares in the company.

The Saga Tankers Group complied with all of its loan covenants at the balance date December 31, 2010.

16.8.2	Time Charter party dated July 30, 2009 in respect of Saga Agnes

Saga Agnes is employed under a time charterparty, i.e. a contract where the owner is responsible for the technical and maritime management of the vessel, hereunder manning, while the charterer pays a fixed charter hire, plus bunkers costs, in exchange for the control over the commercial operation of the vessel (within the limitations set out in the time charter).

The time charter is based on the standard form “Shelltime 4” with amendments and rider clauses, which is a relatively standard format for oil tankers employed under time charter contracts. The charter is governed by English law, with arbitration in London. The charter period is 3 years, +/- 30 days in the charterer’s option. The charterer also has an option to add to the charter period the length of any off-hire periods (provided notice is given to the owner at least 3 months prior to the expiry of the charter period without such extension).

The vessel was delivered to the charterers on August 26, 2009, which means that the vessel will be employed at least up until August 26, 2012, plus up to 2 months and the length of any off-hire periods thereafter, depending on the charterer exercising its options or not. The charter hire is USD 36,000 per day, less 3.5% commission. The charterer has an option to use the vessel as a storage tanker, in which case the charter hire will be reduced with USD 5,000 per day during such period.

The owner warrants that the vessel, crew and managers will be in compliance with requirements from major oil companies, and that the vessel at any time during the charter will have filed a SIRE report that is less than 5 months old, provided charterer’s trading pattern allows for such inspections to take place (SIRE is an inspection programme for tankers, established by Oil Companies International Marine Forum, see http://www.ocimf.com/pages.cfm?action=sire_introduction2 for more information). Such approval from the major oil companies and the management and reporting guidelines referred to above reflect the growing practice in the industry that a vessel is now obliged to be accepted on a per voyage basis, instead of for a longer period.

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Any in-transit cargo losses, in excess of the permitted allowance (0.3%), which could lead to deductions from hire should be capable of falling within, and be recoverable from, the vessel’s P&I insurances. Owners have no obligation to carry cargoes which require heating.

The charterer is the company Blue Light Chartering Inc. and the charterer’s performance is guaranteed by Sinochem International Petroleum (Bahamas) Co., Ltd.

The charterer may sub-charter the vessel to a third party, or transfer its rights and obligations under the charter to another company within the same group, but the charterers will always remain responsible for the fulfilment of the charter. The owner cannot change the flag, technical management or class, or sell the vessel without the charterer’s prior written consent, such consent not to be unreasonably withheld.

16.8.3	Commercial management agreement

The vessels Saga Julie, Saga Unity and Saga Chelsea are traded in the spot market by Frontline Management (Bermuda) Ltd. as commercial manager (the “Commercial Manager”) on behalf of the relevant owning company.

The commercial management is regulated by a commercial management agreement for each vessel governed by Norwegian law. The agreement is effective from delivery of the relevant vessel to the relevant ship owning company and until it is terminated in writing by one of the parties. Upon termination the agreement will end on the completion of the last voyage following termination.

The Commercial Manager shall, on behalf of the relevant ship owning company, attend the day-to-day commercial management of the relevant vessel in accordance with sound commercial ship management practice and enter into contracts for the employment of the relevant vessel, on best possible terms for periods not exceeding three (3) months. It is expressly agreed that the Commercial Manager shall not enter into a time charter agreement unless such agreement has been approved by the relevant owner in writing in each individual case.

The Commercial Manager will maintain separate accounts and records for all transactions carried out on behalf of the relevant owner.

As remuneration for the Commercial Managers’ performance of the commercial management services, the relevant owner will pay to the Commercial Manager a management fee of 1.25 percent of gross freight for its vessel in addition to a lump sum of USD 150 per day per vessel for extra services described in the agreement.

16.9	Legal and Arbitration Proceedings

There are no governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which DHT is aware), during a period covering at least the previous 12 months which may have, or have had in the recent past significant effects on Saga Tankers and/or its subsidiaries’ financial position or profitability.

16.10	Significant Changes in the Saga Tankers Group’s Financial or Trading Position since March 31, 2011

To the knowledge of DHT, Saga Tankers Group has not experienced any significant changes to its financial or trading position from March 31, 2011 and to the date of this Offer Document.

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17.	Securities trading in the United States

17.1	Introduction

DHT Holdings’ Shares trade on the NYSE under the symbol “DHT”. The NYSE is operated by NYSE Euronext, which is a leading global operator of financial markets. The NYSE is registered as a national securities exchange under the Exchange Act. In addition to common stock, preferred stock and warrants, the NYSE lists debt and corporate structured products, such as capital securities, mandatory convertibles and repackaged securities.

17.2	Securities Regulation

In the United States, securities are regulated by two primary statutes: the Securities Act and the Exchange Act. The SEC enforces these statutes and issues rules and regulations thereunder. U.S. securities laws apply to U.S. as well as non-U.S. companies. As a non-U.S. company with shares publicly traded on a U.S. stock exchange, DHT Holdings must register its Shares with the SEC and comply with various disclosure and registration obligations.

17.3	Trading and Settlement

Official trading on the NYSE takes place between 09:30 hours (ET) and 16:00 hours (ET) each trading day.

The settlement period for trading on the NYSE is three days (T+3).

The Exchange Act requires that all individuals or businesses that act as brokers or dealers in connection with any public or private market transactions register with the SEC. Moreover, brokers and dealers must register with the Financial Industry Regulatory Authority, which is the independent regulator for all securities firms doing business in the United States.

See Section 5.13.2 – “Trading and sale of the Consideration Shares” for more on how a Saga Tankers shareholder who accepts the Offer can trade the shares in DHT Holdings.

17.4	Information, Control and Surveillance

Enacted by the SEC, Regulation FD prohibits U.S. companies from selectively disclosing material non-public information. Though it is exempt as a foreign private issuer, DHT Holdings generally complies with Regulation FD. Moreover, the NYSE requires that listed companies, including DHT, promptly disclose information that might reasonably be expected to materially affect the market for their securities.

The NYSE is regulated by NYSE Regulation, a subsidiary of NYSE Euronext, which consists of three divisions: market surveillance, enforcement and listed company compliance. The market surveillance division monitors trading of NYSE-listed securities by member firms. The enforcement division undertakes disciplinary action to enforce violations of NYSE rules and U.S. securities laws by member organizations, as well as current and former employees of those organizations. The listed company compliance division requires that listed companies meet original and continuing listing criteria, including extensive financial and corporate-governance standards.

In addition, the SEC’s division of enforcement actively investigates possible violations of U.S. securities laws and recommends SEC action when appropriate, either in a federal court or before an administrative law judge. Though it does not have criminal authority, the SEC may refer matters to state and federal prosecutors.

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18.	Taxation

18.1	Introduction

Set out below is a summary of certain Norwegian tax matters related to the Exchange Offer and the shareholding in DHT Holdings.

The statements below regarding Norwegian taxation are based on the laws in force in Norway as of the date of this Offer Document and are subject to any changes in law occurring after such date, which changes could be made on a retrospective basis. The following summary is based on advice provided by DHT’s legal advisors and does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase, own or dispose of the shares. Shareholders are advised to consult their own tax advisers concerning their overall tax situation. Shareholders resident in jurisdictions other than Norway and shareholders who ceases to be resident in Norway for tax purposes (due to domestic tax law or tax treaty) should specifically consult with and rely upon their own tax advisers with respect to the tax position in their country of residence and the tax consequences related to ceasing to be resident in Norway for tax purposes.

Please note that for the purpose of the summary below, a reference to a Norwegian or Foreign shareholder refers to the tax residency rather than the nationality of the shareholder.

18.2	Norwegian Taxation Related to the Exchange Offer

18.2.1	General

The exchange of Saga Tankers shares for Consideration Shares is considered a realization for Norwegian tax purposes.

18.2.2	Taxation on realization of shares – Norwegian personal shareholders

A capital gain or loss generated by Norwegian shareholders who are individuals resident in Norway for tax purposes (“Norwegian personal shareholders”) through a disposal of shares is taxable or tax deductible in Norway. Such capital gain or loss is included in or deducted from the basis for computation of ordinary income in the year of disposal at a rate of 28%. The gain is subject to tax and the loss is tax deductible irrespective of the duration of the ownership and the number of shares disposed of. The tax base of the Consideration Shares will be equal to the value of the Consideration Shares at the time the Saga Tankers shareholder no longer is registered as shareholder of Saga Tankers but as new shareholder in DHT Holdings. This tax base will be applied both for the computation of the capital gain (or loss) in relation to the Saga Tankers shares under the Exchange Offer and for later tax implications in relation to the Consideration Shares (cf. below).

The capital gain is calculated as the consideration received (i.e. the value of the Consideration Shares) less the cost price of the share, including costs incurred in relation to the acquisition or realization of the share. From this capital gain, Norwegian personal shareholders are entitled to deduct a calculated allowance when calculating their taxable income. The allowance for each share will be equal to the cost price of the share multiplied by a determined risk free interest rate. The allowance may only be deducted in order to reduce a taxable gain, and may not be deducted in order to increase or produce a deductible loss. The calculated allowance is allocated to the personal shareholders holding shares at the expiration of each calendar year.

If the personal shareholder owns shares acquired at different points in time, the shares that were acquired first will be regarded as the first to be disposed of, on a first-in first-out basis.

18.2.3	Taxation on realization of shares – Norwegian corporate shareholders

Shareholders who are limited liability companies (and certain similar entities) resident in Norway for tax purposes (“Norwegian corporate shareholders”) must include gains or losses related to a realization of Saga Tankers shares in the calculation of their annual net income from shares. Only 3% of net income from shares qualifying for the participation exemption shall be included in the calculation of ordinary income. Ordinary income is subject to tax at a flat rate of 28%, implying that the net income from shares is effectively taxed at a rate of 0.84%. Negative net income from shares does not reduce ordinary income.

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18.2.4	Taxation on realization of shares – Foreign shareholders

Capital gains derived by the sale of Saga Tankers shares by personal shareholders who are not resident in Norway for tax purposes (“Foreign personal shareholders”) will not be subject to taxation in Norway unless the shares are held in connection with the conduct of a trade or business in Norway.
Capital gains derived by the sale or other realization of shares by Foreign corporate shareholders are not subject to taxation in Norway unless the shares are held in connection with a business activity in Norway and thereby taxed in the same way as Norwegian corporate shareholders.

18.3	Norwegian Taxation of Shareholding in DHT

18.3.1	Taxation of dividends

Norwegian personal shareholders

Dividends received by Norwegian personal shareholders from DHT Holdings are subject to tax in Norway as general income at a flat rate of 28%. Such shareholders are entitled to deduct a calculated allowance when calculating their taxable dividend income. The allowance is calculated on a share-by-share basis, and the allowance for each share is equal to the cost price of the share, multiplied by a risk free interest rate. Any part of the calculated allowance one year exceeding the dividend distributed on the share can be added to the cost price of the share and included in the basis for calculating the allowance the following years.

Norwegian corporate shareholders

Dividends received by Norwegian corporate shareholders from DHT Holdings are subject to tax in Norway as general income at a flat rate of 28%. The participation exemption does not apply to shareholders of DHT Holding as the company is domiciled in a low tax jurisdiction outside the EEA.

Foreign shareholders

As a general rule, dividends received by Foreign shareholders are not taxable in Norway. However, if a Foreign shareholder is carrying on business activities in Norway and the shares are effectively connected with such business activities, the Foreign shareholder will be subject to the same dividend taxation as Norwegian shareholders, as described above.

18.3.2	Capital gains tax

Norwegian personal shareholders

Sale, redemption or other disposal of shares is considered a realization for Norwegian tax purposes. A capital gain or loss generated by a Norwegian personal shareholder through a disposal of Shares is taxable or tax deductible in Norway. Such capital gain or loss is included in or deducted from the basis for computation of general income in the year of disposal. The general income is taxable at a rate of 28%. The gain is subject to tax and the loss is tax deductible irrespective of the duration of the ownership and the number of shares disposed of.

The capital gain is calculated as the consideration received less the cost price of the share, including costs incurred in relation to the acquisition or realization of the share. From this capital gain, Norwegian personal shareholders are entitled to deduct a calculated allowance when calculating their taxable income. The allowance for each share will be equal to the cost price of the share multiplied by a determined risk free interest rate. The allowance may only be deducted in order to reduce a taxable gain, and may not be deducted in order to increase or produce a deductible loss. The calculated allowance is allocated to the personal shareholders holding shares at the expiration of each calendar year.

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If the shareholder owns shares acquired at different points in time, the shares that were acquired first will be regarded as the first to be disposed of, on a first-in first-out basis.

Norwegian corporate shareholders

A capital gain or loss derived by a Norwegian corporate shareholder from a disposal of Shares is taxable or tax deductible in Norway since the participation exemption does not apply. Such capital gain or loss is included in or deducted from the basis for computation of general income in the year of disposal at a rate of 28%. The gain is subject to tax and the loss is tax deductible irrespective of the duration of the ownership and the number of shares disposed of.

If the shareholder owns shares acquired at different points in time, the shares that were acquired first will be regarded as the first to be disposed of, on a first-in first-out basis.

Foreign shareholders

As a general rule, capital gains generated by Foreign shareholders are not taxable in Norway. However, such gains may be subject to Norwegian taxation for Foreign shareholders who hold the shares in connection with a business in Norway.

18.3.3	Net wealth tax

The value of shares is included in the basis for the computation of wealth tax imposed on Norwegian personal shareholders. Currently, the marginal wealth tax rate for Norwegian personal shareholders is 1.1% of the value assessed. The value for assessment purposes for shares listed on a stock exchange is equal to the listed value as of January 1 in the year of assessment (i.e. the year following the relevant fiscal year). Norwegian corporate shareholders and Foreign shareholders are not subject to net wealth tax. However, Foreign personal shareholders can be subject to such taxation if the shareholding is effectively connected to the conduct of trade or business in Norway.

18.3.4	Duties on transfer of shares

No stamp or similar duties are currently imposed in Norway on the transfer of shares whether on acquisition or disposal.

18.3.5	Inheritance tax

Upon transfer of shares by way of inheritance or gift, the transfer may be subject to Norwegian inheritance or gift tax. The basis for the computation is the market value at the time the transfer takes place. The rate is progressive from 0 to 15%. For inheritance and gifts from parents to children, the maximum rate is 10%. However, such transfer is not subject to Norwegian tax if the donor/deceased was neither a national nor resident of Norway for tax purposes.

18.4	Marshall Islands Tax Considerations

The following are the material Marshall Islands tax consequences and considerations of the exchange of Saga Tankers shares for Consideration Shares in the Offer and the ownership of Shares. Under the present laws of the Republic of the Marshall Islands, (i) Saga Tankers shareholders are not subject to any Marshall Islands withholding or income taxes upon the exchange of Saga Tankers shares for the Consideration Shares (provided that a shareholder is not a resident of the Republic of the Marshall Islands), (ii) DHT is not subject to any tax on income or capital gains and (iii) DHT Holdings shareholders are not subject to any Marshall Islands withholding or income taxes upon the payment of dividends by DHT Holdings or the disposition of DHT Holdings stock (provided that a shareholder is not a resident of the Republic of the Marshall Islands).

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19.	General Information

19.1	Documents on Display

For a period of 12 months after the date of this Offer Document, the documents indicated in the list below, may be inspected at the offices of DHT Holdings’ subsidiary DHT Management AS at Haakon VIIs gt. 1, 6th floor, 0161 Oslo, Norway , telephone: (+47) 23115080 and facsimile: (+47) 2311 5081.

●	This Offer Document;
●	The Articles of Incorporation and the Bylaws;
●
All reports, letters, and other documents, historical financial information, valuations and statements prepared by any expert at DHT’s request any part of which is included or referred to in the Offer Document;

●
DHT Holdings’ 2010 consolidated financial statements which includes the audited statements of financial position as of December 31, 2010, and 2009 and the audited statements of income, comprehensive income, cash flows and changes in shareholders equity for each of the three years in the period ended December 31, 2010;

●
DHT’s predecessor’s 2009 consolidated financial statement which includes the audited statements of financial position as of December 31, 2009 and 2008 and January 1, 2008 and the audited statements of income, comprehensive income, cash flows and changes in shareholders equity for each of the two years in the period ended December 31, 2009;

●	DHT Holdings’ subsidiaries’ financial statements as of December 31, 2010 and 2009; and
●	DHT Holdings’ consolidated interim financial reports for the first quarter 2011 and 2010.

19.2	Confirmation Regarding Sources

DHT confirms that information in this Offer Document which has been sourced from third parties has been accurately reproduced and that as far as DHT is aware and is able to ascertain from information published by such third parties, no facts have been omitted which would render the reproduced information inaccurate or misleading.

19.3	Incorporation by Reference

The information incorporated by reference in this Offer Document shall be read in connection with the cross-reference list as set out in the table below. Except as provided in this Section, no other information is incorporated by reference into this Offer Document.

DHT Holdings incorporates by reference its unaudited interim financial reports for the three months ended March 31, 2011 and 2010 and the audited consolidated financial statements covering the financial years ended December 31, 2010, 2009 and 2008, as well as the audited consolidated financial statements for 2010, the unaudited consolidated financial statements for first quarter 2011 of Saga Tankers and the risk factors in the prospectus issued by Saga Tankers dated June 17, 2010.

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Sections in this Offer Document	Reference document and link	Page or section number in reference document
6, 8, 9, 10	DHT Holdings’ unaudited interim financial report, Q1 2011 http://media.corporate-ir.net/media_files/IROL/19/194185/DHT%20Q1%202011%20financial%20statements.pdf	p. 1-13
DHT Holdings’ unaudited interim financial report, Q1 2010

http://www.dhtankers.com/phoenix.zhtml?c=194185&p=irol-
sec&secCat01.1_rs=21&secCat01.1_rc=10

(see document at date “May 19, 2010”)

or

http://www.dhtankers.com/phoenix.zhtml?c=194185&p=irol-newsArticle&ID=1428740&highlight=

p. 1-9
8, 9, 10	DHT Holdings’ Annual Report 2010 http://phx.corporate-ir.net/External.File? item=UGFyZW50SUQ9ODc5NzN8Q2hpbGRJRD0tMXxUeXBlPTM=&t=1	Parts 1, 2 and 3
8, 9, 10	DHT Holdings’ Annual Report 2009 http://phx.corporate-ir.net/External.File?item=UGFyZW50SUQ9Mzc4MTB8Q2hpbGRJRD0tMXxUeXBlPTM=&t=1	Parts 1, 2 and 3
6, 16	Saga Tankers’ unaudited interim financial report Q1 2011 http://hugin.info/143211/R/1513498/449323.pdf	p. 3-10
6, 16	Saga Tankers’ Annual Report 2010 http://hugin.info/143211/R/1510856/446053.pdf	p. 3 - 46
2.2.3	The risk factors relating to Saga Tankers are included in the prospectus dated June 17, 2010, issued by Saga Tankers http://sagatankers.no/wp-content/uploads/Saga-IPO-prospectus-FINAL-100617.pdf	p. 8 – 13

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20.	Norsk sammendrag (Norwegian summary)

Dette norske sammendraget er en oversettelse av utvalgte deler av det engelske tilbudsdokumentet og er kvalifisert i sin helhet av den engelske teksten. Ved eventuelle uoverensstemmelser mellom den engelske og den norske teksten, skal den engelske teksten være gjeldende.

This Norwegian summary comprises a translation of certain parts of the English language Offer Document, and is qualified in its entirety by the English language text. In the event of any inconsistencies between the English and the Norwegian text, the English version shall prevail.

20.1	Tilbudet

DHT Holdings, Inc. (“DHT Holdings”) tilbyr herved å kjøpe samtlige utstedte aksjer i Saga Tankers ASA (“Saga Tankers”), som ikke eies av personer i eller fra jurisdiksjoner hvor fremsettelsen av tilbudet er ulovlig (“Tilbudet”), mot et vederlag bestående av 0,25 aksjer i DHT Holdings som skal utstedes til de aksepterende aksjeeierne i Saga Tankers (“Vederlaget”), på de vilkår og betingelser som fremgår av dette tilbudsdokumentet (“Tilbudsdokumentet”).

Dersom alle aksjeeiere i Saga Tankers aksepterer Tilbudet, vil det bli utstedt opptil 21,694,352 vederlagsaksjer (“Vederlagsaksjene”) til aksjeeierne i Saga Tankers.

20.2	Tilbyder – DHT Holdings

Tilbudet er fremsatt av DHT Holdings, Inc., med registrert adresse Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, og med forretningsadresse 26 New Street, St. Helier, Jersey, JE23RA, Channel Islands. Tilbyders registreringsnummer er 39572. DHT Holdings er et aksjeselskap stiftet under og regulert i henhold til Marshall Island lov, og notert på New York Stock Exchange (“NYSE”) med ticker “DHT”.

DHT opererer en flåte på tolv dobbelt skrogede råoljetankere, hvorav elleve av disse er heleid av DHT. Flåten består av seks VLCCer, to Suezmax tankskip og fire Aframax tankskip.  Åtte av disse er på tidscerterparti med medium lengde, to er på langtids totalbefraktning certerparti (bareboat charter) og to tankskip opererer i Tankers International Pool. Ytterligere informasjon om DHT Holdings og selskapets aksjer fremgår av henholdsvis kapittel 11 – “Presentation of DHT Holdings” og kapittel 15 – “Share Capital and Shareholder matters”.

Per dato for dette Tilbudsdokumentet eier verken DHT Holdings eller noen av dets nærstående som definert i verdipapirhandelloven § 2-5 aksjer i Saga Tankers.

20.3	Målselskapet – Saga Tankers

Saga Tankers er et allmennaksjeselskap stiftet under norsk rett med organisasjonsnummer 995 359 774. Saga Tankers registrerte adresse er Haakon VIIs gate 1, 8. etasje, 0161 Oslo, Norge. Saga Tankers ble stiftet 24. mars 2010 og ble registrert i Foretaksregisteret 6. april 2010. Saga Tankers’ aksjekapital er NOK 86.777.409, fordelt på 86.777.409 aksjer, hver pålydende NOK 1,00. Selskapets aksjer er registrert i VPS med ISIN nummer 001 0572589 og notert på Oslo Axess med ticker “SAGA”.

Saga Tankers er et tankskipselskap som eier fire VLCCer, tre av disse er bygget i 2000 og en er bygget i 1995. Tre av skipene opererer i spotmarkedet mens ett skip et på tidscerterparti til tredje kvartal 2012.

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20.4	Bakgrunn for Tilbudet

DHT Holdings er et selvstendig råolje tankskipselskap som arbeider for å oppnå annerkjennelse fra klienter, tjenesteleverandører og kapitalmarkedet gjennom sitt fokus på kvalitetsskip og kvalitetsarbeid. DHT omfavner den sykliske naturen til tankmarkedet og har ambisjoner om å styrke selskapet og flåten, samt utnytte vekstmuligheter som dukker opp i de nåværende markedsforholdene.
DHT sin flåte har vokst med omtrent 50 % målt i lastevolum siden ledelsesskifte og innføring av ny strategi i september 2010, ved kjøp av to VLCCer og certerparti av en tredje VLCC med opsjon til å kjøpe skipet.

Oppkjøpet av Saga Tankers representerer en mulighet for DHT til å fortsette utvidelsen av den eksisterende flåten under de nåværende markedsforholdene ved å kjøpe fire VLCCer i en og samme transaksjon.

Ledelsen og styret i DHT tror det kombinerte selskapet vil ha en kvalitetsflåte, likvid balanse og tilgang til kapitalmarkedet for å støtte videre utvikling som det forventes vil være til fordel for aksjonærene i begge selskapene. Det kombinerte selskapet vil operere en flåte på 16 råolje tankskip, hvorav 15 vil være heleide. Den kombinerte flåten vil bestå av ti VLCCer, to Suezmax tankskip og fire Aframax tankskip. Selskapet vil prøve å opprettholde en god balanse mellom certerpartivirksomhet og markedseksponering, relativt i forhold til hvor selskapet befinner seg i industrisyklusen.

20.5	Tilbudsprisen – Vederlaget

Vederlaget i tilbudet består av 0,25 aksjer i DHT Holdings for hver aksje i Saga Tankers. Rettighetene knyttet til Vederlagsaksjene vil fra utstedelsestidspunktet og registreringen av disse aksjene i American Stock Transfer & Trust Company, LLC (“AST”) i alle henseender være like de rettighetene som knytter seg til de allerede utstedte aksjene i DHT Holdings. Ved berettigelse til en brøkdel av en Vederlagsaksje i DHT Holdings, vil Vederlaget bli rundet ned til nærmeste hele aksje. Det vil ikke bli betalt renter på Vederlaget til de aksjeeierne som aksepterer Tilbudet.

Vederlaget tilsvarer NOK 5,44 per aksje i Saga Tankers, basert på sluttkursen til DHT Holdings den 27. mai 2011, som da var USD 4,01 per aksje, og en USD/NOK vekslingskurs på 5,43 (basert på Norges Banks USD/NOK vekslingskurs på 5,4292 den 30. mai 2011), og verdsetter Saga Tankers’ aksjekapital til omtrent NOK 472,4 millioner eller USD 87,0 millioner. Dette representerer en premie på omtrent 56% sammenlignet med sluttkursen på Saga Tankers aksjen 30. mai 2011, siste handelsdag før Tilbudet ble annonsert, og en premie på omtrent 35% sammenlignet med volumvektet gjennomsnittskurs av Saga Tankers aksjen på Oslo Børs i perioden en måned frem til 30. mai 2011.

Vederlaget er blitt fastsatt på basis av en helhetsvurdering, herunder verdsettelsen av DHT Holdings og Saga Tankers i aksjemarkedet, de to selskapenes historiske og forventede fortjeneste og fremtidige markedsutsikter og en sammenligning av disse faktorene med aksjemarkedets verdsettelse av sammenlignbare selskaper, en verdivurdering av aktiva i begge selskaper, inngåtte kundekontrakter, inkludert varigheten av slike, opsjoner, tilgang på gjeldsfinansiering og nåværende gjeldsfinansiering, kontraktsdekning og posisjon i de relevante markeder, skattemessige posisjoner, organisasjonene til de to selskapene, mulige synergier og DHT Holdings forretningsmål og strategi.

I tilfelle av enten aksjesplitt eller aksjespleis i Saga Tankers, justeres Vederlaget tilsvarende, forutsatt imidlertid at enhver rett til en brøkdel av en Vederlagsaksje rundes ned til nærmeste hele aksje.

For mer informasjon om DHT Holdings’ potensielle betaling av utbytte, se 20.8 – “Transaksjonsavtalen” under.

20.6	Finansieringen av Tilbudet

Vederlagsaksjene vil bli utstedt fra DHT Holdings autoriserte antall aksjer som består av 125.000.000 ordinære aksjer og 1.000.000 prioritetsaksjer gjennom utstedelsen av opptil 21.694.352 ordinære aksjer som rangerer pari passu med allerede utstedte aksjer i DHT Holdings, se Kapittel 20.13 – “Vederlagsaksjene” nedenfor. DHT Holdings vil ikke utstede andre aksjer som følge av transaksjonen enn Vederlagsaksjene som skal utstedes til aksjeeierne i Saga Tankers under Tilbudet. Tilbudet er ikke betinget av finansiering.

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20.7	Kontakt med Saga Tankers før fremsettelsen av Tilbudet

Det har ved visse tidligere anledninger vært korte samtaler mellom representanter fra DHT Holdings og Saga Tankers knyttet til mulighetene for en potensiell transaksjon mellom de to selskapene, uten at slike samtaler har ledet til spesifikke resultater før inntil nylig. Det fremkom imidlertid gjennom disse samtalene at ledelsen i begge selskapene generelt hadde like oppfatninger om markedet og nytten av en potensiell sammenslåing.

I løpet av de siste ukene før Transaksjonsavtalen ble inngått ble det klart for partene at det forelå en mulighet for enighet om vilkår for en sammenslåing. DHT Holdings har gjennomført en begrenset due diligence gjennomgang av Saga Tankers, som også inkluderte en fysisk inspeksjon av hele Saga Tankers sin flåte, før Transaksjonsavtalen ble offentliggjort. I et møte 25. mai 2011 møttes ledelsen i begge selskapene for å diskutere de vesentligste transaksjonsvilkårene. Etter dette møtet forhandlet partene og deres rådgivere frem Transaksjonsavtalen. Det ble enighet om transaksjonsvilkårene 31. mai 2011.

I løpet av kvelden 30. mai 2011 og morgenen 31. mai 2011 kontaktet de finansielle rådgiverne til DHT Holdings og Saga Tankers de største aksjonærene i Saga Tankers for å innhente deres forhåndsaksept. Aksjonærer som representerte 75,2 % av alle aksjene i Saga Tankers ga forhåndsaksept til Tilbudet på vanlige betingelser før Tilbudet ble offentliggjort.

Den 31. mai 2011 publiserte DHT Holdings og Saga Tankers en felles pressemelding som kunngjorde at partene hadde kommet frem til en avtale der DHT Holdings, dersom visse betingelser ble oppfylt, hadde til hensikt å rette et frivillig tilbud om kjøp av de utestående aksjene i Saga Tankers med aksjer i DHT Holdings som vederlag.

Ingen utbetalinger eller fordeler av noe slag har vært eller vil bli tilbudt fra DHT Holdings til ledelsen i Saga Tankers i forbindelse med Tilbudet, med unntak av forpliktelser i ansettelseskontraktene til de ansatte i Saga Tankers, og/eller til styret i Saga Tankers eller dets datterselskaper i forbindelse med Tilbudet og betaling av Vederlag i henhold til dette Tilbudsdokumentet dersom de selv er aksjeeiere og aksepterer Tilbudet i sin egenskap av å være aksjeeier.

20.8	Transaksjonsavtalen

Den 31. mai 2011 inngikk DHT Holdings og Saga Tankers Transaksjonsavtalen. Transaksjonsavtalen inneholder, blant annet, bestemmelser vedrørende DHT Holdings forpliktelse til å fremsette Tilbudet og visse forpliktelser til Saga Tankers før, og i forbindelse med Tilbudet, inkludert forpliktelser til å drive ordinær virksomhet og ikke foreta eller tillate aktiviteter som med rimelig grunn kan antas å forhindre at Tilbudet gjennomføres, samt å bistå ved regulatoriske godkjennelser. Transaksjonsavtalen inneholder også betingelsene for gjennomføringen av Tilbudet, som beskrevet i kapittel 20.11 – “Betingelser for gjennomføringen av Tilbudet”.

Transaksjonsavtalen krever at Saga Tankers straks informerer DHT Holdings ved konkurrerende tilbud og inneholder eksklusivitetsforpliktelser.

Transaksjonsavtalen pålegger Saga Tankers å betale et gebyr til DHT Holdings på USD 1 million dersom Transaksjonsavtalen termineres som følge av blant annet at Saga Tankers styre trekker tilbake eller endrer styreanbefalingen på en måte som har en negativ innvirkning på DHT Holdings, eller at Saga Tankers vesentlig misligholder Transaksjonsavtalen med mindre slikt vesentlig mislighold rettes innen tre virkedager fra mottagelse av melding fra DHT Holdings eller at et bedre tilbud er gitt innen utløpet av Tilbudsperioden og at dette forbedrede tilbudet er fullført innen ni måneder.

På visse vilkår har styret i Saga Tankers rett til å trekke sin anbefaling av Tilbudet dersom en tredjepart har rettet et tilbud som styret i Saga Tankers fastslår vil være finansielt gunstigere enn Tilbudet for Saga Tankers-aksjonærene, såfremt DHT Holdings ikke innen tre virkedager fra å ha mottatt melding fra Saga Tankers om det forbedrede tilbudet, godtar å forbedre Tilbudet eller fremsette et nytt tilbud med betingelser som er like bra eller bedre enn det forbedrede tilbudet.

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DHT Holdings har forpliktet seg til å drive ordinær virksomhet og ikke inngå vesentlige transaksjoner eller lignende uten først å ha fått skriftlig samtykke fra styret i Saga Tankers (slikt samtykke skal ikke urimelig tilbakeholdes). Transaksjonsavtalen tillater at DHT Holdings utbetaler kvartalsutbytte på USD 0,10 per aksje. Det kan hende styret i DHT Holdings beslutter å utbetale slikt utbytte til aksjonærene i DHT Holdings i forbindelse med godkjennelse av tallene for Q2 2011 og at kvalifiseringsdato for å kunne motta slikt utbytte muligens vil være før DHT Holdings utsteder Vederlagsaksjene til Saga Tankers’ aksjonærer. I slikt tilfelle vil aksjonærene i Saga Tankers ikke motta dette utbytte men vil ha rett til utbytte med kvalifiseringsdato etter Vederlagsaksjene har blitt utstedt.

20.9	Tilbudsperioden

Aksjeeierne i Saga Tankers kan akseptere Tilbudet i perioden fra og med 6. juli 2011 til 20. juli 2011 klokken 09:00 (norsk tid) (“Tilbudsperioden”).

DHT Holdings kan forlenge Tilbudsperioden én eller flere ganger, men under ingen omstendighet lenger enn 1. september 2011. Enhver slik forlengelse vil være del av Tilbudsperioden. Enhver forlengelse av Tilbudsperioden vil bli offentliggjort senest innen klokken 09.00 (norsk tid) første virkedag etter utløpet av den tidligere offentliggjorte Tilbudsperioden, i så tilfelle vil Tilbudsperioden ikke ansees for å ha utløpt den foregående virkedagen. Slik offentliggjøring skal gjøres i henhold til kapittel 20.15 – “Offentliggjøringer” nedenfor. Dersom Tilbudsperioden forlenges, vil andre datoer angitt i dette Tilbudsdokumentet også kunne endres tilsvarende og ethvert mottatt akseptformular vil forbli bindende og ugjenkallelig i den forlengede perioden.

20.10	Aksept av Tilbudet

Tilbudet aksepteres ved å fylle ut og signere akseptformularet vedlagt som “Appendix 1”, og i norsk versjon som “Appendix 2”, til dette Tilbudsdokumentet (“Akseptformularet”) og returnere det til Carnegie ASA (“Carnegie”) som angitt nedenfor. Forut for en akseptering av Tilbudet bør aksjeeierne i Saga Tankers vurdere grundig de risikofaktorer som er angitt i kapittel 2 – “Risk Factors”.

Aksjeeiere som ønsker å akseptere Tilbudet må sørge for at Akseptformularet er mottatt av Carnegie før utløpet av Tilbudsperioden.

Aksept av Tilbudet er ugjenkallelig fra det tidspunktet Akseptformularet er mottatt av Carnegie og kan ikke trekkes tilbake, verken helt eller delvis, og verken før eller etter utløpet av Tilbudsperioden, inkludert eventuelle forlengelser av denne. Aksepter kan ikke gjøres betingede.

Enhver aksjeeier som har Saga Tankers-aksjer registrert i navnet til en megler, bank, forvaltningsselskap eller annen forvalter må kontakte slik person dersom aksjeeieren ønsker å akseptere et salg av slike Saga Tankers-aksjer til DHT Holdings.

Ved mottakelse av aksepten vil de tilbudte Saga Tankers-aksjene på den aksepterende aksjeeiers VPS-konto bli sperret til fordel for Carnegie. Følgelig er ingen transaksjoner knyttet til slike Saga Tankers-aksjer tillatt etter at aksepten er mottatt av Carnegie. Aksjene i Saga Tankers overdras fri for heftelser og enhver annen tredjepartsrett og med alle tilhørende aksjonærrettigheter. For det tilfellet at andre enn aksjeeieren har rettigheter knyttet til de relevante Saga Tankers-aksjene, eller over dennes VPS-konto, må også slik rettighetshaver signere Akseptformularet, og dermed frafalle deres rettigheter og samtykke til overføringen av Saga Tankers-aksjene til DHT Holdings fri for heftelser og enhver annen tredjepartsrett. Aksepten innebærer videre at VPS, etter instruks fra Carnegie ved oppgjøret, vil overføre aksjene i Saga Tankers til Carnegie og at AST i samme transaksjon, eller så snart som mulig deretter, vil besørge utstedelse av Vederlagsaksjene til Carnegie som holder disse i depot på vegne av de aksjeeierne som har akseptert Tilbudet inntil disse aksjeeierne er registrert i DHT Holdings’ aksjeeierbok. Se 20.13.1 – “Utstedelse av Vederlagsaksjene av DHT Holdings og mottak av Vederlagsaksjene”.

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En aksept omfatter alle Saga Tankers-aksjene som aksjeeieren har på den VPS-kontoen som er dekket av aksepten. Dersom aksepten ikke omfatter alle Saga Tankers-aksjene på VPS-kontoen som er omfattet av aksepten, må disse aksjene overføres til en annen av aksjeeierens VPS-konti før aksept inngis. Dersom aksjeeieren eier aksjer på mer enn en VPS-konto, må det avgis separat Akseptformular for hver enkelt VPS-konto. For aksjer registrert på VPS-konti i navnet til en megler, bank, forvaltningsselskap eller annen forvalter, vil aksepten kun omfatte de Saga Tankers-aksjene som faktisk er omfattet av aksjeeierens aksept og ikke de andre Saga Tankers-aksjene som måtte være registrert på samme VPS-konto og som ikke er dekket av en aksept. Aksepten dekker også alle aksjer som er ervervet eller vil bli ervervet til nevnte VPS-konto frem til aksjene er overført fra akseptantens VPS-konto og overført til en sperret konto i Carnegies navn, med unntak for Saga Tankers-aksjer på VPS-konti i navnet til en megler, bank, forvaltningsselskap eller annen forvalter og som eies av en aksjeeier i Saga Tankers som ikke har akseptert Tilbudet.

En aksjeeier i Saga Tankers som aksepterer Tilbudet vil fritt kunne råde over alle andre verdipapirer eid av slik aksjeeier som er registrert på samme VPS-konto som Saga Tankers-aksjene som er omfattet av aksepten.

Ved å returnere akseptformularet til Carnegie bekrefter Saga Tankers-aksjonærene at de er tillatt under all relevant lovgivning til å akseptere Tilbudet og har overholdt alle lovbestemte krav slik at Tilbudet kan fremsettes til og aksepteres av dem i henhold til lovgivningen i deres respektive jurisdiksjon.

Aksjeeiere i Saga Tankers som aksepterer Tilbudet vil beholde sine rettigheter som aksjeeier, herunder stemmerettigheter frem til gjennomføringen av Tilbudet, så langt dette er tillatt under gjeldende lovgivning.

Tilbyder forbeholder seg retten til å forkaste aksepter av Tilbudet som etter DHT Holdings’ oppfatning ikke er formriktig eller vil kunne være ulovlig. DHT Holdings forbeholder seg også retten til å behandle aksepter som gyldige helt eller delvis, selv om slike ikke er fullt ut formriktige eller mangler nødvendige vedlegg eller ikke er mottatt på adressen angitt nedenfor. DHT Holdings vil imidlertid sørge for korrekt etterlevelse av plikten til å behandle aksjeeiere likt i henhold til verdipapirhandelloven § 6-10 (9) i forbindelse med utøvelsen av sitt skjønn knyttet til det ovennevnte. Verken DHT Holdings, dets finansielle rådgiver eller andre personer vil være underlagt noen plikt til å underrette om noen form for feil eller mangler i akseptene eller påta seg noen form for ansvar for unnlatelsen av å gi slik informasjon.

Akseptformularet må sendes pr brev eller telefaks eller overleveres i korrekt utfylt og undertegnet stand til:

Carnegie ASA
Stranden 1 Aker Brygge
Postboks 684 Sentrum
0106 Oslo
Norge
www.carnegie.no
Tel +47 22 00 93 20
Fax +47 22 00 99 60

20.11	Betingelser for gjennomføringen av Tilbudet

Gjennomføringen av Tilbudet er underlagt følgende betingelser, som DHT Holdings helt eller delvis kan frafalle etter eget skjønn:

(a)           Minimumsakksept. Tilbudet skal forut for utløpet av Tilbudsperioden ha blitt akseptert av aksjeeierne i Saga Tankers som representerer mer enn 95 % av aksjene og stemmerettighetene i Saga Tankers på fullt utvannet basis, dvs. at alle rettigheter og heftelser tilknyttet aksjene er innfridd. Så vidt kjent for DHT Holdings, har ikke Saga Tankers utstedt noen rettigheter til aksjer.

(b)           Regulatoriske godkjennelser. Enhver tillatelse, godkjennelse og klarering fra relevante tilsynsmyndigheter som er nødvendige for gjennomføringen av Tilbudet skal være behørlig mottatt og eventuelle karenstider skal ha utløpt eller forfallt, uten noen betingelser eller på betingelser som er akseptable for DHT Holdings etter eget skjønn.

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(c)           Ingen vesentlige negative endringer. Forut for gjennomføringen av Tilbudet skal det ikke foreligger noen endring, hendelse, utvikling, resultat eller tilstand som har, eller som med rimelighet kan forventes å ha, alene eller samlet, en vesentlig negativ innvirkning på Saga Tankers’ virksomhet, aktiva, forpliktelser, tilstand (finansiell eller annen), resultat eller drift.

(d)           Ordinær drift. Driften av virksomheten i Saga Tankers skal i perioden fra 31. mars 2011 og frem til gjennomføringen av Tilbudet ha vært ordinær og i samsvar med gjeldende lovgivning, forskrifter og myndighetsbeslutninger. Videre skal Saga Tankers ikke ha gjort noen endringer i aksjekapitalen til Saga Tankers, utstedt rettigheter som gir rett til å kreve utstedelse av nye aksjer eller tilsvarende verdipapirer, utbetalt utbytte, foreslått fusjon eller fisjon for aksjeeierne, eller gjort noen annen endring i selskapsstrukturen.

(e)           Styrets anbefaling. Styret i Saga Tankers skal ikke ha endret eller trukket tilbake deres anbefaling av Tilbudet til Saga Tankers aksjonærer.

(f)           Samtykke. Saga Tankers skal ha mottatt nødvendige samtykker eller fraskrivelser fra tredjeparter og/eller kontraktsparter for å kunne gjennomføre Tilbudet uten noen negative virkninger for Saga Tankers eller dets datterselskaper, herunder å ha mottatt samtykke fra tredjeparter som følge av betingelser i låneavtaler eller certerpartier inngått av Saga Tankers eller dets datterselskaper. Så vidt kjent for DHT Holdings er det ikke noen utestående samtykker fra tredjeparter som er nødvendige for å kunne gjennomføre Tilbudet.

(g)           Ingen inngripen. Ingen domstol eller myndighet eller kompetent tilsynsmyndighet skal ha foretatt noen form for rettslige skritt (verken midlertidig, foreløpig eller permanent) som begrenser eller hindrer gjennomføringen av Tilbudet, og ingen vilkår skal ha blitt pålagt DHT Holdings, Saga Tankers eller deres respektive datterselskap i forbindelse med Tilbudet som alene etter DHT Holdings’ skjønn ikke kan aksepteres.

(h)           Ingen mislighold. Saga Tankers har ikke vesentlig misligholdt Transaksjonsavtalen mellom DHT Holdings og Saga Tankers på slik måte at DHT Holdings er berettiget til å terminere Transaksjonsavtalen.

(i)           Noteringsgodkjennelse. New York Stock Exchange skal ha godkjent noteringen av Vederlagsaksjene etter å ha mottatt bekreftelse på at aksjene er utstedt.

Tilbudet vil bortfalle 1. september 2011 dersom de ovennevnte betingelsene ikke er oppfylt eller frafalt av DHT Holdings innen denne dato. Dersom betingelsene for Tilbudet oppfylles eller frafalles, vil dette bli offentliggjort (“Closing Announcement”) gjennom Oslo Børs’ informasjonssystem under tickeren til Saga Tankers (“SAGA”) i tråd med de prosedyrer som er beskrevet i Kapittel 20.15 – “Offentliggjøringer” nedenfor. Se Kapittel 20.18 – “Betydningen av gjennomføirngen av Tilbudet” for ytterligere informasjon om myndighets- og regulatoriske godkjennelser.

20.12	Oppgjør

Resultatet av Tilbudet er forventet å bli offentliggjort på eller omkring 21.juli 2011 (med mindre tilbudsperioden forlenges) i form av en børsmelding fremsatt i tråd med Kapittel 20.15 – “Offentliggjøringer” nedenfor.

Dersom Tilbudet gjennomføres på eller omkring denne datoen er det forventet at Vederlagsaksjene utstedes på eller omkring 2. august 2011. Det tidligste tidspunktet Vederlagsaksjene vil noteres og kan handles er på eller omkring 2. august 2011. Dersom Tilbudsperioden forlenges vil utstedelses – og noteringsdatoene av Vederlagsaksjene forlenges tilsvarende.

Overføring av Saga Tankers-aksjene til DHT Holdings og leveringen av Vederlagsaksjene som oppgjør for Tilbudet vil foretas så snart som mulig etter utløpet av Tilbudsperioden og ikke senere enn 10 virkedager etter Closing Announcement.

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Tilbudet vil bortfalle 1. september 2011 dersom de ovennevnte betingelsene ikke er oppfylt eller frafalt av DHT Holdings innen denne dato. Følgelig vil 15. september 2011 være siste mulige dato for oppgjør.

20.13	Vederlagsaksjene

20.13.1	Utstedelse av Vederlagsaksjene av DHT Holdings og mottak av Vederlagsaksjene

I henhold til gjeldende rett på Marshall Islands er det ikke et krav at DHT Holdings aksjonærer må godkjenne Tilbudet eller utstedelsen av Vederlagsaksjene til Saga Tankers’ aksjonærer.

Vederlagsaksjene er ordinære aksjer i DHT Holdings med pålydende USD 0,01 per aksje. Vederlagsaksjene har ISIN MHY2065G1052.

Noteringssøknad for notering av Vederlagsaksjene på NYSE ble innsendt 15. juni 2011 og ble godkjent 28. juni 2011, forutsatt at NYSE mottar bekreftelse på at aksjene er utstedt fra AST. AST vil fremlegge slik bekreftelse ved utstedelsen av Vederlagsaksjene. Fra et teknisk ståsted, vil ikke notering av Vederlagsaksjene være gyldig før NYSE mottar bekreftelse på at aksjene er utstedt fra AST.

Dersom tilbudet gjennomføres, gir Carnegie beskjed til DHT Holdings tidligst fire virkedager etter Closing Announcement om antall Vederlagsaksjer som skal utstedes.
DHT Holdings instruerer AST til å utstede Vederlagsaksjer til Carnegie som registreres gjennom det direkte registreringssystemet (“DRS”) i DHT Holdings aksjeeiebok, administrert av AST. Carnegie er nå innført som holder av Vederlagsaksjene på vegne av Saga Tankers aksjonærene som har akseptert Tilbudet. Overføring av aksjene til deg vil foregå på følgende måte, senest ti virkedager etter Closing Announcement:

Trinn 1: Carnegie leverer til AST et regneark som inneholder ditt navn, adresse og antal Vederlagsaksjer du har rett til å motta. Denne informasjonen er hentet fra Akseptformularet, som vedlagt i Appendix 1 til Tilbudsdokumentet.

Trinn 2: AST implementerer informasjonen fra regnearket og du blir DRS-registrert direkte i DHT Holdings’ aksjeeierbok. Du eier nå, i ditt navn, Vederlagsaksjene du har mottatt.

Trinn 3: AST sender en utskrift (“DRS Utskriften”) til din adresse (som angitt i Akseptformularet).

Etter DRS-registrering, skulle du ved en fremtidig anledning ønske å holde dine respektive Vederlagsaksjer gjennom Depository Trust & Clearing Corporation’s Depository Trust Company (“DTC”), i stedet for gjennom direkteregistrering i DRS, må du overlevere DRS Utskriften til din megler, bank, eller annen forvalter som har en konto hos DTC som da vil kunne få overført dine respektive Vederlagsaksjer til din megler, bank eller forvalters DTC konto.

DRS Utsktiften inneholder kontaktdetaljene til AST skulle du ønske å kontakte dem.

Dersom du er tilknyttet (En: Affiliate) Saga Tankers ved tidspunktet for Tilbudet, bør du konsultere din juridiske rådgiver for å fastslå om noen handelsrestriksjoner gjelder. For mer informasjon se 4.1 – “Restrictions” – “United States”, over.

20.13.2	Handel i Vederlagsaksjene

Dersom du er DRS-registrert gjennom AST, må du i forbindelse med salg av Vederlagsaksjene engasjere en megler som kan utføre oppgjør i USA. Forventede kostnader relatert til salg av aksjer i DHT Holdings vil avhenge av faktorer som blant annet valg av megler samt antall DHT Holdings aksjer som selges.

For å unngå at amerikansk kildeskatt (En.: U.S. backup withholding tax) trekkes fra utbytte eller gevinst ved salg av DHT Holdings-aksjene, kan ikke-amerikanske aksjonærer bli bedt av den som er ansvarlig for utføringen av DHTs utbyttebetaling eller bank om å fylle ut skjemaet “IRS Form W-8BEN” og bekrefte at vedkommende ikke er amerikansk slik dette er definert i “the Internal Revenue Code” av 1986. Din forvalter, bank eller megler vil kunne sende deg dette skjemaet.

Denne kildeskatten er ikke ment å være en tilleggssbeskatning. Det kan være mulig for en ikke-amerikansk aksjonær å få refundert beløp som holdes igjen under amerikanske kildeskattregler som overskrider sin intektsskattforpliktelse ved å sende inn et refusjonskrav til Internal Revenue Service.

20.13.3	Rettighetene knyttet til Vederlagsaksjene

Vederlagsaksjene vil ha like rettigheter i alle henseender som de eksisterende aksjene i DHT Holdings fra tidspunktet Vederlagsaksjene utstedes og noteres. Rettighetene knyttet til aksjene i DHT Holdings er beskrevet i kapittel 15.1.4 – “Share rights” ovenfor.

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20.14	Endringer av Tilbudet

En endring av Tilbudet i Tilbudsperioden som på dato for offentliggjøringen av endringen representerer en forbedring (eller ingen reduksjon) av verdien (et “Endringstilbud”), er bindende for DHT Holdings fra det tidspunkt det offentliggjøres gjennom Oslo Børs’ informasjonssystem, som beskrevet i 20.15 – “Offentliggjøringer”. Aksjeeiere i Saga Tankers som har akseptert Tilbudet vil automatisk bli gitt de fordeler som følger av Endringstilbudet uten at det fordrer noen handlinger eller meldinger fra slike aksepterende aksjeeiere. Slike aksjeeiere vil i tilfellet av et slik Endringstilbud forbli bundet av deres tidligere avgitte aksept. Ved et slikt Endringstilbud vil Tilbudsperioden bli forlenget, og dersom nødvendig, slik at den lengste perioden av minst to uker eller 10 virkedager gjenstår før utløpet av Tilbudsperioden.

Dersom Tilbudet trekkes eller Tilbudet reduseres gjennom fremsettelsen av et revidert tilbud på grunnlag av at betingelsene for Tilbudet ikke er oppfylt eller frafalt, som angitt i kapittel 20.11 – “Betingelser for gjennomføringen av Tilbudet” ovenfor, vil aksjeeierne i Saga Tankers som har akseptert Tilbudet bli frigitt fra sine aksepter. Enhver aksjeeier i Saga Tankers som ønsker å akseptere det reviderte tilbudet må derfor inngi et nytt akseptformular til Carnegie til adressen angitt i kapittel 20.10 – “Aksept av Tilbudet“ovenfor innen tilbudsperioden for slikt revidert tilbud.

20.15	Offentliggjøringer

Enhver kunngjøring DHT Holdings er pålagt å offentliggjøre på bakgrunn av dette Tilbudsdokumentet og gjeldende rett, vil bli offentliggjort gjennom Oslo Børs’ informasjonssystem (www.newsweb.no) under Saga Tankers ticker “SAGA” så snart som praktisk mulig eller på slikt senere tidspunkt og/eller dato som er tillatt under norsk lov. Uten å begrense måten DHT Holdings måtte velge å foreta offentliggjøringer på, og med forbehold om DHT Holdings plikter under gjeldende lovgivning, vil DHT Holdings ikke ha noen plikt til å publisere, kunngjøre eller på annen måte kommunisere noen slike offentliggjørelser på annen måte enn gjennom Oslo Børs’ informasjonssystem (www.newsweb.no).

20.16	Kostnader

De estimerte kostnadene knyttet til Tilbudet er USD 3,3 millioner (eksklusiv MVA). Kostnadene pådratt i forbindelse med Tilbudet vil bli båret av DHT Holdings.

DHT Holdings betaler de provisjoner og transaksjonskostnader i VPS som har direkte tilknytning til Tilbudet, dvs. kostnader som oppstår i forbindelse med registrering og behandling av akseptene samt overføring av Saga Tankers-aksjene. Dette innebærer at aksjeeiere som aksepterer Tilbudet ikke vil bli belastet med kurtasje eller lignende kostnader som direkte relaterer seg til overføring av aksjer i VPS i forbindelse med Tilbudet. Ingen kostnad vil påføres Saga Tankers-aksjonærer for DRS-registrering av AST. Alle eventuelle andre utgifter som den enkelte aksjeeier i Saga Tankers pådrar seg, for eksempel rådgivningstjenester og andre transaksjonskostnader, dekkes ikke av Tilbyder.

20.17	Utvanning

De eksisterende aksjeeierne i DHT Holdings vil bli utvannet med 25,2 % som en konsekvens av Tilbudet og utstedelsen av Vederlagsaksjene til aksjeeierne i Saga Tankers, forutsatt at alle aksjeeiere i Saga Tankers aksepterer Tilbudet.

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20.18	Betydningen av gjennomføirngen av Tilbudet

20.18.1	Generelt

Tilbudet vil kunne resultere i at DHT Holdings blir eier av alle aksjene i Saga Tankers som gyldig ble tilbudt i forbindelse med Tilbudet slik at DHT Holdings blir underlagt reglene om tilbudsplikt og bestemmelsene om tvungen overføring av aksjer som er nærmere beskrevet i kapittel 20.18.3 – “Tilbudsplikt” og kapittel 20.18.4 – “Tvungen overføring av aksjer” nedenfor.

DHT Holdings har ikke identifisert noen jurisdiksjoner hvor transaksjonen forutsetter melding til konkurransemyndigheter, men slike meldinger vil bli foretatt dersom og når slike identifiseres.

Dersom Tilbudet blir gjennomført, har DHT Holdings til hensikt å søke om en strykning fra Oslo Børs, som videre beskrevet i Kapittel 20.18.5 – “Strykning fra Oslo Axess” nedenfor.

20.18.2	Betydning for ansatte

Saga Tankers har per tidspunktet for dette Tilbudsdokumentet tre ansatte. DHT Holdings har ikke til hensikt å videreføre Saga Tankers sin organisasjon. Avvilkingen av Saga Tankers sin organisasjon er ikke forventet å ha økonomiske implikasjoner utover de forpliktelsene som er i henhold til de ansattes ansettelsesavtaler.

20.18.3	Tilbudsplikt

Dersom DHT Holdings, til tross for betingelsen om minimumsaksept for mer en 95 % angitt under Kapittel 5.11 – “Conditions for Completion of the Offer”, aksepterer og overtar gjennom Tilbudet aksjer i Saga Tankers som resulterer i et totalt aksjeinnehav tilvarende eller mer enn 1/3 av den totale aksjekapitalen i Saga Tankers, vil DHT Holdings i henhold til norsk lov måtte fremsette et pliktig og ubetinget tilbud om kjøp av de øvrige aksjene i Saga Tankers.

DHT Holdings vil også i henhold til norsk lov måtte fremsette et pliktig og ubetinget tilbud om kjøp av de øvrige aksjene i Saga Tankers, dersom DHT Holdings kjøper Saga Tankers-aksjer utenfor Tilbudet som medfører at det totale aksjeinnehavet tilsvarer eller overstiger 1/3.

Dersom et pliktig tilbud må fremsettes som ovenfor, må tilbudsprisen pr aksje i henhold til norsk rett være minst like høy som det høyeste vederlag som DHT Holdings har betalt i den forutgående perioden på 6 måneder før tilbudsplikten inntrådte. DHT Holdings eller dets nærstående i henhold til verdipapirhandelloven § 2-5 har ikke kjøpt aksjer i Saga Tankers i seksmånedersperioden før Tilbudet ble fremsatt.

Det pliktige tilbudet må inkludere et alternativ om betaling i penger. Pengealternativet skal baseres på volumvektet gjennomsnittskurs på aksjene på NYSE beregnet i løpet av en periode på ti virkedager, og vil benytte USD/NOK vekslingskursen fra den dagen betingelsene for Tilbudet er oppfylt eller frafalt.

Dersom DHT Holdings som et resultat av Tilbudet eller det pliktige tilbudet nevnt ovenfor, blir innehaver av minst 90 % av aksjene i Saga Tankers, vil DHT Holdings være berettiget under relevant lovgivning (som er norsk rett), til å kreve en tvungen overføring av de øvrige aksjene i Saga tankers, jf kapittel 20.18.4 – “Tvungen overføring av aksjer” nedenfor.

20.18.4	Tvungen overføring av aksjer

Dersom DHT Holdings gjennom Tilbudet eller et pliktig tilbud blir eier av minst 90 % av de utstedte aksjene og stemmerettighetene i Saga Tankers og tilbudet gjennomføres, har DHT Holdings til hensikt å gjennomføre, og hver gjenværende aksjonær i Saga Tankers ha rett til å kreve at DHT Holdings gjennomfører, en tvungen overføring av aksjene i Saga Tankers som ikke er eid av DHT Holdings mot et vederlag i penger i henhold til allmennaksjeloven § 4-25.

Dersom tvungen overføring finner sted innen tre måneder etter utløpet av tilbudsfristen, skal tilbudsprisen legges til grunn ved fastsettelsen av løsningssummen hvis ikke særlige grunner tilsier en annen pris.

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Har DHT Holdings, som et resultat av Tilbudet eller på annen måte, blitt eier av mer enn 90 % av Saga Tankers-aksjene, kan tvungen overføring av aksjene finne sted uten at det først er fremsatt pliktig tilbud dersom:

- DHT Holdings iverksetter tvungen overføring senest fire uker etter at erverv av aksjer ved frivillig tilbud er gjennomført;

- Løsningssummen tilsvarer minst det laveste beløp tilbudsprisen ville vært ved et pliktig tilbud, og

- det stilles bankgaranti i tråd med verdipapirhandelloven § 6-10 (7).

I mangel av en minnelig overenskomst mellom DHT Holdings og de gjenværende aksjonærene, skal løsningssummen fastsettes i tråd med allmennaksjeloven § 4-25 (2) og (3). I følge disse bestemmelsene skal DHT Holdings først tilby de gjenværende aksjonærene i Saga Tankers en pris som selskapet er villig til å kjøpe Saga Tankers-aksjer. Dersom DHT retter tilbudet skriftlig på papir til alle de gjenværende Saga Tankers-aksjeeierne med kjent adresse, og i tillegg kunngjøres i Brønnøysundregistrenes elektroniske kunngjøringspublikasjon og i en avis som er alminnelig lest på Saga Tankers’ forretningssted, kan DHT Holdings fastsette en frist på minst to måneder for den enkelte aksjeeier til å komme med innsigelser mot eller avslå tilbudet. Saga Tankers-aksjeeiere som ikke kommer med slik innsigelse innen utløpet av fristen, anses for å ha akseptert tilbudet. Prisen som skal betales for aksjene som tilhører Saga Tankers-aksjonærer som ikke aksepterer tilbudet skal fastsettes ved skjønnsforretning av en norsk domstol. Den norske domstolen vil ha fullt diskresjonært skjønn når det gjelder evaluering av prisen som skal betales for Saga Tankers-aksjene ved gjennomføringen av den tvungne overføringen. Det er sannsynelig at en av faktorene som retten vil vurdere er vederlaget som DHT Holdings betaler i henhold til Tilbudet og som er akseptert av de aksepterene aksjonærene.

20.18.5	Strykning fra Oslo Axess

Dersom Tilbudet gjennomføres, har DHT Holdings til hensikt å fremme forslag for generalforsamlingen i Saga Tankers om at det søkes om en strykning av Saga Tankers-aksjene fra Oslo Axess, med mindre Oslo Børs velger å stryke aksjene før søknaden mottas av børsen. Vedtaket om å søke om en strykning fra Oslo Axess krever tilslutning fra minst 2/3 av de avgitte stemmer og 2/3 av den aksjekapital som er representert på generalforsamlingen. Oslo Børs vil kunne nekte en strykning av aksjene fra Oslo Axess av hensyn til aksjeeierne i Saga Tankers.

20.19	Uttalelse fra styret i Saga Tankers

Styret i Saga Tankers anbefaler enstemmig Tilbudet fra DHT Holdings og har offentliggjort sitt syn i en meddelelse vedlagt som Appendix 4 til dette Tilbudsdokumentet. Denne meddelelsen er ikke utarbeidet i henhold til verdipapirhandelloven §§ 6-16 og 6-19.

Oslo Børs har i egenskap av tilbudsmyndighet besluttet at uttalelse skal gis av uavhengig sakkyndig da Tilbudet er fremmet i forståelse med styret i Saga Tankers. En separat meddelelse vil bli offentliggjort senest én uke før Tilbudsperiodens utløp av en uavhengig part på vegne av Saga Tankers.

20.20	Kjøp av Saga Tankers-aksjer utenfor Tilbudet

DHT Holdings forbeholder seg retten til å kjøpe Saga Tankers-aksjer utenfor Tilbudet gjennom Tilbudsperioden i tråd med gjeldende lovgivning. I slike tilfeller, hvis DHT Holdings totale aksjeinnhav strekker seg til eller overskrider 1/3, vil det utløse et pliktig ubetinget tilbud som beskrevet i kapittel 20.18.3 – “Tilbudsplikt” ovenfor. Ethvert kjøp av Saga Tankers-aksjer utenfor Tilbudet vil bli meddelt Saga Tankers-aksjonærene gjennom den metoden som er beskrevet i 20.15 – “Offentliggjøringer”.

20.21	Rådgivere

Carnegie er den finansielle rådgiveren knyttet til Tilbudet. Wikborg, Rein & Co er DHT Holdings’ juridiske rådgiver vedrørende norsk rett i tilknytning til Tilbudet. Cravath, Swaine & Moore LLP er DHT Holdings’ juridiske rådgiver vedrørende amerikansk rett i tilknytning til Tilbudet.

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20.22	Skatt

Hver enkelt aksjeeier i Saga Tankers er ansvarlig for eventuell skatt som pådras som følge av aksept av Tilbudet. En kort beskrivelse av enkelte skattemessige konsekvenser ved Tilbudet for aksjeeiere i Saga Tankers er inntatt i kapittel 18 – “Taxation” ovenfor. Aksjeeiere i Saga Tankers rådes til å søke råd fra deres egne skatterådgivere for å avklare den enkeltes skattekonsekvenser ved en aksept av Tilbudet samt relevansen og gyldigheten av eventuelle innenlandske eller internasjonale skatteavtaler.

20.23	Lovvalg og verneting

Tilbudet og enhver aksept av Tilbudet skal være underlagt norsk rett.

Enhver tvist som måtte oppstå i tilknytning til Tilbudsdokumentet eller Akseptformularet som ikke kan løses i minnelighet, skal løses av norske domstoler med Oslo tingrett som eksklusivt verneting.

20.24	Annen informasjon

Dette Tilbudsdokument er sendt til alle registrerte aksjeeiere i Saga Tankers per 5. juli 2011 til den adresse som er registrert på den enkelte aksjeeiers VPS-konto, med unntak av aksjonærer i visse jurisdiksjoner med restriksjoner som er beskrevet i kapittel 4.1 – “Restrictions”.

Det vil ikke bli gitt noen bekreftelse på mottak av aksepter eller andre dokumenter fra DHT Holdings eller på DHT Holdings’ vegne.

Ekstra kopier av dette Tilbudsdokumentet vil bli gjort tilgjengelige på forespørsel, og innen normal kontortid hos:

Carnegie ASA
Stranden 1 – Aker Brygge
Postboks 684 Sentrum
0106 Oslo
Norge
www.carnegie.no
Telefon: +47 22 00 93 20
Telefaks: +47 22 00 99 60

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21.	Definitions and Glossary of terms

The following definitions and glossary apply in this Offer Document unless otherwise dictated by the context, including the foregoing pages of the Offer Document.

Definitions

Acceptance Form:
The form of acceptance to be distributed and used by Saga Tankers shareholders when accepting the Offer. The Acceptance Form is enclosed as Appendix 1 to this Offer Document, and in the Norwegian language in Appendix 2

Acquisition:	The acquisition by DHT Holdings of all the shares in Saga Tankers ASA
Aframax International Pool:	Aframax pool
AST:	The American Stock Transfer & Trust Company, LLC
Board or Board of Directors:	The board of directors of DHT Holdings, Inc
BCA:	The Marshall Islands Business Corporations Act
Bylaws:	The bylaws of DHT Holdings, Inc., adopted on October 8, 2010 and set out at Appendix 6 to this Offer Document
CERCLA:	The Comprehensive Environmental Response, Compensation, and Liability Act
CISADA:	The US Comprehensive Iran Sanctions Accountability and Divestment Act, enacted 2010
Clean Water Act:	The Federal Water Pollution Control Amendments of 1972, as amended
Commercial Manager:	Frontline Management (Bermuda) Ltd
Consideration Shares:	The new Shares to be issued as consideration for the Saga Tankers shares as a part of the Offer
Credit Facility:	Financing agreements in connection with the Acquisition of USD 125 million between DHT Holdings and DnB NOR Bank ASA which will replace Saga Tanker’s existing credit facilities
DHT:	DHT Holdings, Inc. and its subsidiaries
DHT Eagle Credit Facility:	A USD 33.5 million secured credit facility entered into on May 24, 2011 by DHT Eagle, Inc., a wholly owned subsidiary of DHT Holdings, with DnB NOR Bank ASA as agent for a term of five years
DHT Phoenix Credit Facility:
A USD 27.5 million secured credit facility  entered into on February 25, 2011 by DHT Phoenix, Inc., a wholly owned subsidiary of DHT Holdings,with DVB Bank, SE, London Branch Agent for a term of five years

Double Hull:	Double Hull Tankers, Inc., the original incorporation name of DHT Maritime, predecessor to DHT Holdings

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DHT Holdings:	DHT Holdings, Inc.
DRS:	Direct Registration System. Book entry system used by AST for DHT Holdings’ share register
DRS Statement:	Statement posted by AST to a shareholder in DHT Holdings when such shareholder has been DRS-registered
DTC:	Depository Trust & Clearing Corporation’s Depository Trust Company
EEA State:	Any state party to the European Economic Area
Exchange Act:	The U.S. Securities Exchange Act of 1934, as amended
Financial Advisor:	Carnegie ASA
Goodwood:	Goodwood Ship Management Pte Ltd
IASB:	International Accounting Standards Board
IFRS:	International Financial Reporting Standards as issued by the IASB
Initial Vessels:	The 7 vessels acquired from OSG in connection with DHT’s establishment in 2005
IPO:	The initial public offering of shares in DHT
IRS:	Internal Revenue Service
Lenders:	Financial institutions with which DHT Holdings’ subsidiaries have entered into secured credit facilities
NFSA:	The Norwegian Financial Supervisory Authority (Nw.: Finanstilsynet)
NOK:	Norwegian Kroner, the lawful currency of the Kingdom of Norway
NYSE:	New York Stock Exchange
Offer:	The voluntary offer by DHT Holdings, Inc. for the shares in Saga Tankers ASA
Offer Period:	The period from and including July 6, 2011 to July 20, 2011 at 09:00 am (CET). DHT Holdings may extend the Offer Period one or more times, however, not beyond September 1, 2011
OPA:	U.S. Oil Pollution Act of 1990, as amended
OPEC:	Organization of the Petroleum Exporting Countries
Order:	The Financial Services and Markets Act 2000 (Financial Promotion) Order 2005
OSG:	Overseas Shipholding Group, Inc.
PFIC:	A passive foreign investment company. Clasification of a foreign corporation for U.S. federal income tax purposes
Plan:	The 2011 Incentive Compensation Plan
RBS:	The Royal Bank of Scotland
RBS Credit Facility:
A USD 401.0 million secured credit facility entered into on October 18, 2005 between DHT Maritime, a wholly owned subsidiary of DHT Holdings, and its subsidiaries with RBS for a term of ten years, with no principal amortization for the first five years, as amended

VOLUNTARY OFFER DOCUMENT

Register of Business Enterprises:	The public Norwegian register responsible for registering all Norwegian and foreign business enterprises in Norway
Tanker Management:	Tanker Management Limited, a wholly-owned subsidiary of OSG
Tankers International Pool:	An independent VLCC pool created to offer owners and customers the advantages of a large scale operation
Transactions:	The series of transactions effected by DHT Maritime on March 1, 2010, that resulted in DHT Holdings becoming the publicly held parent company of DHT Maritime
Saga Tankers:	Saga Tankers ASA
Saga Tankers Group:	Saga Tankers ASA and its subsidiaries
SEC:	U.S. Securities and Exchange Commission
Securities Act:	The U.S. Securities Act of 1933, as amended
Shares:	The authorised and issued shares of common stock in DHT Holdings, Inc., each with a par value of USD 0.01
SSM:	Songa Shipmanagement Co. Ltd
USD:	United States Dollars, the lawful currency of the Unites States of America
USG:	U.S. Gulf
VLCC:	Very large crude carrier
VPS:	The Norwegian Central Securities Depository (Nw.: Verdipapirsentralen)
WAF:	West Africa

Glossary of terms
Terms and expressions used in the tanker industry and technical terms used in the description of DHT are set out below.

Aframax:	Oil tanker of between 80,000 and 12,000 dwt
Charter:	Contract for the use of a vessel, generally consisting of either a voyage, time or bareboat charter
Charterer:	The company that hires a vessel pursuant to a charter
Charter hire:	Money paid by a charterer to the ship-owner for the use of a vessel under a time charter or a bareboat charter
Dwt:	Dead-weight ton. A vessel’s cargo-carrying apacity measured in tons
FSO:	Floating Storage and Offloading
IMO:	International Maritime Organization
ISO:	International Organization for Standardization
Suezmax:	Oil tanker of minimum 120,000 dwt and up to 200,000 dwt

VOLUNTARY OFFER DOCUMENT

Time charter:	A charter under which a customer pays a fixed daily or monthly rate for a fixed period of time for use of the vessel
VLCC:	Very Large Crude Carrier

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APPENDIX 1

ACCEPTANCE FORM

Acceptance Form

This acceptance form (the “Acceptance Form”) shall be used when accepting the voluntary offer (the “Offer”) made by DHT Holdings, Inc., (“DHT Holdings”) to acquire all outstanding shares in Saga Tankers ASA (“Saga Tankers”), on the terms and conditions set forth in the Offer Document dated July 5, 2011 (the “Offer Document”) to which this Acceptance Form is attached. Capitalized terms used in this Acceptance Form shall have the same meaning as set out in, and be deemed to be construed in accordance with, the Offer Document.

Offer Price: 0.25 shares in DHT Holdings per Saga Tankers share.

Offer Period: From and including 09:00 (CET) on July 6, 2011 to 09:00 am (CET) on July 20, 2011.

Shareholder:
Properly completed and signed acceptance forms may be faxed, sent by post or delivered to:
    Carnegie ASA
    Stranden 1, Aker Brygge
    P.O.Box 684 Sentrum
    0106 Oslo, Norway
    Tel:    +47 22 00 93 20
    Fax:   +47 22 00 99 60

The shareholders’ register of Saga Tankers as of July 5, 2011 shows:
VPS account:	No. of shares:	Rights holders registered:

GUIDANCE:

●
Saga Tankers shareholders should read the Offer Document carefully, and note in particular the important information contained in the pages preceding the table of contents of the Offer Document, as well as the information described in sections 4 – “Restrictions, Cautionary notice regarding forward-looking statements and Disclaimer” and  5 – “The Offer” of the Offer Document.

●	Saga Tankers shareholders whose Saga Tankers shares are held in more than one VPS account will receive one Acceptance Form for each such account.
●	This acceptance includes any Saga Tankers shares which have been or will be acquired prior to the deadline of the acceptance of the Offer and which will be registered in the VPS account set out above.
●
Settlement of the Offer will be made in accordance with the procedures set forth in sections 5.10 – “Acceptance of the Offer”, 5.12 – “Settlement” and 5.13.1 – “Issue of the Consideration Shares by DHT Holdings and receipt of Consideration Shares”.

●
This acceptance will be treated as valid only if any rights holder (marked with a “Yes” under “Rights holders registered”, above) has consented to the transfer of the Saga Tankers shares free of encumbrances or other third-party rights to DHT Holdings by signing this Acceptance Form under “Rights holder(s)” below.

●	DHT Holdings reserves the right to reject any or all incorrect, delayed or illegally undertaken acceptances and to treat any incorrect or delayed acceptances for valid.

ACCEPTANCE:

By duly executing and delivering this Acceptance Form I/we represent and warrant that I/we have received and read the Offer Document, and accept the Offer for all my/our shares in Saga Tankers in accordance with the terms and conditions of the Offer as set out in the Offer Document.

SIGNATURE

Place	Date	Name of contact person	Telephone no.	E-mail	Signature *)
*) If signed pursuant to proxy, a proxy form or company certificate confirming the authorized signature must be enclosed.

Rights holder(s): In the event that there is registered holder(s) of rights on the VPS-account this is marked with a YES in the “Rights holders registered” box set out above in this Acceptance Form. As rights holder the undersigned consents that the transaction is undertaken on the above-mentioned terms.

Place	Date	Name of contact person	Telephone no.	E-mail	Rights holder’s signature *)

*) If signed pursuant to proxy, a proxy form or company certificate confirming the authorized signature must be enclosed. If more than one charge holder is registered, each of the charge holders must sign.

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APPENDIX 2

NORWEGIAN LANGUAGE ACCEPTANCE FORM (NW.: AKSEPTFORMULAR)

Akseptformular
Dette akseptformularet (“Akseptformularet”) benyttes for aksept av det frivillige tilbudet (“Tilbudet”) fra DHT Holdings, Inc. (“DHT Holdings”) om kjøp av samtlige utestående aksjer i Saga Tankers ASA (“Saga Tankers”), på de vilkår og betingelser som fremgår av tilbudsdokumentet datert 5. juli 2011 (“Tilbudsdokumentet”), som dette Akseptformularet er et vedlegg til. Uttrykk med stor forbokstav i denne Akseptblanketten, skal ha det samme innhold, og tolkes på samme måte, som i Tilbudsdokumentet

Tilbudspris: 0,25 aksjer i DHT Holdings per Saga Tankers aksje.

Tilbudsperiode: Fra og med 09:00 (CET) 6. juli 2011 til 09:00 (CET) 20. juli 2011.

Aksjeeier:
Korrekt utfylt og signert akseptformular returneres per telefaks, post eller leveres til:
    Carnegie ASA
    Stranden 1, Aker Brygge
    Postboks 684 Sentrum
    0106 Oslo, Norge
    Tel:    +47 22 00 93 20
    Fax:   +47 22 00 99 60

Aksjeeierregister for Saga Tankers pr 5. juli 2011 viser:
VPS-konto:	Antall aksjer:	Registrerte rettighetshavere:

VEILEDNING:
●
Saga Tankers aksjonærer bør lese Tilbudsdokumentet grundig og merke seg spesielt informasjonen inntatt på sidene før innholdsfortegnelsen i Tilbudsdokumentet, i tillegg til informasjonen i kapittel 4 – “Restrictions, Cautionary notice regarding forward-looking statements and Disclaimer” og kapittel 5 – “The Offer” i Tilbudsdokumentet.

●	Saga Tankers aksjonærer som har aksjer fordelt på mer enn én VPS-konto vil motta én Akseptblankett for hver av kontoene.
●	Denne aksepten omfatter alle Saga Tankers aksjer som har eller vil bli ervervet før utløpet av Tilbudsperioden og som vil bli registrert på VPS-kontoen angitt ovenfor.
●
Oppgjøret av Tilbudet vil gjennomføres i henhold til prosedyrene beskrevet i kapitlene 5.10 – “Acceptance of the Offer”, 5.12 – “Settlement” og 5.13.1 – “Issue of the Consideration Shares by DHT Holdings and receipt of Consideration Shares”.

●
Denne aksepten vil bare behandles som gyldig dersom samtlige rettighetshavere (markert med et “Ja” under “Registrerte rettighetshavere” i boksen ovenfor) har samtykket til at Saga Tankers aksjene overføres til DHT Holdings fri for heftelser eller andre tredjepartsrettigheter ved å signere på denne Akseptblanketten under “Rettighetshaver” nedenfor.

●	DHT Holdings forbeholder seg retten til å forkaste noen eller alle feilaktige, forsinkede eller ulovlige innleverte aksepter og til å behandle noen feilaktige eller forsinkede aksepter som gyldige.

AKSEPT:

Ved å utfylle og sende inn denne Akseptblanketten, bekrefter og forsikrer jeg/vi at jeg/vi har mottatt og lest Tilbudsdokumentet, og aksepterer Tilbudet for alle mine/våre aksjer i Saga Tankers på de vilkår og betingelser for Tilbudet som fremgår av Tilbudsdokumentet.

SIGNATUR:

Sted	Dato	Kontaktperson	Tlf. dagtid	E-post	Signatur *)
*) Dersom signert i henhold til fullmakt, skal fullmakt eller firmaattest som viser hvem som har signaturrett vedlegges.

Rettighetshaver(e):
Dersom det er registrert rettighetshaver(e) på VPS-kontoen angitt ovenfor, vil dette fremgå som et “Ja” i boksen øverst til høyre i dette Akseptformularet. Som rettighetshaver(e) gir jeg/vi vårt samtykke til at transaksjonen gjennomføres på de ovennevnte betingelser.

Sted	Dato	Kontaktperson	Tlf. dagtid	E-post	Rettighetshavers signatur *)

*) Dersom signert i henhold til fullmakt, skal fullmakt eller firmaattest som viser hvem som har signaturrett vedlegges. Dersom flere enn én rettighetshaver er registrert må alle rettighetshavere undertegne.

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APPENDIX 3

INDEPENDENT ASSURANCE REPORT BY ERNST & YOUNG ON THE PRO FORMA
FINANCIAL INFORMATION

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Independent Assurance Report on Pro Forma Financial Information

To the Board of Directors of DHT Holdings, Inc.

In accordance with EU Regulation No. 804/2004 pursuant to chapters 6 and 7 of the Norwegian Securities Trading Act, we report on the compilation of the unaudited pro forma financial information (“Pro Forma Financial Information”) of DHT Holdings, Inc. (“the Company”) consisting of the unaudited pro forma condensed statement of financial position of the Company as at March 31, 2011, the unaudited pro forma condensed income statements of the Company for the periods ended December 31, 2010 and March 31, 2011 and the accompanying description and notes to the unaudited Pro Forma Financial Information, which is set out in Section 6.4, of the Company’s combined offer document and document containing equivalent information to a prospectus dated July 5, 2011 (the “Offer Document”).

The Pro Forma Financial Information has been compiled on the basis described in section 6.1 of the Information Memorandum for illustrative purposes only, to provide information about how the acquisition of Saga Tankers ASA might have affected the unaudited pro forma condensed statement of financial position of the Company as at March 31, 2011 and the unaudited pro forma condensed income statements of the Company for the periods ended December 31, 2010 and March 31, 2011. Because of its nature, the Pro Forma Financial Information addresses a hypothetical situation and, therefore, does not represent the Company’s actual financial position or results.

Board of Directors’ and Management’s responsibility
It is the Board of Directors’ and management’s responsibility to compile the Pro Forma Financial Information in accordance with the requirements of EU Regulation No 809/2004 as required by the chapters 6 and 7 of the Norwegian Securities Trading Act.

Reporting responsibility
It is our responsibility to form an opinion, as required by Annex II item 7 of EU Regulation No 809/2004, as to the proper compilation of the Pro Forma Financial Information. The aforementioned opinion does not require an audit of historical unadjusted financial information, the adjustments to conform the accounting policies of Saga Tankers ASA to the accounting policies of the Company, or the assumptions summarized in section 6.4 of the Offer Document. The historical financial information of DHT Holdings, Inc. and Saga Tankers ASA for the period ended March 31, 2011 is unaudited and accordingly we do not accept any responsibility for that information. We are not responsible for updating any reports or opinions previously issued by us for any events that occurred subsequent to the date of our report on the historical financial information used in the compilation of the Pro Forma Financial Information.

Work performed
We conducted our work in accordance with the International Standard on Assurance Engagements 3000, “Assurance Engagements Other than Audits or Reviews of Historical Financial Information,” We planned and performed our work to obtain reasonable assurance that the Pro Forma Financial. Information has been properly compiled on the basis stated and that such basis is consistent with the accounting policies of the Company. Our work primarily consisted of comparing the unadjusted financial information with the source documents as described in Section 6 of the Offer Document, considering the evidence supporting the adjustments and discussing the Pro Forma Financial Information with management of the Company.

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Opinion
In our opinion:

a)	The Pro Forma Financial Information has been properly compiled on the basis stated in Sections 6.1, 6.2 and the Notes to the unaudited Pro Forma Financial Information of the Offer Document; and
b)	That basis is consistent with the accounting policies of the Company.

This report is issued for the sole purpose of the voluntary exchange offer to acquire all shares of Saga Tankers ASA listed on the Oslo Børs (Oslo Stock Exchange) as set forth in the Offer Document approved by the Financial Supervisory Authority of Norway. Therefore, this report is not appropriate in other jurisdictions and should not be used or relied upon for any other purpose that the voluntary exchange offer described above. We accept no duty or responsibility to and deny any liability to any party in respect to any use of, or reliance upon, this report in connection with any type of transaction, including the sale of securities other than the voluntary exchange offer on the Oslo Børs and other regulated markets within the European Union or European Economic Area, as set forth in the Offer Document approved by the Financial Supervisory Authority of Norway.

Oslo, July 5, 2011
Ernst & Young AS

/s/ Asbjørn Rødal
Asbjørn Rødal
State Authorised Public Accountant (Norway)

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APPENDIX 4

STATEMENT MADE BY THE BOARD OF DIRECTORS OF SAGA TANKERS ASA

VOLUNTARY OFFER DOCUMENT

THE BOARD OF DIRECTORS OF SAGA TANKERS ASA UNANIMOUSLY RECOMMENDS THE OFFER FROM DHT HOLDINGS, INC

This statement is made by the Board of Directors (the “Board”) of Saga Tankers ASA (the “Company” or “Saga Tankers”) in connection with the voluntary exchange offer (the “Offer”) by DHT Holdings, Inc (“DHT”), to acquire all outstanding shares in Saga Tankers, announced on 31 May 2011, as further described in DHT’s offer document dated 5 July 2011 (the “Offer Document”). This statement is not made pursuant to sections 6-16 and 6-19 of the Norwegian Securities Trading Act of 2007 and a separate statement in such respect will pursuant to a decision by Oslo Børs in accordance with section 6-16 (4) of the Norwegian Securities Trading Act of 2007 be made by Fearnley Fonds ASA as an independent third party.

On 31 May 2011 Saga Tankers and DHT announced that the two companies had entered into a transaction agreement (the “Transaction Agreement”) pursuant to which DHT, subject to certain terms and conditions, shall launch a voluntary exchange offer to acquire all issued and outstanding shares of Saga Tankers, with consideration in DHT shares.

The combined company will operate a fleet of 16 quality crude oil tankers, of which 15 will be wholly owned. The combined fleet will consist of 10 VLCCs. 2 Suezmaxes and 4 Aframaxes, operating both on charter contracts and in the spot market.

Having reviewed the terms and conditions of the Offer, the Board has concluded that an acceptance of the Offer is in the best interest of Saga Tankers and its shareholders. The completion of the Offer is conditional upon the following conditions being satisfied or waived by DHT: (i) the Offer shall have been accepted by shareholders of Saga Tankers representing more than 95% of the share capital and voting rights of Saga Tankers on a fully diluted basis, (ii) all approvals required from regulatory authorities for completion of the Offer shall have been obtained, (iii) there shall not have occurred any material adverse change in the business, assets, liabilities, condition (financial or otherwise), results, or operation of Saga Tankers, (iv) the business of Saga Tankers, in the period from 31 March 2011 and until the settlement of the Offer, shall have been conducted in the ordinary course, and that there has been no issuance of any securities or payment of dividend by Saga Tankers, (v) the Board of Saga Tankers shall not have amended or withdrawn its recommendation of the Offer, (vi) Saga Tankers shall have received necessary consents and waivers from third parties, including under the terms of any loan agreement and any charter party agreement, (vii) no intervention shall have taken place by any court or other governmental or regulatory authority which restrains or prohibits the completion of the Offer, (viii) there shall have been no material breach by Saga Tankers of the Transaction Agreement which entitles DHT to terminate the Transaction Agreement and (ix) the New York Stock Exchange shall have approved for listing on such exchange the shares to be issued to Saga Tankers shareholders, subject to official notice of issuance.

As further described in the Offer Document, DHT has in the Transaction Agreement undertaken to conduct its activities in the ordinary course and not enter into any material transactions or similar without the prior written consent of Saga Tankers’ board of directors (such consent not to be unreasonably withheld). The Transaction Agreement allows for DHT Holdings to distribute quarterly dividends of VSD 0.10 per share. It may be that the board of directors of DHT Holdings resolve to issue such dividends to its shareholders in connection with the approval of the Q2 2011 accounts and that the record date to qualify for such dividends may be prior to DHT Holdings issuing the consideration share to Saga shareholders.

VOLUNTARY OFFER DOCUMENT

At the date of the announcement of the entering into of the Transaction Agreement, shareholders that own approximately 75.2% of the Saga Tankers shares had entered into pre-acceptances to accept the Offer in respect of the shares they hold, subject to customary conditions.

Saga Tankers shareholders will receive 0.25 shares in DHT for each Saga Tankers share tendered in the Offer (the “Offered Consideration”). This represented a value of NOK 5.44 per Saga Tankers share based on the closing price of DHT on the New York Stock Exchange on 27 May 2011, and a NOK/USD exchange rate of 5.43, and corresponded to a premium of approximately 56% to the Saga Tankers closing price on Oslo Axess on 30 May 2011. The value of NOK 5.44 per Saga Tankers share values the equity of Saga Tankers at approximately NOK 472.4 million.

The Board will receive a fairness opinion expected to be dated the same date the Offer Document is published from Fearnley Fonds ASA. Fearnley Fonds ASA’s opinion will provide that, as of the date thereof and based upon and subject to the assumptions, considerations, qualifications, factors and limitations set forth therein, the offer price is fair from a financial point of view.

The acceptance period for the Offer is from and including 6 July 2011 to 20 July 2011 at 09:00 am CET, unless extended in accordance with the terms of the Offer Document. According to the Offer Document, settlement will take place within 10 business days following the Offer becoming unconditional in all respects. Further detailed information about the Offer is included in the Offer Document.

As a company incorporated under the laws of Marshall Islands, DHT is subject to laws and regulations, certain aspects of which are different from Norwegian laws and regulations, under which Saga Tankers currently operates. Further information about the tax consequences for Norwegian resident shareholders with respect to acceptance of the Offer, and holding of shares in DTH, is set forth in section 18 of the Offer Document, provided, however, that each shareholder is urged to make its own assessment, and consult its own professional advisers, regarding such consequences.

In reaching its conclusion to recommend the Offer, the Board has considered the positive effects of the Offer as described above for all the stakeholders in the Company.

As provided for in the Norwegian Securities Trading Act, if DHT becomes the owner of Saga Tankers shares representing more than 90% of the total number of shares issued by Saga Tankers, DHT will have the right to commence a compulsory acquisition for cash of the Saga Tankers shares not already owned by DHT. The Board notes that the Offer Document provides that DHT intends to make such compulsory acquisition upon completion of the Offer. Further, if DHT no longer considers the listing of Saga Tankers shares on Oslo Axess appropriate, DHT may propose to the general meeting of Saga Tankers that Saga Tankers shall apply for delisting of its shares from Oslo Axess. The Board notes that DHT intends to propose to the general meeting of Saga Tankers that an application be made to Oslo Børs to delist the Saga Tankers shares from Oslo Axess in the event the Offer is completed.

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The Offer has been made known to the Saga Tankers employees. The employees of Saga Tankers have not made any separate statement regarding the Offer, but any separate statement made by the employees during the acceptance period for the Offer will be disclosed separately.

All Board members and members of the senior management holding shares in Saga Tankers have entered into pre-acceptances to accept the Offer in respect of the shares they hold.

Based on an overall evaluation of relevant factors, taking into account the Offered Consideration and offer terms, the Board views the Offer to be in the best interests of Saga Tankers and its shareholders and thus unanimously recommends the shareholders of Saga Tankers to accept the Offer.

Oslo 5 July 2011

The Board of Directors of Saga Tankers ASA

VOLUNTARY OFFER DOCUMENT

APPENDIX 5

ARTICLES OF INCORPORATION OF DHT HOLDINGS, INC.

VOLUNTARY OFFER DOCUMENT

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF DHT HOLDINGS, INC.

REPUBLIC OF THE MARSHALL ISLANDS REGISTRAR OF CORPORATIONS DUPLICATE COPY

NON RESIDENT	The original of this Document was filed in accordance with Section 5 of the Business Corporations Act on

VOLUNTARY OFFER DOCUMENT

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

DHT HOLDINGS, INC.

PURSUANT TO

THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT

Corporate existence commenced on February 12, 2010 and shall continue upon filing these Amended and Restated Articles of Incorporation with the Registrar of Corporations.

The undersigned, for the purpose of amending and restating the original Articles of Incorporation of DHT Holdings, Inc., a corporation organized under the laws of the Republic of the Marshall Islands, as amended and restated to date, pursuant to Section 93 of the Marshall Islands Business Corporations Act, does hereby make, subscribe, acknowledge and file with the Registrar of Corporations this instrument for that purpose, as follows:

ARTICLE I.

Name

The name of the Corporation shall be “DHT Holdings, Inc.”

ARTICLE II.

Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act (the “BCA”) and without in any way limiting the foregoing, the Corporation shall have the power:

(a)  To purchase or otherwise acquire, own, use, operate, pledge, hypothecate, mortgage, lease, charter, sub-charter, sell, build, and repair steamships, motorships, tankers, vessels, sailing vessels, tugs, lighters, barges, and all other vessels and craft of any and all motive power whatsoever, including aircraft, landcraft, and any and all means of conveyance and transportation by land, water or air, together with engines, boilers, machinery equipment and appurtenances of all kinds, including masts, sails, boats, anchors, cables, tackle, furniture and all other necessities thereunto appertaining and belonging, together with all materials, articles, tools, equipment and appliances necessary, suitable or convenient for the construction, equipment, use and operation thereof; and to equip, furnish, and outfit such vessels and ships.

(b)  To engage in ocean, coastwise and inland commerce, and generally in the carriage of freight, goods, cargo in bulk, passengers, mail and personal effects by water between the various ports of the world and to engage generally in waterborne commerce.

(c)  To purchase or otherwise acquire, own, use, operate, lease, build, repair, sell or in any manner dispose of docks, piers, quays, wharves, dry docks, warehouses and storage facilities of all kinds, and any property, real, personal and mixed, in connection therewith.

(d)  To act as ship’s husband, ship brokers, custom house brokers, ship’s agents, manager of shipping property, freight contractors, forwarding agents, warehousemen, wharfingers, ship chandlers, and general traders.

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ARTICLE III.

Address; Registered Agent

The registered address of the Corporation in the Republic of the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of the Corporation’s registered agent at such address is The Trust Company of the Marshall Islands, Inc.

ARTICLE IV.

Capital Stock

Section 4.01. Authorized Capital Stock. The total number of shares of capital stock that the Corporation shall have authority to issue is. One Hundred Twenty Six Million (126,000,000) registered shares, consisting of One Hundred Twenty Five Million (125,000,000) registered shares of common stock, par value of US$0.01 per share (“Common Stock) and One Million (1,000,000) registered shares of preferred stock, par value of $0.01 per share (“Preferred Stock”).

Section 4.02. Preferred Stock. The Board is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Section 4.03. No preemptive rights. Shareholders of the Corporation shall have no conversion, redemption or preemptive rights to subscribe to any of the Corporation’s securities.

ARTICLE V.

Directors

Section 5.01. The business and affairs of the Corporation shall be managed by or under the direction of the Board, the exact number of directors comprising the entire Board to be not less than three nor more than twelve (subject to any rights of the holders of Preferred Stock to elect additional directors under specified circumstances) as determined from time to time by resolution adopted by affirmative vote of a majority of the Board. As used in these Amended and Restated Articles of Incorporation, the term “entire Board” means the total number of directors that the Corporation would have if there were no vacancies or unfilled newly created directorships.

Section 5.02. Number, election and terms. The Board shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board permits, with the term of office of one of the three classes expiring each year. As soon as practicable after the effectiveness of the Articles of Incorporation pursuant to the BCA (the “Effective Time”), the incorporator of the Corporation shall hold an organization meeting to divide the Board into three classes, with the term of office of the first class to expire at the 2011 Annual Meeting of Shareholders, the term of office of the second class to expire at the 2010 Annual Meeting of Shareholders and the term of office of the third class to expire at the 2012 Annual Meeting of Shareholders. Commencing with the 2010 Annual Meeting of Shareholders, the directors elected at an annual meeting of shareholders to succeed those whose terms then expire shall be identified as being directors of the same class as the directors whom they succeed, and each of them shall hold office until the third succeeding annual meeting of shareholders and until such director’s successor is duly elected and has qualified. Cumulative voting, as defined in Division 7, Section 71(2) of the BCA, shall not be used to elect directors.

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Section 5.03. Shareholder nomination of Director candidates; shareholder proposal of business. Advance notice of shareholder nominations for the election of Directors and of the proposal of business by stockholders shall be given in the manner provided in the bylaws, as amended and in effect from time to time.

Section 5.04. Newly created directorships and vacancies. Any vacancies in the Board for any reason, other than those specified in Section 5.05, and any created directorships resulting from any increase in the number of directors, may be filled by the vote of not less than a majority of the members of the Board then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shalt have been chosen and until their successors shall be elected and qualified. Any Director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified. No decrease in the number of Directors constituting the Board shall shorten the term of any incumbent Director. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the then authorized number of directors shall be increased by the number of directors so to be elected, and the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of shareholders.

Section 5.05. Removal. (a) Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Amended and Restated Articles of Incorporation or the bylaws of the Corporation), any Director or the entire Board may be removed at any time but only for cause and only by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Corporation entitled to vote generally in the election of directors cast at a meeting of the shareholders called for that purpose. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of this Section 5.05 of this Article V shall not apply with respect to the director or directors elected by such holders of Preferred Stock.

(b) In order to remove a Director, a special general meeting shall be convened and held in accordance with these Amended and Restated Articles of Incorporation and the bylaws. Notice of such a meeting convened for the purpose of removing a Director shall contain a statement of the intention so to do and be served on such Director not less than fourteen days before the meeting and at such meeting the Director shall be entitled to be heard on the motion for such Director’s removal.

(c) For the purpose of this Section 5.05, “cause” means (a) conviction of a felony, indictable offence or similar criminal offence or (b) willful misconduct that results in material injury (monetary or otherwise) to the Corporation or any of its subsidiaries.

(d) If a Director is removed from the Board under the provisions of this Section 5.05, the shareholders may fill the vacancy at the meeting at which such Director is removed. In the absence of such election or appointment, the Board may fill the vacancy.

Section 5.06. Amendment, repeal, etc. Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Amended and Restated Articles of Incorporation or the bylaws of the Corporation), the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article V.

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ARTICLE VI.

Bylaws

In furtherance and not in limitation of the powers conferred upon it by taw, the Board shall have the authority to adopt, amend, alter or repeal the bylaws of the Corporation by a vote of not less than a majority of the entire Board, but any bylaw adopted by the Board may be amended or repealed by shareholders entitled to vote thereon.

ARTICLE VII.

Shareholder Action

Section 7.01. Shareholder Meetings. Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of the shareholders or by the unanimous written consent of the shareholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the shareholders for any purpose or purposes may be called only by (i) the Chairman of the Board or the chief executive officer, at the direction of the Board as set forth in a resolution stating the purpose or purposes thereof approved by a majority of the entire Board or (ii) holders of not less than one-fifth of all outstanding shares of Common Stock, who shall state the purpose or purposes of the proposed special meeting. If there is a failure to hold the annual meeting within a period of ninety (90) days after the date designated therefor, or if no date has been designated for a period of thirteen (13) months after the Effective Time or after the Corporation’s last annual meeting, holders of not less than one-fifth of the shares entitled to vote in an election of directors may in writing, demand the calling of a special meeting in lieu of the annual meeting specifying the time thereof which shall not be less than two (2) nor more than three (3) months from the date of such call. The Chairman of the Board or chief executive officer of the Corporation upon receiving the written demand shall promptly give notice of such meeting, or if the Chairman of the Board or chief executive officer fails to do so within five (5) business days thereafter, any shareholder signing such demand may give such notice. Such notice shall state the purpose or purposes of the proposed special meeting. The business transacted at any special meeting shall be limited to the purposes stated in the notice of such meeting.

Section 7.02. Action by Unanimous Written Consent. Any action required to be taken or which may be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting if a consent in writing setting forth the action so taken, is signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

ARTICLE VIII.

Limitation of Director Liability

A Director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except, if required by the BCA, as amended from time to time for (i) liability for any breach of the Director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the Director derived an improper personal benefit. Neither the amendment nor repeal of this Article VIII shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VIII would accrue or arise, prior to such amendment or repeal.

VOLUNTARY OFFER DOCUMENT

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation on this 22nd day of June, 2011.

/s/ Eirik Ubøe
Eirik Ubøe
Chief Financial Officer

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APPENDIX 6

AMENDED AND RESTATED BYLAWS OF DHT HOLDINGS, INC. ADOPTED OCTOBER 8, 2010

VOLUNTARY OFFER DOCUMENT

DHT HOLDINGS, INC.

(the “Corporation”)

AMENDED AND RESTATED BYLAWS

Adopted October 8, 2010

ARTICLE I

OFFICES AND RECORD

Section 1.01.        Address; Registered Agent. The registered address of the Corporation in the Republic of the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.  The name of the Corporation’s registered agent at such address is The Trust Company of the Marshall Islands, Inc.

Section 1.02.        Other Offices. The Corporation may have such other offices, either within or without the Republic of the Marshall Islands, as the Board of Directors of the Corporation (the “Board”) may designate or as the business of the Corporation may from time to time require.

ARTICLE II

SHAREHOLDERS

Section 2.01.        Annual Meeting. The annual meeting of shareholders of the Corporation shall be held on such day and at such time and place within or without the Republic of the Marshall Islands as the Board may determine for the purpose of electing directors and/or transacting such other business as may properly be brought before the meeting. The Chairman of the Board or, in the Chairman’s absence, another person designated by the Board shall act as the Chairman of all annual meetings of shareholders.

Section 2.02.        Nature of Business at Annual Meetings of Shareholders. (a) No business may be transacted at an annual meeting of shareholders, other than business that is either (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board (or any duly authorized committee thereof), (ii) otherwise properly brought before the annual meeting by or at the direction of the Board (or any duly authorized committee thereof) or (iii) otherwise properly brought before the annual meeting by any shareholder of the Corporation (A) who is a shareholder of record on the date of the giving of the notice provided for in this Section 2.02 of this Article II and has remained a shareholder of record through the record date for the determination of shareholders entitled to vote at such annual meeting and (B) who complies with the notice procedures set forth in Section 2.02(b) of this Article II.

(b)      In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, such shareholder must have given timely notice thereof in proper written form to the Secretary of the Corporation. To be timely, a shareholder’s notice to the Secretary of the Corporation must be delivered to or mailed and received at the principal executive offices of the Corporation not less than ninety (90) days nor more than one-hundred twenty (120) days prior to the anniversary date of the immediately preceding annual general meeting. In the event the annual general meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the shareholder must be given not later than ten days following the earlier of the date on which notice of the annual general meeting was mailed to shareholders or the date on which public disclosure of the date of the annual general meeting was made.

(c)      To be in proper written form, a shareholder’s notice to the Secretary of the Corporation must set forth, as to each matter such shareholder proposes to bring before the annual meeting, (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such shareholder, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such shareholder, (iv) a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder and any material interest of such shareholder in such business and (v) a representation that such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. In addition, notwithstanding anything in this Section 2.02 of this Article II to the contrary, a shareholder intending to nominate one or more persons for election as a director at an annual meeting must comply with Article III of these Bylaws for such nomination or nominations to be properly brought before such meeting.

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(d)      No business shall be conducted at the annual meeting of shareholders except business brought before the annual meeting in accordance with the procedures set forth in this Article II; provided, however, that, once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Article II shall be deemed to preclude discussion by any shareholder of any such business. If the chairman of an annual meeting determines that business was not properly brought before the annual meeting in accordance with the foregoing procedures, the chairman of the meeting shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

Section 2.03.        Special Meeting. Except as otherwise provided by applicable law, special meetings of the shareholders shall be called only in accordance with the provisions of the Articles of Incorporation of the Corporation. Only such business as is specified in the notice of any special meeting of the shareholders shall come before such meeting.

Section 2.04.        Notice of Meetings. Notice of every annual and special meeting of shareholders, other than any meeting the giving of notice of which is otherwise provided by law, stating the date, time, place and purpose thereof, and in the case of special meetings, the name of the person or persons at whose direction the notice is being issued, shall be given personally or sent by mail, telegraph, cablegram, telex or teleprinter at least fifteen (15) but not more than sixty (60) days before such meeting, to each shareholder of record entitled to vote thereat and to each shareholder of record who, by reason of any action proposed at such meeting would be entitled to have his shares appraised if such action were taken, and the notice shall include a statement of that purpose and to that effect. If mailed, notice shall be deemed to have been given when deposited in the mail, directed to the shareholder at his address as the same appears on the record of shareholders of the Corporation or at such address as to which the shareholder has given notice to the Secretary of the Corporation. Notice of a meeting need not be given to any shareholder who submits a signed waiver of notice, whether before or after the meeting, or who attends the meeting without protesting prior to the conclusion thereof that he did not receive notice of such meeting.

Section 2.05.        Organization; Place of Meeting; Order of Business. (a) At every meeting of shareholders, the Chairman of the Board, or in such person’s absence, the Chief Executive Officer, or in the absence of both of them, any vice president, shall act as chairman of the meeting. In the absence of the Chairman of the Board, the Chief Executive Officers or a vice president to act as Chairman, the Board, or if the Board fails to act, the shareholders may appoint any shareholder, director or officer of the Corporation to act as chairman of any meeting.

(b)      Either the Board or the Chairman of the Board may designate the place, if any, of meeting for any annual meeting or for any special meeting of the shareholders. If no designation is so made, the place of meeting shall be the principal office of the Corporation.

(c)      The order of business at all meetings of shareholders, unless otherwise determined by a vote of the holders of a majority of the number of shares present in person or represented by proxy thereat, shall be determined by the chairman of the meeting.

Section 2.06.        Adjournments. Any meeting of shareholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting. If the meeting is adjourned for lack of quorum, notice of the new meeting shall be given to each shareholder of record entitled to vote at the meeting. If after an adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record on the new record date entitled to notice in Section 2.04 of this Article II.

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Section 2.07.        Quorum. At all meetings of shareholders, except as otherwise expressly provided by law, there must be present either in person or by proxy shareholders of record holding at least a majority of the shares issued and outstanding and entitled to vote at such meetings in order to constitute a quorum, but if less than a quorum is present, a majority of those shares present either in person or by proxy shall have power to adjourn any meeting until a quorum shall be present.

Section 2.08.        Voting. If a quorum is present, and except as otherwise expressly provided by law, the Articles of Incorporation (including any Preferred Stock Designation) or applicable stock exchange rules, the affirmative vote of a majority of the shares of stock represented at the meeting shall be the act of the shareholders; provided, however, that directors shall be elected by a plurality of the votes cast by shareholders entitled to vote thereat. At any meeting of shareholders, with respect to a matter for which a shareholder is entitled to vote, each such shareholder shall be entitled to one vote for each share it holds. Each shareholder may exercise such voting right either in person or by proxy; provided, however, that no proxy shall be valid after the expiration of eleven months from the date such proxy was authorized unless otherwise provided in the proxy. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in the law of the Republic of the Marshall Islands to support an irrevocable power. A shareholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the Corporation. Any action required to be taken or which may be taken at any annual or special meeting of the shareholders of the Corporation may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

Section 2.09.        Fixing of Record Date. The Board may fix a time not more than sixty (60) nor less than fifteen (15) days prior to the date of any meeting of shareholders as the time as of which shareholders entitled to notice of and to vote at such a meeting shall be determined, and all persons who were holders of record of voting shares at such time and no others shall be entitled to notice of and to vote at such meeting. The Board may fix a time not exceeding sixty (60) days preceding the date fixed for the payment of any dividend, the making of any distribution, the allotment of any rights or the taking of any other action, as a record time for the determination of the shareholders entitled to receive any such dividend, distribution, or allotment or for the purpose of such other action.

ARTICLE III

DIRECTORS

Section 3.01.        Powers; Number. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which, subject to the provisions of the Articles of Incorporation of the Corporation, shall consist of such number of directors as shall be fixed by a vote of not less than a majority of the entire Board or by the affirmative vote of holders of a majority of the outstanding capital stock from time to time. Each director shall serve his respective term of office until his successor shall have been elected and qualified, except in the event of his death, resignation or removal. No decrease in the number of directors shall shorten the term of any incumbent director. The directors need not be residents of the Republic of the Marshall Islands or shareholders of the Corporation. As used in these Bylaws, the phrase “entire Board” means the total number of directors that the Corporation would have if there were no vacancies or unfilled newly created directorships.

Section 3.02.        How Elected. Except as otherwise provided by law or in Section 3.05 of this Article III, the directors of the Corporation (other than the first Board if named in the Articles of Incorporation or designated by the incorporators) shall be elected at the annual meeting of shareholders. Each director shall be elected to serve until the third succeeding annual meeting of shareholders and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal or the earlier termination of his term of office.

Section 3.03.        Nomination of Directors. (a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided in the Articles of Incorporation with respect to the right of holders of Preferred Stock of the Corporation to nominate and elect a specified number of directors in certain circumstances. Nominations of persons for election to the Board may be made at any annual meeting of shareholders (i) by or at the direction of the Board (or any duly authorized committee thereof) or (ii) by any shareholder of the Corporation (A) who is a shareholder of record on the date of the giving of the notice provided for in this Section 3.03 of this Article III and on the record date for the determination of shareholder entitled to vote at such meeting and (B) who complies with the notice procedures set forth in Section 3.03(b) of this Article III.

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(b)      In addition to any other applicable requirements, for a nomination to be made by a shareholder, such shareholder must have given timely notice thereof in proper written form to the Secretary of the Corporation. To be timely, a shareholder’s notice to the Secretary of the Corporation must be delivered to or mailed and received at the principal executive offices of the Corporation not less than ninety (90) days nor more than one-hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of shareholders. In the event the annual general meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the shareholder must be given not later than ten days following the earlier of the date on which notice of the annual general meeting was mailed to shareholders or the date on which public disclosure of the date of the annual general meeting was made. In the case of a special general meeting called for the purpose of electing directors, notice by the shareholder must be given not later than ten days following the earlier of the date on which notice of the special general meeting was mailed to shareholders or the date on which public disclosure of the date of the special general meeting was made.

(c)      To be in proper written form, a shareholder’s notice to the Secretary of the Corporation must set forth: (i) as to each person whom the shareholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder applicable to issuers that are not foreign private issuers and (ii) as to the shareholder giving the notice (A) the name and record address of such shareholder, (B) the class or series and number of shares of capital stock of the Corporation which are owned beneficially and of record by such shareholder, (C) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person and persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder, (D) a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons named in its notice and (E) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(d)      No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 3.03 of this Article III. If the chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

Section 3.04.        Removal. Except as otherwise provided by applicable law, directors may only be removed by the shareholders in accordance with the provisions of the Articles of Incorporation of the Corporation.

Any or all of the directors may be removed for cause by the shareholders, provided notice is given to such director(s) of the shareholders meeting convened to remove him or her provided such removal is approved by the affirmative vote of a majority of the issued and outstanding shares of our capital stock entitled to vote for those directors. The notice must contain a statement of the intention to remove such director(s) and must be served on him or her not less than fourteen days before such shareholders meeting. Any such director is entitled to attend the meeting and be heard on the motion for his or her removal. No director may be removed without cause by either the shareholders or the Board of Directors.

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Section 3.05.        Vacancies. Except as otherwise provided by applicable law, vacancies in the Board shall be filled as provided for in the Articles of Incorporation of the Corporation.

Section 3.06.        Regular Meetings. Regular meetings of the Board shall be held in such place and at such time as may be determined by resolution of the Board and no notice shall be required for any regular meeting. Except as otherwise provided by law, any business may be transacted at any regular meeting.

Section 3.07.        Special Meetings. Special meetings of the Board may, unless otherwise provided by law, be called from time to time by the Chairman of the Board or the Chief Executive Officer. The Chief Executive Officer or the Chairman of the Board shall call a special meeting of the Board upon written request directed to either of them by any two directors stating the time, place and purpose of such special meeting. Special meetings of the Board shall be held in such place, on a date and at such time as may be designated in the notice thereof.

Section 3.08.        Notice of Special Meeting. Notice of the date, time and place of each special meeting of the Board shall be given to each director at least forty-eight (48) hours prior to such meeting, unless the notice is given orally or delivered in person, in which case it shall be given at least twenty-four (24) hours prior to such meeting. For the purpose of this Section 3.08, notice shall be deemed to be duly given to a director if given to him personally (including by telephone) or if such notice be delivered to such director by mail, telegraph, cablegram, telex or teleprinter to his last known address. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting, except for amendments to these Bylaws. Notice of a meeting need not be given to any director who submits a signed waiver of notice, whether before or after the meeting, or who attends the meeting without protesting, prior to the conclusion thereof, the lack of notice to him.

Section 3.09.        Quorum. A whole number of directors equal to at least a majority of the directors at the time in office, present in person or by proxy or conference telephone, shall constitute a quorum for the transaction of business. If at any meeting of the Board there shall be less than a quorum present, a majority of the directors present may adjourn the meeting from time to time without further notice. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board.

Section 3.10.        Action By Consent of Board of Directors. Any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in accordance with applicable law; provided, however, that a majority of the members of the Board or such committee, as the case may be, shall not be physically located in the same country when executing any consent pursuant to this Section 3.10.

Section 3.11.        Meetings by Conference Telephone. Members of the Board or any committee thereof may participate in a meeting of the Board or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting; provided, however, that a majority of the members of the Board or such committee, as the case may be, shall not be physically located in the same country when acting pursuant to this Section 3.11.

Section 3.12.        Records. The Board shall cause to be kept a record containing the minutes of the proceedings of the meetings of the Board and of the shareholders, appropriate stock books and registers and such books of records and accounts as may be necessary of the proper conduct of the business of the Corporation. The books and records of the Corporation may be kept outside the Republic of the Marshall Islands at such place or places as may from time to time be designated by the Board or as the business of the Corporation may from time to time require.

Section 3.13.        Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof which authorizes the contract or transaction, or solely because his or her or their votes are counted for such purpose, if: (i) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee and the Board or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, or, if the votes of the disinterested directors are insufficient to constitute an act of the Board as defined in Section 55 of the Marshall Islands Business Corporations Act, by unanimous vote of the disinterested directors, (ii) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board, a committee thereof or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes the contract or transaction.

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Section 3.14.        Compensation of Directors and Members of Committees. The Board may from time to time, in its discretion, fix the amounts which shall be payable to members of the Board and to members of any committee, for attendance at the meetings of the Board or of such committee and for services rendered to the Corporation.

ARTICLE IV

COMMITTEES

Section 4.01.        Committees. The Board may, by resolution or resolutions passed by a majority of the entire Board, designate from among its members one or more committees; provided, however, that no committee shall have the power or authority to (i) fill a vacancy in the Board or in a committee thereof, (ii) amend or repeal any Bylaw or adopt any new Bylaw, (iii) amend or repeal any resolution of the entire Board, (iv) increase the number of directors on the Board or (v) remove any director. The Board shall designate an Audit Committee, which shall at all times be comprised of at least two members that are considered “independent” under the rules of the stock exchange that the Corporation’s common stock is listed on. Initially, the entire Board shall be the audit committee. Members of any committee shall hold office for such period as may be prescribed by the vote of the entire Board, subject, however, to removal at any time by the vote of the Board. Vacancies in membership of such committees shall be filled by vote of the Board. Committees may adopt their own rules of procedure and may meet at stated times or on such notice as they may determine. Each committee shall keep a record of its proceedings and report the same to the Board when required.

ARTICLE V

OFFICERS

Section 5.01.        Number and Designation. The Board shall appoint a Chief Executive Officer, Chief Financial Officer and Secretary and such other officers as it may deem necessary. Officers may be of any nationality and need not be residents of the Republic of the Marshall Islands; provided, however, that all major decisions of the officers shall be made in Jersey, the Channel Islands. The officers shall be appointed by the Board at its first meeting following the appointment of directors, (except that the initial officers may be named by the Board at its first meeting following such Board’s appointment in the Articles of Incorporation or as designated by the incorporators) but in the event of the failure of the Board to so appoint any officer, such officer may be elected at any subsequent meeting of the Board. The salaries of officers and any other compensation paid to them shall be fixed from time to time by the Board. The Board may at any meeting appoint additional officers. Each officer shall hold office until his successor shall have been duly appointed and qualified except in the event of the earlier termination of his term of office, through death, resignation, removal or otherwise. Any officer may be removed by the Board at any time with or without cause. Any vacancy in an office may be filled for the unexpired portion of the term of such office by the Board at any regular or special meeting.

Section 5.02.        Chief Executive Officer. In the absence of the Chairman of the Board or an appointee of the Board, the Chief Executive Officer of the Corporation shall preside at all meetings of the Board and of the shareholders at which he or she shall be present. The Chief Executive Officer shall perform all duties incident to the office of Chief Executive Officer of a corporation and such other duties as may, from time to time, be assigned to him or her by the Board or as may be provided by law.

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Section 5.03.        Chief Financial Officer. The Chief Financial Officer shall have general supervision over the care and custody of the funds, securities, and other valuable effects of the Corporation and shall deposit the same or cause the same to be deposited in the name of the Corporation in such depositories as the Board may designate, shall disburse the funds of the Corporation as may be ordered by the Board, shall have supervision over the accounts of all receipts and disbursements of the Corporation, shall, whenever required by the Board, render or cause to be rendered financial statements of the Corporation, shall have the power and perform the duties usually incident to the office of Chief Financial Officer and shall have such powers and perform other duties as may be assigned to him by the Board or Chief Executive Officer.

Section 5.04.        Secretary. The Secretary shall act as secretary of all meetings of the shareholders and of the Board at which he is present, shall have supervision over the giving and serving of notices of the Corporation, shall be the custodian of the corporate records and of the corporate seal of the Corporation, shall be empowered to affix the corporate seal to those documents, the execution of which, on behalf of the Corporation under its seal, is duly authorized and when so affixed may attest the same, and shall exercise the powers and perform such other duties as may be assigned to him by the Board or the Chief Executive Officer.

Section 5.05.        Other Officers. Officers other than those treated in Sections 5.02 through 5.04 of this Article V shall exercise such powers and perform such duties as may be assigned to them by the Board or the Chief Executive Officer.

Section 5.06.        Bond. The Board shall have power to the extent permitted by law to require any officer, agent or employee of the Corporation to give bond for the faithful discharge of his duties in such form and with such surety as the Board may deem advisable.

ARTICLE VI

CERTIFICATES FOR SHARES

Section 6.01.        Form and Issuance. (a) Every holder of stock in the Corporation shall be entitled to have a certificate in form meeting the requirements of law and approved by the Board that certifies the number of shares owned by him or her in the Corporation. Certificates shall be signed by (i) the Chief Executive Officer or the Chairman of the board and (ii) by the Secretary or any Assistant Secretary or the Chief Financial Officer or any Assistant Financial Officer. These signatures may be facsimiles if the certificate is countersigned by a transfer agent or registered by a registrar other than the Corporation itself or its employee.

(b)      For each class or series of stock that the Corporation shall be authorized to issue, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation shall issue to represent each class or series of stock; provided, however, that, except as otherwise required by the Business Corporation Act of the Republic of the Marshall Islands, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each shareholder that so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 6.02.        Transfer. The Board shall have power and authority to make such rules and regulations as they may deem expedient concerning the issuance, registration and transfer of certificates representing shares of the Corporation’s stock, and may appoint transfer agents and registrars thereof.

Section 6.03.        Loss of Stock Certificates. The Board may direct a new certificate of stock to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost or destroyed. When authorizing such issue of a new certificate or certificates, the Board may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost or destroyed.

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Section 6.04.        Stock Certificates; Uncertificated Shares. The interest of each stockholder of the Corporation may also be evidenced by uncertificated shares of stock, whether upon original issuance, re-issue, or subsequent transfer in such form as the appropriate officer of the Corporation may from time to time prescribe. The Board shall by resolution designate the classes of the Corporation’s securities that may be represented by uncertificated shares.

ARTICLE VII

DIVIDENDS

Section 7.01.        Declaration and Form. Dividends may be declared in conformity with law by, and at the discretion of, the Board at any regular or special meeting. Dividends may be declared and paid in cash, stock or other property of the Corporation.

ARTICLE VIII

NEGOTIABLE INSTRUMENTS, CONTRACTS, ETC.

Section 8.01.        Signatures on Checks, Etc. All checks, drafts, bills of exchange, notes or other instruments or orders for the payment of money or evidences of indebtedness shall be signed for or in the name of the Corporation by at least two officers, or an officer and Corporation employee, as the Board may from time to time designate by resolution.

Section 8.02.        Execution of Contracts. The Chief Executive Officer, the Chief Financial Officer or any vice president, and any other officer or officers that the Board may designate shall have full authority in the name of and on behalf of the Corporation to enter into any contract or execute and deliver any instruments or notes, or other evidences of indebtedness unless such authority shall be limited by the Board to specific instances.

Section 8.03.        Bank Accounts. All funds of the Corporation shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositories as the Board may select or as may be selected by any two officers or agents of the Corporation to whom such power may from time to time be delegated by the Board.

ARTICLE IX

INDEMNIFICATION

Section 9.01.        Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party to or a witness in or is otherwise involved in any action, suit, claim, inquiry or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Corporation) and whether formal or informal (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, trustee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other entity, including service with respect to employee benefit plans, against all liability and loss suffered, and expenses (including attorneys’ fees) actually and reasonably incurred, by such Covered Person in connection with such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.03, the Corporation shall be required to indemnify or advance expenses to a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person (and not by way of defense) only if the commencement of such Proceeding (or part thereof) by the Covered Person (i) was authorized in the specific case by the Board, or (ii) was brought to establish or enforce a right to indemnification under these Bylaws, the Corporation’s Articles of Incorporation, any agreement, the Business Corporations Act of the Republic of the Marshall Islands or otherwise.

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Section 9.02.        Prepayment of Expenses. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) actually and reasonably incurred by a Covered Person who was or is made or is threatened to be made a party to or a witness in or is otherwise involved in any Proceeding, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, trustee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other entity, including service with respect to employee benefit plans in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article IX or otherwise.

Section 9.03.        Claims. If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article IX is not paid in full within thirty days after a written claim therefor by the Covered Person has been presented to the Corporation, the Covered Person may file suit against the Corporation to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In addition, the Covered Person may file suit against the Corporation to establish a right to indemnification or advancement of expenses. In any such action the Corporation shall have the burden of proving by clear and convincing evidence that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

Section 9.04.        Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article IX shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

Section 9.05.        Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced to the extent such Covered Person has otherwise actually received payment (under any insurance policy or otherwise) of the amounts otherwise payable by the Corporation.

Section 9.06.        Amendment or Repeal. Any repeal or modification of the provisions of this Article IX shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

Section 9.07.        Other Indemnification and Prepayment of Expenses. This Article IX shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

Section 9.08.        Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer against any liability asserted against such person and incurred by such person in such capacity whether or not the Corporation would have the power to indemnify such person against such liability by law or under the provisions of these Bylaws.

ARTICLE X

GENERAL PROVISIONS

Section 10.01.      Form. The Seal of the Corporation, if any, shall be circular in form, with the name of the Corporation in the circumference and such other appropriate legend as the Board may from time to time determine.

Section 10.02.      Resignation and Removal of Officers and Directors. Any director or officer of the Corporation may resign as such at any time by giving written notice to the Board or to the Chief Executive Officer or the Secretary of the Corporation, and any member of any committee may resign by giving notice either as aforesaid or to the committee of which he is a member or to the chairman thereof. Any such resignation shall take effect at the time specified therein or, if the time be not specified, upon receipt thereof; and unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective.

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Section 10.03.      Fiscal Year. The fiscal year of the Corporation shall be such period of twelve consecutive months as the Board may by resolution designate. Initially, the fiscal year of the Corporation shall end on December 31 of each year.

Section 10.04.      Amendments. These Bylaws may be amended, added to, altered or repealed, or new Bylaws may be adopted, solely at any regular or special meeting of the Board by the affirmative vote of a majority of the entire Board.

Section 10.05.      Savings Clause. These Bylaws are subject to the provisions of the Articles of Incorporation of the Corporation and applicable law. If any provision of these Bylaws is inconsistent with the Business Corporations Act of the Republic of the Marshall Islands, such provision shall be invalid only to the extent of such conflict, and such conflict shall not affect the validity of any other provision of these Bylaws.

DHT Holdings, Inc.
26 New Street
St. Helier, Jersey JE23RA
Channel Islands

www.dhtankers.com

Carnegie ASA
Stranden 1
P.O. Box 684 Sentrum
0106 Oslo
NORWAY

Phone: +47 22 00 93 20
Fax:  +47 22 00 99 60

www.carnegie.no